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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PEOPLES COMMUNITY BANCORP, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        The amount on which the filing fee is calculated is based on the assumed value of
$12.33 million in assets that may be distributed to shareholders.
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid: $484.57
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PEOPLES COMMUNITY BANCORP, INC.
Post Office Box 1130
6100 West Chester Road
West Chester, Ohio 45071
(513) 870-3530

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD                        , 2008

Dear Shareholder:

        You are hereby given notice of and invited to attend in person or by proxy a special meeting of shareholders of Peoples Community Bancorp, Inc. ("Peoples" or the "Company"), to be held at the office of Peoples Community Bank located at 7615 Voice of America Centre Drive, West Chester, Ohio, on                        , 2008, at         a.m., Eastern Time, for the following purposes:

        1.     To approve a Purchase and Assumption Agreement (the "Purchase Agreement") dated September 12, 2008 among Peoples, Peoples Community Bank, the Company's wholly-owned federally-chartered stock savings bank (the "Bank"), CenterBank, an Ohio chartered bank (the "Buyer"), and The Community Bank Strategic Equity Fund, LLC (the "Fund"), pursuant to which the Buyer shall purchase substantially all of the Bank's assets and assume all of the Bank's deposits.

        2.     To consider and act upon a proposal to grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Purchase Agreement.

        The board of directors has fixed the close of business on                                    , 2008, as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting and any adjournments thereof. Only shareholders at the close of business on the record date are entitled to notice of and to vote at the special meeting. At the close of business on the record date, we had outstanding and entitled to vote             shares of common stock.

        Please note that under applicable law, holders of our common stock are not entitled to dissenters' rights in connection with the transaction contemplated by the Purchase Agreement.

        For the reasons set forth in the proxy statement, our board of directors unanimously recommends that you vote "FOR" Proposal Nos. 1 and 2.

        You are cordially invited to attend the special meeting. However, whether or not you expect to attend the special meeting, it is very important for your shares to be represented at the meeting. We respectfully request that you promptly date, execute and mail the enclosed proxy in the enclosed stamped envelope for which no additional postage is required if mailed in the United States or authorize the individuals named on the proxy card to vote your shares by calling the toll-free telephone number or by using the internet as described in the instructions included with the proxy card. A proxy may be revoked by a shareholder by notifying our corporate secretary in writing at any time before the vote at the special meeting, by executing and delivering a subsequent dated proxy (by mail, telephone or by internet) and delivering it to Peoples before the vote at the special meeting, or by personally appearing at the special meeting and casting your vote, each as specified in the enclosed proxy statement. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. Failure to vote your shares by mail, telephone, internet or in person at the special meeting will have the same effect as a vote against the Purchase Agreement.

        YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

        On behalf of our management, I thank you in advance for your participation in this matter.

Very truly yours,
Jerry D. Williams President and Chief Executive Officer

i

ANNEX A	Purchase and Assumption Agreement, dated as of September 12, 2008, by and among CenterBank, The Community Bank Strategic Equity Fund, LLC, Peoples Community Bank, and Peoples Community Bancorp, Inc.
ANNEX B	Opinion of Keefe Bruyette & Woods, Inc.

ii

PEOPLES COMMUNITY BANCORP, INC.
Post Office Box 1130
6100 West Chester Road
West Chester, Ohio 45071

PROXY STATEMENT
SPECIAL MEETING OF SHAREHOLDERS
                        , 2008

INTRODUCTION

        This proxy statement is furnished in connection with the solicitation on behalf of the board of directors of Peoples Community Bancorp, Inc., a Maryland corporation ("Peoples" or the "Company"), of proxies for use at its special meeting of shareholders to be held at                                    on                         , 2008 at                  a.m., Eastern Time, or at any adjournment or postponement of the special meeting. At the special meeting, you will be asked to consider and vote on the matters described in this proxy statement and in the accompanying notice. Only shareholders of record at the close of business on                        , 2008, which is the record date for the special meeting, are permitted to vote at the special meeting and any adjournments or postponements thereof. This proxy statement and the accompanying proxy card are being mailed on or about                        , 2008 to all shareholders entitled to vote at the special meeting.

        The board of directors is soliciting your vote to (1) approve a Purchase and Assumption Agreement (the "Purchase Agreement") dated September 12, 2008 among Peoples, Peoples Community Bank, the Company's wholly-owned federally-chartered stock savings bank ("Seller" or the "Bank"), CenterBank, an Ohio chartered bank (the "Buyer"), and The Community Bank Strategic Equity Fund, LLC (the "Fund"), pursuant to which the Buyer shall purchase substantially all of the Bank's assets, and assume all of the Bank's deposits and certain other liabilities, including the possible assumption of all of the liabilities with respect to the Company's trust preferred obligations by a savings and loan holding company to be organized by the Buyer, the Fund and other investors (collectively, the "Transaction"); and (2) approve a proposal to grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Purchase Agreement.

 SUMMARY TERM SHEET

        This summary term sheet, together with the question and answer section that follows, highlights selected information from this proxy statement about the Purchase Agreement and the proposed Transaction contemplated thereby. This summary term sheet and the question and answer section may not contain all of the information that is important to you. For a more complete description of the proposed transaction, you should carefully read this proxy statement and the Purchase Agreement attached hereto as Annex A before you vote. The location of the more detailed description of each item in this summary term sheet is provided in the parentheses listed below.

        Throughout this proxy statement, "we," "our," "Peoples" or the "Company" refers to Peoples Community Bancorp, Inc., "Seller" or the "Bank" refers to Peoples Community Bank, the Company's wholly-owned subsidiary, "Buyer" refers to CenterBank, the "Fund" refers to The Community Bank Strategic Equity Fund and "Buyer Parent" refers to a unitary savings and loan holding company to be formed by Buyer and the Fund.

Parties to the Purchase Agreement (page       )

        The parties to the Purchase Agreement are Peoples, Peoples wholly-owned subsidiary, Peoples Community Bank, as Seller, CenterBank, as Buyer, an Ohio chartered bank, and The Community Bank Strategic Equity Fund, LLC (the "Fund"). In addition, Buyer Parent will become a party to the Purchase Agreement when formed.

Assets to be Sold and Deposits to be Assumed (page       )

        Pursuant to the Purchase Agreement, we have agreed to sell to Buyer substantially all of the assets of Seller and Buyer has agreed to assume all of the Bank's deposits and certain other liabilities, including the possible assumption of all of the liabilities with respect to the Company's trust preferred obligations by Buyer Parent (collectively, the "Transaction").

What We Will Receive (page       )

        The Purchase Agreement provides that the Buyer will pay a 5.5% premium on the Bank's deposits, excluding brokered deposits, deposits of government units and other public entities, secured investor custodial accounts, and certificates of deposit that are subject to a repurchase agreement or otherwise secured by collateral, and will purchase, at net book value, real and personal property, cash, investment securities, certain loans and certain other assets. Based on the value of such deposits as of June 30, 2008, the Company estimates that the net effect of the Transaction will result in a premium to the Bank of approximately $33.0 million.

Opinion of Our Financial Advisor (page       )

        In connection with the Transaction, our financial advisor, Keefe Bruyette & Woods, Inc., or KBW, delivered a written opinion to our board of directors as to the reasonableness, from a financial point of view, of the deposit premium to be paid on the deposits being sold by the Bank. The written opinion of KBW is attached to this proxy statement as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken. KBW's opinion was provided to our board of directors in connection with its evaluation of the deposit premium from a financial point of view and does not address any other aspect of the Transaction.

Recommendation of Our Board of Directors (page       )

        Our board of directors unanimously recommends that you vote (1) FOR the Purchase Agreement (Proposal No. 1) and (2) FOR the proposal granting discretionary authority to adjourn the special meeting (Proposal No. 2).

Reasons for the Transaction (page       )

        Peoples and the Bank, with the assistance of KBW, the Company's investment banking firm, have devoted a significant amount of their attention towards exploring the possible recapitalization or sale of Peoples and/or the Bank or the sale of substantially all of the Bank's assets. This initiative became the primary objective following the termination on January 31, 2008 of the agreement and plan of merger between Peoples and Integra Bank Corporation ("Integra") and the subsequent issuance of the Cease and Desist Orders (the "Orders") by the Office of Thrift Supervision ("OTS") to Peoples and the Bank on April 2, 2008.

        Peoples and the Bank confronted a number of issues in determining the most viable course of action for Peoples, the Bank and Peoples' shareholders, including but not limited to:

  •
  the Company's prospects on a stand-alone basis based on its significant recent losses and its level of non-performing assets;

  •
  the distressed economic conditions and corresponding impact on financial institution valuations and transactions; and

  •
  the Company's $17.5 million line of credit from Integra, secured by the Bank's common stock, in light of the Company's lack of liquidity and the prohibition of dividends from the Bank.

        After careful evaluation of the potential benefits, negative factors and other material considerations relating to the Transaction, our board of directors believes that the Transaction is in the best interests of the Company and its shareholders.

Terms of the Purchase Agreement (page       )

        In the Purchase Agreement, we make certain representations and warranties and have agreed to certain covenants, and other customary provisions. You are encouraged to carefully read the Purchase Agreement, a copy of which is attached as Annex A to this proxy statement.

Regulatory Approvals (page       )

        Consummation of the transactions contemplated by the Purchase Agreement is subject to receipt of federal and state regulatory approval, and any applicable waiting periods shall have expired or been terminated. There can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements which adversely impact the completion of the Transaction. Further, regulatory approvals do not constitute an endorsement or recommendation of the Transaction by the regulatory agency.

The Special Meeting of Shareholders (Page       )

         Date, Time and Place (Page       ).    A special meeting of shareholders will be held on                        , 2008, at 10:00 a.m., Eastern Time, at the office of Peoples Community Bank located at 7615 Voice of America Centre Drive, West Chester, Ohio.

         Purpose of the Special Meeting (Page       ).    At the special meeting, we will ask you to approve and adopt the Purchase Agreement. We will also ask you to approve a proposal to grant discretionary authority to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the Purchase Agreement.

         Record Date; Stock Entitled to Vote (Page       ).    You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on                        , 2008, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. As of the record date, there were                        shares of our common stock entitled to be voted at the special meeting.

         Quorum (Page       ).    The holders of a majority of the outstanding shares of common stock entitled to vote at meetings of shareholders must be present, either in person or by proxy, to constitute a quorum at the special meeting. We will count abstentions, either in person or by proxy, and broker nonvotes (shares held by a broker or other nominee that does not have the authority to vote, and does not vote, on a matter but which otherwise submits a validly executed proxy) for the purpose of establishing a quorum. If at any time less than a quorum is present at the special meeting, it is expected that the special meeting will be adjourned or postponed until such time as a quorum is present.

         Vote Required (Page       ).    Assuming a quorum is present, the affirmative vote of the shares of our common stock representing two-thirds of all the votes entitled to be cast at the special meeting is required to approve and adopt the Purchase Agreement.

Our Directors and Executive Officers Own Shares Which Will Be Voted in Favor of the Purchase Agreement (Page       )

        As of the record date, our directors and executive officers beneficially owned approximately            % of the outstanding shares of our common stock entitled to vote at the special meeting. Such individuals have entered into voting agreements with the Buyer pursuant to which they each agreed to vote all of their shares in favor of the proposal to approve and adopt the Purchase Agreement.

Buyer and Seller Must Meet Several Conditions to Complete the Transaction (Page       )

        Completion of the Transaction depends on meeting a number of conditions, including the following:

  •
  the Purchase Agreement, the Transaction, the conversion of the Buyer into a federal savings association and the organization of Buyer Parent, or the Reorganization, must have been approved by all necessary state and federal regulatory agencies, all conditions to such approvals must have been satisfied or waived, and all statutory waiting periods must have expired;

  •
  no order, injunction, decree, or other legal restraint or prohibition preventing or materially impacting the consummation of the Transaction, the Reorganization or the other transactions contemplated by the Purchase Agreement will be in effect;

  •
  no statute, rule, regulation, order, injunction, decree, or other legal restraint or prohibition, which prohibits, restrict or makes illegal the consummation of the transactions contemplated by the Purchase Agreement or otherwise materially alters their terms, will be in effect; and

  •
  no governmental proceeding seeking an injunction that prevents or materially impacts the consummation of the Transaction will be pending.

        Unless prohibited by law, either Buyer or we could elect to waive a condition that has not been satisfied and complete the Transaction anyway. The parties cannot be certain whether or when any of the conditions to the Transaction will be satisfied or waived where permissible, or that the Transaction will be completed.

Buyer and Peoples May Terminate the Purchase Agreement (Page       )

        Buyer and Seller can mutually agree at any time to terminate the Purchase Agreement before completing the Transaction, even if our shareholders have already voted to approve and adopt it.

        The Purchase Agreement may also be terminated:

  •
  by either Seller or Buyer upon written notice thereof to the other party if any litigation or governmental proceedings arising out of, related to, or based on the Purchase Agreement has been instituted against Buyer or Seller and a determination of liability against such party would have a material adverse effect (as defined in the Purchase Agreement) or have a material adverse effect on the ability of such party to consummate the transactions contemplated by the Purchase Agreement;

  •
  by Buyer if (i) at the time of such termination any of the representations and warranties of Seller or Seller Parent contained in the Purchase Agreement shall not be true and correct in all material respects, or (ii) there shall have been any material breach of any covenant, agreement, or obligation of Seller or Seller Parent and in the case of (i) or (ii) such breach or failure shall not have been remedied within thirty (30) days after receipt of notice in writing from Buyer;

  •
  by Seller if (i) at the time of such termination any of the representations and warranties of Buyer, Buyer Parent or the Fund contained in the Purchase Agreement shall not be true and correct, or (ii) there shall have been any material breach of any covenant, agreement, or obligation of Buyer, Buyer Parent or the Fund and in the case of (i) or (ii) such breach or failure shall not have been remedied within thirty (30) days after receipt of notice in writing from Seller;

  •
  by Buyer, if Seller has failed to cure or commenced to cure to Buyer's reasonable satisfaction any of Buyer's written objections to the title insurance commitments or environmental tests in respect of Peoples' real estate within twenty (20) days after receipt of such written objection;

  •
  by Seller or Buyer if the closing has not occurred by December 31, 2008, unless the failure of the closing to occur by such date shall be due to the failure of the party seeking to terminate the Purchase Agreement to perform or observe the covenants and agreements of such party set forth therein or the parties determine in good faith to extend such date for an additional period;

  •
  by Buyer or Seller immediately upon receipt of notice that any regulatory approval required or contemplated by the Purchase Agreement has been denied;

  •
  by Buyer if Buyer has been requested to withdraw any regulatory application that is required for the transactions contemplated by the Purchase Agreement; provided, however, that Buyer shall have no right to terminate if such request for withdrawal is due to Buyer's or the Fund's failure to perform the covenants and agreements of Buyer and the Fund set forth in the Purchase Agreement or in connection with the Reorganization;

  •
  by Buyer or Seller if the shareholders of Seller Parent do not approve and adopt the Purchase Agreement at the special meeting or at any adjournment or postponement thereof; provided, however, that if Seller is the terminating party, Seller Parent may not be in material breach of any the covenants related to this proxy statement, the special meeting of shareholders or the required recommendation of the board of directors of Seller Parent; or

  •
  by Seller or Buyer, if prior to the meeting of Seller Parent's shareholders, any of the events triggering a Termination Fee occur. See "Proposal No. 1—Approval of the Purchase Agreement—Termination Fee."

Termination Fees (Page       )

        The Purchase Agreement provides that in the event the Purchase Agreement is terminated under specified circumstances, we may be required to pay a termination fee of either $500,000 or $3.0 million, depending on the circumstances of the termination, to Buyer. In addition, under certain circumstances, Buyer, the Fund and Buyer Parent may be required to pay a termination fee of $500,000 to Seller. These fees were negotiated by Peoples and Buyer in connection with the negotiation of the Purchase Agreement in its entirety.

Dissenters' Rights (page       )

        The holders of our common stock do not have rights under Maryland General Corporation Law to dissent from the Transaction and obtain the fair value of their shares.

 QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q: Why am I being asked to vote on the Purchase Agreement?

        A: Seller proposes to sell substantially all of its assets to Buyer and to have all of its deposits assumed by Buyer as further described in this proxy statement. The business and operations of the Company consists almost solely of the business and operations of the Bank and the Bank's common stock held by the Company is the Company's primary asset. Your vote is important, and we urge you to carefully review these proxy materials and the Purchase Agreement attached as Annex A, after which we urge you to complete and return the enclosed proxy card to cast your vote on the Purchase Agreement and other matter to be voted upon at the special meeting.

Q: What vote is required to approve the Purchase Agreement?

        A: Assuming a quorum is present at the special meeting, the proposal relating to the Purchase Agreement will require the affirmative vote of two-thirds of all the votes entitled to be cast at the special meeting in order to be approved by our shareholders.

Q: Why is Peoples proposing the Transaction?

        A: Peoples and the Bank, with the assistance of KBW, the Company's investment banking firm, have devoted a significant amount of their attention towards exploring the possible recapitalization or sale of Peoples and/or the Bank or the sale of substantially all of the Bank's assets. This initiative became the primary objective following the termination on January 31, 2008, of the agreement and plan of merger between Peoples and Integra and the subsequent issuance of the Orders as discussed under "Risk Factors—Risks Related to Our Ability to Continue to Operate." The Company's strategic options have been limited by recent significant losses, the continuing economic slowdown, its $17.5 million outstanding line of credit secured by the Bank's common stock and the prohibition of dividends from the Bank to the Company. After determining that a recapitalization in the current economic environment was not feasible, the Company, with the assistance of KBW, approached approximately 30 financial institutions during April and May of 2008 concerning a sale of the Company, a sale of portions of the Bank's branch network on a piecemeal basis or a sale of the Bank's entire branch network. The Company determined that the Transaction with Buyer was the most viable offer received, and the Company and Buyer proceeded to negotiate the Purchase Agreement. See "Proposal No. 1—Approval of the Purchase Agreement—Background of the Transaction."

        After careful evaluation of the potential benefits, negative factors and other material considerations relating to the Transaction, our board of directors believes that the Transaction and the terms of the Purchase Agreement are in the best interests of Peoples and our shareholders. See "Proposal No. 1—Approval of the Purchase Agreement—Reasons for the Transaction."

Q: How does the Peoples board of directors recommend that I vote?

        A: Our board of directors unanimously recommends that you vote (1) FOR the Purchase Agreement (Proposal No. 1) and (2) FOR the proposal granting discretionary authority to adjourn the special meeting (Proposal No. 2).

Q: Is it possible that the Transaction will not be consummated?

        A: Even if the Transaction is approved by our shareholders, there are certain other conditions that must be satisfied in order for the Transaction to be consummated. The Transaction is subject to receipt of various approvals by state and federal regulatory authorities and to several other customary closing conditions. If these conditions are not satisfied or waived, the Transaction may not be consummated. See "Proposal 1—Approval of the Purchase Agreement—Conditions to Closing."

Q: How long will it take for the Transaction to be completed?

        A: Subject to obtaining the approval of the state and federal regulatory authorities and the satisfaction or waiver of the other conditions to closing set forth in the Purchase Agreement, we anticipate that the Transaction will close as soon as practicable following the date of the special meeting. See "Proposal 1—Approval of the Purchase Agreement—Closing."

Q: What assets will Peoples have left after the Transaction?

        A: In conjunction with the Transaction, we will take action to carry out a voluntary dissolution of the Bank. The voluntary dissolution is to be accomplished by first resolving all of the Bank's obligations and liabilities and then transferring the remaining assets and liabilities, if any, to Peoples. Upon completion of the Transaction, the Bank will not engage in any business except to wind up its business affairs and distribute its assets in accordance with the complete liquidation and dissolution of the Bank.

        It is projected that at closing of the Transaction, the remaining assets to be transferred from the Bank to Peoples will consist primarily of other real estate owned by the Bank with a book value of $10.7 million as of June 30, 2008 and certain loans that will not be purchased by the Buyer currently estimated to be $34 million net of allowance for loan loss. Additionally, pursuant to the Purchase Agreement, Peoples is required to establish an escrow account to secure its repurchase obligations with respect to certain loans that Peoples may be required to repurchase from the Buyer for a period of two years from the date of closing of the Transaction. The escrow account will be funded by Seller at the closing of the Transaction with $2.0 million in cash and a pledge of certain loans by Peoples. The pledged loans will be released as soon as the payments on such loans to the escrow, along with the initial $2.0 million cash contribution, reaches $5.0 million. On the second anniversary of the closing of the Transaction, any residual loss exposure on the loans purchased by the Buyer will be paid out of the escrow account to the Buyer and any remaining funds will be released to Peoples. Agreement. See "—Repurchase Obligation; Escrow Account and Pledge of Commercial Loans" on page       .

Q: Under what circumstances could the Purchase Agreement be terminated?

        A: The Transaction may be terminated under certain circumstances, including, but not limited to, the failure of Buyer or Seller to obtain the necessary approvals from the state and federal regulatory authorities. For a discussion of the circumstances under which the Purchase Agreement may be terminated, see "Proposal 1—Approval of the Purchase Agreement—Termination."

Q: What do I need to do now?

        A: After carefully reading and considering the information contained in this proxy statement and the Purchase Agreement attached hereto as Annex A, you should complete and sign the enclosed proxy card and return it in the enclosed return envelope as soon as possible (or deliver your proxy by telephone or the internet) so that your shares may be represented at the special meeting. A majority of shares entitled to vote must be represented at the meeting to enable us to conduct business at the meeting. See "Information Regarding Voting at the Special Meeting—Record Date and Voting Rights."

Q: Can I change my vote after I have mailed my signed proxy?

        A: Yes, you can change your vote at any time before proxies are voted at the special meeting. You can change your vote by giving our corporate secretary written notice of revocation, giving our corporate secretary a properly executed proxy of a later date (or by delivering a later dated proxy by phone or the internet) or attending the special meeting and voting in person, provided, that if your shares are held of record by a broker, bank or other nominee, you must obtain from the record holder a proxy issued in your name. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to Mr. Fred L. Darlington, Corporate Secretary, Peoples

Community Bancorp, Inc., P.O. Box 1130, West Chester, Ohio 45071. See "Information Regarding Voting at the Special Meeting—Proxies."

Q: Will a proxy solicitor be used?

        A. Yes. Peoples has retained Georgeson Inc. to assist in the solicitation of proxies for the special meeting. Peoples has paid Georgeson a fee of $7,000 for its solicitation services, and will reimburse Georgeson for reasonable out-of-pocket expenses incurred by them in providing its solicitation services.

Q: If my shares are held in "street name" by my broker, will the broker vote the shares on my behalf?

        A: No, a broker will vote shares of Peoples common stock only if the holder of those shares provides the broker with instructions on how to vote. Shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to a particular matter, referred to as "broker non-votes," will not be voted in favor of such matter. The proposal to approve the Purchase Agreement will require the affirmative vote of the holders of two-thirds of all the votes entitled to be cast at the special meeting. Accordingly, broker non-votes will have the effect of a vote against approval of the Purchase Agreement Transaction. We encourage all shareholders whose shares of Peoples common stock are held in street name to provide their brokers with instructions on how to vote. See "Information Regarding Voting at the Special Meeting—Record Date and Voting Rights."

Q: Who can help answer my questions?

        A: If you have any questions about the special meeting or the Transaction, or if you need additional copies of this proxy statement or copies of any of our public filings referred to in this proxy statement, you should contact us at: Mr. Fred L. Darlington, Corporate Secretary, Peoples Community Bancorp, Inc., P.O. Box 1130, West Chester, Ohio 45071, or contact our proxy solicitor, Georgeson, or toll-free at (877) 357-0566. If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information. See "Additional Information."

 CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

        This document may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements and the currently reported results are based upon our current expectations and beliefs concerning future developments and their potential effects upon us. These statements and our results reported herein are not guarantees of future performance or results and there can be no assurance that actual developments and economic performance will be as anticipated by us. Actual developments and/or results may differ significantly and adversely from our expected or currently reported results as a result of significant risks, uncertainties and factors, often beyond our control (as well as the various assumptions utilized in determining our expectations), and which include, but are not limited to, the following, which are not necessarily set forth in any particular order of importance:

  •
  risks associated with the Transaction, including that the Transaction may not close;

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  our ability to adopt and implement a viable business plan that will permit us to sell our remaining assets after the Transaction in an orderly fashion;

  •
  the ability of the Bank or Peoples to sell loans not purchased by the Buyer or secure a loan to fund any shortfall between the liabilities being assumed by the Buyer and the aggregate amount of the assets being purchased and the premium paid on the Bank's deposits;

  •
  the impact of (i) loans greater than 60 days past due as of the closing date of the Transaction and (ii) those loans that become classified for regulatory purposes between March 31, 2008 and the closing date for the Transaction on the ability of the Bank and Peoples to fund any shortfall between the liabilities being assumed and the aggregate amount of the assets being purchased and the premium paid on the Bank's deposits;

  •
  the impact on the ultimate value to Peoples' shareholders of potentially selling loans not purchased by the Buyer at current discounted values to cover any funding shortfall rather than holding such loans and selling them in a more favorable environment if and when economic conditions improve;

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  the impact of the Orders on our ability to conduct our business, as defined and discussed under "Risk Factors—Risks Related to the Transaction";

  •
  the effect of certain determinations or actions taken by, or the inability to secure regulatory approvals from, the state and federal regulatory authorities on various matters we or the Buyer may submit to them;

  •
  the impact of changes in the residential, construction and commercial real estate markets and changes in the fair values of our assets and loans, including the value of the underlying real estate collateral;

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  our inability to access the necessary capital resources to fund our operations;

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  our ability to maintain effective compliance with laws and regulations and control expenses;

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  the impact and cost of adverse state and federal legislation and regulations, court decisions and changes in the judicial or regulatory climate;

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  general economic or business conditions, both nationally and in the states in which Peoples does business, may be further impacted resulting in, among other things, a further deterioration in credit quality and asset quality and a decline in deposit flows;

  •
  continued adverse changes in securities markets;

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  further tightening of credit; and

  •
  other events, risks and uncertainties discussed elsewhere in this proxy statement and from time to time in our other reports, press releases and filings with the U.S. Securities and Exchange Commission ("SEC").

        We undertake no obligation to publicly update such forward-looking statements.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA OF PEOPLES

        The following selected financial information for the fiscal years ended December 31, 2007 and 2006 and the fiscal years ended September 30, 2005, 2004 and 2003 were derived from audited consolidated financial statements of Peoples Community Bancorp, Inc. The following selected financial information for the six months ended June 30, 2008 and 2007 were not derived from audited consolidated financial statements, but, in the opinion of Peoples' management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly Peoples' financial position and results of operations for such period in accordance with United States generally accepted accounting principles. You should read this information in conjunction with Peoples' consolidated financial statements and related notes included elsewhere herein and from which this information is derived. Results for the six months ended June 30, 2008 are not necessarily indicative of our expected results for the full year ending December 31, 2008.

		At December 31,			At September 30,
	At June 30, 2008
Selected Consolidated Financial Condition Data:		2007	2006	2005	2005	2004	2003
	(Dollars In Thousands)
Total assets	$769,468	$887,426	$1,028,079	$1,040,912	$1,006,654	$889,121	$738,683
Cash and cash equivalents	73,674	86,614	57,459	21,558	17,061	14,430	10,244
Investment securities available for sale	9,287	4,237	4,230	3,458	7,650	1,069	2,156
Mortgage-backed securities available for sale	26,990	63,335	52,669	71,024	199,716	228,085	133,828
Loan receivable, net	570,360	634,421	812,578	851,270	704,714	599,466	554,351
Deposits	630,204	735,212	755,261	726,629	612,199	472,436	455,900
Advances from the Federal Home Loan Bank and other borrowed money	76,579	77,628	156,885	221,483	301,920	324,500	232,400
Stockholders' equity	38,957	53,565	87,616	86,047	86,700	75,775	46,699

	Six Months Ended June 30,		Year Ended December 31,		Three Months Ended December 31,	Year Ended September 30,
Selected Consolidated Operating Data:	2008	2007	2007	2006	2005	2005	2004	2003
	(Dollars In Thousands, Except Per Share Data)
Interest income	$22,614	$32,032	$60,233	$65,474	$14,402	$47,748	$40,171	$37,169
Interest expense	13,789	18,879	36,460	36,485	8,155	26,204	19,813	18,072

Net interest income	8,825	13,153	23,773	28,990	6,247	21,544	20,358	19,097
Provision for losses on loans	3,600	4,200	32,800	17,450	900	3,600	3,600	4,198

Net interest income after provision for losses on loans	5,225	8,953	(9,027)	11,540	5,347	17,944	16,758	14,899
Other income (expense)	2,065	1,653	3,932	3,213	(764)	2,114	1,181	1,251
Goodwill impairment	12,514	—	11,397	—	—	—	—	—
General, administrative and other expense	10,716	11,398	21,774	21,122	4,530	15,827	13,750	10,504

Earnings (loss) before income taxes	(15,940)	(792)	(38,266)	(6,369)	53	4,231	4,189	5,646
Federal income taxes (benefit)	(1,215)	(372)	(4,933)	(2,308)	(34)	1,375	1,320	1,922

Net earnings (loss)	$(14,725)	$(420)	$(33,333)	$(4,061)	$87	$2,856	$2,869	$3,724

Earnings (loss) per share:
Basic	$(3.05)	$(0.09)	$(6.97)	$(0.88)	$0.02	$0.73	$0.92	$1.51
Diluted	(3.05)	(0.09)	(6.97)	(0.88)	0.02	0.72	0.91	1.48
Dividends per share	0.00	0.30	0.45	0.60	0.15	0.60	0.30	0.00

	At or for the Six Months Ended June 30,		At or for the Year Ended December 31,		At or for the Three Months Ended December 31,	At or for the Year Ended September 30,
Key Operating Ratios:(1)	2008(2)	2007(2)	2007	2006	2005(2)	2005	2004	2003
Performance Ratios:
Return on average assets	(1.73)%	(0.04)%	(3.44)%	(0.38)%	.03%	.30%	.34%	.59%
Return on average equity	(27.64)%	(0.48)%	(38.32)%	(4.48)%	.40%	3.65%	4.97%	8.28%
Average interest-earning assets to average interest-bearing liabilities	102.64%	103.81%	103.71%	104.02%	104.00%	106.63%	104.82%	105.83%
Interest rate spread(3)	2.13%	2.68%	2.53%	2.84%	2.49%	2.25%	2.40%	2.96%
Net interest margin(4)	2.22%	2.83%	2.68%	3.00%	2.63%	2.45%	2.52%	3.13%
General, administrative and other expense to average assets	2.73%	1.12%	3.42%	1.99%	1.78%	1.69%	1.61%	1.65%
Dividend payout ratio	n/a	n/a	n/a	n/a	750.00%	82.19%	32.16%	n/a
Asset Quality Ratios:
Nonperforming assets to total assets at end of period(5)	6.78%	1.23%	3.70%	2.54%	1.82%	2.07%	.71%	1.16%
Allowance for loan losses to nonperforming loans at end of period	78.96%	81.43%	133.05%	71.20%	71.67%	66.32%	182.87%	134.15%
Allowance for loan losses to total loans at end of period	5.25%	1.28%	4.90%	2.05%	1.42%	1.72%	1.64%	1.57%
Capital And Other Ratios:
Average stockholders' equity to average assets	6.26%	8.68%	8.97%	8.54%	8.55%	8.35%	6.77%	7.07%
Tangible stockholders' equity to tangible assets	4.63%	5.79%	5.48%	7.12%	8.07%	9.75%	8.38%	7.51%
Tier 1 capital to risk-weighted assets(6)	10.97%	12.47%	10.06%	11.32%	10.86%	13.37%	12.52%	10.85%

(1)
All ratios for fiscal year ended September 30, 2003 are based on average monthly balances during the period. All ratios for the periods ended September 30, 2004 through June 30, 2008 are based on average daily balances during the period.

(2)
Ratios for the six months ended June 30, 2007 and 2008 and the three months ended December 31, 2005 are based on annualized average daily balances.

(3)
Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.

(4)
Net interest margin represents net interest income as a percentage of average interest-earning assets.

(5)
Nonperforming assets consist of non-accrual loans, loans past due 90 days or more and still accruing interest and real estate acquired through foreclosure or by deed-in-lieu thereof.

(6)
This regulatory capital ratio represents the capital ratio of the Bank.

 RISK FACTORS

        You should consider carefully the following risk factors, as well as other information in this proxy statement and the information contained in our other filings with the SEC when voting to approve the Transaction. You should carefully consider the following risks in light of our current operating environment and regulatory status. If any of the risks actually occur, the Transaction and our business, operating results and financial condition could be adversely affected. Additional risks not presently known by us or that we currently deem immaterial may also have a materially adverse impact.

Risks Related to Our Business

Peoples Does Not On Its Own Have Sufficient Resources to Satisfy Its Obligations

        As a savings institution holding company, Peoples has historically paid its operating expenses, interest expense, taxes and other obligations, including interest on its line of credit and junior subordinated debentures, from its cash on hand, investments, and intercompany tax payments. Since the Orders prohibit the Bank from paying cash dividends to Peoples without the prior written consent of the OTS, Peoples will only be able to rely upon the limited amount of existing cash and cash equivalents as the sources of its liquidity. Without an additional capital infusion as well as possibly a restructuring of existing debt obligations, current cash flows and capital resources of Peoples will be insufficient to fund Peoples' operating expenses and to meet its debt service obligations on the junior subordinated debentures and the $17.5 million line of credit from Integra Bank, N.A., or Integra, which became due and payable on June 30, 2008.

        On May 23, 2008, Peoples notified the trustee of the junior subordinated debentures that it elected to exercise its right to defer the interest due until further notice. Also, Peoples entered into a Forbearance Agreement, dated July 24, 2008, with Integra (the "Forbearance Agreement") regarding its $17.5 million line of credit. The Forbearance Agreement extended the repayment period in order to allow Peoples to structure a transaction which would result in repayment of the $17.5 million line of credit in full. Peoples has received written notification from Integra indicating that the Transaction constitutes an "Acceptable Transaction Agreement" under the Forbearance Agreement and, accordingly, Integra has extended the forbearance period to December 31, 2008. The Transaction facilitates the generation of liquidity which will permit Peoples to repay its obligations to Integra and possibly the obligations associated with the junior subordinated debentures. However, if the Transaction is not consummated, Peoples will not have sufficient liquidity to repay its outstanding debt and to pay its operating expenses. See "If the Transaction Is Not Consummated, We May Not Be Able to Continue Operations" under "Risks Related to the Transaction" below.

Peoples' Line of Credit Is Secured by the Bank's Common Stock

        Peoples' primary asset consists of the outstanding shares of common stock of the Bank. Peoples' $17.5 million line of credit with Integra is secured by the outstanding shares of common stock of the Bank. The $17.5 million outstanding under the line became due on June 30, 2008. Peoples has entered into a Forbearance Agreement with Integra regarding the $17.5 million line of credit. The Forbearance Agreement extended the repayment period in order to allow Peoples to structure a transaction which would result in repayment of the $17.5 million line of credit in full. Peoples has received written notification from Integra indicating that the Transaction constitutes an "Acceptable Transaction Agreement" under the Forbearance Agreement and, accordingly, Integra has extended the forbearance period to December 31, 2008. If the Transaction is not consummated, Integra may take certain actions to collect on the $17.5 million extended to Peoples, including the acquisition of the Bank's common stock.

Effect of Prior Independent Registered Public Accounting Firm's Report with Disclosure of Going Concern Issue

        The report of our prior independent registered public accountants, which is included in our Annual Report to Shareholders for fiscal year 2007, contains an explanatory paragraph as to our ability to continue as a going concern. Among the factors cited by the prior accountants as raising substantial doubt as to our ability to continue as a going concern are Peoples recurring losses, the Orders issued by the OTS and uncertainty about our ability to meet financial obligations in 2008.

Compliance with Applicable Regulatory Requirements and Developments May Further Affect Our Business

        The Bank is subject to supervision and regulation by the OTS. As a regulated federal savings bank, the Bank's good standing with its regulators is of fundamental importance to the continuation of its business. On April 2, 2008, Peoples and the Bank consented to the Orders issued by the OTS. The Orders require Peoples and the Bank to, among other things, file with the OTS an updated business plan and submit to the OTS, on a quarterly basis, variance reports related to the business plan. The Orders also substantially restrict the Bank's lending activities. We cannot predict the further impact of the Orders upon our business, financial condition or results of operations. In addition, we cannot predict whether the OTS will take any further action with respect to Peoples or the Bank, or, if any such further action were taken, whether such action would have a material adverse effect on the Company.

Lack of Profitable Operations in Recent Periods Could Continue

        The recessionary forces in the local economy have impacted our operations and profitability and is expected to continue to do so. For the six months ended June 30, 2008, we incurred a loss of $14.7 million. For the years ended December 31, 2007 and 2006, we incurred losses of $33.3 million and $4.1 million, respectively. As the Bank's primary lending area is the southwest Ohio and southeast Indiana regions, the significant downturn in the real estate market in these regions significantly impacts the asset quality and provision for loan loss requirements of the Bank. While management continues to aggressively pursue the collection and resolution of all delinquent and non performing loans, future levels of charge offs and adjustments to the allowance could significantly affect future net earnings or losses.

Changes in Interest Rates Could Have a Material Adverse Effect on Our Financial Condition and Results of Operations

        Our earnings depend substantially on the interest rate spread, which is the difference between the rates we earn on loans, investment securities and other interest-earning assets, and the interest rates we pay on deposits and borrowings. These rates are highly sensitive to many factors beyond our control, including general economic conditions and the policies of various governmental and regulatory authorities. Our interest rate spread has declined steadily in recent periods from 2.84% for the year ended December 31, 2006, to 2.53% for the year ended December 31, 2007 and to 2.13% for the six months ended June 30, 2008. Our inability to originated loans will continue to adversely impact our interest rate spread.

Regional Economic Changes in the Company's Markets Will Adversely Impact Results of Operations

        Like all savings institution holding companies, Peoples is subject to the effects of any economic downturn. The significant decline in home values and residential development and commercial properties in our markets has had and will continue to have a negative effect on our results of operations. Our success depends primarily on the general economic conditions in the counties in which we conduct business, and in the southwest Ohio and southeast Indiana area in general. Unlike larger financial institutions that are more geographically diversified, we provide banking and financial services to customers primarily in the southwest Ohio counties of Butler, Hamilton and Warren, as well as Dearborn and Ohio counties in Indiana. The economic conditions in these local market areas have a significant impact on our ability to originate loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in the general economic conditions caused by inflation, recession, unemployment or other factors beyond our control will continue to adversely affect our financial condition and results of operations. Additionally, because we have a significant amount of loans secured by non-residential and land, multi-family, and non-owner occupied investment properties, decreases in tenant occupancy may also continue to have a negative effect on the ability of many of our borrowers to make timely repayments of their loans, which would continue to have an adverse impact on our earnings or losses. A significant decline in home values would likely lead to increased delinquencies and defaults in both consumer and home equity loans and owner-occupied residential real estate loan portfolios and result in increased losses in these portfolios.

        Since the fourth quarter of 2006, there has been a significant downturn in the local economy, a softening in the real estate market and an oversupply of lots, speculative homes and non-owner occupied rental units, leading to cash flow issues faced by local property investors, builders, and developers. These issues have had a material adverse impact on the Bank's nonaccrual loans. At June 30, 2008, the Bank's nonperforming loans amounted to $41.6 million, or 7.3% of total net loans. The resolution of such nonperforming loans may substantially impact our provision for loan losses and allowance for loan losses.

Losses on a Few Large Loans or Lending Relationships Can Cause Significant Volatility in Earnings

        Due to our limited size, individual loan values can be large relative to our earnings for a particular period. If a few relatively large loan relationships become non-performing in a period and we are required to increase our loss reserves, or to charge off principal or interest relative to such loans, the operating results of that period could be significantly adversely affected. The effect on results of operations for any given period from a change in the performance of a relatively small number of loan relationships may be disproportionately larger than the impact of such loans on the quality of our overall loan portfolio. In each of the third and fourth quarters of 2006, all of 2007, and the first and second quarters of 2008, we incurred losses on lending relationships that significantly impacted operating results for the relevant period. As of June 30, 2008, the Bank's nonperforming loans amounted to $41.6 million, with eleven borrowers owing $23.1 million, or 55.5% of the total nonperforming loans. In addition, nonperforming nonresidential real estate loans totaled $26.8 million at June 30, 2008, or 64.3% of the total nonperforming loans.

Additional Valuation Allowance of Deferred Tax Asset Would Negatively Impact Net Earnings or Loss

        During 2007, we recorded a valuation allowance of $4.4 million based principally on uncertainty about our ability to generate sufficient future taxable income to realize all of the related temporary differences. To the extent that the Bank does not generate taxable income, we may be required to record a further valuation allowance which would adversely impact net earnings or loss.

New or Revised Tax, Accounting and Other Laws, Regulations, Rules and Standards Could Significantly Impact Strategic Initiatives, Results of Operations and Financial Condition

        The financial services industry is highly regulated and laws and regulations may sometimes impose significant limitations on operations. These regulations, along with the currently existing tax and accounting laws, regulations, rules and standards, control the methods by which financial institutions conduct business; implement strategic initiatives, as well as past, present, and contemplated tax planning; and govern financial disclosures. These laws, regulations, rules, and standards are constantly evolving and may change significantly over time. The nature, extent, and timing of the adoption of significant new laws, changes in existing laws, or repeal of existing laws may have a material impact on our results of operations and financial condition, the effects of which are impossible to predict at this time.

        In response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions, President Bush and leaders in the U.S. Congress enacted the Emergency Economic Stabilization Act of 2008 (the "EESA") on October 3, 2008. Pursuant to the EESA, the U.S. Treasury has the authority to, among other things, purchase up to $700 billion in troubled assets from financial institutions for the purpose of restoring liquidity and stabilizing the financial markets.

Strong Competition Within Our Market Area May Limit Profitability

        We face significant competition both in attracting deposits and in the origination of loans. Mortgage bankers, commercial banks, credit unions and other savings institutions which have offices in our market area have historically provided most of our competition for deposits. Many competitors have substantially greater financial and other resources than we do. Moreover, we may face increased competition in the origination of loans if competing thrift institutions convert to stock form, because such converting thrifts would likely seek to invest their new capital into loans. Finally, credit unions do not pay federal or state income taxes and are subject to fewer regulatory constraints than savings banks and as a result, they may enjoy a competitive advantage over the Bank. The Bank competes for loans principally on the basis of the interest rates and loan fees it charges, the types of loans it originates and the quality of services it provides to borrowers. These circumstances place significant competitive pressure on the prices of loans and deposits. However, the Bank has curtailed almost all of its loan origination activity due to market conditions and the restrictions imposed by the Orders.

We Do Not Anticipate Declaring Dividends On Our Common Stock for the Foreseeable Future

        Peoples' board of directors has not declared any dividends since the third quarter of 2007. The Orders prohibit the Bank from paying cash dividends to Peoples, which is Peoples' primary source for funding dividends to Peoples' shareholders, without the prior approval of the OTS. We believe that we have no ability to pay cash dividends in the foreseeable future, and are prohibited by the Orders from doing so without the consent of the OTS.

Risks Related to the Transaction

The Bank May Have to Raise Additional Funds to Consummate the Transaction

        The aggregate purchase price of the assets being sold by the Bank and the deposit premium, which will be calculated as of the close of business on the closing date, will be offset against the amount owed by the Bank to the Buyer for assuming the Bank's liabilities pursuant to the Purchase Agreement. It is currently anticipated that the aggregate balance of the Bank's liabilities will exceed the estimated purchase price. To the extent the Bank does not have sufficient funds available at the time of the closing, the Company has contingency plans, which may include selling certain loans that will not be purchased by the Buyer or obtaining a third-party loan, to be secured by the unsold loans, for the difference. The loans of the Bank that will not be purchased by the Buyer include loans greater than 60 consecutive days past due as of the closing date of the Transaction or that become classified, as specified in the Purchase Agreement, between March 31, 2008 and the closing date. We may be unable to sell these past due, problem and potentially problem loans to a third-party. We also may be unable to obtain a third-party loan because of the Forbearance Agreement related to our line of credit with Integra, our deferral of interest payments on our junior subordinated debentures, our financial condition, and the fact that the only assets available to secure a third-party loan under these circumstances would be the past due, problem and potentially problem loans not purchased by the

Buyer. If we are unable to sell our loans or to obtain a third-party loan, we may not be able to consummate the Transaction.

You May Not Realize a Return on Your Investment

        If the aggregate balance of the Bank's liabilities exceeds the aggregate purchase price of the assets being sold by the Bank and the deposit premium, and we have to sell additional loans to fund the difference, we will have fewer assets on which we can potentially recover. A third-party loan to fund the Transaction, if obtained, will further decrease our net worth. In addition, in connection with the consummation of the Transaction, we will enter into a participation agreement with the Buyer pursuant to which the Buyer will buy a 50% participation interest in certain commercial loans to be retained by us upon consummation of the Transaction. The Buyer's participation interest will be senior in right to payment under the loans until the Buyer's participation interest is paid in full. As a result, you may not realize a return on your investment in Peoples common stock.

More Loans Becoming Past Due or Classified Between Now and the Closing Date of the Transaction May Adversely Affect the Transaction

        As part of the proposed transaction, the Company will retain certain assets, including loans greater than 60 consecutive days past due as of the closing date of the Transaction or that become classified, as specified in the Purchase Agreement, between March 31, 2008 and the closing date, and certain liabilities. If there are more past due, problem and potentially problem loans between now and the closing date, the purchase price will decrease and, if the aggregate balance of the Bank's liabilities exceeds the purchase price, the amount of money that we have to pay the Buyer for the difference will increase. Future loan defaults may cause the cash payment to rise to such a level that we may not be able to fund the difference and, as a result, will not be able to consummate the Transaction.

We May Have to Repurchase Past Due or Downgraded Loans from the Buyer

        The Purchase Agreement provides that if at any time between the closing date and the second anniversary of the closing date of the Transaction, any consumer loans specified in the Purchase Agreement become more than 60 consecutive days past due or become subject to regulatory downgrade, we may be required to repurchase the past-due or downgraded loans from the Buyer (referred to as "repurchase obligation"). We agreed with the Buyer to maintain an escrow account to secure our repurchase obligation until the second anniversary of the closing date. The escrow account will be funded by the Bank at the closing of the Transaction with $2.0 million in cash and a pledge of certain loans that we will continue to hold after the closing, which pledge will continue until the amount in the escrow account reaches $5.0 million as a result of the loan payments received on such pledged loans.

Peoples May Not Be Able to Operate as a Stand-Alone Company

        In connection with and following the consummation of the Transaction, the complete liquidation and dissolution of the Bank will occur. As part of the liquidation, the Bank will distribute its remaining assets, and any liabilities, to Peoples and Peoples will continue as a stand-alone company. Following the Transaction and liquidation of the Bank, Peoples will no longer have significant operations or ability to generate revenue, other than through loan repayments or loan sales. Peoples' main business has always been that of the Bank. As a result, following the Transaction, Peoples may not be able to operate as a stand-alone Company.

If the Transaction Is Not Consummated, We May Not Be Able to Continue Operations

        Management and the boards of directors of Peoples and the Bank have considered all strategic alternatives available to the Company. Management and certain members of the boards of directors have met on numerous occasions with the OTS to discuss the OTS' regulatory concerns and our available options given the current economic environment, the level of the Bank's classified and non-performing assets, Peoples' outstanding indebtedness and current inability to repay its outstanding obligations absent an extraordinary transaction and the restrictions set forth in the Orders. Because of the effects of the downturn in the economy, and, in particular, in the Bank's market area, the adverse impact on the credit markets and the impact of the Bank's asset quality issues on any potential whole bank transaction, the boards of directors determined that it was not feasible to sell the Bank in a whole bank transaction. Instead, the boards of directors determined that the Transaction was in the best interests of the Company and its shareholders.

        The Buyer's offer is the most viable offer received by the Company for the entire branch network. Because of the Orders and because of the lack of other viable alternatives available to the Company as described above, the board of directors of Peoples believes that it has a fiduciary duty to all of Peoples' constituencies, including its shareholders, to take all action necessary in order to consummate the Transaction.

        As explained above under "Risks Related to Our Business—Peoples Does Not On Its Own Have Sufficient Resources to Satisfy Its Obligations," Peoples does not have sufficient liquidity to pay its outstanding debt and to continue to pay its operating expenses. The Bank's inability to dividend funds to Peoples effectively precludes Peoples from repaying its outstanding obligations on its line of credit from Integra. Therefore, failure to consummate the Transaction will have a material adverse effect on and impair Peoples' business, financial condition and ability to operate as a going concern. Absent an extraordinary transaction, such as the Transaction proposed, Peoples may not be able to continue operations.

Consummation of the Transaction Is Subject To a Number of Conditions That Must Be Satisfied

        The consummation of the Transaction is conditioned upon a number of factors, including approval by our shareholders, the receipt of all requisite regulatory approvals, the accuracy of the representations and warranties of the parties and compliance by the parties with their obligations under the Purchase Agreement. In addition, there may not be a material adverse change in the business or condition, financial or otherwise, of the Bank. A material adverse change of the Bank, may include, without limitation, a decline in the Bank's deposits (excluding brokered deposits, deposits of government units and other public entities, secured investor custodial accounts, and certificates of deposit that are subject to a repurchase agreement or otherwise secured by collateral) by more than 10% from the aggregate amount of deposits as of the date of the Purchase Agreement. The conditions to closing under the Purchase Agreement may not be satisfied or waived and the Transaction may not be consummated.

The Transaction Is Subject to Regulatory Approval

        Completion of the Transaction is subject to the approval of the OTS and other regulatory authorities. In order to complete the Transaction and as part of the required regulatory approvals, the regulatory authorities will need to authorize and approve the Reorganization following the completion of the various steps described below. Prior to the purchase of the assets and assumption of the liabilities of the Bank by the Buyer, the Buyer, the Fund and other investors will organize Buyer Parent and the Buyer will convert from an Ohio-chartered bank to a federal savings association. The current shareholders of the Buyer will exchange their stock in the Buyer for stock in Buyer Parent, pursuant to a stock exchange agreement to be entered into, and Buyer Parent will acquire all of the equity interests of the Buyer thereby becoming its sole shareholder.

 INFORMATION REGARDING VOTING AT THE SPECIAL MEETING

Proxies

        You should complete and return the accompanying proxy regardless of whether you attend the special meeting in person. You may revoke your proxy at any time before it is exercised by giving our corporate secretary written notice of revocation, giving our corporate secretary a properly executed proxy of a later date (or by delivering a later dated proxy by phone or the internet), or attending the special meeting and voting in person, provided that, if your shares are held of record by a broker, bank or other nominee, you must obtain from the record holder a proxy issued in your name. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to Mr. Fred L. Darlington, Corporate Secretary, Peoples Community Bancorp, Inc., P.O. Box 1130, West Chester, Ohio 45071.

        All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxies. If nothing is specified, the proxies will be voted in favor of both of the proposals. Our board of directors is unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, however, it is intended that shares represented by proxies will be voted in the discretion of the proxy holders.

Solicitation of Proxies

        We will pay the entire cost of soliciting proxies. In addition to soliciting the proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy materials to the beneficial owners of our common stock and to secure their voting instructions, if necessary. We will reimburse record holders for their reasonable expenses in performing these tasks. If necessary, we may use our regular employees, who will not be specially compensated, to solicit proxies from shareholders, personally or by telephone, letter or other means.

        We have retained Georgeson Inc. to assist in the solicitation of proxies in connection with the Transaction. Georgeson may solicit proxies from individuals, banks, brokers, custodians, nominees, other institutional holders and other fiduciaries. We have agreed to reimburse Georgeson for its reasonable out-of-pocket expenses, to indemnify it against certain losses, costs and expenses, and to pay a fee of $7,000 in connection with such proxy solicitation.

Record Date and Voting Rights

        Our board of directors has fixed                        , 2008 as the record date for determining the shareholders who are entitled to notice of, and to vote at, the special meeting. Only shareholders of record at the close of business on the record date will receive notice of, and be able to vote at, the special meeting. As of the record date, there were                shares of our common stock outstanding held by            record holders, in addition to approximately                        holders who do not hold shares in their own names. A majority of these shares must be present at the special meeting, either in person or by proxy, in order for there to be a quorum at the meeting. Each share of our outstanding common stock entitles its holder to one vote. Shares of our common stock with respect to which the holders are present in person at the special meeting but not voting, and shares for which we have received proxies but with respect to which holders of the shares have abstained, will be counted as present at the special meeting for the purpose of determining whether or not a quorum exists. Broker non-votes will also be counted as present for the purpose of determining whether or not a quorum exists.

        For Proposal 1 relating to the Purchase Agreement, assuming a quorum is present at the special meeting, the affirmative vote of two-thirds of all votes entitled to be cast at the special meeting is required in order for such proposal to be approved by our shareholders. For Proposal 2 relating to adjournment of the meeting to solicit more votes for Proposal 1, assuming a quorum is present at the special meeting, the affirmative vote of the holders of a majority in interest of those present at the special meeting is required in order for such proposal to be approved by our shareholders. For Proposals 1 and 2, abstentions will be counted as present and will have the effect of a vote against the proposals, and broker non-votes will have the effect of a vote against approval of each proposal. Votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Our board of directors urges you to complete, date and sign the accompanying proxy and to return it promptly.

 PROPOSAL 1

APPROVAL OF THE PURCHASE AGREEMENT

Background of the Transaction

        During the past couple of years, Peoples' board of directors discussed Peoples' strategic alternatives and long term goals, including a strategic combination with another institution. In this context, Peoples' board of directors considered the performance and prospects of Peoples, the current and prospective economic environment, particularly with respect to the non-owner occupied and construction housing market in Cincinnati, and Peoples' size and resources relative to its competitors.

        Beginning in the later half of 2006, Peoples' board of directors began to consider the potential merits of a merger or other business combination in view of the downturn in the Cincinnati market, the potential continuing effect of such downturn on Peoples' asset quality and earnings, the continued consolidation in the banking industry and increasing competition with larger financial institutions. The merits of a strategic merger with another institution became even more apparent after Peoples incurred a loss of $4.1 million for the year ended December 31, 2006.

        In early 2007, Peoples' board of directors reviewed the Company's projected financial performance and current market conditions. As a result of such discussions, in concert with the discussions previously held by the board, the board determined it was appropriate to seek the advice of an investment banking firm to evaluate the various strategic alternatives available to Peoples, including the potential value of Peoples in a sale of control transaction. At a meeting of the Peoples' board of directors on March 26, 2007, the board approved KBW, a nationally recognized investment banking firm that is experienced in advising banks and thrift institutions in the area of strategic planning as well as merger and acquisition transactions, to represent it. KBW made a detailed presentation outlining the various strategic alternatives available to Peoples, including a possible sale or merger of the Company. After careful consideration and extensive discussion, the board concluded that it would be in Peoples' best interests to consider a possible merger transaction. The Peoples board also authorized KBW to prepare, with the assistance of management, a confidential information memorandum which would be used to solicit indications of interest.

        At the board meeting held on May 25, 2007, the board of directors authorized management to finalize the confidential information memorandum and authorized KBW to contact selected institutions that were considered likely to have some interest in engaging in a business transaction with Peoples. Consequently, KBW contacted 30 financial institutions that it, along with Peoples' board of directors, believed were most likely to be interested in a business combination with Peoples. Of these institutions, 16 institutions entered into confidentiality agreements and received the confidential information memorandum.

        Of these 16 companies that received the confidential information memorandum, five submitted initial indications of interest. On June 22, 2007, Peoples' board of directors met with legal counsel and KBW to review the indications of interest and the merger process to date. Among the factors considered were the value of the proposed merger consideration, the potential synergies with each potential partner and each potential partner's financial condition and operating results. Peoples' board of directors also reviewed the impact of the proposed transaction on Peoples' customers and employees and the communities it serves. Finally, Peoples' board of directors again reviewed its business model and its ability to enhance shareholder value through alternate means. After discussion, Peoples' board of directors voted to permit the three parties with the strongest proposals and highest proposed price to perform due diligence. One of the three parties involved was Integra.

        After due diligence, one party decided to significantly reduce their bid from the initial indication they had submitted and another party decided to abandon pursuit of the opportunity all together. As a result, Peoples discussions and negotiations focused on a transaction with Integra.

        The merger agreement was drafted and negotiated during August and early September 2007. On September 12, 2007, Peoples' board of directors met to consider the proposed merger agreement. Prior to considering the agreement, the board reviewed again Peoples' business model, recent operating results, proposals and the banking environment as a whole to determine whether pursuing a merger was advisable. Among other things, the board of directors concluded that it was unlikely that Peoples would be able to implement a strategy that would generate a more favorable return to shareholders and have a more favorable impact on Peoples' customers and employees and the communities it serves than the proposed merger with Integra. After further discussion, Peoples' board of directors unanimously agreed to approve the merger agreement, subject to shareholder and regulatory approval and other conditions contained in the merger agreement and, prior to the opening of business on the following day, the parties publicly announced the transaction through a joint press release.

        However, over the following months, market conditions deteriorated, credit conditions worsened and stock prices declined. In addition, market conditions and the corresponding impact on asset quality and earnings raised further issues with respect to the necessary regulatory approvals for the transaction with Integra. As a result of such factors, on January 31, 2008, Peoples and Integra jointly announced the termination of their proposed merger.

        During February and March 2008, the Peoples' board of directors had numerous discussions about the potential options available to the Company. It was apparent that the level of nonperforming assets, combined with the level of land development loans, created significant issues for potential merger parties in a whole bank transaction, many of whom had asset quality issues of their own. To address these issues, Peoples' board of directors and KBW began to explore a recapitalization, a sale of certain branches or the sale of the whole branch network. Of the many options discussed, the board resolved to pursue a sale of substantially all of the assets of the Bank and all of the liabilities of the Bank. Under this approach, Peoples' goal was to sell the deposit franchise and most of the other liabilities which would be funded by loans, securities, fixed assets, bank owned life insurance and certain other assets. Under this scenario, the Bank would be dissolved and all remaining assets and liabilities would be distributed to Peoples to resolve in an orderly fashion. Due to the inability to secure additional capital funding and the lack of interest of potential merger parties in a whole bank transaction, compounded by continued regulatory pressure and the adverse consequences of the outstanding line of credit from Integra, Peoples' board of directors determined that a purchase and assumption transaction was the most suitable opportunity to resolve its outstanding indebtedness to Integra and potentially generate a return to shareholders through the orderly disposition of its remaining assets.

        During April and May of 2008, KBW contacted 30 institutions to evaluate a purchase and assumption transaction. Two institutions submitted initial indications of interest to purchase Peoples' whole branch network, including certain assets, and the assumption of most of the liabilities. These two indications included an initial premium on the deposits of 5.5% by one bidder and a bid of approximately 6% by the other bidder. Another investor group submitted a bid to acquire Peoples' common stock for $1 per share subject, however, to due diligence. A number of other institutions submitted interest in certain branches at premiums that ranged from 2% to 8%, with the exception of a bid for a single branch and the related deposits at a premium of 10%. After analyzing the challenges of a multi-buyer transaction from both a funding and a regulatory perspective it was apparent that this approach was not feasible. The board of directors decided to invite the two institutions interested in a purchase and assumption of substantially all assets and all liabilities in for further due diligence.

        Of the two institutions invited in for due diligence only one submitted a final indication of interest. The Fund and its partner CenterBank, or the Buyer, proposed to pay a 5.5% premium on all non-brokered and non-public deposits in a written letter of intent dated July 15, 2008. The board of directors of Peoples agreed to begin negotiating a definitive agreement exclusively with the Buyer. As a result of these negotiations and continued communication with Integra on July 24, 2008, Peoples entered into a Forbearance Agreement with regard to the $17.5 million line of credit which had been due on June 30, 2008. The Forbearance Agreement extended the repayment period in order to allow Peoples to structure a transaction with Buyer which would result in the ability to repay the $17.5 million line of credit in full.

        During the period from the date of the letter of intent to September 12, 2008, there were ongoing discussions on the terms of the Purchase Agreement. The discussions included the Buyer's desire to exclude certain loans in the acquisition. As a result, Peoples will retain certain loans, including loans greater than 60 consecutive days past due as of the closing date of the Transaction or that become classified, as specified in the Purchase Agreement, between March 31, 2008 and the closing date. In addition, the Purchase Agreement provides that if at any time between the closing date and the second anniversary of the closing date, any consumer loans specified in the Purchase Agreement become more than 60 consecutive days past due or become subject to regulatory downgrade, Peoples may be required to repurchase the past-due or downgraded loans from the Buyer. See "—Repurchase Obligation; Escrow Account and Pledge of Commercial Loans."

        On September 11, 2008, Peoples' board of directors met to consider the proposed purchase and assumption transaction with Buyer and the Fund. Peoples' board of directors, legal counsel and KBW reviewed all aspects of the Purchase Agreement, including the potential funding shortfall, the termination fees, the assets to be sold and retained and the liabilities to be assumed. Peoples' board of directors also reviewed and discussed the dissolution of the Bank, the termination of Peoples' banking business, the distribution to Peoples of the Bank's remaining assets and liabilities, if any, as well as the potential range of value to be distributed to shareholders, based on numerous assumptions, including the orderly disposition of such assets. KBW provided Peoples' board of directors with its oral opinion that the deposit premium was reasonable, compared to other deposit premiums paid in the Midwest region of the United States, to Peoples' from a financial point of view. After further discussion, Peoples' board of directors unanimously agreed to approve the Purchase Agreement, subject to shareholder and regulatory approval and other conditions in the Purchase Agreement. Following the approval of Peoples' board of directors on September 11, 2008, the parties executed the Purchase Agreement on September 12, 2008 and after the close of business on September 12, 2008, the parties publicly announced the transaction.

Our Reasons for the Transaction

        Our board of directors, at its meeting held on September 11, 2008, considered the Purchase Agreement and determined that the Transaction was in the best interests of Peoples and its shareholders. In evaluating the Transaction, the boards of directors of Peoples and the Bank consulted with management, as well as our legal and financial advisors, and considered a number of factors. Listed below are the material factors that the boards of directors considered in their decision, which are not listed in any order of relative importance:

  •
  the 5.5% deposit premium to be paid by Buyer in the Transaction;

  •
  the opinion of KBW that the premium to be paid on those deposits was reasonable to Peoples from a financial point of view;

  •
  review of the Bank's business, operations, financial condition, competitive position, relationship with the OTS and results of operations on an historical and a prospective basis;

  •
  the significant losses incurred by the Company since 2006;

  •
  the distressed regional and national economic conditions and the corresponding level of the Bank's non-performing assets;

  •
  the extreme disruption in national and international debt and equity markets, the rapid decline in liquidity and solvency of large financial institutions and the corresponding adverse impact on financial institution valuations and transactions;

  •
  the need to repay the $17.5 million outstanding line of credit with Integra that was due and payable on June 30, 2008 and is secured by all of the Bank's common stock or enter into a definitive agreement and structure a series of transactions, by December 31, 2008, which, when implemented, would result in the repayment in full of the line of credit;

  •
  the need to repay the principal and accrued interest on Peoples' Floating Rate Junior Subordinated Deferrable Interest Debentures Due 2035, or the Debentures, which Peoples elected to exercise its right to defer payments of interest on by extending the interest payment periods beginning with the interest payment that would have otherwise been paid on June 15, 2008 pursuant to the Indenture, dated as of June 30, 2005, between Peoples and Wilmington Trust Company;

  •
  the impact of the Orders on the Bank's operations, including the effective prohibition of lending activities;

  •
  the impact of the inability of the Bank to pay dividends to the Company to fund the Company's operations and repay Integra;

  •
  the possible alternatives to the proposed Transaction, including whether the Company could continue independent operations given its significant capital and liquidity issues. See "Risk Factors—If the Transaction Is Not Consummated, We May Not Be Able to Continue Operations;"

  •
  the process engaged in by the Company, with the assistance of KBW, resulting in the execution of the Purchase Agreement;

  •
  the lack of liquidity of Peoples and the immediate need for capital;

  •
  the terms of the Purchase Agreement;

  •
  the information regarding the financial condition and operations of the Buyer obtained as a result of the Company's due diligence review;

  •
  discussions regarding the Fund and its financial ability to consummate the Transaction;

  •
  the fact that the provisions of the Purchase Agreement were determined through arms' length negotiations between us and our counsel, on the one hand, and Buyer and its counsel, on the other hand; and

  •
  the regulatory and other approvals required in connection with Transaction and the likelihood such approvals would be received in a timely manner without unacceptable or burdensome conditions.

        In the course of its deliberations, our board of directors also considered a variety of risks and other countervailing factors related to entering into the Purchase Agreement, including those noted below, which are not listed in any order of relative importance:

  •
  Peoples' shareholders may not realize any value as a result of the Transaction. See "Risk Factors—You May Not Realize a Return on Your Investment;"

  •
  the risk that the Transaction is not approved by Peoples' shareholders;

  •
  the risk that the Transaction may not be consummated due to one or more of the conditions to the Transaction not being satisfied or waived; and

  •
  that following the assumed completion of the Transaction, Peoples will no longer have significant operations and its primary goal will be to sell its remaining assets and resolve any remaining liabilities in a manner intended to maximize value, if any, to shareholders.

        The foregoing discussion of the factors considered by the boards of directors of Peoples and the Bank is not intended to be exhaustive, but, rather, includes the material factors considered by the boards. In reaching their decision to approve the Purchase Agreement, the boards of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The boards of directors considered all these factors as a whole, and considered the factors to be favorable to, and supportive of, their determination.

        FOR THE REASONS SET FORTH ABOVE, OUR BOARD OF DIRECTORS DETERMINED THAT THE PURCHASE AGREEMENT WAS IN THE BEST INTERESTS OF PEOPLES AND ITS SHAREHOLDERS AND UNANIMOUSLY APPROVED THE PURCHASE AGREEMENT. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 1 TO APPROVE AND ADOPT THE PURCHASE AGREEMENT.

Opinion of Financial Advisor

        On March 26, 2007, KBW was retained by Peoples to evaluate strategic alternatives and to evaluate any specific proposals that might be received regarding an acquisition of Peoples. KBW, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. The Peoples' board of directors selected KBW on the basis of the firm's reputation, its experience and expertise in merger and acquisition transactions, and its long term relationship with KBW.

        As part of its engagement, KBW was asked to render an opinion as to the reasonableness, from a financial point of view, of the deposit premium to be paid on the deposits being sold by Peoples. KBW delivered its opinion to the Peoples' board that, as of September 11, 2008, the deposit premium is reasonable, compared to other deposit premiums paid in the midwest region of the United States, to Peoples from a financial point of view. No limitations were imposed by the Peoples' board upon KBW with respect to the investigations made or procedures followed by it in rendering its opinion. KBW has consented to the inclusion herein of the summary of its opinion to the Peoples' board and to the reference to the entire opinion attached hereto as Annex B.

        The full text of the opinion of KBW, which is attached as Annex B to this proxy statement, sets forth certain assumptions made, matters considered and limitations on the review undertaken by KBW, and should be read in its entirety. The analysis used in the opinion presented to the Peoples' board relies heavily on management estimates supplied to KBW. The summary of the opinion of KBW set forth in this proxy statement is qualified in its entirety by reference to the opinion.

        In connection with their opinion, KBW reviewed certain financial and other business data supplied to KBW by Peoples and the Buyer, including:

  (i)
  the Purchase Agreement;

  (ii)
  certain publicly available information concerning Peoples, including annual reports for the years ended December 31, 2007 and 2006, and September 30, 2005, Form 10-Q reports for the quarters ended September 30, 2007, March 31, 2008 and June 30, 2008;

  (iii)
  certain publicly available information concerning Buyer, including FDIC Reports for the quarters ended December 31, 2007, March 31, 2008 and June 30, 2008;

  (iv)
  discussions and assurances from Buyer relative to the financing contingency required to complete the Transaction; and

  (v)
  other information KBW deemed relevant.

        KBW also discussed with senior management and directors of Peoples the current position and prospective outlook for Peoples. KBW reviewed financial and stock market data of other banks and the financial and structural terms of several other recent branch sale transactions involving the premiums paid on deposit assumptions or proposed changes of control of comparably situated companies.

Analysis of Recent Comparable Branch Acquisition Transactions

        In rendering its opinion, KBW analyzed certain comparable branch sale transactions of both pending and completed branch sales in Ohio, Indiana and Michigan, comparing the premium paid relative to core deposits. All comparative metrics were as of each respective deal's announcement date. The analysis included a comparison of the minimum, average, median and maximum of the premium to core deposits for pending and completed branch acquisitions where transaction premiums were available, based on the following two criteria:

  •
  Transaction was announced on or after March 31, 2006; and

  •
  Target branches were located in Ohio, Indiana or Michigan.

The selected comparable transactions that the two criteria produced include the following:

Acquiror	Target	Target State
FNB Shares, Inc.	Peoples Bancorp, Inc.	OH
Peoples Bancorp, Inc.	FNB Shares Inc.	OH
Liberty Bancshares, Inc.	NB&T Financial Group Inc.	OH
Middlefield Banc Corp.	Maple Leaf Financial Inc.	OH
Park National Corp.	Ohio Legacy Corp	OH
Community Bancshares, Inc.	WesBanco Inc.	OH
First State Bancorp, Inc.	WesBanco Inc.	OH
Garfield Acquisition Corp.	Bramble Savings Bank	OH
Middlefield Banc Corp.	Commercial Bancshares Inc.	OH
Chemical Financial Corp.	First Financial Bancorp	MI
Independent Bank Corp.	TCF Financial Corp.	MI
First Place Financial Corp.	Citizens Republic Bancorp	MI
MainSource Financial Group	First Financial Bancorp	IN
MutualFirst Financial, Inc.	First Financial Bancorp	IN
First Farmers Financial Corp.	Fifth Third Bancorp	IN

        KBW derived the minimum, average, median and maximum pricing metrics of the core deposit premium as stated below:

Core Deposit Premium
Minimum	4.25%
Average	8.15%
Median	7.17%
Maximum	22.34%
Proposed Consideration to Peoples	5.50%

        KBW viewed the aforementioned analysis as the most appropriate in deriving a comparable deposit premium range in the states of Ohio, Indiana or Michigan. KBW viewed the fact that the criteria produced a comparable group with fifteen transactions, as being significant for the purposes of comparison. KBW viewed the core deposit premium from the comparable group on a minimum, average, median and maximum basis, as the key metric used to evaluate the reasonableness, from a financial point of view, of the Transaction.

        Given that the value of the consideration to be paid in the Transaction, as of the date of the opinion, falls within the range of the comparable group used, KBW believes that this analysis supports the reasonableness of the deposit premium to be paid to Peoples.

        Based on the above analyses, KBW concluded that the premium paid on core deposits was reasonable to Peoples from a financial point of view. This summary does not purport to be a complete description of the analysis performed by KBW and should not be construed independently of the other information considered by KBW in rendering its opinion. Selecting portions of KBW's analysis or isolating certain aspects of the comparable transactions without considering all analyses and factors, could create an incomplete or potentially misleading view of the evaluation process.

        In rendering its opinion, KBW assumed and relied upon the accuracy and completeness of the financial information provided to it by Peoples, the Buyer and the Fund. In its review, with the consent of the Peoples' board of directors, KBW did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities and potential or contingent liabilities of Peoples or the Buyer.

        The opinion of KBW is limited to the reasonableness as of its date, from a financial point of view, of the premium to be paid in the Purchase Agreement and does not address the underlying business decision to effect the Purchase Agreement (or alternatives thereto) nor does it constitute a recommendation to any shareholder of Peoples as to how such shareholder should vote with respect to the proposal to approve the Purchase Agreement.

        Furthermore, KBW expresses no opinion as to the price or trading range at which shares of Peoples will trade following the consummation of the Purchase Agreement. KBW also expresses no opinion regarding any amounts or consideration that Peoples' shareholders may ultimately receive.

        In preparing its analysis, KBW made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of KBW and Peoples. The analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

        KBW will receive a fee of $500,000 as set forth in the Engagement Letter dated March 26, 2007, as amended on September 9, 2008, for services rendered in connection with advising and issuing a reasonableness opinion regarding the Purchase Agreement. As of the date of this proxy statement, KBW has received $50,000 of such fee; the remainder of the fee is due upon the close of the Transaction.

Description of the Purchase Agreement

        The following summary of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached to this proxy statement as Annex A. We recommend that you read the Purchase Agreement in its entirety for a precise understanding of its terms.

Introduction

        The Purchase Agreement is by and among Peoples, the Bank, Buyer and the Fund. The Purchase Agreement provides for the purchase of a substantial portion of the Bank's assets, as well as the assumption of all of the Bank's deposits and certain other liabilities by the Buyer. The Purchase Agreement also provides for the possible assumption of all of the liabilities with respect to the Company's trust preferred obligations by Buyer Parent, who will become a party to the Purchase Agreement when formed.

        The Purchase Agreement provides that the Buyer will pay a 5.5% premium on the deposits of the Bank, excluding brokered deposits, deposits of government units and other public entities, secured investor custodial accounts, and certificates of deposit that are subject to a repurchase agreement or otherwise secured by collateral. The Bank's assets to be sold in the transaction, at net book value, include real and personal property, cash, investment securities, certain commercial, residential and consumer loans, and certain other assets.

        The aggregate purchase price of the assets being sold by the Bank and the deposit premium, which will be calculated as of the close of business on the closing date, will be offset against the amount owed by the Bank to the Buyer for assuming the Bank's liabilities pursuant to the Purchase Agreement. It is currently anticipated that the aggregate balance of the Bank's liabilities will exceed the estimated purchase price. To the extent the Bank does not have sufficient funds available at the time of the closing, the Company and the Bank have contingency plans, which may include selling loans not purchased by the Buyer or securing a third-party loan to fund any shortfall between the liabilities being assumed and the aggregate amount of the assets being sold and the premium paid on the Bank's deposits. See "—Purchase Price."

Assets to be Sold

        The assets of the Bank to be acquired by Buyer (the "Assets") are:

  •
  all of the Bank's rights with respect to certain real estate identified in the Purchase Agreement and related schedules (the "Premises");

  •
  certain furniture, fixtures and equipment identified in the Purchase Agreement and related schedules (the "Personal Property");

  •
  all teller cash and coin on hand and amounts due from depository institutions and similar cash items on hand at the branches (the "Teller Cash");

  •
  all utility, water and sewage charges and related expenses, real property taxes, special assessments related to the branches, ad valorem taxes, IRA custodian or trustee fees, deposit insurance premiums, prepaid service contracts to the extent they inure to the benefit of or are otherwise assigned to Buyer identified in the Purchase Agreement and related schedules plus other prepaid or subsequently paid expenses that the Bank incurs between the date of the Purchase Agreement and the closing date (collectively referred to as "Prepaid Expenses");

  •
  certain consumer loans and commercial loans, including, without limitation, all of the interest receivable and fees receivable on such loans, and all servicing rights on such loans, identified in the Purchase Agreement and related schedules (collectively, the "Loans"), other than the loans identified in the schedules to the Purchase Agreement that will be retained by Seller;

  •
  all investment securities of the Bank identified in the Purchase Agreement and related schedules and certain other investment securities purchased by the Bank in the ordinary course of business and consistent with past practice between the date of the Purchase Agreement and the closing date subject to certain limitations identified in the Purchase Agreement (the "Securities");

  •
  certain intellectual property and proprietary information identified in the Purchase Agreement and related schedules;

  •
  certain other non-ledger and miscellaneous assets identified in the Purchase Agreement and related schedules;

  •
  all of the Bank's rights with respect non-real property leases, licenses and other contracts identified in the Purchase Agreement and related schedules (the "Assumed Contracts");

  •
  all right, title and interest of the Bank's safe deposit business, including the agreements related thereto, as of the close of business on the closing date; and

  •
  all original notes, instruments, guaranties and pledges associated with the Loans and all other records and documents related to the Assets transferred or liabilities assumed by Buyer which are maintained by the Bank.

Assumed Liabilities

        The liabilities to be assumed by Buyer (the "Liabilities") under the Purchase Agreement include:

  •
  all of the Bank's obligations and liabilities relating to the Bank's deposit accounts identified in the Purchase Agreement and related schedules plus any deposit accounts which are opened on behalf of a customer between the date of the Purchase Agreement and the close of business on the closing date, together with any accrued interest thereon (the "Deposit Liabilities");

  •
  subject to the consent of the Federal Home Loan Bank, all of the Bank's obligations under certain loans made from the Federal Home Loan Bank, together with accrued interest, identified in the Purchase Agreement and related schedules;

  •
  all of the accounts payable related to the Assets, as described in the Purchase Agreement and related schedules;

  •
  all of the Bank's obligations under the real property leases identified in the Purchase Agreement and the related schedules and the Assumed Contracts, if such leases or other contracts are assignable in accordance with their terms;

  •
  the Bank's safe deposit business, including the obligations under the agreements related thereto and the maintenance of all necessary facilities for the use of safe deposit boxes; and

  •
  any and all liabilities and obligations relating to, or arising out of the obligations of Peoples under the trust preferred issuances described in the Purchase Agreement and the related schedules, including any and all accrued and/or deferred interest (the "Trust Preferred Obligations"), and the guaranty agreement and such other documents as may be required pursuant to the documents governing the Trust Preferred Obligations provided that (i) all applicable regulatory approval in respect of the assumption of the Trust Preferred Obligations is granted and confirmation is received that the Trust Preferred Obligations will receive that same capital treatment if assumed by Buyer Parent as the Trust Preferred Obligations received prior to such assumption, and (ii) Peoples possesses the requisite capital and committed financial capability to fully perform all obligations contemplated under the Purchase Agreement.

Purchase Price

        The purchase price of the purchased assets and the deposit liabilities will be an amount equal to the sum of the following:

  •
  the aggregate amount of net book value (as defined below) of the real estate and buildings being acquired by the Buyer on the closing date of the Transaction, determined in accordance with generally accepted accounting principles in the United States ("GAAP");

  •
  the aggregate amount of net book value of the personal property being acquired by the Buyer as of the closing date of the Transaction, determined in accordance with GAAP;

  •
  the aggregate amount of cash on hand on the closing date;

  •
  the aggregate amount of the pro rated prepaid expense payment for branch utility charges, real property taxes and other prepaid or subsequently paid expenses that are paid by the Bank between the date of the Purchase Agreement and the closing date of the Transaction and that inure to the benefit of the Buyer after the closing;

  •
  the aggregate net book value of the investment securities of the Bank on the closing date;

  •
  the aggregate principal amount of the Loans, plus accrued and unpaid interest, on the closing date;

  •
  the aggregate amount of the net book value of the miscellaneous assets being acquired by the Buyer on the closing date;

  •
  the sum of (i) 5.5% of the daily average of all checking and savings deposit liabilities (excluding brokered deposits, deposits of government units and other public entities, secured investor custodial accounts and certificates of deposit) during the 30-day period ending 10 business days before the closing date, plus (ii) 5.5% of the lesser of the aggregate amount of the deposit liabilities that are certificates of deposit (excluding brokered deposits, deposits of government units and other public entities, secured investor custodial accounts and certificates of deposit that are subject to a repurchase agreement or otherwise secured by collateral) as of June 30, 2008 or as of the closing date; plus

  •
  payment of any amounts required for any additional assets not reflected on the draft closing statement.

        For purposes of calculating the purchase price, "net book value" means the carrying value of each of the Assets as reflected on the books of the Bank in accordance with GAAP and pursuant to the accounting policies and practices of the Bank as of June 30, 2008.

Payment at Closing

        Five business days before the closing date of the Transaction, the Bank will deliver to Buyer and Buyer Parent a draft closing statement that will set forth an estimate of the purchase price. On the closing date, the Bank and the Company will pay to the Buyer and Buyer Parent or the Buyer and Buyer Parent will pay to the Bank and the Company, as the case may be, the amount by which:

  •
  the aggregate balance of the liabilities being assumed by the Buyer and Buyer Parent (excluding the Bank's obligations with respect to certain leases, licenses and other contracts and the Bank's safe deposit business) as of the close of business on the fifth business day immediately preceding the closing date exceeds the estimated purchase price, or

  •
  the estimated purchase price exceeds the aggregate balance of the liabilities being assumed by the Buyer and Buyer Parent as of the close of business on the fifth business day immediately preceding the closing date, as the case may be.

This payment to be made at closing is referred to as the "estimated payment amount."

Adjustment of Purchase Price

        On or before 12:00 noon on the 30th day following the closing date, the Bank will deliver to Buyer and Buyer Parent a final closing statement setting forth (i) the purchase price (including all adjustments and pro rations) and (ii) the amount of liabilities assumed by the Buyer and Buyer Parent as of the close of business on the closing date. The final closing statement will also set forth the amount by which the aggregate balance of the liabilities transferred to Buyer and Buyer Parent exceeded the purchase price (including all adjustments and pro rations) or the purchase price exceeded the aggregate balance of the liabilities transferred to Buyer, as the case may be, in each case calculated as of the close of business on the closing date. This amount to be set forth in the final closing statement is referred to as the "adjusted payment amount."

        If, within 20 days following the date of receipt of the final closing statement, the Buyer does not dispute any items contained in the final closing statement, then the final closing statement will be final and binding upon the parties. In the event that the Buyer disputes any items contained in the final closing statement, the Bank and the Buyer will use commercially reasonable efforts to resolve the disputed items, and the final closing statement will be adjusted to reflect the resolution of the parties. If the Buyer and the Bank cannot reach an agreement with respect to all or a portion of the disputed items, then the Buyer and the Bank will refer the unresolved items to a mutually agreeable nationally recognized independent certified public accounting firm to make a determination.

        Following the final determination of the final closing statement, the Bank will pay to the Buyer or the Buyer will pay to the Bank, as the case may be, an amount equal to the difference between the adjusted payment amount and the estimated payment amount, plus interest.

Repurchase Obligation; Escrow Account and Pledge of Commercial Loans

        As part of the Transaction, Peoples will retain certain assets, including certain consumer and commercial loans as well as any of the Loans that become greater than 60 consecutive days past due as of the closing date of the transaction or that become classified, as specified in the Purchase Agreement, between March 31, 2008 and the closing date. In addition, the Purchase Agreement provides that if at any time between the closing date and the second anniversary of the closing date, any consumer loans specified in the Purchase Agreement or related schedules purchased by the Buyer become more than 60 consecutive days past due or become subject to regulatory downgrade, Peoples, at the election of the Buyer, may be required to repurchase the past due or downgraded loans from the Buyer (referred to as "Repurchase Obligation").

        The parties also agreed to maintain an escrow account to secure Peoples' Repurchase Obligation until the second anniversary of the closing date. The escrow account will be funded by Seller at the closing of the Transaction with $2.0 million in cash and a pledge of certain of the loans that will be retained by Peoples after the closing. Payments received on these pledged loans will be deposited into the escrow account until the escrow account has a balance of $5,000,000, at which point the pledged loans will be released from the pledge. The escrow account will continue to be maintained until the second anniversary of the closing date of the Purchase Agreement. At that time, any residual loss exposure on the Loans will be paid out of the escrow account to Buyer, and any funds remaining will be paid to Peoples.

Participation Agreement and Servicing Agreement

        In connection with the consummation of the Transaction, Peoples and the Buyer will enter into a participation agreement pursuant to which the Buyer will buy a 50% participation interest in certain commercial loans to be retained by Peoples upon consummation of the Transaction. The Buyer's participation interest will be senior in right of payment to Peoples' right to payment under the loans until the Buyer's participation interest is paid in full.

        In addition, upon consummation of the Transaction, Peoples and the Buyer will enter into a servicing agreement pursuant to which the Buyer, will provide administration, record keeping, reporting and data processing services for the loans retained by Peoples in the Transaction for a period of up to two years after the closing date of the Transaction. The loans that the Buyer will service for Peoples include any commercial loans subject to the participation agreement described above, any consumer loans that Peoples repurchases from the Buyer as result of its repurchase obligation, and the other loans that Peoples retains pursuant to the terms of the Purchase Agreement.

Closing

        The consummation of the transactions contemplated under the Purchase Agreement will take place on or before December 31, 2008, or at such time and place as may be mutually agreed on by the Bank and Buyer, following the receipt by Buyer of all necessary regulatory approvals and the expiration of applicable statutory waiting periods.

Representations and Warranties

        The representations and warranties of each party set forth in the Purchase Agreement have been made solely for the benefit of the other party to the Purchase Agreement. The assertions embodied in our representations and warranties have been qualified by information in a confidential disclosure schedule that we provided Buyer and the Fund in connection with the signing of the Purchase Agreement. While neither the Buyer, the Fund nor we believes that the confidential disclosure schedule contains material information that it is required to be disclosed publicly other than information that has already been so disclosed, the disclosure schedule does contain information that modifies, qualifies and creates exceptions to our representations and warranties contained in the Purchase Agreement, including certain nonpublic information. Accordingly, you should not rely on our representations and warranties as characterizations of the actual state of facts, since they are modified in part by the underlying disclosure schedule. In addition, such representations and warranties (i) are subject to the materiality standard contained in the Purchase Agreement which may differ from what may be viewed as material by shareholders and (ii) were made only as of the date of the Purchase Agreement or such other date as is specified in the Purchase Agreement, may have changed since the date of the Purchase Agreement and will not reflect any such subsequent changes in facts.

  Representations and Warranties of Seller

        In the Purchase Agreement, Seller makes certain representations and warranties to the Buyer. Those representations and warranties relate to the following:

  •
  Seller's due organization, valid existence, good standing and entitlement to own its property and carry on its business;

  •
  the financial statements and reports provided to Buyer pursuant to the Purchase Agreement were, where indicated, prepared in accordance with GAAP, and fairly present the financial condition of the Seller in all material respects for their respective fiscal periods or as of their respective dates;

  •
  Seller's title and leasehold interest in the Assets are not subject to any lien (other than permitted liens or as identified in the Purchase Agreement and related schedules);

  •
  except as otherwise disclosed, Seller has the right to sell, convey, transfer assign and deliver to Buyer all of Seller's right, title and interest in and to the Assets;

  •
  the owned or leased real estate and operation of such premises in compliance with all applicable federal, state and local environmental laws, ordinances, rules and regulations relating to the handling, storage and disposal of hazardous, toxic or contaminating wastes or substances;

  •
  environmental matters;

  •
  the transferred intellectual property and the rights of Seller under the transferred intellectual property licenses;

  •
  the IT systems used in the servicing and maintenance of the Assets or the Liabilities within the past 12 months;

  •
  the Loans have been made and maintained in the ordinary course of business, in accordance with Seller's customary lending standards and written loan policies and in compliance with all applicable laws and regulations;

  •
  the Loans are in compliance in all material respects with all laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder;

  •
  the security interests in the collateral securing the Loans;

  •
  the status of the Deposit Liabilities;

  •
  except as otherwise disclosed, the absence of actions, claims, suits, proceedings or investigations pending or, to the knowledge of Seller, threatened against or affecting the Assets or the Liabilities or the business of Seller at law or in equity or otherwise, which involve the likelihood of any judgment or liability that would result in a Material Adverse Effect (as defined below);

  •
  other than the Orders, the absence of any cease and desist or other order restricting the ability of Seller to consummate the Transaction;

  •
  compliance with the Orders;

  •
  except as otherwise disclosed, the absence of actual knowledge by Seller's senior executive officers of any loss or potential loss of any material business related to the Loans or the Deposit Liabilities, material customers related to the Loans or the Deposit Liabilities or senior officers;

  •
  execution and validity of the Purchase Agreement;

  •
  execution and performance of the Purchase Agreement will not constitute a breach or violation or default under Seller's organizational documents or any law, which breach or violation would have a Material Adverse Effect (as defined below);

  •
  the good working order of the Personal Property;

  •
  the compliance of employment records/files with all applicable laws regarding employment;

  •
  employee benefit matters; and

  •
  the amendment, termination and liquidation of the ESOP.

        "Material Adverse Effect" is defined in the Purchase Agreement as any circumstance, change in or effect on the Assets or the Liabilities that is materially adverse to the Assets and the Liabilities, taken as a whole.

  Representations and Warranties of Peoples

        In the Purchase Agreement, Peoples, as the Seller Parent, made certain representations and warranties to the Buyer. Those representations and warranties relate to the following:

  •
  Peoples' due organization, valid existence, good standing, qualification and licensing to do business and power and authority to carry on its business;

  •
  authority to enter into and perform the Purchase Agreement and the validity and enforceability of the Purchase Agreement;

  •
  execution of the Purchase Agreement will not (i) constitute a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or the organizational documents or any license of Seller Parent, or to which Seller Parent is subject, which breach, violation or default would have a Material Adverse Effect, or (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of the Assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller Parent is a party, or by which it or any of its properties or assets may be bound or affected, which breach, violation or default would prevent or materially delay Seller or Seller Parent from performing their respective obligations under the Purchase Agreement in all material respects.

  •
  the absence of actions, suits or proceedings against or affecting Peoples which would prevent or materially delay Peoples from being able to perform its obligations under the Purchase Agreement in all material respects;

  •
  employee benefit matters;

  •
  the amendment, termination and liquidation of the ESOP;

  •
  except for the required regulatory approvals necessary to consummate the Transaction, the absence of any consent, approval, filing or registration with any government authority or any other third party that is necessary in connection with the execution of the Purchase Agreement by Seller or Peoples and the consummation by Seller and Peoples of the Transaction;

  •
  Peoples' direct ownership of Seller; and

  •
  the necessary vote of the Peoples' shareholders to approve the Purchase Agreement.

        For a complete text of the representations and warranties made by Seller and Peoples, see Articles 10 and 11 of the Purchase Agreement attached hereto as Annex A.

  Representations and Warranties of the Buyer and the Fund

        In the Purchase Agreement, Buyer and the Fund make certain representations and warranties to Seller. These representations and warranties relate to the following:

  •
  due organization, valid existence, good standing and entitlement to own its property and carry on its business;

  •
  authority to enter into and perform the Purchase Agreement and the validity and enforceability of the Purchase Agreement;

  •
  authority, consent and approvals for the Reorganization (as defined below);

  •
  the execution of the Purchase Agreement will not (i) constitute a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or the organizational documents or any license of Buyer or the Fund, or to which Buyer or the Fund are subject, which breach, violation or default would have a materially and adversely affect the transactions contemplated hereby or the financial condition or business of Buyer or the Fund, or (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of its assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or the Fund is a party, or by which Buyer or the Fund or any of their respective properties or assets may be bound or affected, which breach, violation or default would prevent or materially delay Buyer or the Fund from performing their respective obligations under the Purchase Agreement in all material respects;

  •
  except for the required regulatory approvals necessary to consummate the Transaction, the absence of any consent, approval, filing or registration with any government authority or any other third party that is necessary in connection with the execution of the Purchase Agreement by the Buyer and the Fund and the consummation by the Buyer and the Fund of the Transaction;

  •
  no actions, claims, suits, proceedings or investigations, whether civil, criminal or administrative, pending or, to the knowledge of Buyer and the Fund, threatened against or affecting Buyer, the Fund or their respective business, which would prevent or materially delay Buyer or the Fund from being able to perform their obligations under the Purchase Agreement or from completing the transactions contemplated by the Reorganization; and

  •
  the business and operations of Buyer and the Fund are being conducted in all material respects in compliance with all applicable laws, rules and regulations, orders, permits and judgments of all governmental entities.

For a complete text of the representations and warranties made by the Buyer and the Fund, see Article 12 of the Purchase Agreement attached hereto as Annex A.

  Survival of Representations and Warranties

        All representations and warranties of the parties will survive the closing of the Purchase Agreement for a period of two (2) years from the closing date.

Covenants

        Under the Purchase Agreement, each of the parties has agreed to perform certain customary pre- and post-closing covenants. These covenants include the following:

  Conduct of Business Prior to Closing Date

        Seller has agreed to conduct its business with respect to the Assets and Liabilities in the ordinary course of business consistent with past practice, subject to compliance with the Orders.

        In addition, other than as may be required by the Orders, the Forbearance Agreement, or as otherwise required by any regulatory directive or instruction, Seller has agreed, except with the prior written consent of Buyer, not to:

  •
  except as otherwise disclosed, sell, transfer, lease, mortgage, pledge or otherwise dispose of or encumber any of the Assets or cancel any of the Liabilities except the pledge of Assets securing FHLB Advances and the sale of loans to the Federal Home Loan Mortgage Corporation;

  •
  fail to use commercially reasonable efforts to maintain and preserve Seller's business and goodwill and Seller's existing relationships;

  •
  fail to maintain policies of insurance with respect to the Branches in the form and with the coverage maintained on May 31, 2008, or to maintain all fidelity bonds or indemnity agreements concerning the fidelity of Seller's employees;

  •
  enter into any employment, agency or other contract or arrangement with respect to the branches for the performance of personal services which is not terminable without liability to Buyer;

  •
  fail to comply with any law, rule, regulation or order applicable to it if such failure would have a Material Adverse Effect on the Assets, the Liabilities, or the completion of the Transaction;

  •
  set interest rates in a manner inconsistent with prior policies or practices;

  •
  fail to maintain the Personal Property in a commercially reasonable manner and consistent with past practices;

  •
  acquire or dispose of any furniture, fixtures or equipment other than pursuant to commitments made before the date of the Purchase Agreement and except for replacement of furniture, fixtures and equipment and normal maintenance and refurbishing in the ordinary course of business;

  •
  invest in or purchase any investment security other than governmental agency securities with maturities of ninety (90) days or less;

  •
  except as otherwise disclosed in the schedules, pay or commit to pay any salary, fee, or other compensation to any of Seller's employees at a rate in excess of that prevailing on the date of the Purchase Agreement;

  •
  make any new loans to modify the terms of any existing loan to any director, officer or 5% or greater shareholder, spouse or other person living in the same household of such director, officer or shareholder, or any company, partnership or trust in which any of the foregoing persons is an officer, 10% or greater shareholder, general partner or 10% or greater trust beneficiary;

  •
  make, amend, modify, extend or agree to make any new loan other than a permitted loan, excluded loan or certain other loans as set forth in the Purchase Agreement;

  •
  establish Deposit Liabilities other than in the ordinary course of business consistent with past practices; and

  •
  originate any loans except in accordance with existing lending policies.

        Seller has also agreed that on or before the closing date of the Purchase Agreement, Seller must either amend its governing documents and take all actions necessary to change its names to one sufficiently dissimilar to the name "Peoples Community Bank" or liquidate and dissolve to enable the Buyer to change its name to "Peoples Community Bank" in all applicable jurisdictions. Peoples further agreed that on or before the closing date of the Purchase Agreement, Peoples will amend its governing documents and take all actions necessary to change its name to one sufficiently dissimilar to the name "Peoples Community Bancorp."

         Covenant to File Proxy Statement, Hold a Special Meeting of Shareholders and to Recommend the Purchase Agreement

        Pursuant to the Purchase Agreement, Peoples has agreed to prepare as promptly as possible a proxy statement and file it with the SEC and to use its best efforts to take, in accordance with applicable law and its organizational documents, all action necessary to convene as soon as reasonably practicable a special meeting of its shareholders to consider and vote upon the proposal to approve the Purchase Agreement. Also, the board of directors of Peoples has agreed to recommend such proposal and to take all reasonable lawful action to solicit such approval by its shareholders, subject to its fiduciary duty obligations.

  Voting or Support Agreements

        In connection with the execution of the Purchase Agreement, the members of Peoples board of directors and Peoples executive officers entered into voting agreements with Buyer pursuant to which each director or executive officer agreed, at any meeting of Peoples shareholders, to:

  •
  appear at such meeting or otherwise cause all shares of common stock owned by him to be counted as present at such meeting for purposes of calculating a quorum;

  •
  vote (or cause to be voted), in person or by proxy, all shares of common stock beneficially owned by him or as to which he has, directly or indirectly, the right to direct the voting, in favor of approval of the Purchase Agreement and approval of the transactions contemplated thereby; and

  •
  not sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of any shares of common stock beneficially owned by him; or

  •
  deposit any shares of common stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of common stock or grant any proxy with respect thereto, other than to other members of the board of directors of Peoples for the purpose of voting to approve the Purchase Agreement and matters related thereto.

  Regulatory Filings by Buyer

        Pursuant to the Purchase Agreement, Buyer and the Fund have agreed to prepare and file as promptly as possible all applications, filings, notices or registrations required to obtain the necessary regulatory approvals, authorizations and/or waivers to consummate the Transaction and the Reorganization.

  Reorganization

        Consummation of the Transaction pursuant to the Purchase Agreement is conditioned upon the Buyer and the Fund properly completing the various steps described below, which will be referred to as the Reorganization, and upon them obtaining all of the necessary regulatory approvals from the OTS for the reorganization. See "—Regulatory Approvals" for further information. Prior to the purchase of the assets and assumption of the liabilities of the Bank by the Buyer, the Buyer will convert from an Ohio-chartered bank to a federal savings association. The Buyer, the Fund and other investors will organize a new savings and loan holding company to hold all of the stock of the Buyer, which we refer to in this proxy statement as Buyer Parent. Buyer Parent will acquire all of the equity interests of the Buyer, thereby becoming its sole shareholder, after the completion of a share exchange transaction where the current shareholders of the Buyer will exchange their stock in the Buyer for stock in Buyer Parent, pursuant to a stock exchange agreement. Buyer Parent's acquisition of the stock of the Buyer and a concurrent capital investment will provide the necessary capital to enable the Buyer to purchase the assets and assume the liabilities of the Bank under the Purchase Agreement.

        Buyer and the Fund have agreed to use their best efforts to form Buyer Parent and to obtain the necessary regulatory approvals to allow Buyer Parent to become a unitary savings and loan holding company. Upon formation of Buyer Parent, Buyer Parent will adopt and approve the Purchase Agreement and thereby make various representations and warranties to Seller and Peoples similar to the representations and warranties made by Buyer and the Fund.

  Covenant Not to Compete

        As part of the Purchase Agreement, Seller and Peoples have agreed that, for two years after the closing, Seller and Peoples agree that they will not seek to obtain any state or federal authority to operate as a banking institution anywhere within a twenty-five mile radius of the Seller's current branches.

  Non-Solicitation

        As part of the Purchase Agreement, Seller and Peoples have agreed that during the two year period following the closing date they will not solicit or initiate communications with any of the Seller's customers for the purpose of inducing such customer to deposit money with or borrow money from, or to purchase products or services comparable to deposits or loans from, Seller or Peoples. Seller and Peoples have also agreed that during the two year period following the closing date they will not solicit any of Seller's employees located at its branches for employment.

  Access to Books and Records

        The parties have agreed that for a period of six years from the closing date, subject to applicable law, each party shall have commercially reasonable access to any books and records of the other party relating to the Assets and the Liabilities.

  Consents

        Pursuant to the Purchase Agreement, Seller has agreed to use commercially reasonable efforts to obtain any necessary consent to assignment for any of Seller's contracts, licenses, leases, commitments or other assets included in the Assets. If any such consent cannot be obtained, Seller has agreed to cooperate with Buyer in any lawful and reasonable arrangement designed to provide to Buyer the benefits under any such contract, license, lease, commitment or other asset.

Conversion and Transition Matters

  Contracts with Depositors

        Buyer will timely perform, honor, and assume all contractual deposit agreements and relationships between Seller and Seller's depositors with regard to the Liabilities after the closing of the Purchase Agreement and will do so in compliance with applicable laws. Buyer and Seller shall make appropriate arrangements with each other to provide for settlement by Buyer of checks, deposits, debits, returns, and other items.

  Data Processing Agreement and Hardware

        Seller will provide Buyer in advance of the closing of the transactions contemplated by the Purchase Agreement reasonable access to equipment and records in order to effectuate a conversion of the Deposit Liabilities and the Loans from Seller to Buyer.

  Loan Collections

        Buyer and Seller shall make appropriate arrangements with each other to provide for settlement by the party receiving payments of all payments of any kind made in relation to the Loans.

  Employment and Employee Benefit Matters

        The Buyer will make a written offer of employment to each employee of Seller selected by the Buyer to be an employee following the closing date. Each offer of employment will be effective on the closing date and will include compensation and benefits which are comparable to the compensation and benefits provided by Seller immediately prior to the closing. The Buyer will communicate the offers of employment to those employees of Seller to whom it determines to extend an offer by November 11, 2008. Each employee of Seller who accepts the Buyer's offer of employment shall be referred to as a "Hired Employee."

        Each Hired Employee will be given credit for his years of service with Seller prior to the closing date for purposes of determining eligibility, vesting, and severance benefits under any employee benefit plan of the Buyer, and any other employee benefit arrangement or payroll practice offered by the Buyer, provided that the Buyer will not be required to credit any Hired Employee with prior service for purposes of benefit accrual or contributions under any pension plan, profit sharing plan, savings or

401(k) plan. As of the closing date, each Hired Employee will cease to be covered by the employee benefit plans of Seller. Seller's employee benefit plans will retain responsibility for all claims incurred by such employees prior to the closing date.

        All of the branch employees of Seller that Buyer has not offered employment and who were not transferred to other positions within Seller or its affiliates will be terminated. Buyer will not provide, nor be responsible for, any severance or COBRA benefits to any such terminated employee.

  Assumption of IRAs

        Buyer agrees that after the closing of the transactions contemplated by the Purchase Agreement, it will perform all of the duties so delegated as successor custodian and comply with the terms of Seller's agreement with the depositors of the individual retirement accounts.

  Confidentiality

        The parties have agreed that all nonpublic information furnished in connection with the Transaction will be deemed to be proprietary and confidential information of the disclosing party. The receiving party agrees not to disclose such information to any third party other than its representatives or employees or, as necessary, to applicable regulatory agencies, to any shareholder holding at least 5% of the equity interests of such party, as required by applicable law or regulation, pursuant to a confidentiality agreement to a potential investor in Buyer Parent, or as otherwise contemplated in the Purchase Agreement or related schedules, provided however Buyer and the Fund shall be solely responsible for any such person's compliance with these confidentiality obligations. Regardless of whether the Transaction closes, each party agrees that it will not use or cause its affiliates to use the proprietary or confidential information of the other party for the purpose of soliciting customers or business of the other party.

Exclusive Dealing

        The Purchase Agreement provides that through the earlier of the closing date or the termination of the Purchase Agreement, neither Seller, Seller Parent nor any of their affiliates shall take any action to, directly or indirectly, encourage or initiate discussions or negotiations with, or provide any non-public information to, any person other than the Buyer and its affiliates and representatives concerning the sale of Assets and assignment of the Liabilities other than the Transaction. Notwithstanding the foregoing, Seller Parent or Seller may engage in discussions or negotiations with, or provide non-public information to, any person who has proposed a transaction for the merger, acquisition, stock or asset purchase or other similar business combination transaction of either Seller Parent or Seller provided the board of directors of Seller Parent or Seller, as the case may be, has determined in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the fiduciary duties under the applicable law of the board of directors of Seller Parent or Seller.

        Seller and Seller Parent have agreed to promptly communicate to the Buyer the terms of any proposal or inquiry that they or any of their affiliates or representatives may receive in respect of any such transaction other than the Transaction, or of any such negotiations or discussions being sought to be initiated with Seller, Seller Parent or any of their affiliates or representatives and the identity of such third party initiating any such proposal, inquiry, discussion or negotiation.

Regulatory Approvals

        Consummation of the transactions contemplated by the Purchase Agreement is subject to receipt of certain regulatory approvals. The OTS must approve the underlying transaction involving the purchase and sale of a substantial portion of the Bank's assets and the assumption of all the Bank's deposits and certain other liabilities by the Buyer under the Bank Merger Act.

        The OTS must also approve the Bank's application for voluntary dissolution, including a plan of dissolution for the Bank, so that the Bank can terminate its legal existence after it transfers its assets and the Transaction is consummated. In addition, the OTS must approve People's application to deregister as a savings and loan holding company once Peoples no longer controls the Bank.

        The Transaction is also conditioned upon the Buyer and the Fund obtaining regulatory approval for the Reorganization as described under "Proposal No. 1—Approval of the Purchase Agreement—Covenants—Reorganization" in this proxy statement.

        We filed all of our regulatory applications on                        , 2008. The Buyer filed its regulatory applications on                        , 2008. The Transaction will not proceed in the absence of the applicable regulatory approvals described above. There can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose terms, conditions, restrictions or requirements which would make consummation of the Transaction inadvisable for either party.

        The approval of any regulatory application merely implies the satisfaction of regulatory criteria for approval, which do not include review of the Transaction from the standpoint of the adequacy of the consideration to be received by us. Further, regulatory approvals do not constitute an endorsement or recommendation of the Transaction by the regulatory agency.

Conditions to Closing

        Completion of the Transaction is subject to the satisfaction of certain conditions set forth in the Purchase Agreement, or the waiver of such conditions by the party entitled to do so, at or before the closing date of the Transaction. Each party's obligation to consummate the Transaction under the Purchase Agreement is subject to the satisfaction on or prior to the closing date of the following conditions:

  •
  the Purchase Agreement, including, without limitation, the Transaction and the Reorganization must have been approved by all necessary state and federal regulatory agencies, all conditions to such approval must have been satisfied or waived, and all statutory waiting periods must have expired;

  •
  no order, injunction, decree, or other legal restraint or prohibition preventing or materially impacting the consummation of the Transaction, the Reorganization or the other transactions contemplated by the Purchase Agreement will be in effect;

  •
  no statute, rule, regulation, order, injunction, decree, or other legal restraint or prohibition, which prohibits, restrict or makes illegal the consummation of the transactions contemplated by the Purchase Agreement or otherwise materially alters their terms, will be in effect; and

  •
  no governmental proceeding seeking an injunction that prevents or materially impacts the consummation of the transactions contemplated by the Purchase Agreement will be pending.

        In addition to the foregoing conditions, the obligation of the Bank to consummate the Transaction is subject to the following conditions, any of which may be waived by the Bank:

  •
  there may not be any breach by the Buyer, Buyer Parent or the Fund in the performance of any of their respective covenants in the Purchase Agreement as of the closing date of the Transaction;

  •
  the representations and warranties of Buyer, Buyer Parent and the Fund in the Purchase Agreement that are qualified as to materiality must be true and correct as of the closing date of the Transaction, except as to any representation and warranty that specifically relates to an earlier date;

  •
  the representations and warranties of the Buyer, Buyer Parent and the Fund in the Purchase Agreement that are not qualified as to materiality must be true and correct in all material respects as of the closing date of the Transaction, except to any representation and warranty that specifically relates to an earlier date;

  •
  the directors and shareholders of the Buyer, Buyer Parent and the Fund must have taken all corporate action necessary to approve the transactions contemplated by the Purchase Agreement, including, without limitation, the Transaction, the Reorganization and certified copies of duly adopted board resolutions evidencing the required approvals must have been furnished to the Bank;

  •
  there must have been delivered to the Bank a certificate, dated as of the closing date, signed on behalf of the Buyer, Buyer Bank and the Fund by specified officers confirming compliance with certain of the foregoing conditions;

  •
  if the obligations of Peoples under its trust preferred issuances are assumed by Buyer Parent pursuant to the Purchase Agreement, Buyer Parent will be the sole guarantor of the trust preferred obligations, Buyer Parent must have assumed the trust preferred obligations, and Peoples and the Bank will no longer be obligated in any way for the trust preferred obligations after the closing date of the Transaction;

  •
  the Buyer and Buyer Parent must have delivered any other document or instrument reasonably requested by Peoples and the Bank to complete the transactions contemplated by the Purchase Agreement; and

  •
  the Buyer, Buyer Parent, if and when formed, and the Fund must have the requisite funding at all times from the date of satisfaction of the foregoing condition through the closing date of the Transaction.

        In addition to the other applicable conditions set forth above, the obligation of the Buyer to consummate the Transaction is subject to the following conditions, any of which may be waived by the Buyer:

  •
  there may not be any breach by the Bank in the performance of any of its covenants in the Purchase Agreement as of the closing date of the Transaction;

  •
  the representations and warranties of the Bank in the Purchase Agreement that are qualified as to materiality must be true and correct as of the closing date of the Transaction, except as to any representation and warranty that specifically relates to an earlier date;

  •
  the representations and warranties of the Bank in the Purchase Agreement that are not qualified as to materiality must be true and correct in all material respects as of the closing date of the Transaction, except to any representation and warranty that specifically relates to an earlier date;

  •
  the directors and shareholders of Peoples and the directors and shareholders of the Bank must have taken all corporate action necessary to approve the Transaction and the other transactions contemplated by the Purchase Agreement, and certified copies of duly adopted board resolutions evidencing the required approvals must have been furnished to the Buyer;

  •
  there may not be a material adverse change in the business or condition, financial or otherwise, of the branches of the Bank between the date of the Purchase Agreement and the closing date of the Transaction. A material adverse change, may include, without limitation, a decrease of 10% or more in the Bank's deposits, excluding brokered deposits, deposits of government units and other public entities, and secured investor custodial accounts, from the date of the Purchase Agreement until the closing date;

  •
  there may not be an adverse federal, state or local legislative or regulatory change affecting in any material respect the business of the Bank's branches between the date of the Purchase Agreement and the closing date of the Transaction;

  •
  there must have been delivered to the Buyer a certificate, dated as of the closing date, signed on behalf of the Bank by its president confirming compliance with certain of the foregoing conditions;

  •
  within 45 days of the date of the Purchase Agreement, the Bank must have delivered to the Buyer a title insurance commitment or commitments showing marketable title to the real estate and buildings being acquired by the Buyer. If the Buyer makes timely written objections to the title reflected in the title commitments or the results of any Phase I or Phase II environmental tests conducted with respect to the real property, the Bank must use reasonable efforts to timely cure the objections. If the Bank does not timely cure or commence to cure the objections to the Buyer's reasonable satisfaction, the Buyer may either terminate the Purchase Agreement or waive the objections and proceed to closing; and

  •
  the Bank must have delivered any other document or instrument reasonably requested by the Buyer to complete the transactions contemplated by the Purchase Agreement.

Termination of the Purchase Agreement

  •
  by the mutual written consent of the Seller and Buyer;

  •
  by either Seller or Buyer upon written notice thereof to the other party if any litigation or governmental proceedings arising out of, related to, or based on the Purchase Agreement has been instituted against Buyer or Seller and a determination of liability against such party would have a Material Adverse Effect or have a material adverse effect on the ability of such party to consummate the transactions contemplated by the Purchase Agreement;

  •
  by Buyer if (i) at the time of such termination any of the representations and warranties of Seller or Seller Parent contained in the Purchase Agreement shall not be true and correct in all material respects, or (ii) there shall have been any material breach of any covenant, agreement, or obligation of Seller or Seller Parent and in the case of (i) or (ii) such breach or failure shall not have been remedied within thirty (30) days after receipt of notice in writing from Buyer;

  •
  by Seller if (i) at the time of such termination any of the representations and warranties of Buyer, Buyer Parent or the Fund contained in the Purchase Agreement shall not be true and correct, or (ii) there shall have been any material breach of any covenant, agreement, or obligation of Buyer, Buyer Parent or the Fund and in the case of (i) or (ii) such breach or failure shall not have been remedied within thirty (30) days after receipt of notice in writing from Seller;

  •
  by Buyer, if Seller has failed to cure or commenced to cure to Buyer's reasonable satisfaction any of Buyer's written objections to the title insurance commitments or environmental tests in respect of the Premises within twenty (20) days after receipt of such written objection;

  •
  by Seller or Buyer if the closing has not occurred by December 31, 2008, unless the failure of the closing to occur by such date shall be due to the failure of the party seeking to terminate the Purchase Agreement to perform or observe the covenants and agreements of such party set forth therein or the parties determine in good faith to extend such date for an additional period;

  •
  by Buyer or Seller immediately upon receipt of notice that any regulatory approval required or contemplated by the Purchase Agreement has been denied;

  •
  by Buyer if Buyer has been requested to withdraw any regulatory application that is required for the transactions contemplated by the Purchase Agreement; provided, however, that Buyer shall have no right to terminate if such request for withdrawal is due to Buyer's or the Fund's failure to perform the covenants and agreements of Buyer and the Fund set forth in the Purchase Agreement or in connection with the Reorganization;

  •
  by Buyer or Seller if the shareholders of Seller Parent do not approve and adopt the Purchase Agreement at the special meeting or at any adjournment or postponement thereof; provided, however, that if Seller is the terminating party, Seller Parent may not be in material breach of any the covenants related to this proxy statement, the special meeting of shareholders or the required recommendation of the board of directors of Seller Parent; or

  •
  by Seller or Buyer, if prior to the meeting of Seller Parent's shareholders, any of the events triggering a Termination Fee occur. See "Proposal No. 1—Approval of the Purchase Agreement—Termination Fee."

Effect of Termination

        In the event the Purchase Agreement is terminated as described above, each party shall bear its own costs and expenses, and no party to the Purchase Agreement will have any liability or further obligation to any other party, except (i) for breaches of the confidentiality provisions of the Purchase Agreement and the events triggering a Termination Fee, and (ii) where such termination results from a material breach of the Purchase Agreement.

Termination Fee

        Seller Parent and Seller shall pay Buyer a termination fee of $500,000, plus costs and expenses incurred by Buyer, in the event that:

  •
  Seller or Seller Parent breaches the exclusive dealing covenants; or

  •
  the Purchase Agreement is terminated as a result of the failure of Seller Parent to obtain shareholder approval and Seller subsequently sells substantially all of its assets and transfers all of its deposit liabilities to a third party or Seller Parent is acquired by purchase, merger or consolidation within twelve (12) months after the termination of the Purchase Agreement.

        Seller Parent and Seller shall pay Buyer a termination fee of $3,000,000, plus costs and expenses incurred by Buyer, in the event that:

  •
  Seller subsequently enters into another agreement to sell substantially all of its assets and transfer all of its deposit liabilities to a third party; or

  •
  Seller Parent enters into an agreement with a third party concerning the acquisition of Seller Parent through a purchase, merger or consolidation.

        Buyer, Buyer Parent and the Fund shall pay Seller a termination fee of $500,000, plus costs and expenses incurred by Seller, in the event that:

  •
  all conditions precedent to Buyer's obligations in Section 9 of the Purchase Agreement have been satisfied and Buyer refuses to close the Transaction.

        Upon any of the events above, the payment of the termination fee shall be the sole remedy available to such party for termination of this Agreement.

Indemnification

        Peoples and the Bank have agreed to indemnify and hold the Buyer harmless, for a period of two years from the closing date of the Transaction, against any damages resulting from:

  •
  any misrepresentation by the Bank under the Purchase Agreement;

  •
  any breach by the Bank of a warranty contained in the Purchase Agreement;

  •
  agreements by employees or officers of the Bank not properly recorded in the Bank's records; or

  •
  nonfulfillment of any agreement by the Bank under the Purchase Agreement.

        We have also agreed to indemnify and hold the Buyer harmless against any damages resulting from, based upon or attributable to any liabilities, debts or obligations of the Bank that the Buyer has not expressly assumed under the Purchase Agreement.

        We will not have to indemnify the Buyer with respect to our obligation to repurchase certain past due or downgraded loans after the closing of the Transaction and with respect to our pledge of certain loans that we will continue to hold after the closing. The escrow account that we have agreed to maintain to secure our repurchase obligation and the payments received on the loans that we pledge until the amount in the escrow account reaches $5.0 million will be the Buyer's only remedy for any damages that may arise with respect to the repurchase obligation and the pledged loans. See "—Repurchase Obligation, Escrow Account and Pledge of Commercial Loans" for further information of our repurchase obligation and the pledged loans.

        The Buyer has agreed and Buyer Parent, by becoming a party to the Purchase Agreement when formed, will agree to indemnify and hold Peoples and the Bank harmless, for a period of two years from the closing date of the Transaction, against any damages resulting from:

  •
  any misrepresentation by the Buyer, Buyer Parent or the Fund under the Purchase Agreement;

  •
  any breach by the Buyer, Buyer Parent or the Fund of a warranty contained in the Purchase Agreement; or

  •
  nonfulfillment of any agreement by the Buyer, Buyer Parent or the Fund under the Purchase Agreement.

        The Buyer has also agreed and Buyer Parent, by becoming a party to the Purchase Agreement when formed, will agree to indemnify, defend and hold Peoples and the Bank harmless from any claims arising, after the closing date of the Transaction, out of the assets purchased and the liabilities assumed pursuant to the Purchase Agreement.

        The Purchase Agreement sets forth a minimum and maximum liability for an indemnifying party under these indemnification provisions. Peoples and the Bank or the Buyer and Buyer Parent, as the case may be, will not be liable until the aggregate damages exceed $100,000. In no event, will an indemnifying party's liability exceed the aggregate amount of the 5.5% premium that the Buyer will pay on certain deposits of the Bank. However, the minimum and maximum requirements do not apply with respect to any claims or damages related to:

  •
  a knowing and material breach of any representation and warranty;

  •
  an intentional breach of a covenant, obligation or agreement; or

  •
  fraud or willful misconduct.

Transaction Expenses

        Except as is otherwise specifically provided in the Purchase Agreement, each party will be responsible for paying their own costs and expenses in connection with the Purchase Agreement and the Transaction, including, but not limited to, all regulatory fees, attorney's fees, accounting fees and other expenses, whether the closing takes place or whether this Purchase Agreement is terminated.

Governing Law

        The Purchase Agreement is governed in all respects by the laws of the State of Ohio.

Interests of Certain Directors and Executive Officers in the Transaction

        In considering the recommendation of Peoples board of directors to vote in favor of the approval of the Purchase Agreement, shareholders should be aware that certain of Peoples executive officers and members of the board of directors have what could be regarded as personal interests in the Transaction that are different from, or in addition to, the interests of Peoples shareholders. The Peoples board of directors was aware of these interests and considered them, among other matters, before approving the Purchase Agreement and the transactions contemplated by the Purchase Agreement. See "Proposal No. 1—Approval of the Purchase Agreement—Background of the Transaction."

         Existing Employment and Change in Control Agreements.    Each of Jerry D. Williams, President and Chief Executive Officer of Peoples, Thomas J. Noe, Executive Vice President and Chief Financial Officer of Peoples, and Stephen D. Wood, Senior Vice President of Peoples are parties to employment agreements with Peoples and the Bank. In addition, each of Lori M. Henn, Fred L. Darlington, Rick W. Wade, Jerry L. Gore and Joan B. Woodward, Senior Vice Presidents of Peoples, are parties to change in control agreements with Peoples and the Bank. The employment agreements provide that in certain circumstances in connection with a change in control of Peoples, the executive will be entitled to a cash severance amount equal to three times his or her average annual compensation for the last five calendar years, plus the continuation of certain miscellaneous fringe benefits, subject to reduction pursuant to Section 280G of the Internal Revenue Code. The change in control agreements provide that in the event of their voluntary or involuntary termination following a change in control of Peoples, the executive would be entitled to receive a severance payment equal to one times his or her average annual compensation for the five most recent taxable years. As a result of such agreements and in connection with the Transaction, based on certain assumptions, Messrs. Williams, Noe, Wood, Darlington, Wade and Gore will receive lump sum payments of approximately $            , $            , $            , $            , $            and $            , respectively, and Mesdames Henn and Woodward will receive lump sum payments of approximately $            and $            , respectively.

         Restricted Stock Awards.    Under Peoples' recognition and retention plans, all previously granted unvested restricted stock awards will become fully vested as a result of the Transaction. As of the date of this document, Messrs. Williams, Noe and Wood and Ms. Henn had 1,196, 1,104, 227 and 724 unvested stock awards which will become fully vested. Other than Mr. Rathkamp, none of the Peoples directors have any unvested restricted stock awards. As of the date of this document Mr. Rathkamp had 859 unvested stock awards which will become vested.

 PROPOSAL 2

GRANT OF DISCRETIONARY AUTHORITY TO ADJOURN THE SPECIAL
MEETING TO SOLICIT ADDITIONAL PROXIES

        Although it is not expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any such adjournment of the special meeting may be made without notice, other than by the announcement made at the special meeting, by approval of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the special meeting, whether or not a quorum exists. We are soliciting proxies to grant discretionary authority to the persons named as proxies to adjourn the special meeting for the purpose of soliciting additional proxies in favor of Proposal No. 1. The individuals to whom proxies are granted will have the discretion to decide whether or not to use the authority granted to them pursuant to Proposal No. 2 to adjourn the special meeting.

Vote Required

        Approval of the adjournment proposal requires the affirmative vote of the holders of a majority in interest of those present in person or by proxy and entitled to vote at the special meeting.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO GRANT MANAGEMENT THE DISCRETIONARY AUTHORITY TO ADJOURN THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF PROPOSAL NO. 1.

 INFORMATION ABOUT PEOPLES

General

        Peoples was organized in December 1999 at the direction of the board of directors of The People's Building, Loan and Savings Company, presently the Bank, for the purpose of holding all of the capital stock of the Bank and in order to facilitate the conversion of the Bank from an Ohio-chartered mutual savings and loan association to a federally-chartered stock savings bank. People's assets consist primarily of the outstanding shares of common stock of the Bank. Peoples has no significant liabilities other than junior subordinated debentures issued in fiscal 2005 and $17.5 million of debt currently outstanding under a line of credit which is secured by the outstanding shares of common stock of the Bank. The management of Peoples and the Bank are substantially identical and Peoples neither owns nor leases any property but instead uses the premises, equipment and furniture of the Bank. At June 30, 2008, the Company had $769.5 million in total assets, $630.2 million in deposits, $76.6 million in borrowings (excluding subordinated debentures) and $39.0 million of stockholders' equity. The Company's principal executive office is located at 6100 West Chester Road, West Chester, Ohio 45069. The Company's telephone number is (513) 870-3530.

        The Bank is a federally-chartered stock savings bank that was originally organized in 1889. The Bank conducts its business from nineteen full service offices in Hamilton, Warren and Butler counties in southwest Ohio and Dearborn and Ohio counties in southeast Indiana. The Bank is primarily engaged in attracting deposits from the general public and using those funds to originate loans and invest in securities. The Bank's primary lending emphasis has been, and continues to be, loans secured by first liens on one-to-four-family residential properties located in its local market.

        As a result of acquisitions and internal growth, the Company grew from $416.0 million in total assets as of September 30, 2001 to a high of $1.0 billion in total assets as of December 31, 2005. Between the completion of the public offering in March 2000 and December 31, 2005, the Company acquired five financial institutions with aggregate total assets as of the time of acquisition of $428.5 million. Also, in September 2003, the Company purchased $32.8 million in loans and assumed $55.6 million in deposits in connection with the acquisition of two branch offices from another financial institution. The Company supplemented this growth from acquisitions with loan generation secured primarily by real estate in its market area. Total gross loans increased from $419.5 million at September 30, 2001 to $851.3 million at December 31, 2005. In addition, since September 30, 2000, the Company expanded its franchise through the opening of six full service branch offices. These new branch offices, as well as acquired branch offices, have expanded the Company's market presence. The Company's loan growth has been funded in part by deposits. The Company had placed an emphasis on deposit generation both internally and through whole bank and branch acquisitions. Deposits increased from $233.1 million at September 30, 2001 to $735.2 million at December 31, 2007.

        Beginning in early 2007, the Company began to reduce all aspects of its lending exposure due in large part to the downturn in the local economy and, in particular, values of residential and residential development properties. Further, beginning in 2006, the Company revised its underwriting standards to place an increased focus on cash flow analysis, tightened its credit standards and provided additional resources to the resolution of its classified assets. Despite the actions taken by the Company, the continued recessionary forces in the local economy have had a significant adverse impact on the Company's financial condition and results of operations. Net losses from operations amounted to $14.7 million, $33.3 million and $4.1 million for the six months ended June 30, 2008, the year ended 2007, and the year ended 2006, respectively. Stockholders' equity decreased from $86.0 million or 8.36% of total assets at December 31, 2005 to $39.0 million or 5.06% of total assets at June 30, 2008. Further, the level of the Company's non-performing assets has and will continue to negatively impact the Company's interest rate spread, interest income, provision for losses on loans and net earnings or loss. Non-performing assets totaled $52.2 million, $32.8 million, and $26.1 million at June 30, 2008,

December 31, 2007, and December 31, 2006, respectively. While the Company has devoted and will continue to devote substantial management resources toward the resolution of all delinquent and non-performing assets, no assurance can be made that management's efforts will be successful.

        The OTS is the primary federal regulator of the Bank. The OTS has, in light of the Company's recent losses and levels of nonperforming assets, imposed certain operations restrictions on the Company and the Bank, many of which had previously been taken by the Company and the Bank. On April 2, 2008, the Company and the Bank each consented to the terms of the Orders. The Company attached copies of the Orders to a Current Report on Form 8-K filed with the SEC on April 3, 2008.

        The Orders require the Company and the Bank to, among other things, file with the OTS within prescribed time periods updated business plans, which specifically incorporate the requirements set forth in the Orders and comments contained in the most recently completed examinations of the Company and the Bank. On a quarterly basis, the Bank and the Company will be required to compare the projected operating results from the business plans with the actual results. The results of this variance analysis are to be submitted to the OTS within the prescribed time periods. In addition, the Orders require that the Company and the Bank receive the permission of the OTS prior to (i) making or declaring any dividends or payments on their outstanding securities; (ii) adding or replacing a director or hiring a senior executive officer; and (iii) making any golden parachute payments to any institution-affiliated party. Pursuant to the Order issued to the Company, the Company must also receive the permission of the OTS prior to increasing its debt position and before any repurchase of its securities.

        The Order issued to the Bank also requires the Bank to take or refrain from certain actions, including (i) not making any new loans or issuing new lines of credit for land acquisition or development, speculative residential construction, commercial and multi-family construction, acquisition or retention of commercial property, and non-owner occupied one-to-four-family residential property; (ii) engaging an independent consultant to conduct a loan portfolio review for the purpose of determining asset quality and the appropriateness of the Bank's asset classification process related to loan relationships that equal or exceed $4.0 million; (iii) establishing a plan for reducing adversely classified assets; (iv) reviewing and, where appropriate, adjusting the Bank's allowance for loan and lease losses methodology; (v) limiting asset growth during each calendar quarter to an amount not to exceed net interest credited on deposit liabilities; and (vi) establishing an Oversight Committee of the Bank's board of directors comprised of independent outside directors. In an effort to proactively address the downturn in the local real estate market, the Bank had previously curtailed or ceased the lending activities restricted in the Orders.

        Management of the Company and the Bank is working diligently to resolve the issues associated with the Company's nonperforming assets and to provide the information or take the actions required by the Orders. As previously discussed, management and the board of directors considered strategic alternatives available to the Company and the Bank, resulting in the execution of the Purchase Agreement. As required, the Company and the Bank have filed a consolidated business plan with the OTS covering operations through 2010. The Company's business plan contemplates, among other things, a consolidation of the Company's operations through branch sales and a reduction in adversely classified assets through loan resolutions, repayments, sales and charge-offs. A revised business plan has been prepared and submitted by the Company to the OTS.

        The report of the Company's independent registered public accounting firm for the fiscal year ended December 31, 2007, contained an explanatory paragraph as to the Company's ability to continue as a going concern primarily due to the Company's current lack of liquidity to repay its $17.5 million obligation under an outstanding line of credit. The line of credit is secured by all outstanding shares of common stock of the Bank. The Orders prohibit the Bank from paying cash dividends to the Company without the prior consent of the OTS and the Company will only be able to rely upon existing cash and cash equivalents as sources of its liquidity. Without the ability to rely on dividends from the Bank, the Company will require funds from other capital sources to meet its obligations such as restructuring the current line of credit or replacing the current line of credit. The Company was not in compliance with one of the loan covenants at December 31, 2007 and at June 30, 2008. Effective July 24, 2008, the Company entered into the Forbearance Agreement with Integra which extended the repayment period and allowed the Company to structure a transaction which would result in repayment of the $17.5 million line of credit in full. Peoples has received written notification from Integra indicating that the Transaction constitutes an "Acceptable Transaction Agreement" under the Forbearance Agreement and, accordingly, Integra has extended the forbearance period to December 31, 2008.

        In light of the matters discussed above, the Company established a $4.4 million valuation allowance of deferred federal income taxes, thus decreasing the tax benefit recorded during the year by the Company. Generally, the losses incurred in 2006 and 2007 resulted in deferred federal income taxes or deferred tax assets which may be utilized against current period earnings, carried back against prior years' earnings or utilized to the extent of management's estimate of future taxable income. The valuation allowance was established since the Company's current liquidity position may impair the Company's ability to generate future taxable income, and therefore, impair its ability to realize all benefits of the deferred tax asset.

        Current OTS capital standards require savings institutions to satisfy three different capital requirements. Under these standards, savings institutions must maintain tangible capital equal to at least 1.5% of adjusted total assets, core capital equal to at least 4.0% of adjusted total assets and total capital equal to at least 8.0% of risk-weighted assets. At June 30, 2008, the Bank exceeded all of such capital requirements, with tangible, core and risk-based capital ratios of 7.9%, 7.9% and 12.3%, respectively. Further, at such date, the Bank was deemed a well capitalized institution under the regulatory framework for prompt correction action purposes.

        The Bank is subject to examination and comprehensive regulation by the OTS, which is the Bank's chartering authority and primary federal regulator. The Bank is also regulated by the Federal Deposit Insurance Corporation (the "FDIC"), administrator of the Deposit Insurance Fund. The Bank is a member of the Federal Home Loan Bank (the "FHLB") of Cincinnati, which is one of the 12 regional banks comprising the FHLB System.

        As previously announced, the board of directors of the Company adopted an amendment to Article VI of the Company's Bylaws to change the Company's fiscal year end from September 30, to December 31, effective retroactively to January 1, 2006, in order to increase operational efficiency. As a result, the consolidated statements of financial condition compare December 31, 2007 to December 31, 2006, while the consolidated statements of operations, the consolidated statements of comprehensive income (loss), and the consolidated statements of cash flow reflect, as applicable, the twelve month periods ended December 31, 2007 and December 31, 2006, the three-month period ended December 31, 2005, and the twelve-month period ended September 30, 2005.

BUSINESS OF PEOPLES

Lending Activities

         General.    At June 30, 2008, the net loan portfolio of Peoples totaled $570.4 million, representing approximately 74.1% of total assets at that date. Historically, the principal lending activity of Peoples has been the origination of residential and nonresidential real estate loans. At June 30, 2008, residential loans amounted to $365.2 million, or 58.0% of the gross loan portfolio. Nonresidential real estate and land loans totaled $123.6 million, or 19.6% of the gross loan portfolio. Construction loans amounted to $107.8 million, or 17.1% of the gross loan portfolio as of June 30, 2008. Approximately 90% of the construction loan balance is for residential construction. Further, commercial loans amounted to $16.7 million, or 2.7% of the gross loan portfolio at June 30, 2008 and consumer loans amounted to $15.9 million, or 2.5% of the gross loan portfolio at such time. The Company curtailed its acquisition and development lending, one-to-four-family residential investment lending, and unsecured commercial lending beginning in early 2007 due in large part to the downturn in the local housing market, the increase in the Bank's nonaccrual loans and charge-offs, and to realign the portfolio due to loan concentrations. Further, as discussed above, the Bank is currently prohibited from making any new loans or issuing new lines of credit for the following purposes:

  •
  land acquisition or development;

  •
  speculative residential construction;

  •
  commercial and multi-family construction;

  •
  acquisition or retention of commercial property; and

  •
  non-owner occupied one-to-four-family property.

        A savings institution generally may not make loans to one borrower and related entities in an amount which exceeds 15% of its unimpaired capital and surplus. However, loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities. At June 30, 2008, Peoples' regulatory limit on loans-to-one borrower was $13.9 million. All of Peoples' five largest loans or groups of loans-to-one borrower, amounting to $12.9 million, $11.9 million, $9.7 million, $9.4 million and $8.4 million at June 30, 2008 were performing in accordance with their terms at such date.

         Loan Portfolio Composition.    The following table sets forth the composition of Peoples' loans at the dates indicated.

			December 31,						September 30,
	June 30, 2008
			2007		2006		2005		2005		2004		2003
	Amount	Percent of net loans	Amount	Percent of net loans	Amount	Percent of net loans	Amount	Percent of net loans	Amount	Percent of net loans	Amount	Percent of net loans	Amount	Percent of net loans
	(Dollars in Thousands)
Mortgage loans:
One-to-four-family	$297,090	52.1%	$311,968	49.2%	$343,346	42.3%	$341,233	40.1%	$252,424	35.8%	$226,735	37.8%	$230,775	41.7%
Multi-family	68,067	11.9	82,176	12.9	122,221	15.0	124,984	14.7	122,802	17.4	106,799	17.8	95,459	17.2
Nonresidential real estate and land	123,621	21.7	128,955	20.3	140,909	17.3	147,086	7.3	132,502	18.8	158,907	26.5	131,444	23.7
Construction	107,788	18.9	144,171	22.7	234,830	28.9	259,249	30.4	220,733	31.3	124,996	20.9	122,598	22.1

Total mortgage loans	596,566	104.6	667,270	105.1	841,306	103.5	872,552	102.5	728,461	103.3	617,437	103.0	580,276	104.7
Commercial loans	16,705	2.9	20,012	3.2	30,933	3.8	47,258	5.6	43,231	6.1	33,238	5.5	29,955	5.4
Consumer loans	15,915	2.8	16,758	2.6	23,022	2.9	24,898	2.9	22,502	3.2	21,781	3.6	11,769	2.1

Total loans receivable	629,186	110.3	704,040	110.9	895,261	110.2	944,708	111.0	794,194	112.6	672,456	112.1	622,000	112.2
Less:
Undisbursed portion of loans in process	(24,852)	(4.4)	(33,661)	(5.3)	(62,042)	(7.6)	(77,094)	(9.1)	(72,894)	(10.3)	(59,045)	(9.8)	(55,308)	(10.0)
Allowance for loan losses	(32,858)	(5.7)	(34,499)	(5.4)	(18,369)	(2.3)	(13,444)	(1.6)	(13,697)	(1.9)	(11,025)	(1.8)	(9,744)	(1.8)
Deferred loan fees	(1,115)	(0.2)	(1,459)	(0.2)	(2,272)	(0.3)	(2,900)	(0.3)	(2,889)	(0.4)	(2,920)	(0.5)	(2,597)	(0.4)

Loans receivable, net	$570,360	100.0%	$634,421	100.0%	$812,578	100.0%	$851,270	100.0%	$704,714	100.0%	$599,466	100.0%	$554,351	100.0%

         Origination of Loans.    In addition to the Orders and applicable banking laws and regulations, the lending activities of Peoples are subject to the written underwriting standards and loan origination procedures established by the board of directors and management. Loan originations are obtained through a variety of sources, including referrals from real estate brokers, builders and existing customers. Written loan applications are taken by loan relationship managers and branch personnel. Credit reports, appraisals and other documentation involved with a loan are obtained as necessary. Property valuations are performed by independent outside appraisers approved by the Board of directors of Peoples. The Bank's underwriting standards primarily focus on the borrower's cash flow capacity to service the loan and to a lesser extent, the collateral value. This represents a transition from underwriting standards primarily based on collateral value, which are generally used by thrifts, to underwriting standards more widely used by commercial banks.

        Under the real estate lending policy of Peoples, a title opinion must be obtained for each real estate loan. Peoples also requires fire and extended coverage casualty insurance in order to protect the properties securing its real estate loans. Borrowers must also obtain flood insurance policies when the property is in a flood hazard area as designated by the Department of Housing and Urban Development. Peoples does not require borrowers to advance funds to an escrow account for the payment of real estate taxes or hazard insurance premiums.

        Peoples' loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the property or project and the adequacy of the value of the collateral that will secure the loan. The board of directors has granted loan approval authority of up to $1 million to any two senior officers or the Loan Committee. The Loan Committee, which is chaired by the Chief Lending Officer, may also approve loans being renewed or refinanced for any amount provided that no additional funds are advanced.

         Activity in Loans.    The following table shows the activity in Peoples' loans during the periods indicated.

	Six Months Ended June 30,		Year Ended December 31,		Three Months Ended December 31,	Year Ended September 30,
	2008	2007	2007	2006	2005	2005	2004	2003
	(In Thousands)
Total loans held at beginning of period	$704,040	$895,261	$895,261	$944,708	$794,194	$672,456	$622,000	$556,850
Originations of loans:
Mortgage loans:
One-to-four-family	17,280	36,400	58,345	90,797	29,831	79,588	89,145	63,502
Multi-family	362	3,174	7,664	40,510	12,659	42,248	29,357	50,686
Construction	6,323	31,877	29,131	106,240	19,295	91,494	75,278	101,019
Nonresidential real estate and land	4,282	20,401	49,626	80,004	32,450	85,658	70,158	30,170
Commercial loans	1,701	10,779	15,012	18,995	8,899	34,768	23,051	25,852
Consumer loans	938	291	2,656	5,093	846	11,058	12,374	7,344

Total originations(1)	30,886	102,922	162,434	341,639	103,980	344,814	289,465	278,573
Increase due to Ameriana branch acquisition	—	—	—	—	—	—	—	32,769
Increase due to American State acquisition	—	—	—	—	—	38,358	—	—
Increase due to Peoples Federal acquisition	—	—	—	—	122,643	—	—	—
Increase due to Mercantile acquisition	—	—	—	38,030	—	—	—	—

Total increases	—	—	—	38,030	122,643	38,358	—	311,342
Transfers to real estate owned	(4,353)	—	(6,861)	(1,008)	—	(1,854)	(513)	(2,863)
Charge-offs	(5,348)	(13,992)	(18,284)	(13,103)	(2,206)	(1,081)	(2,360)	(2,122)
Other increases (decreases)(2)	(8,840)	(40,989)	(59,147)	(48,481)	2,188	5,197	(9,641)	5,879
Repayments	(87,199)	(152,808)	(269,363)	(366,524)	(76,091)	(263,696)	(236,398)	(247,086)

Net activity in loans	(74,854)	(104,867)	(191,221)	(49,447)	150,514	121,738	50,456	65,150

Gross loans held at end of period	$629,186	$790,394	$704,040	$895,261	$944,708	$794,194	$672,456	$622,000

(1)
Undisbursed portions of loans in process totaled $24.9 million and $47.3 million at June 30, 2008 and 2007, respectively, $33.7 million, $62.0 million and $77.1 million at December 31, 2007, 2006 and 2005, respectively, and $72.9 million, $59.0 million and $55.3 million at September 30, 2005, 2004 and 2003, respectively.

(2)
Includes loan participations sold of $69,000 and $437,000 during the six months ended June 30, 2008 and 2007, respectively, and $4.9 million, $5.1 million, $1.1 million, $5.0 million and $10.2 million in fiscal 2007, 2006, 2005, 2004 and 2003, respectively. There were no loan participations sold for the three months ended December 31, 2005. For the six months ended June 30, 2008 and 2007, includes whole loans sold of $3.3 million and $5.2 million, respectively; for fiscal 2007, 2006, 2005, 2004 and 2003, includes whole loans sold of $27.1 million, $29.5 million, $6.7 million, $9.9 million and $0.0 million respectively; and for the three months ended December 31, 2005, includes whole loans sold of $3.5 million. The reduction in total loans resulting from sales of loans and loan participations during the six months ended June 30, 2008 and 2007, fiscal 2007 and 2006, the three months ended December 31, 2005, and fiscal 2005, 2004 and 2003 was offset (increased) by increases (decreases) in undisbursed loans in process and other net items totaling approximately $(5.4) million, $(35.5) million, $(27.1) million, $(13.9) million, $5.7 million, $13.0 million, $5.3 million and $16.1 million, respectively.

        The significant repayments of $87.2 million, $269.4 million, $366.5 million, $263.7 million, $236.4 million and $247.1 million during the six months ended June 30, 2008, fiscal 2007, 2006, 2005, 2004, and 2003 respectively, were primarily due to the repayment of short-term construction loans and land development loans as well as the refinancing activity related to adjustable-rate one-to-four-family residential loans that were set to reprice in the current year.

        Charge-offs of $5.3 million during the six months ended June 30, 2008 consisted primarily of $1.2 million in loans secured by one-to-four-family residential real estate, $1.3 million in loans secured by multi-family residential real estate, $944,000 in construction loans, $1.5 million in loans secured by nonresidential real estate and land, and $362,000 in commercial and consumer loans. The increase in charged-off loans was primarily due to both real estate investors and developers experiencing cash flow difficulties and the downturn in the local economy. See "Asset Quality."

        Although federal laws and regulations permit savings institutions to originate and purchase loans secured by real estate located throughout the United States, Peoples generally confines its lending activity to its primary market area of Warren, Butler and Hamilton Counties in Ohio and Dearborn and Ohio Counties in Indiana. Subject to its loans-to-one borrower limitation, Peoples is permitted to invest without limitation in residential mortgage loans and up to 400% of its capital in loans secured by non-residential or commercial real estate. Peoples may also invest in secured and unsecured consumer loans in an amount not exceeding 35% of total assets. This 35% limitation may be exceeded for certain types of consumer loans. In addition, Peoples may invest up to 10% of its total assets in secured and unsecured loans for commercial, corporate, business or agricultural purposes. At June 30, 2008, Peoples was within each of the above lending limits. Notwithstanding the foregoing, Peoples' lending activities are significantly restricted due to the requirements of the Orders. See "Information about Peoples."

         One-to-Four-Family-Residential Real Estate Loans.    The primary real estate lending activity of Peoples continues to be the origination of loans secured by residential real estate. At June 30, 2008, $297.1 million, or 52.1% of the net loan portfolio of Peoples consisted of conventional one-to-four-family residential loans, compared to $312.0 million, or 49.2% at December 31, 2007, $343.3 million, or 42.3% at December 31, 2006 and $341.2 million or 40.1% at December 31, 2005. Owner occupied residential real estate loans are not restricted by the Orders.

        The loan-to-value ratio, maturity and other provisions of the loans made by Peoples generally have reflected Peoples' policy of making less than the maximum loan amount permissible under applicable regulations, in accordance with sound lending practices, market conditions and underwriting standards established by Peoples. Peoples' lending policies on one-to-four-family residential mortgage loans generally limit the loan-to-value ratio to 80% of the lesser of the appraised value or purchase price of the property. Residential mortgage loans are amortized on a monthly basis with principal and interest due each month. The loans generally include "due-on-sale" clauses.

        The residential mortgage loans originated by Peoples consist of fixed rate and adjustable rate loans. Presently, the one-to-four-family fixed-rate residential mortgage loans originated by Peoples have terms of up to 30 years. In addition, Peoples originates adjustable-rate mortgage loans on which the interest rate adjusts every one, three or five years based upon the one-year or three-year rate on T-bills plus a specified margin. During fiscal 2004, Peoples introduced a five-year fixed-rate balloon product and a five-year fixed-rate product which adjusts on an annual basis thereafter based on the one-year rate on T-bills. At June 30, 2008, $150.0 million, or 50.5% of our one-to-four-family residential loans were fixed rate and $147.1 million, or 49.5% were adjustable rate. Most of Peoples' one-to-four-family loans originated during the first six months of 2008 were originated for its portfolio. Some of these loans did not conform to Fannie Mae or Freddie Mac requirements, and therefore, could not be sold in the secondary market.

        Peoples' non-owner occupied residential mortgage loans have been originated primarily to investors and builders, and have been made on substantially the same terms as owner occupied residential real estate loans. In 2007, the Company curtailed its one-to-four-family residential lending to investors, due in large part to the downturn in the local housing market, the increase in the Bank's nonaccrual loans and charge-offs, and to realign the portfolio due to loan concentrations. As previously stated, Peoples is currently prohibited from originating such loans. See "Information about Peoples."

         Multi-Family Residential Loans.    Peoples has also originated multi-family (over four units) residential loans. Peoples' multi-family loans are primarily secured by apartment buildings or apartments being converted to condominium units. The multi-family residential mortgage loans of Peoples have been underwritten on substantially the same basis as its nonresidential real estate loans, discussed below, although loan-to-value ratios are generally limited to 80%. At June 30, 2008, Peoples had $68.1 million in multi-family residential mortgage loans, which amounted to 11.9% of Peoples' net loan portfolio, compared to $82.2 million, or 12.9% at December 31, 2007 and $122.2 million, or 15.0% at December 31, 2006. As previously stated, Peoples is currently prohibited from originating such loans. See "Information about Peoples."

         Nonresidential Real Estate and Land Loans.    Peoples' nonresidential real estate and land loan portfolio primarily consists of loans secured by land for development purposes, professional offices, small retail centers, warehouses and building lots located within Peoples' primary market area. Nonresidential real estate and land loans amounted to $123.6 million, or 21.7% of the net loan portfolio at June 30, 2008. This compares to $129.0 million, or 20.3% at December 31, 2007 and $140.9 million, or 17.3% at December 31, 2006. As previously stated, Peoples is currently prohibited from originating such loans. See "Information about Peoples."

        Nonresidential real estate loans originated by Peoples typically have a loan-to-value ratio of 75% or less and generally have higher interest rates than one-to-four-family residential mortgage loans with similar terms and structure. The maximum original term of Peoples' nonresidential real estate loans is 25 years. Decisions to lend are based on the economic viability of the property and the creditworthiness of the borrower. Creditworthiness is determined by considering the character, experience, management and financial strength of the borrower, and the ability of the property to generate adequate funds to cover both operating expenses and debt services. In evaluating whether to make a nonresidential real estate loan, Peoples places primary emphasis on the ratio of net cash flow to debt service on the property and generally requires a ratio of cash flow to debt service of at least 120%, computed after deduction for a vacancy factor and property expenses as Peoples deems appropriate.

        The land loans of Peoples generally are secured by unimproved land, land which is being developed into lots, or lots which have been developed for single-family homes. Unimproved land loans generally have a loan-to-value ratio of up to 65%, require monthly payments of interest only, and mature within one year. Development loans generally have a loan-to-value ratio of up to 75%, require monthly payments of interest only, and mature within one or two years. Lot loans generally have a loan-to-value ratio of up to 80%, require monthly payments of interest only, and mature within one or two years.

        Nonresidential real estate lending is generally considered to involve a higher degree of risk than one-to-four-family residential lending. Such lending typically involves large loan balances concentrated in a single borrower or groups of related borrowers for rental or business properties. In addition, the payment experience on loans secured by income-producing properties is typically dependent on the success of the operation of the related project and thus is typically affected by adverse conditions in the real estate market and in the economy. Peoples generally attempts to mitigate the risks associated with its nonresidential real estate lending by, among other things, lending primarily in its market area and using reasonable loan-to-value ratios in the underwriting process.

        Land development and acquisition loans involve significant additional risks when compared with loans on existing residential properties. These loans may involve larger loan balances to single borrowers, and the payment experience may be dependent on the successful development of the land and the sale of the lots. These risks can be significantly impacted by supply and demand conditions as well as local economic conditions. In early 2007, the Bank curtailed new origination of land development and acquisition loans based on the downturn in the local housing market, the increase in the Bank's nonaccrual loans and charge-offs, and to realign the portfolio due to loan concentrations. As previously stated, Peoples is currently prohibited from originating such loans. See "Information about Peoples."

         Construction Loans.    At June 30, 2008, Peoples had approximately $107.8 million, or 18.9% of the net loan portfolio in construction loans, compared to $144.2 million, or 22.7% at December 31, 2007 and $234.8 million, or 28.9% at December 31, 2006. The construction loans of Peoples have been comprised of loans made to builders on a pre-sold basis, as well as to builders for homes on an unsold or speculative basis.

        Peoples' construction loans to builders have generally been made with a term not to exceed twelve months. Interest-only payments are required during the construction period, which is typically twelve months. Peoples generally limits the number of unsold homes under construction to its builders. This number is dependent on the financial strength of the builder, marketability of the property and the Bank's experience with and present exposure to the builder. In addition, loans made to borrowers to construct their personal residences are originated at one closing as a construction/permanent loan.

        Peoples has also originated loans for the construction of nonresidential real estate such as small office buildings and warehouses. These loans are typically originated as construction/permanent loans with interest only payments during the construction period and converting to a permanent loan at the end of the construction period. These loans are generally made with a construction term of 12 months. The loan to value ratio is generally limited to 75% on these loans on an "as completed" basis.

        Prior to making a commitment to fund a construction loan, Peoples requires an appraisal of the property. Peoples also generally requires third party inspections of each project prior to disbursement of funds. Loan proceeds are then disbursed based on a percentage of completion. Construction lending is generally considered to involve a higher degree of risk of loss than long-term financing on improved, owner-occupied real estate because of the uncertainties of construction, including the possibility of costs exceeding the initial estimates and the need to obtain a tenant or purchaser if the property will not be owner-occupied. Peoples generally attempts to mitigate the risks associated with construction lending by, among other things, primarily lending in its market area, using conservative underwriting guidelines, and monitoring the construction process. Peoples is currently prohibited from originating speculative residential construction loans, multi-family residential construction loans and commercial construction loans. See "Information about Peoples."

         Commercial Loans.    Peoples' commercial loans consist primarily of secured and unsecured lines of credit predominantly to builders and developers for working capital purposes, and to a lesser extent, loans secured by business equipment. At June 30, 2008, commercial loans amounted to $16.7 million, or 2.9% of Peoples' net loan portfolio, compared to $20.0 million, or 3.2% at December 31, 2007 and $30.9 million, or 3.8% at December 31, 2006. In early 2007, the Bank curtailed new origination of commercial unsecured loans in recognition of the downturn in the local housing market and the increase in the Bank's nonaccrual loans and charge-offs. As previously stated, Peoples is currently prohibited from originating such loans. See "Information about Peoples."

         Consumer Loans.    Peoples' consumer and other loans consist of loans secured by deposit accounts, automobiles and stock. At June 30, 2008, consumer and other loans amounted to $15.9 million, or 2.8% of Peoples' net loan portfolio, compared to $16.8 million, or 2.6% at December 31, 2007 and $23.0 million, or 2.9% at December 31, 2006.

         Loan Origination and Other Fees.    In addition to interest earned on loans, Peoples receives loan origination fees or "points" for originating loans. Loan points are a percentage of the principal amount of the mortgage loan and are charged to the borrower in connection with the origination of the loan. In accordance with Statement of Financial Accounting Standards No. 91, loan origination fees and certain related direct loan origination costs are offset, and the resulting net amount is deferred and amortized as interest income over the contractual life of the related loans as an adjustment to the yield of such loans. Peoples had $1.1 million, $1.5 million and $2.3 million of deferred loan fees at June 30, 2008, December 31, 2007 and December 31, 2006, respectively.

         Contractual Principal Repayments and Interest Rates.    The following table sets forth the contractual principal repayments of Peoples' loans at June 30, 2008. Demand loans, loans having no schedule of repayments and no stated maturity and overdraft loans are reported as due in one year or less. Total contractual principal repayments due after June 30, 2009 are also broken out for fixed-rate and adjustable-rate loans.

	Principal Repayments Contractually Due for the Periods Beginning and Ending June 30,
	2008- 2009	2009- 2010	2010- 2011	2011- 2013	2013- 2018	2018- 2023	Thereafter	Total at June 30, 2008
	(In Thousands)
Mortgage loans:
One-to-four-family	$79,651	$9,726	$9,828	$19,213	$51,141	$39,439	$88,092	$297,090
Multi-family	15,788	3,360	3,200	5,456	9,604	6,844	23,815	68,067
Nonresidential real estate and land	48,396	5,530	5,624	8,362	17,469	14,140	12,381	111,902
Construction	108,452	5,395	207	448	1,579	915	2,511	119,507
Commercial loans	14,324	1,267	438	398	278	—	—	16,705
Consumer loans	15,612	150	109	44	—	—	—	15,915

Total	$282,223	$25,428	$19,406	$33,921	$80,071	$61,338	$126,799	$629,186

        Of the $347.0 million of loan principal payments contractually due after June 30, 2009, $135.4 million are on fixed-rate loans and $211.6 million are on adjustable-rate loans.

        Scheduled contractual maturities of loans do not necessarily reflect the actual expected term of the loan portfolio. The average life of mortgage loans is substantially less than their average contractual terms because of prepayments. The average life of mortgage loans tends to increase when current mortgage loan rates are higher than rates on existing mortgage loans and, conversely, decrease when rates on current mortgage loans are lower than existing mortgage loan rates (due to refinancing of loans at lower rates). Under the latter circumstance, the weighted-average yield on loans decreases as higher yielding loans are prepaid or refinanced at lower rates.

Asset Quality

         General.    Peoples mails delinquent notices to borrowers when a borrower fails to make a required payment within 15 days of the date due. Additional notices begin when a loan becomes 30 days past due. If a loan becomes 90 days past due, Peoples refers it to an attorney to commence foreclosure. In many cases, deficiencies are cured promptly. While Peoples generally prefers to work with borrowers to resolve such problems, Peoples will institute foreclosure or other collection proceedings when necessary to minimize any potential loss.

        Loans are placed on non-accrual status when management believes the probability of collection of interest is insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. As a matter of policy, Peoples generally discontinues the accrual of interest income when a loan becomes 90 days past due as to principal or interest, and if collection of interest is questionable.

        Real estate acquired by Peoples as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until sold. Peoples had real estate owned of $10.6 million, $6.9 million and $333,000 at June 30, 2008, December 31, 2007 and December 31, 2006, respectively. At June 30, 2008, approximately $5.1 million of real estate owned consisted of a residential development for multi-family residential and mixed use in a northern Cincinnati suburb.

        At June 30, 2008, the Company had $41.6 million of non-performing loans. If the current downturn in the local economy continues and borrowers are not able to meet their debt service obligations, the Company may experience a continued migration of non-performing loans to real estate owned.

         Delinquent Loans.    The following tables set forth information concerning delinquent loans at the dates indicated, in dollar amounts and as a percentage of each category of Peoples' loan portfolio. The amounts presented represent the total outstanding principal balances of the related loans, rather than the actual payment amounts which are past due.

	June 30, 2008 31-59 Days Delinquent		June 30, 2008 60-89 Days Delinquent		December 31, 2007 60-89 Days Delinquent		December 31, 2006 60-89 Days Delinquent
	Amount	Percent Of Loan Category	Amount	Percent Of Loan Category	Amount	Percent Of Loan Category	Amount	Percent Of Loan Category
	(Dollars In Thousands)
Mortgage loans:
One-to-four-family	$515	0.16%	$717	0.23%	$3,465	1.12%	$3,140	0.91%
Multi-family	—	—	80	0.09	—	—	1,699	1.39
Nonresidential real estate and land	228	0.14	1,262	0.75	2,892	2.24	2,804	1.99
Commercial loans	536	3.21	94	0.56	359	1.80	1,377	4.45
Consumer loans	7	0.05	254	1.60	715	4.27	45	0.20

Total	$1,286	0.21%	$2,407	0.40%	$7,431	1.06%	$9,065	1.01%

         Non-Performing Assets.    The following table sets forth information with respect to non-performing assets identified by Peoples, including non-accrual loans and other real estate owned.

		December 31,			September 30,
	June 30, 2008
		2007	2006	2005	2005	2004	2003
	(Dollars in Thousands)
Non-accrual loans:
One-to-four-family	$5,529	$4,834	$7,140	$5,481	$6,674	$2,090	$1,752
Multi-family	2,104	5,225	4,243	928	2,325	2,535	3,557
Nonresidential real estate and land	26,753	10,070	8,273	2,488	3,787	197	—
Construction loans	3,625	4,643	2,302	4,361	2,640	1,039	1,951
Commercial loans	3,587	537	2,028	4,759	3,220	165	—
Consumer loans	16	8	97	742	741	3	4

Total non-accrual loans	41,614	25,317	24,083	18,758	19,387	6,029	7,264
Loans 90 days past due and accruing	—	613	1,716	—	1,266	—	—

Total non-performing loans	41,614	25,930	25,799	18,758	20,653	6,029	7,264
Other real estate owned, net	10,589	6,916	333	188	207	301	1,293

Total non-performing assets	$52,203	$32,846	$26,132	$18,946	$20,860	$6,330	$8,557

Non-performing assets to total assets	6.78%	3.70%	2.54%	1.82%	2.07%	0.71%	1.16%
Non-performing loans to total loans-net	7.30%	4.09%	3.17%	2.20%	2.96%	1.01%	1.31%

        Nonperforming assets totaled $52.2 million, $32.8 million, $26.1 million, and $18.9 million at June 30, 2008 and December 31, 2007, 2006 and 2005, respectively. Nonperforming assets at June 30, 2008 consisted of $5.5 million of loans secured by one-to-four-family residential real estate, $2.1 million of loans secured by multi-family residential real estate, $26.8 million of loans secured by nonresidential real estate and land, $3.6 million in construction loans, $3.6 million of commercial and consumer loans, and $10.6 million in foreclosed real estate. Over the past two years, the Bank has revised its methods of reviewing loans for potential weaknesses, which includes a strong emphasis on cash flow analysis. The Bank's management continues to take this proactive approach, in addition to aggressively pursuing the collection and resolution of all delinquent and nonperforming loans. The increase in nonperforming loans was due in large part to the downturn in the local housing market and resultant cash flow issues faced by local property investors.

        At June 30, 2008, non-accrual loans secured by one-to-four-family residential real estate consisted of $2.9 million in owner-occupied residences with an average balance of $133,000, and $2.6 million in non-owner occupied residential real estate with an average balance of $67,000. Four borrowers represented $1.6 million of the non-owner occupied one-to-four-family residential non-accrual loans. Non-accrual loans secured by multi-family residential real estate amounted to $2.1 million with an average balance of $263,000. Three borrowers represented $1.7 million of the multi-family residential non-accrual loans, with the largest borrower owing $1.1 million.

        Nonresidential real estate and land secured non-accrual loans totaled $26.8 million at June 30, 2008. The average balance of these 41 loans was $653,000. Approximately $10.3 million of the nonresidential real estate and land secured non-accrual loans were loan acquisition and development loans, with the largest borrower owing $2.2 million. Loans secured by building lots included in the nonresidential real estate secured non-accrual loans totaled $1.2 million at June 30, 2008, and were primarily comprised of three borrowers, with the largest borrower owing $557,000. Seventeen nonresidential real estate secured non-accrual loans totaling $11.3 million were secured by commercial real estate, with the largest borrower owing $3.7 million.

        Non-accrual construction loans totaled $3.6 million at June 30, 2008, with an average balance of $181,000. Approximately $2.5 million of these construction loans are secured by one-to four-family residential real estate. Commercial and consumer non-accrual loans totaled $3.6 million, with $2.5 million of these loans being unsecured.

        If the $41.6 million of non-accruing loans of Peoples had been current in accordance with their terms during the first six months of 2008, the gross income on such loans would have been approximately $1.2 million. A total of approximately $61,000 of interest income was actually recorded by Peoples on such loans during this time period.

         Classified Assets.    Federal regulations require that each insured savings institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a higher possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated "special mention" also must be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as substandard or doubtful may require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. Federal examiners may disagree with an insured institution's classifications and amounts reserved.

        The following table sets forth information with respect to classified assets as identified by Peoples, at the dates indicated.

	June 30, 2008			December 31, 2007			December 31, 2006
	Substandard	Doubtful	Loss	Substandard	Doubtful	Loss	Substandard	Doubtful	Loss
	(In Thousands)
Loans:
One-to-four-family	$5,623	$229	$—	$6,348	$—	$—	$14,083	$1,213	$—
Multi-family	11,924	—	—	5,621	—	—	8,567	—	—
Nonresidential real estate and land	36,785	93	—	15,673	—	—	10,079	—	—
Construction	7,068	274	—	4,643	—	—	3,750	—	—
Commercial	4,618	—	—	1,323	—	—	3,916	61	—
Consumer	16	—	—	38	—	—	101	2	—
Real estate owned	10,589	—	—	6,915	—	—	333	—	—

Total	$76,623	$596	$—	$40,551	$—	$—	$40,830	$1,276	$—

        Peoples' total classified assets at June 30, 2008 amounted to $77.2 million, with $596,000 classified doubtful and no assets classified loss. Any loans that had been classified loss were charged off in full. The largest classified loan at June 30, 2008 was a $7.6 million loan secured by multi-family property.

The remaining $69.6 million of classified assets at June 30, 2008 consisted of approximately $2.9 million secured by non-owner occupied residential real estate, $2.7 million secured by owner-occupied residential real estate, $4.3 million secured by multi-family real estate, $7.3 million in construction loans, $36.9 million in loans secured by nonresidential real estate and land, $4.6 million of commercial and consumer loans, and $10.6 million of foreclosed real estate. The real estate owned includes $8.6 million of land and land development and $1.6 million of one-to-four-family residential real estate.

        Approximately $20.3 million of loans were categorized as special mention by the Bank as of June 30, 2008, compared to $43.1 million at December 31, 2007 and $31.6 million at December 31, 2006. Although these loans are not deemed classified, these loans have potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may, at some future date, result in the deterioration of the repayment prospects for the credit or the Bank's credit position. Concerns may lie with cash flow, liquidity, leverage, collateral or industry conditions. Over the past three years, the Bank has revised its methods of reviewing loans for potential weaknesses, which includes a strong emphasis on cash flow analysis. The Bank's management believes that this proactive approach has resulted in earlier detection of loans with potential exposure. The Bank's management has also increased its monitoring of these loans and is working proactively with borrowers to remediate and mitigate risk associated with these loans.

        Effective January 1, 2008, the Peoples adopted FASB Statement No. 157, Fair Value Measurements ("FAS 157"). FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. FAS 157 has been applied prospectively as of the beginning of the year.

        FAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

        The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities.
Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

        Following is a description of the valuation methodologies used for impaired loans measured at fair value on a recurring basis and recognized in the accompanying balance sheet, as well as the general classification of such instruments pursuant to the valuation hierarchy.

         Impaired Loans.    Loans for which it is probable Peoples will not collect all principal and interest due according to contractual terms are measured for impairment in accordance with the provisions of Financial Accounting Standard No. 114, Accounting by Creditors for Impairment of a Loan. Allowable methods for estimating fair value include using the fair value of the collateral for collateral dependent loans, or where a loan is determined not to be collateral dependent, using the discounted cash flow method. If the impaired loan is collateral dependent, then the fair value method of measuring the amount of impairment is utilized. This method utilizes a recent appraisal or other valuations of the collateral and applies a discount factor to the value based on Peoples' estimate of holding cost and other economic factors, such as estimated cash flow generated from the property.

        The following table presents the fair value measurements of assets measured at fair value on a nonrecurring basis and the level within the FAS 157 fair value hierarchy in which the fair value measurements fell at June 30, 2008.

		Fair Value Measurements Using (in thousands)
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$28,481	$0	$0	$28,481

        The fair value of the impaired loans of $28.5 million is net of specific reserves of $10.2 million. Of the $28.5 million of impaired loans at June 30, 2008, there were charge offs related to these loans of $1.7 million.

         Allowance for Loan Losses.    The allocation of the allowance for loan losses based on particular types of loans was as follows:

			December 31,
	June 30, 2008								September 30, 2005
			2007		2006		2005
	Balance	Percent of Total	Balance	Percent of Total	Balance	Percent of Total	Balance	Percent of Total	Balance	Percent of Total
	(Dollars in Thousands)
One-to-four-family	$10,802	32.9%	$13,217	38.3%	$4,615	25.2%	$1,328	9.88%	$2,097	15.3%
Multi-family	4,719	14.4	6,599	19.1	4,084	22.2	477	3.55	517	3.8
Nonresidential real estate and land	9,598	29.2	6,154	17.8	2,904	15.8	3,229	24.02	3,020	22.0
Construction	4,433	13.5	4,893	14.2	2,027	11.0	1,194	8.88	976	7.1
Commercial	3,197	9.7	3,475	10.1	4,551	24.8	6,688	49.75	6,587	48.1
Consumer	109	0.3	161	0.5	188	1.0	528	3.93	500	3.7

Total	$32,858	100.0%	$34,499	100.0%	$18,369	100.0%	$13,444	100.0%	$13,697	100.0%

        The allowance for loan losses is maintained by management at a level considered sufficient to cover estimated losses inherent in the existing portfolio based on prior loan loss experience, known risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, general economic conditions, and other factors and estimates which are subject to change over time.

        A quarterly analysis of the allowance for loan loss requirements includes general allocations based on the type of collateral securing the loan. In the analysis, loans determined to have a higher risk, such as land development loans, non-owner occupied residential real estate loans, and unsecured commercial loans, will have higher allowance requirements. Additional allowance requirements are allocated to criticized assets, based on the classified status of the loan. For example, loans classified substandard require higher loan loss allowances as compared to loans classified special mention. No special allowances are provided for concentration of loans to one borrower, unless management becomes aware of a potential problem with collectibility. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that should be charged off.

        Peoples increased its allowance for loan losses by recording a $3.6 million provision for losses on loans in the six months ended June 30, 2008 and a total of $32.8 million for fiscal year 2007 based on the current level of non-performing, classified and criticized loans. The level of these loans is primarily due to delinquent loans in the Bank's non-owner occupied (investment property) residential loan portfolio and its acquisition, development, and construction loan portfolio. The delinquencies in these portfolios are due primarily to the continuing downturn in the local economy and resultant cash flow issues faced by local property investors and developers.

        At the beginning of 2007, the Company curtailed its acquisition and development lending, one-to-four-family residential investment lending, and unsecured commercial lending. While management determines the size of the allowance based on what it believes to be the best information available at the time, the allowance may need to be adjusted as circumstances change and assumptions are updated. Future adjustments to the allowance could significantly affect future net earnings.

        The following table sets forth the activity in the allowance for loan losses during the periods indicated.

	Six Months Ended June 30,		Year Ended December 31,		Three Months Ended December 31, 2005	Year Ended September 30,
	2008	2007	2007	2006		2005	2004	2003
	(Dollars in Thousands)
Allowance at beginning of period	$34,499	$18,369	$18,369	$13,444	$13,697	$11,025	$9,744	$7,656
Increase due to Peoples Federal acquisition	—	—	—	—	907	—	—	—
Increase due to Mercantile acquisition	—	—	—	302	—	—	—	—
Provision for losses on loans	3,600	4,200	32,800	17,450	900	3,600	3,600	4,198
Charge-offs:
One-to-four-family	(1,223)	(7,441)	(8,484)	(4,053)	(1,519)	(103)	(609)	(97)
Multi-family	(1,346)	(4,363)	(4,741)	(2,369)	(360)	(940)	(1,431)	—
Nonresidential real estate and land	(1,471)	(904)	(1,274)	(1,307)	(204)	—	(151)	(1,097)
Construction	(944)	(402)	(844)	(1,601)	—	(16)	—	(62)
Commercial	(316)	(854)	(2,887)	(1,042)	—	—	(145)	(866)
Consumer and other loans	(46)	(27)	(54)	(2,731)	(123)	(22)	(24)	—

Total charge-offs	(5,346)	(13,991)	(18,284)	(13,103)	(2,206)	(1,081)	(2,360)	(2,122)
Recoveries:
One-to-four-family	23	332	357	78	—	9	—	12
Multi-family	1	189	190	9	—	140	—	—
Nonresidential real estate and land	—	198	199	—	—	—	—	—
Construction	—	593	593	1	—	—	—	—
Commercial	33	156	158	73	142	—	21	—
Consumer and other loans	48	80	117	115	4	4	20	—

Total recoveries	105	1,548	1,614	276	146	153	41	12

Net loans charged-off to allowance for loan losses	(5,241)	(12,443)	(16,670)	(12,827)	(2,060)	(928)	(2,319)	(2,110)

Allowance at end of period	$32,858	$10,126	$34,499	$18,369	$13,444	$13,697	$11,025	$9,744

Allowance for loan losses to total nonperforming loans at end of period	79.0%	81.4%	133.0%	71.20%	71.67%	66.32%	182.87%	134.15%
Allowance for loan losses to total gross loans at end of period	5.22%	1.28%	4.90%	2.05%	1.42%	1.72%	1.64%	1.57%

Investment Securities

         General.    Peoples has authority to invest in various types of securities, including mortgage-backed securities, United States Treasury obligations, securities of various federal agencies and of state and municipal governments, certificates of deposit at federally-insured banks and savings institutions, certain bankers' acceptances and federal funds. Each large purchase of an investment security is approved by the board of directors.

        The investment policy of Peoples is designed to maintain adequate liquidity, manage investment assets in conjunction with interest rate risk and maximize stability through diversification. Funds not needed to meet loan demand are typically invested using the guidelines of the investment policy to seek the maximum return with minimal risk. All investments are approved to be held as "Available for sale." Peoples does not maintain any investments as "Trading" or "Held to Maturity." Peoples transacts all investment activity through a select group of securities dealers approved by the board of directors.

        The following table sets forth information regarding the carrying value and fair value of Peoples' securities at the dates indicated.

			December 31,
	June 30, 2008		2007		2006		2005		September 30, 2005
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)
Available for sale:
Mortgage-backed securities	$26,978	$26,990	$63,258	$63,335	$52,818	$52,669	$71,401	$71,024	$199,845	$199,716
Mutual funds	1,280	1,216	1,251	1,210	1,199	1,146	1,149	1,101	1,136	1,096
US treasuries and agencies	497	495	1,974	1,993	1,966	1,965	1,242	1,211	5,549	5,535
Municipal securities	7,582	7,576	1,027	1,034	1,114	1,111	1,151	1,146	1,009	1,019
Other equity securities	—	—	—	—	7	8	—	—	—	—

Total	$36,337	$36,227	$67,510	$67,572	$57,104	$56,899	$74,943	$74,482	$207,539	$207,366

Required investment:
Federal Home Loan Bank stock	$14,370	$14,370	$14,024	$14,024	$14,024	$14,024	$13,122	$13,122	$11,871	$11,871

        Following is a description of the valuation methodologies used for available-for-sale securities measured at fair value on a recurring basis and recognized in the accompanying balance sheet, as well as the general classification of such instruments pursuant to the valuation hierarchy.

         Available-for-sale securities.    Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flow. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.

        The following table presents the fair value measurements of assets recognized in the accompanying balance sheet measured at fair value on a recurring basis and the level within the FAS 157 fair value hierarchy in which the fair value measurements fall at June 30, 2008:

		Fair Value Measurements Using (in thousands)
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale securities	$36,277	$1,217	$35,060	$0

        The following table sets forth the activity in Peoples' aggregate securities portfolio during the periods indicated.

	Six Months Ended June 30,		Year Ended December 31,
					Three Months Ended December 31, 2005
						Year Ended September 30, 2005
	2008	2007	2007	2006
	(In Thousands)
Securities at beginning of period	$81,596	$70,923	$70,923	$87,604	$219,237	$239,995
Purchases(1)	7,009	26	29,854	721	177	88,667
Sales of available for sale securities	(28,952)	(9)	(8)	(2,008)	(110,272)	(41,186)
Amortization of premiums and discounts	167	(111)	(90)	(628)	(247)	(1,768)
Repayments, prepayments and maturities	(9,052)	(9,888)	(19,349)	(22,425)	(22,482)	(76,502)
Securities acquired through acquisition—net	—	—	—	7,407	1,480	9,699
Increase (decrease) in unrealized gains (losses) on available-for-sale securities	(121)	274	266	252	(289)	332

Securities at end of period(2)	$50,647	$61,215	$81,596	$70,923	$87,604	$219,237

(1)
Includes increases in Federal Home Loan Bank stock, other stock investments, and mutual funds from purchases and dividends.

(2)
At June 30, 2008 and 2007, December 31, 2007, 2006 and 2005, and September 30, 2005, $26.4 million or 52.1%, $42.6 million or 69.6%, $78.2 million or 95.9%, $67.3 million or 94.8%, $85.8 million or 97.9%, and $199.6 million or 91.1%, respectively, of Peoples' securities portfolio consisted of adjustable-rate securities.

        The following table sets forth certain information regarding the maturities of Peoples' security portfolio at June 30, 2008.

	Contractually Maturing
	Under 1 Year	Weighted Average Yield	1-5 Years	Weighted Average Yield	6-10 Years	Weighted Average Yield	Over 10 Years	Weighted Average Yield
	(Dollars in Thousands)
Investment securities	$6,660	4.50%	$167	5.76%	$530	4.85%	$722	5.55%
Mortgage-backed securities	—	—	—	—	822	4.22	26,156	4.79

Total	$6,660	4.50%	$167	5.76%	$1,352	4.47%	$26,878	4.81%

         Mortgage-Backed Securities.    Mortgage-backed securities represent a participation interest in a pool of one-to-four-family or multi-family mortgages. The mortgage originators use intermediaries (generally U.S. Government agencies and government-sponsored enterprises) to pool and repackage the participation interests in the form of securities, with investors receiving the principal and interest payments on the mortgages. Such U.S. Government agencies and government-sponsored enterprises guarantee the payment of principal and interest to investors.

        Mortgage-backed securities are typically issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security approximates the life of the underlying mortgages.

        The mortgage-backed securities of Peoples may consist of Government National Mortgage Association ("Ginnie Mae"), Federal Home Loan Mortgage Corporation ("FHLMC") and Federal National Mortgage Association ("FNMA") securities. Ginnie Mae is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. Ginnie Mae securities are backed by loans insured by the Federal Housing Administration, or guaranteed by the Veterans Administration, and the timely payment of principal and interest on Ginnie Mae securities are guaranteed by Ginnie Mae and backed by the full faith and credit of the U.S. Government.

        Mortgage-backed securities generally yield less than the loans which underlie such securities because of their payment guarantees or credit enhancements which offer nominal credit risk. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of Peoples. At June 30, 2008, Peoples had mortgage-backed securities with a fair value totaling $27.0 million.

Sources of Funds

         General.    Deposits are the primary source of Peoples' funds for lending and other investment purposes. In addition to deposits, principal and interest payments on loans and mortgage-backed securities are a source of funds. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates, competition from other financial entities, and money market conditions. Borrowings may also be used on a short-term basis to compensate for reductions in the availability of funds from other sources and on a longer-term basis for general business purposes.

         Deposits.    Deposits are attracted by the Bank principally from within its primary market area. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate. The Bank offers traditional savings accounts, money market accounts, checking accounts and certificates of deposit.

        The Bank obtains deposits primarily from residents of its primary market areas of southwestern Ohio and southeastern Indiana. The Bank does not solicit deposits from outside its primary market area or pay fees to brokers to solicit funds for deposit.

        Interest rates paid, maturity terms, service fees and withdrawal penalties are re-evaluated on a periodic basis. Management determines the rates and terms based on rates paid by competitors, the need for funds or liquidity, growth goals and federal and state regulations.

        The following table sets forth the activity in Peoples' deposits during the periods indicated.

	Six Months Ended June 30,		Year Ended December 31,
					Three Months Ended December 31, 2005
						Year Ended September 30, 2005
	2008	2007	2007	2006
	(In Thousands)
Beginning balance	$735,212	$755,261	$755,261	$726,629	$612,199	$472,436
Net increase (decrease) before interest credited	(105,194)	917	(20,546)	28,230	114,358	139,568
Interest credited	186	232	497	402	72	195

Net increase (decrease) in deposits (including acquisitions)	(105,008)	1,149	(20,049)	28,632	114,430	139,763

Ending balance	$630,204	$756,410	$735,212	$755,261	$726,629	$612,199

        The following table sets forth the certificates of deposit with Peoples by various interest rate categories at the dates indicated.

		December 31,
	June 30, 2008				September 30, 2005
		2007	2006	2005
	(In Thousands)
0.00% to 2.99%	$47,962	$1,475	$8,438	$71,821	$95,437
3.00% to 3.99%	244,703	41,767	78,277	137,292	107,399
4.00% to 4.99%	124,682	227,548	253,708	215,232	140,226
5.00% to 6.99%	24,095	241,002	158,864	17,112	18,514
7.00% to 8.99%	5	5	5	—	—

Total	$441,447	$511,797	$499,292	$441,457	$361,576

        The following table sets forth the amount and remaining maturities of Peoples' certificates of deposit at June 30, 2008.

	Six Months or Less	Over Six Months Through One Year	Over One Year Through Two Years	Over Two Years Through Three Years	Over Three Years
	(In Thousands)
0.00% to 2.99%	$11,680	$32,590	$2,675	$1,016	$—
3.00% to 3.99%	156,925	60,117	15,088	6,348	6,226
4.00% to 4.99%	33,635	14,893	41,138	12,530	22,486
5.00% to 6.99%	15,532	2,982	2,202	102	3,277
7.00% to 8.99%	5	—	—	—	—

Total	$217,777	$110,582	$61,103	$19,996	$31,989

        The following table sets forth the dollar amount of deposits in various types of deposits offered by Peoples at the dates indicated.

			December 31,
	June 30, 2008		2007		2006		2005		September 30, 2005
	Amount	Percentage	Amount	Percentage	Amount	Percentage	Amount	Percentage	Amount	Percentage
	(Dollars in Thousands)
Non-interest checking	$17,633	2.80%	$21,936	2.99%	$21,967	2.91%	$24,125	3.32%	$20,150	3.29%
Savings and checking	153,078	24.29	182,414	24.81	213,139	28.22	242,593	33.39	210,590	34.40
Certificates of deposit	441,447	70.05	511,797	69.61	499,292	66.11	441,457	60.75	361,576	59.06
Money market	18,046	2.86	19,065	2.59	20,863	2.76	18,454	2.54	19,883	3.25

Total deposits	$630,204	100.00%	$735,212	100.00%	$755,261	100.00%	$726,629	100.00%	$612,199	100.00%

        The following table summarizes the average daily deposits and the average rates paid on those deposits for the periods indicated.

	Six Months Ended June 30, 2008		Six Months Ended June 30, 2007		Year Ended December 31, 2007		Year Ended December 31, 2006		Year Ended September 30, 2005
	Average Daily Balance	Average Rate Paid	Average Daily Balance	Average Rate Paid	Average Daily Balance	Average Rate Paid	Average Daily Balance	Average Rate Paid	Average Daily Balance	Average Rate Paid
	(Dollars in Thousands)
Non-interest checking	$20,606	0.00%	$22,604	0.00%	$22,394	0.00%	$23,944	0.00%	$15,668	0.00%
Savings and checking	167,543	1.66	202,586	2.89	193,845	2.80	230,353	2.65	190,901	2.23
Certificates of deposit	494,994	3.92	500,597	4.85	506,294	4.78	478,148	4.30	295,636	3.61
Money market	18,530	1.24	20,549	1.97	20,097	1.97	20,303	1.92	25,019	1.22

Total deposits	$701,673	3.46%	$746,336	4.13%	$742,630	4.04%	$752,748	3.59%	$527,224	2.89%

        As of June 30, 2008, the aggregate amount of outstanding certificates of deposit at Peoples, in amounts greater than $100,000, was approximately $116.7 million. The following table presents the maturity of these certificates of deposit at such date.

	Three Months or Less	Over Three Months Through Six Months	Over Six Months Through One Year	Over One Year
	(In Thousands)
Total	$42,325	$13,233	$32,901	$28,267

         Borrowings.    Peoples may obtain advances from the Federal Home Loan Bank of Cincinnati upon the security of the common stock Peoples owns in that bank and certain of its residential mortgage loans and mortgage-backed securities, provided certain standards related to creditworthiness have been met. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Federal Home Loan Bank advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending. As of June 30, 2008, Peoples was permitted to borrow, subject to security pledge agreements, up to $435.2 million from the Federal Home Loan Bank of Cincinnati. At such date, Peoples had $59.1 million of Federal Home Loan Bank advances. The Bank has used Federal Home Loan Bank advances in order to complement deposits as a funding source for loans and investments. Of the $59.1 million of advances at June 30, 2008, none mature during the following 12 months.

        In addition, Peoples has a $17.5 million line of credit with another financial institution, which matured in June 2008. As of June 30, 2008, Peoples had an outstanding balance on this line of credit of $17.5 million. The loan is secured by the outstanding shares of the Bank. The loan agreement contains certain financial covenants which, if not complied with, could allow the lender to accelerate repayment of the loan. The Company was not in compliance with one of the loan covenants at December 31, 2007 and at June 30, 2008. Effective July 24, 2008, the Company entered into a forbearance agreement with its lender regarding its $17.5 million line of credit which matured June 30, 2008. The forbearance was negotiated in order to extend the repayment period and allow the Company to structure a transaction which would result in repayment of the $17.5 million line of credit in full.

        The following table shows certain information regarding the borrowings of Peoples at or for the dates indicated.

	Six Months Ended June 30,		Year Ended December 31,
					Three Months Ended December 31, 2005
						Year Ended September 30, 2005
	2008	2007	2007	2006
	(Dollars in Thousands)
Federal Home Loan Bank advances:
Average balance outstanding	$59,614	$142,423	$102,745	$172,073	$262,102	$296,527
Maximum amount outstanding at any month-end during the period	$61,156	$142,315	$142,181	$203,148	$260,564	$320,474
Balance outstanding at end of period	$59,106	$140,761	$61,128	$144,185	$193,132	$273,569
Average interest rate during the period	3.97%	4.03%	4.08%	4.10%	3.94%	3.35%
Weighted-average interest rate at end of period	3.90%	3.96%	3.91%	3.96%	3.89%	3.89%
Line of Credit:
Average balance outstanding	$17,407	$14,450	$14,705	$1,357	$—	$—
Maximum amount outstanding at any month-end during the period	$17,500	$15,300	$16,500	$12,700	$—	$—
Balance outstanding at end of period	$17,500	$15,300	$16,500	$12,700	$—	$—
Average interest rate during the period	4.55%	7.78%	7.78%	7.84%	n/a	n/a
Weighted-average interest rate at end of period	5.61%	7.75%	7.24%	7.37%	n/a	n/a

Employees

        Peoples had 158 full-time equivalent employees at June 30, 2008. None of these employees are represented by a collective bargaining agent, and Peoples believes that it enjoys good relations with its personnel.

Competition

        Peoples faces significant competition both in attracting deposits and in making loans. Its most direct competition for deposits has come historically from commercial banks, credit unions and other savings institutions located in its primary market area, including many large financial institutions which have greater financial and marketing resources available to them. In addition, it faces significant competition for investors' funds from short-term money market securities, mutual funds and other corporate and government securities. Peoples does not rely upon any individual group or entity for a material portion of its deposits. The ability of Peoples to attract and retain deposits depends on its ability to generally provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities.

        Peoples' competition for loans comes principally from mortgage banking companies, commercial banks, other savings institutions and credit unions. It competes for loan originations primarily through the interest rates and loan fees it charges, and the efficiency and quality of services it provides borrowers. Factors which affect competition include general and local economic conditions, current interest rate levels and volatility in the mortgage markets. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions and the anticipated slowing of refinancing activity.

Regulation of Peoples

        The following is a summary of certain statutes and regulations affecting Peoples and the Bank. This summary is qualified in its entirety by such statutes and regulations. A change in applicable laws or regulations may have a material effect on Peoples, the Bank and the business of Peoples and the Bank.

General

        Financial institutions and their holding companies are extensively regulated under federal and state law. Consequently, the growth and earnings performance of Peoples and the Bank can be affected not only by management decisions and general economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. Those authorities include, but are not limited to, the Office of Thrift Supervision, the Federal Reserve Board, the FDIC, the Internal Revenue Service, and state taxing authorities. The effect of such statutes, regulations and policies can be significant, and cannot be predicted with a high degree of certainty.

        Federal and state laws and regulations generally applicable to financial institutions and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, lending activities and practices, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to Peoples and the Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC's deposit insurance funds, the depositors of the Bank and the public, rather than shareholders of the Bank or Peoples.

        Federal law and regulations establish supervisory standards applicable to the lending activities of the Bank, including internal controls, credit underwriting, loan documentation and loan-to-value ratios for loans secured by real property.

Peoples

        Peoples is a registered savings and loan holding company within the meaning of Section 10 of the Home Owners' Loan Act, and is subject to OTS examination and supervision as well as certain reporting requirements. Federal law generally prohibits a savings and loan holding company, without prior OTS approval, from acquiring the ownership or control of any other savings institution or savings and loan holding company, or all, or substantially all, of the assets or more than 5% of the voting shares thereof. These provisions also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of such holding company, from acquiring control of any savings institution not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the OTS.

         Holding Company Activities.    Peoples operates as a unitary savings and loan holding company. The activities of Peoples and its non-savings institution subsidiaries are restricted to activities traditionally permitted to multiple savings and loan holding companies and to financial holding companies under added provisions of the Bank Holding Company Act. Multiple savings and loan holding companies may:

  •
  furnish or perform management services for a savings association subsidiary of a savings and loan holding company;

  •
  hold, manage or liquidate assets owned or acquired from a savings association subsidiary of a savings and loan holding company;

  •
  hold or manage properties used or occupied by a savings association subsidiary of a savings and loan holding company;

  •
  engage in activities determined by the Federal Reserve to be closely related to banking and a proper incident thereto; and

  •
  engage in services and activities previously determined by the Federal Home Loan Bank Board by regulation to be permissible for a multiple savings and loan holding company as of March 5, 1987.

        The activities in which financial holding companies may engage include:

  •
  lending, exchanging, transferring or investing for others, or safeguarding money or securities;

  •
  insuring, guaranteeing or indemnifying others, issuing annuities, and acting as principal, agent or broker for purposes of the foregoing;

  •
  providing financial, investment or economic advisory services, including advising an investment company;

  •
  issuing or selling interests in pooled assets that a bank could hold directly;

  •
  underwriting, dealing in or making a market in securities; and

  •
  merchant banking activities.

        If the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings institution, the OTS may impose such restrictions as deemed necessary to address such risk. These restrictions include limiting the following:

  •
  the payment of dividends by the savings institution;

  •
  transactions between the savings institution and its affiliates; and

  •
  any activities of the savings institution that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings institution.

        Every savings institution subsidiary of a savings and loan holding company is required to give OTS at least 30 days' advance notice of any proposed dividends to be made on its guaranty, permanent or other non-withdrawable stock, or else such dividend will be invalid. See "Peoples Community Bank—Capital Distributions."

         Restrictions on Transactions With Affiliates.    Transactions between a savings institution and its "affiliates" are subject to quantitative and qualitative restrictions under Sections 23A and 23B of the Federal Reserve Act and OTS regulations. Affiliates of a savings institution generally include, among other entities, the savings institution's holding company and companies that are controlled by or under common control with the savings institution. However, most subsidiaries of savings institutions are not considered affiliates for the purposes of these rules.

        In general, a savings institution or its subsidiaries may engage in certain "covered transactions" with affiliates up to certain limits. In addition, a savings institution and its subsidiaries may engage in covered transactions and certain other transactions only on terms and under circumstances that are substantially the same, or at least as favorable to the savings institution or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies. A "covered transaction" is defined to include a loan or extension of credit to an affiliate; a purchase of investment securities issued by an affiliate; a purchase of assets from an affiliate, with certain exceptions; the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party;

or the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate. In addition, a savings institution may not:

  •
  make a loan or extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for bank holding companies;

  •
  purchase or invest in securities of an affiliate other than shares of a subsidiary;

  •
  purchase a low-quality asset from an affiliate; or

  •
  engage in covered transactions and certain other transactions between a savings institution or its subsidiaries and an affiliate except on terms and conditions that are consistent with safe and sound banking practices.

        With certain exceptions, each loan or extension of credit by a savings institution to an affiliate must be secured by collateral with a market value ranging from 100% to 130% (depending on the type of collateral) of the amount of the loan or extension of credit.

         Federal Securities Laws.    Peoples registered its common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934. Peoples is subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions, and certain other requirements under the Exchange Act.

         Sarbanes-Oxley Act of 2002.    On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002 implementing legislative reforms intended to address corporate and accounting fraud. In addition to the establishment of a new accounting oversight board which will enforce auditing, quality control and independence standards and will be funded by fees from all publicly traded companies, the bill restricts provision of both auditing and consulting services by accounting firms. To ensure auditor independence, any non-audit services being provided to an audit client will require preapproval by the company's audit committee. In addition, the audit partners must be rotated. The bill requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the SEC, subject to civil and criminal penalties if they knowingly or willfully violate this certification requirement. In addition, under the Act, counsel will be required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

        Longer prison terms and increased penalties will also be applied to corporate executives who violate federal securities laws, the period during which certain types of suits can be brought against a company or its officers has been extended, and bonuses issued to top executives prior to restatement of a company's financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan "blackout" periods, and loans to company executives are restricted. In addition, a provision directs that civil penalties levied by the SEC as a result of any judicial or administrative action under the Act be deposited to a fund for the benefit of harmed investors. The Federal Accounts for Investor Restitution ("FAIR") provision also requires the SEC to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in ownership in a company's securities within two business days of the change.

        The Act also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company's "registered public accounting firm" ("RPAF"). Audit committee members must be independent and are barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, companies must disclose whether at least one member of the committee is a "financial expert" (as such term is defined by the SEC) and if not, why not. Under the Act, a RPAF is prohibited from performing statutorily mandated audit services for a company if such company's chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions has been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The Act also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent public or certified accountant engaged in the audit of the company's financial statements for the purpose of rendering the financial statement's materially misleading. The Act also requires the SEC to prescribe rules requiring inclusion of an internal control report and assessment by management in the annual report to stockholders. The Act requires the RPAF that issues the audit report to attest to and report on management's assessment of the company's internal controls. In addition, the Act requires that each financial report required to be prepared in accordance with (or reconciled to) accounting principles generally accepted in the United States of America and filed with the SEC reflect all material correcting adjustments that are identified by a RPAF in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the SEC.

The Bank

         General.    The Bank is a federally chartered stock savings bank. The OTS is the chartering authority and primary federal regulator of the Bank. The OTS has extensive authority over the operations of federally chartered savings institutions. As part of this authority, federally chartered savings institutions are required to file periodic reports with the OTS and are subject to periodic examinations by the OTS and the FDIC. The Bank also is subject to regulation and examination by the FDIC and to requirements established by the Federal Reserve Board. The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision is primarily intended for the protection of depositors and the Deposit Insurance Fund ("DIF").

        The OTS's enforcement authority over all savings institutions and their holding companies includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS.

         Insurance of Accounts.    The FDIC merged the Bank Insurance Fund (BIF) and the Savings Association Insurance Fund (SAIF) to form the DIF on March 31, 2006, in accordance with the Federal Deposit Insurance Reform Act of 2005. The FDIC maintains the DIF by assessing depository institutions an insurance premium. The FDIC Board approved a new risk-based premiums system in November 2006, effective January 1, 2007. The FDIC's new regulations for risk-based deposit insurance assessments establish four Risk Categories. Risk Category I, for well-capitalized institutions that are financially sound with only a few minor weaknesses, includes approximately 95% of FDIC-insured institutions. Risk Categories II, III, and IV present progressively greater risks to the DIF. Effective January 1, 2007, Risk Category I Institutions pay quarterly assessments for deposit insurance at annual rates of five to seven basis points. The rates for Risk Categories II, III, and IV are 10, 28, and 43 basis points, respectively. Rates are subject to change with advance notice to insured institutions. As a result of recent regulatory examinations and the imposition of the Orders, the Bank's quarterly assessment rate has been significantly increased. This increase significantly increases the Company's other operating expense and negatively impacts net earnings or loss.

        Within Risk Category I, the precise rate for an individual institution with less than $10 billion in assets is generally determined by a formula using CAMELS ratings, which are assigned in regulatory examinations, and financial ratios. A different method applies for larger institutions. The rate for an individual institution is applied to its assessment base, which is generally its deposit liabilities subject to certain adjustments. An institution insured by the FDIC on December 31, 1996 which had previously paid assessments (or its successor) is eligible for certain credit against deposit insurance assessments.

        The Bank, like other former SAIF insured institutions and BIF insured institutions, is required to pay a Financing Corporation ("FICO") assessment in order to fund the interest on bonds issued to resolve thrift failures in the 1980s. As of June 30, 2008, the annual rate of this assessment was 1.10 basis points for each $100 in domestic deposits. These assessments, which may be revised based upon the level of former BIF and SAIF classified insured institution's deposits, will continue until the bonds mature in 2017 through 2019.

        The deposits of the Bank are insured to the maximum extent permitted by the DIF, which is administered by the FDIC, and are backed by the full faith and credit of the U.S. Government. As insured, the FDIC is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the OTS an opportunity to take such action.

        The FDIC may terminate the deposit insurance of any insured depository institution, including the Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances that would result in termination of the Bank's deposit insurance.

         Regulatory Capital Requirements.    Current OTS capital standards require savings institutions to satisfy three different capital requirements. Under these standards, savings institutions must maintain "tangible" capital equal to at least 1.5% of adjusted total assets, "core" capital equal to at least 4.0% of adjusted total assets and "total" capital (a combination of core and "supplementary" capital) equal to at least 8.0% of "risk-weighted" assets. Tangible capital generally equals common stockholders' equity (including retained earnings) minus intangible assets, with only a limited exception for purchased mortgage servicing rights. Core capital generally consists of tangible capital plus qualifying intangible assets.

        In determining compliance with the risk-based capital requirement, a savings institution is allowed to include both core capital and supplementary capital in its total capital, provided that the amount of supplementary capital included does not exceed the savings institution's core capital. Supplementary capital generally consists of general allowances for loan losses up to a maximum of 1.25% of risk-weighted assets, together with certain other items. In determining the required amount of risk-based capital, total assets, including certain off-balance sheet items, are multiplied by a risk weight based on the risks inherent in the type of assets. The risk weights range from 0% for cash and securities issued by the U.S. Government or unconditionally backed by the full faith and credit of the U.S. Government to 100% for loans (other than qualifying residential loans weighted at 50%) and repossessed assets.

        Savings institutions must value securities available for sale at amortized cost for regulatory capital purposes. This means that in computing regulatory capital, savings institutions should add back any unrealized losses and deduct any unrealized gains, net of income taxes, on securities reported as a separate component of generally accepted accounting principles capital.

        At June 30, 2008, the Bank exceeded all of its OTS capital requirements, with tangible, core and risk-based capital ratios of 7.9%, 7.9% and 12.3%, respectively.

        Any savings institution that fails any of the capital requirements is subject to possible enforcement actions by the OTS or the FDIC. Such actions could include a capital directive, a cease and desist order, civil money penalties, the establishment of restrictions on the institution's operations, termination of federal deposit insurance and the appointment of a conservator or receiver. The OTS's capital regulation provides that such actions, through enforcement proceedings or otherwise, could require one or more of a variety of corrective actions.

         Prompt Corrective Action.    The following table shows the amount of capital associated with the different OTS capital categories set forth in the prompt corrective action regulations.

Capital Category	Total Risk-Based Capital	Tier 1 Risk-Based Capital	Tier 1 Leverage Capital
Well capitalized	10% or more	6% or more	5% or more
Adequately capitalized	8% or more	4% or more	4% or more
Undercapitalized	Less than 8%	Less than 4%	Less than 4%
Significantly undercapitalized	Less than 6%	Less than 3%	Less than 3%

        In addition, an institution is "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Under specified circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized).

        An institution generally must file a written capital restoration plan which meets specified requirements within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the agency. An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. In addition, undercapitalized institutions are subject to various regulatory restrictions, and the appropriate federal banking agency also may take any number of discretionary supervisory actions.

        At June 30, 2008, the Bank was deemed a well capitalized institution for purposes of the above regulations and as such is not subject to the above mentioned restrictions.

         Safety and Soundness Guidelines.    The OTS and the other federal banking agencies have established guidelines for safety and soundness, addressing operational and managerial standards, as well as compensation matters for insured financial institutions. Institutions failing to meet these standards are required to submit compliance plans to their appropriate federal regulators. The Federal Reserve, the OTS, and the other agencies have also established guidelines regarding asset quality and earnings standards for insured institutions.

         Capital Distributions.    OTS regulations govern capital distributions by savings institutions, which include cash dividends, stock repurchases and other transactions charged to the capital account of a savings institution to make capital distributions. A savings institution must file an application for OTS approval of the capital distribution if either (1) the total capital distributions for the applicable calendar year exceed the sum of the institution's retained net income for that year to date plus the institution's retained net income for the preceding two years, (2) the institution would not be at least adequately capitalized following the distribution, (3) the distribution would violate any applicable statute, regulation, agreement or OTS-imposed condition, or (4) the institution is not eligible for expedited treatment of its filings. If an application is not required to be filed, savings institutions which are a subsidiary of a holding company (as well as certain other institutions) must still file a notice with the OTS at least 30 days before the board of directors declares a dividend or approves a capital distribution. The Bank is currently prohibited by the Order issued by the OTS from declaring or making any capital distributions without the prior written approval of the OTS.

         Community Reinvestment Act and the Fair Lending Laws.    Savings institutions have a responsibility under the Community Reinvestment Act of 1977 and related regulations of the OTS to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities. Failure to comply with fair lending laws could result in enforcement actions by the OTS, as well as other federal regulatory agencies, and the Department of Justice.

         Qualified Thrift Lender Test.    All savings institutions are required to meet a qualified thrift lender test to avoid certain restrictions on their operations. A savings institution can comply with the qualified thrift lender test by either qualifying as a domestic building and loan association as defined in the Internal Revenue Code or by maintaining at least 65% of its portfolio assets in certain housing and consumer-related assets such as loans made to purchase, refinance, construct, improve or repair domestic residential housing; home equity loans; most mortgage-backed securities; stock issued by a Federal Home Loan Bank; and direct or indirect obligations of the FDIC.

        A savings institution that does not meet the qualified thrift lender test must either convert to a bank charter or comply with certain restrictions on its operations. At June 30, 2008, the qualified thrift investments of the Bank were approximately 84.0% of its portfolio assets.

         Federal Home Loan Bank System.    The Bank is a member of the Federal Home Loan Bank of Cincinnati, which is one of 12 regional Federal Home Loan Banks that administers the home financing credit function of savings institutions. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the Federal Home Loan Bank.

        As a member, the Bank is required to purchase and maintain stock in the Federal Home Loan Bank of Cincinnati in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans or similar obligations at the beginning of each year. At June 30, 2008, the Bank had $12.9 million in Federal Home Loan Bank of Cincinnati stock, which was in compliance with this requirement. The Bank also had approximately $1.1 million in Federal Home Loan Bank of Indianapolis stock, which was obtained through the acquisition of American State Bank in June 2005 and Peoples Federal Savings Bank in December 2005.

        The Federal Home Loan Banks are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of Federal Home Loan Bank dividends paid in the past and could do so in the future. These contributions also could have an adverse effect on the value of Federal Home Loan Bank stock in the future.

         Federal Reserve System.    The Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. Because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce an institution's earning assets.

Taxation of Peoples

Federal Taxation

         General.    Peoples and the Bank are subject to the corporate tax provisions of the Internal Revenue Code, and the Bank is subject to certain additional provisions which apply to thrifts and other types of financial institutions. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters relevant to the taxation of Peoples and the Bank and is not a comprehensive discussion of the tax rules applicable to Peoples and the Bank.

         Fiscal Year.    Peoples and the Bank file federal income tax returns on the basis of a calendar year ending on December 31.

         Bad Debt Reserves.    In 1996, legislation was enacted that repealed the reserve method of accounting (including the percentage of taxable income method) previously used by many savings institutions to calculate their bad debt reserve for federal income tax purposes. Savings institutions with $500 million or less in assets may, however, continue to use the experience method. The Bank must recapture that portion of its reserve which exceeds the amount that could have been taken under the experience method for post-1987 tax years. The Bank's post-1987 excess reserves amounted to approximately $1.2 million. The recapture has occurred over a six-year period, which commenced in fiscal 1999. The legislation also requires savings institutions to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995. This change in accounting method and recapture of excess bad debt reserves is adequately provided for in the Bank's deferred tax liability.

        At June 30, 2008, the federal income tax reserves of the Bank included $1.4 million for which no federal income tax has been provided. Because of these federal income tax reserves and the liquidation account established for the benefit of certain depositors of the Bank in connection with the recent conversion, the retained earnings of the Bank are substantially restricted.

         Distributions.    If the Bank were to distribute cash or property to its stockholders, and the distribution was treated as being from its accumulated bad debt reserves, the distribution would cause the Bank to have additional taxable income. A distribution is from accumulated bad debt reserves if (a) the reserves exceed the amount that would have been accumulated on the basis of actual loss experience, and (b) the distribution is a "non-qualified distribution." A distribution with respect to its stock is a non-qualified distribution to the extent that, for federal income tax purposes, (1) it is in redemption of its shares, (2) it is pursuant to a liquidation of the institution, or (3) in the case of a current distribution, together with all other such distributions during the taxable year, it exceeds the institution's current and post-1951 accumulated earnings and profits. The amount of additional taxable income created by a non-qualified distribution is an amount that when reduced by the tax attributable to it is equal to the amount of the distribution.

         Minimum Tax.    The Code imposes an alternative minimum tax at a rate of 20%. The alternative minimum tax generally applies to a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income") and is payable to the extent such alternative minimum taxable income is in excess of an exemption amount. Tax preference items include depreciation and 75% of the excess (if any) of (1) alternative minimum taxable income determined without regard to this preference and prior to reduction by net operating losses, over (2) adjusted current earnings as defined in the Code. Peoples has not been subject to the alternative minimum tax or had any such amounts available as credits for carry-over.

         Capital Gains and Corporate Dividends-Received Deduction.    Corporate net capital gains are taxed at a maximum rate of 35%. Corporations which own 20% or more of the stock of a corporation distributing a dividend may deduct 80% of the dividends received. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct 70% of the dividends received. However, a corporation that receives dividends from a member of the same affiliated group of corporations may deduct 100% of the dividends received.

         Other Matters.    Federal legislation is introduced from time to time that would limit the ability of individuals to deduct interest paid on mortgage loans. Individuals are currently not permitted to deduct interest on consumer loans. Significant increases in tax rates or further restrictions on the deductibility of mortgage interest could adversely affect Peoples. Peoples' federal income tax returns for the tax years ended 2007 and 2006 are open under the statute of limitations and are subject to review by the IRS. Various companies that the Bank has acquired remain under the statute of limitations by the IRS for the years ended 2004 through 2007.

State Taxation

         Ohio Taxation.    Peoples is subject to the Ohio corporation franchise tax, which is a tax measured by both net earnings and net worth. The rate of tax is the greater of (i) 5.1% on the first $50,000 of computed Ohio taxable income and 8.9% of computed Ohio taxable income in excess of $50,000 or (ii) 0.582% times taxable net worth.

        In computing Peoples' tax under the net worth method, 100% of the investment in the capital stock of the Bank after the conversion may be excluded, as reflected on the balance sheet, in computing taxable net worth as long as Peoples owns at least 25% of the issued and outstanding capital stock of the Bank. The calculation of the exclusion from net worth is based on the ratio of the excludable investment (net of any appreciation or goodwill included in such investment) to total assets multiplied by the net value of the stock. As a holding company, Peoples may be entitled to various other deductions in computing taxable net worth that are not generally available to operating companies.

        A special litter tax is also applicable to all corporations, including Peoples, subject to the Ohio corporation franchise tax other than "financial institutions." If the franchise tax is paid on the net income basis, the litter tax is equal to 0.11% of the first $50,000 of computed Ohio taxable income and 0.22% of computed Ohio taxable income in excess of $50,000. If the franchise tax is paid on the net worth basis, the litter tax is equal to 0.014% times taxable net worth.

        The Bank is a "financial institution" for State of Ohio tax purposes. As such, it is subject to the Ohio corporate franchise tax on "financial institutions," which is imposed annually at a rate of 1.3% of the Bank's book net worth determined in accordance with generally accepted accounting principles. As a "financial institution," the Bank is not subject to any tax based upon net income or net profits imposed by the State of Ohio.

         Indiana Taxation.    Peoples is subject to the Indiana financial institution tax, which is tax calculated at eight and one-half (8.5) percent of the adjusted gross income of the business conducted in the state of Indiana. This financial institution tax is extended to both resident and nonresident financial institutions.

         Maryland Taxation.    As a Maryland holding company not earning income in Maryland, Peoples is exempt from Maryland corporate income tax.

Properties

        At June 30, 2008, Peoples conducted its business from its main office in West Chester, Ohio and eighteen other branch offices in Hamilton and Warren counties in Ohio and Dearborn and Ohio counties in Indiana. The following table sets forth the net book value (including leasehold improvement, furnishings and equipment) and certain other information with respect to the offices and other properties of Peoples at June 30, 2008.

	Owned or Leased	Lease Expiration Date	Net Book Value of Property and Leasehold Improvements at June 30, 2008	Deposits at June 30, 2008
			(In thousands)
Main Office:
6100 West Chester Road West Chester, Ohio 45069	Owned	N/A	$2,198	$34,410
Branch Offices:
7615 Voice of America Drive West Chester, Ohio 45069	Owned	N/A	3,221	11,033
11 South Broadway Lebanon, Ohio 45036	Owned	N/A	643	43,364
4825 Marburg Avenue Cincinnati, Ohio 45209	Owned	N/A	1,477	26,109
5712 Bridgetown Road Cincinnati, Ohio 45248	Owned	N/A	1,797	65,504
6570 Harrison Avenue Cincinnati, Ohio 45247	Owned	N/A	1,172	36,314
7522 Hamilton Avenue Cincinnati, Ohio 45231	Owned	N/A	1,189	57,538
4100 State Route 128 Cleves, Ohio 45002	Owned	N/A	807	16,788
1101 Columbus Avenue Lebanon, Ohio 45036	Owned	N/A	1,296	42,896
5797 South State Route 48 Maineville, Ohio 45039	Owned	N/A	904	19,830
8350 Arbor Square Drive Mason, Ohio 45040	Owned	N/A	1,319	19,728
3530 Springdale Road Cincinnati, Ohio 45251	Owned	N/A	639	26,779
7200 Blue Ash Road Cincinnati, Ohio 45236	Owned	N/A	2,380	69,760
9360 Montgomery Road Cincinnati, Ohio 45242	Owned	N/A	1,865	32,136
6945 South Liberty Drive Liberty Township, Ohio 45044	Owned	N/A	1,584	3,316
131 Walnut Street Lawrenceburg, Indiana 47025	Leased	02/13	51	45,129
320 Importing Street Aurora, Indiana 47001	Owned	N/A	2,326	55,151
24128 State Line Road Bright, Indiana 47025	Owned	N/A	303	6,979
204 Bridgeway Street Aurora, Indiana 47001	Owned	N/A	510	N/A
330 Industrial Access Road Rising Sun, Indiana 47040	Owned	N/A	438	17,440

        Additionally, the Company has purchased land in Warren County for $1.0 million which was originally purchased for future expansion, and has approximately $586,000 invested in land in Butler County which was also originally purchased for future expansion.

Legal Proceedings

        From time to time, the Bank and Company are involved as plaintiff or defended in various legal proceedings arising in the normal course of business. It is the opinion of management that the resolution of these legal actions should not have a material effect on the Company's consolidated financial conditions or results of operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

General

        The Company's profitability depends on net interest income, which is the difference between interest and dividend income on interest-earning assets, principally loans, mortgage-backed securities, investment securities and interest-earning deposits in other financial institutions, and interest expense, principally on interest-bearing deposits and borrowings from the Federal Home Loan Bank. Net interest income is dependent upon the level of interest rates, the extent to which such rates are changing, and the relative amounts of interest-earning assets and interest-bearing liabilities. The Company's profitability also depends, on the level of other income, the provision for losses on loans, general, administrative and other expenses and federal income taxes.

        The Company's operations and profitability are subject to changes in interest rates, applicable statutes and regulations and general economic conditions, as well as other factors beyond management's control.

Critical Accounting Policies

        "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as disclosures found elsewhere in this proxy statement, are based upon the Company's consolidated financial statements, which are prepared in accordance with generally accepted accounting principles. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Several factors are considered in determining whether or not a policy is critical in the preparation of financial statements. These factors include, among other things, whether the estimates are significant to the financial statements, the nature of the estimates, the ability to readily validate the estimates with other information, including third parties or available prices, sensitivity of the estimates to changes in economic conditions and whether alternative accounting methods may be utilized under generally accepted accounting principles.

        Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the deferred tax allowance, and goodwill impairment. Actual results could differ from those estimates.

         Allowance for Loan Losses.    The procedures for assessing the adequacy of the allowance for loan losses reflect management's evaluation of credit risk after consideration of all information available. In developing this assessment, management must rely on estimates and exercise judgment regarding matters where the ultimate outcome is unknown, such as economic factors, developments affecting companies in specific industries and issues with respect to individual borrowers. Depending on changes in circumstances, future assessments of credit risk may yield materially different results, which may require an increase or a decrease in the allowance for loan losses.

        The allowance is regularly reviewed by management to determine whether the amount is considered adequate to absorb probable losses. This evaluation includes specific loss estimates on certain individually reviewed loans, statistical loss estimates for loan pools that are based on historical loss experience, and general loss estimates that are based upon the size, quality, and concentration characteristics of the various loan portfolios, adverse situations that may affect a borrower's ability to repay, and current economic and industry conditions. Also considered as part of that judgment is a review of the Bank's trends in delinquencies and loan losses, as well as trends in delinquencies and losses for the region and nationally, and economic factors.

         Goodwill.    The Company has developed procedures to test goodwill for impairment on an annual basis using September 30 financial data and more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The evaluation of possible impairment is outsourced to a third party. This evaluation is based on the analysis set forth below.

        The test involves estimating the fair value of tangible assets and liabilities, identified intangible assets and goodwill of the Bank (which is the Company's reporting unit as defined under FAS 142) and comparing the fair value of this reporting unit to its carrying value including goodwill. The value is determined assuming a freely negotiated transaction between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts. The third party selected by management utilizes the following common approaches to valuing business combination transactions involving financial institutions to derive the fair value of the reporting unit: (1) the comparable transactions approach which is specifically based on earnings, book value, assets and deposit premium multiples received in recent sales of comparable bank franchises; and (2) the discounted cash flow approach. The application of the valuation techniques takes into account the reporting unit's operating history, the current market environment and future prospects. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and no second step is required. If the fair value does not exceed the carrying amount, a second test is required to measure the amount of goodwill impairment. The second test of the overall goodwill impairment compares the implied fair value of the reporting unit goodwill with the carrying amount of the goodwill. The impairment loss shall equal the excess of carrying value over fair value. Any impairment loss would require an immediate charge to earnings. After each testing period, the third party compiles a summary of the test that is then provided to the audit committee for review.

        The Bank selected an independent third party to evaluate the unamortized goodwill balance as of June 30, 2008, and recorded an impairment of $12.5 million, which eliminated the goodwill on its books. The impairment of goodwill is primarily attributable to lower market valuations for financial institutions in 2008, the weakening of the credit market, the decline in real estate values, particularly in the Cincinnati region, and the net losses recorded by the Bank for the past eight quarters.

         Valuation Allowance of Deferred Income Taxes.    The Company accounts for federal income taxes in accordance with the provisions of FAS No. 109, "Accounting for Income Taxes." Pursuant to the provisions of FAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements that will result in taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years' earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management's estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management's estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future. At December 31, 2007 and June 30, 2008, the Company had recorded an allowance of approximately $4.4 million.

Average Balances, Net Interest Income, Yields Earned and Rates Paid

        The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.

	Six Months Ended June 30,
	2008			2007
	Average outstanding balance	Interest earned/ paid	Yield/ rate	Average outstanding balance	Interest earned/ paid	Yield/ rate
	(Dollars in Thousands)
Interest-earnings assets:
Loans receivable(1)	$637,096	$19,868	6.24%	$793,041	$28,611	7.22%
Mortgage—backed securities	33,933	871	5.13	48,767	1,115	4.57
Investment securities(2)	21,378	579	5.41	18,141	536	5.19
Interest-earnings deposits	101,087	1,296	2.56	68,869	1,770	5.14

Total interest-earnings assets	793,493	22,614	5.70	928,817	32,032	6.90
Non-interest-earning assets	57,892			85,465

Total assets	$851,385			$1,014,282

Interest-bearing liabilities:
Savings and checking accounts	$167,543	1,565	2.04	$202,586	2,920	2.89
Money market deposit accounts	18,530	133	1.24	20,549	208	1.97
Certificates of deposit	494,994	10,099	3.78	500,597	11,818	4.85
FHLB advances and other borrowings	77,023	1,578	4.10	155,956	3,397	4.36
Subordinated debentures	15,000	414	5.52	15,000	536	7.15

Total interest-bearing liabilities	773,090	13,789	3.57	894,688	18,879	4.22

Non-interest-bearing liabilities	25,020			31,575

Total liabilities	798,110			926,264
Stockholders' equity	53,276			88,019

Total liabilities and stockholders' equity	$851,385			$1,014,282

Net interest income		$8,825			$13,153

Interest rate spread			2.13%			2.68%

Net interest margin(3)			2.22%			2.83%

Average interest-earnings assets to average interest-bearing liabilities			102.64%			103.81%

(1)
Includes non-accruing loans.

(2)
Includes Federal Home Loan Bank stock and other equity securities.

(3)
Equals net interest income divided by average interest-earning assets.

Rate/Volume Analysis

        The following table shows the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities affected the Company's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior period rate), and (ii) changes in rate (change in rate multiplied by prior period volume). The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	Six Months Ended June 30, 2007 to 2008 Increase (Decrease) Due to Changes In
	Rate	Volume	Total
	(In Thousands)
Interest-earning assets:
Loans receivable	$(3,570)	$(5,173)	$(8,743)
Mortgage-backed securities	165	(409)	(244)
Investment securities(1)	8	35	43
Interest-earning deposits	(6,971)	6,497	(474)

Total interest-earning assets	(10,368)	950	(9,418)
Interest-bearing liabilities:
Savings and checking accounts	(853)	(502)	(1,355)
Money market deposit accounts	(16)	(75)	(59)
Certificates of deposit	(1,636)	(83)	(1,719)
FHLB advances and other borrowings	(192)	(1,627)	(1,819)
Subordinated debentures	(122)	—	(122)

Total interest-bearing liabilities	(2,862)	(2,228)	(5,090)

Increase (decrease) in net interest income	$(7,506)	$(3,178)	$(4,328)

(1)
Includes FHLB stock and certificates of deposit at other institutions.

Discussion of Financial Condition Changes from December 31, 2007 to June 30, 2008

        At June 30, 2008, the Company's assets totaled $769.5 million, a decrease of $118.0 million, or 13.3%, compared to total assets at December 31, 2007. The decrease in assets was primarily due to a decrease in loans receivable of $64.1 million and a decrease of $31.3 million in mortgage-backed securities and other investment securities, the write-off of goodwill due to impairment of $12.5 million, and a decrease in cash and cash equivalents of $12.9 million.

        Cash and cash equivalents decreased by $12.9 million, or 14.9%, from the December 31, 2007 level, to a total of $73.7 million at June 30, 2008. The decrease in liquid assets as of June 30, 2008 was primarily due to using cash to compensate for the decrease in deposits. At June 30, 2008, $60.0 million was invested in federal funds, a decrease of $7.0 million from December 31, 2007.

        Investment securities and mortgage-backed securities totaled $36.3 million at June 30, 2008, a decrease of $31.3 million, or 46.3%, compared to December 31, 2007, primarily due to the sale of approximately $29.4 million in mortgage-backed securities and $9.1 million in principal repayments received during the six months ended June 30, 2008, partially offset by purchases of $6.6 million.

        Loans receivable totaled $570.4 million at June 30, 2008, a decrease of $64.1 million, or 10.1%, over the December 31, 2007 levels. One-to-four-family residential real estate loans decreased

$14.8 million, or 4.8%, multi-family real estate loans decreased $14.0 million, or 17.1%, construction loans decreased $14.7 million, or 24.2%, loans secured by non-residential real estate and land decreased $18.0 million, or 10.1%, and commercial and consumer loans decreased $4.1 million, or 11.2%. Loan disbursements totaled $27.6 million during the six-month period ended June 30, 2008, and were offset by principal repayments of $83.9 million.

        The allowance for loan losses totaled $32.9 million at June 30, 2008, compared to $34.5 million at December 31, 2007. Approximately $3.6 million was added to the allowance through the provision for losses on loans during the six-month period ended June 30, 2008. The analysis method used to determine the levels of allowance for loan losses provides for a range of adequate levels. Management of the Bank had recorded provisions to the allowance to maintain levels at the high end of the range in the recent past primarily due to the uncertain economic conditions. Although nonperforming and classified assets increased during the current period, loans classified as special mention decreased and the balance of the allowance for loan losses remains toward the high end of the range as indicated by the most recent analysis.

        Approximately $5.3 million of loans were charged-off during the six-month period ended June 30, 2008. The charged-off loans were comprised of $1.2 million in loans secured by one-to-four-family residential real estate, $1.3 million in loans secured by multi-family residential real estate, $944,000 in construction loans, $1.5 million in loans secured by non-residential real estate and land, and $362,000 in commercial and consumer loans. The level of charged-off loans during the six months ended June 30, 2008 was primarily due to real estate investors and developers experiencing financial difficulties.

        Nonperforming loans increased from $25.9 million, or 4.09% of net loans at December 31, 2007, to $41.6 million, or 7.3% of net loans at June 30, 2008. Nonperforming loans at June 30, 2008 consisted of approximately $5.5 million of one-to-four family owner-occupied residential loans, $2.1 million of multi-family residential loans, $3.6 million of construction loans, $26.8 million of loans secured by non-residential real estate and land, and $3.6 million of commercial and consumer loans. There were no loans as of June 30, 2008 contractually past due 90 days or more and accruing. The Bank is currently negotiating with third parties for an anticipated loan sale which would occur in the third quarter. The potential impact would be the sale of $18.5 million in loans, of which $14.9 million are nonperforming loans. This would result in additional liquidity of $11.4 million and a pretax loss of $7.1 million.

        The Bank's classified assets increased by $36.7 million, or 90.4%, to a total of $77.2 million at June 30, 2008, compared to December 31, 2007. Classified residential real estate loans increased by $6.5 million, or 39.4%, during the period to a total of $23.2 million, while classified non-residential real estate and land loans increased by $23.2 million during the period to a total of $38.8 million. Classified commercial and other loans increased by $3.3 million during the period to a total of $4.6 million, and foreclosed real estate increased by $3.7 million to $10.6 million.

        The Bank's criticized loans, defined as loans with potential weaknesses which do not currently expose the Bank to a sufficient degree of risk to warrant being classified, decreased $22.8 million, or 52.9%, to $20.3 million at June 30, 2008 compared to December 31, 2007.

        The allowance for loan losses represented 5.5% and 5.1% of total loans, net of undisbursed funds, at June 30, 2008 and December 31, 2007, and 79.0% and 133.0% of nonperforming loans at June 30, 2008 and December 31, 2007, respectively. Although management believes that the allowance for loan losses at June 30, 2008 was appropriate based upon the available facts and circumstances at such time, there can be no assurance that additions to such allowance will not be necessary in future periods, which would adversely affect the Company's results of operations. In addition, the Office of Thrift Supervision, as an integral part of their examination process, periodically reviews the Bank's allowance for loan losses. Such agency may require the Bank to recognize additions to such allowance based on their judgments about information available to them at or subsequent to the time of their examination.

        Deposits totaled $630.2 million at June 30, 2008, a decrease of $105.0 million, or 14.3%, compared to December 31, 2007 levels. Checking and savings deposits decreased by $34.7 million, or 15.6%, compared to balances at December 31, 2007, while certificate of deposit balances decreased by $70.3 million, or 13.7%, during the same time period. The decrease in deposit balances during the period was primarily due to the strong competitive market in the southwest Ohio and southeast Indiana regions and the decision by the Bank not to match higher rates on certain accounts offered by other institutions in the Bank's market areas.

        Advances from the Federal Home Loan Bank and other borrowings totaled $76.6 million at June 30, 2008, a decrease of $1.0 million, or 1.4%, compared to December 31, 2007 totals. Proceeds from repayments of investment securities were partially utilized to make scheduled payments on the advances during the period.

        Stockholders' equity totaled $39.0 million, or 5.1% of total assets, at June 30, 2008, a decrease of $14.6 million, or 27.3%, compared to December 31, 2007. The decrease resulted primarily from the net loss of $14.7 million for the six-month period ended June 30, 2008 and an $80,000 change, net of taxes, in unrealized losses on available for sale securities, which was partially offset by the amortization effects of stock benefit plans totaling $137,000. The Bank is required to meet minimum capital standards promulgated by the Office of Thrift Supervision ("OTS"). At June 30, 2008, Peoples Community Bank continued to meet all applicable regulatory capital requirements and was categorized as well-capitalized under the regulatory framework for prompt corrective action.

Comparison of Operating Results for the Six-Month Periods Ended June 30, 2008 and 2007

        The Company recorded a net loss of $14.7 million for the six months ended June 30, 2008, compared to a net loss of $420,000 reported for the same period in 2007. The increase in loss was primarily due to a $4.3 million, or 32.9%, decrease in net interest income, and an increase of $11.8 million in general, administrative and other expense, which is mainly due to the goodwill impairment charge of $12.5 million, partially offset by a decrease in provision for losses on loans of $600,000, an $843,000 increase in federal income tax benefits, and a $412,000, or 24.9%, increase in other income.

         Net Interest Income.    Interest income on loans decreased by $8.7 million, or 30.6% during the six-month period ended June 30, 2008, compared to the same period in 2007, due primarily to a $155.9 million, or 19.7%, decrease in the average portfolio balance outstanding, coupled with a 98 basis point decrease in the weighted-average yield, to 6.24% for the 2008 period. The decrease in the average balance was primarily due to loan repayments of $200.4 million, partially offset by loan originations of $87.1 million. The decrease in yield reflects a downward shift in market rates and the corresponding impact on adjustable-rate loans and increasing levels of non-accrual loans.

        Interest income on mortgage-backed securities decreased by $244,000, or 21.9%, during the six-month period ended June 30, 2008, compared to the same period in 2007, due primarily to a $14.8 million, or 30.4%, decrease in the average balance outstanding, partially offset by a 56 basis point increase in the weighted-average yield, to 5.13% in the 2008 period. The decrease in the average balance was primarily due to principal repayments, while the increase in the yield was primarily due to upward adjustments on the variable rate mortgage-backed securities.

        Interest income on investment securities and interest-bearing deposits and other decreased by $430,000 due primarily to a decrease of 224 basis points in the weighted-average yield, partially offset by a $35.5 million increase in the average balance outstanding for the 2008 period. The increase in the average balance was a result of an increase in investment securities, which included the purchase of mortgage-backed securities totaling $29.8 million during the time period.

        Interest expense on deposits decreased by $3.1 million, or 21.1%, primarily due to a decrease of $42.7 million, or 5.9%, in the average balance of deposits outstanding period to period, coupled with a 67 basis point decrease in the weighted-average cost of deposits, to 3.46%. Interest expense on borrowings decreased by $1.9 million, or 49.4%, due primarily to an $82.8 million, or 58.1%, decrease in the average balance of borrowings outstanding period to period, coupled with a six basis point decrease in the average cost of borrowings, to 3.97% for the 2008 period. The decrease in the average balance was primarily due to the strong competitive market in the southwest Ohio and southeast Indiana regions and the decision by the Bank not to match higher rates on certain accounts offered by other institutions in the Bank's market areas. The decrease in the average balance of borrowings was primarily due to repayment of FHLB advances where no prepayment penalties were imposed. The decreases in the average cost of both deposits and borrowings were due primarily to the decrease in the market interest rates.

        As a result of the foregoing changes in interest income and interest expense, net interest income decreased by $4.3 million, or 32.9%, to a total of $8.8 million for the six months ended June 30, 2008, compared to the same period in 2007. The interest rate spread decreased to 2.13% for the six months ended June 30, 2008, from 2.68% for the same period in 2007, while the net interest margin decreased to 2.22% for the six months ended June 30, 2008, compared to 2.83% for the same period in 2007.

         Provision for Losses on Loans.    The Bank establishes provisions for loan losses, which are charges to its operating results, in order to maintain a level of total allowance for loan losses that management believes, to the best of its knowledge, covers all known and inherent losses that are both probable and reasonably estimable at each reporting date. The Bank's determination of the adequacy of the allowance is based on historical loss experience, the volume and type of lending conducted by the Bank, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to the Bank's market area, and other factors related to the collectibility of the Bank's loan portfolio. After considering the above factors, management recorded a provision for losses on loans totaling $3.6 million and $4.2 million for the six-month periods ended June 30, 2008 and 2007, respectively. The provision recorded during the six-month period ended June 30, 2008 was predicated primarily upon the significant downturn in the local economy, the level of charge-offs in 2008, and the relative credit risk of the loan portfolio.

         Other Income.    Other income totaled $2.1 million for the six months ended June 30, 2008, an increase of $412,000, or 24.9%, compared to the $1.7 million recorded for the same period in 2007. The increase was primarily due to an increase of $491,000 in gain on sale of investment securities, a decrease of $52,000, or 92.9%, in loss on sale of foreclosed real estate, and an increase of $43,000 in gain on sale of loans, partially offset by a decrease of $186,000, or 13.9%, in other operating income.

         General, Administrative and Other Expense.    General, administrative and other expense totaled $23.2 million for the six months ended June 30, 2008, an increase of $11.8 million, compared to the same period in 2007. This increase resulted primarily from an increase of $25,000, or 4.2%, in data processing expense, an increase in goodwill impairment of $12.5 million, and an increase of $232,000, or 10.1%, in other operating expense, partially offset by a decrease of $538,000, or 10.1%, in employee compensation and benefits, a decrease of $90,000, or 5.1%, in occupancy and equipment, and a decrease of $172,000, or 33.7%, in franchise taxes.

        The decrease in employee compensation and benefits was due primarily to a decrease in personnel. The decrease in occupancy and equipment expense primarily reflects fixed assets becoming fully depreciated. An increase in data processing expenses was primarily due to additional services being utilized by customers, and a general pricing increase. The increase in other operating expense is primarily due to an increase in legal costs. The increase in goodwill impairment is due to the elimination of goodwill, which was previously discussed.

         Federal Income Taxes.    The Company recorded a credit for federal income taxes totaling $1.2 million for the six months ended June 30, 2008, compared to a credit of $372,000 for the same period in 2007, primarily due to the increase in and loss between the periods. The Company's effective tax rate was 35.5% for the six-month period ended June 30, 2008, which reflected the effect of a nontaxable increase in the cash surrender value of bank-owned life insurance.

         Cash Flow.    For the six months ended June 30, 2008, net cash provided by operating activities totaled $4.1 million, whereas for the six months ended June 30, 2007, net cash used in operating activities was $587,000. For the six months ended June 30, 2008, there was goodwill impairment of $12.5 million, an increase in net loss of $14.3 million, and a change in accrued interest payable and other liabilities of $9.8 million. Net cash provided by investing activities increased by $6.9 million for the six months ended June 30, 2008, compared to the same time period ending June 30, 2007. Proceeds from sale of securities increased $29.4 million and loans payments-net of disbursements increased by $6.4 million. Proceeds from sale of loans decreased $23.6 million. Net cash used in financing activities increased $104.8 million for the six months ended June 30, 2008, compared to the same time period ending June 30, 2007. The net decrease in deposits accounts was $105.0 million for the six months ended June 30, 2008, compared to a net increase of $1.2 million for the six months ended June 30, 2007.

Exposure to Changes in Interest Rates

        The Company's ability to maintain net interest income depends upon its ability to earn a higher yield on interest-earning assets than the rates paid on deposits and borrowings. The Bank's ability to maintain a positive spread between the interest earned on assets and the interest paid on deposits and borrowings can be adversely affected when market rates of interest fluctuate. Historically, long-term, fixed-rate mortgage loans made up a significant portion of Peoples' interest-earning assets. A predominance of long-term fixed-rate loans would make Peoples particularly susceptible to the risk of changing interest rates, particularly in a rising rate environment. However, during fiscal 2000, the Bank began to emphasize the origination of adjustable-rate mortgage ("ARM") loans and shorter-term loans such as non-residential real estate loans, construction loans, commercial loans and consumer loans, in an effort to improve its interest rate risk position. As a result, at June 30, 2008, approximately $257.5 million, or 41.1%, of the Company's loan portfolio consisted of loans with fixed-rates of interest and approximately $369.5 million, or 58.9%, had adjustable-rates of interest. Further, nonresidential real estate and land loans, construction loans, commercial loans and consumer loans totaled $264.9 million or 42% of the total loan portfolio at June 30, 2008 compared to $309.9 million or 44% of the total loan portfolio at December 31, 2007. These loans typically have higher rates and/or shorter terms to maturity compared to single-family residential mortgage loans.

Average Balances, Net Interest Income, Yields Earned and Rates Paid

        The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.

	Year Ended
	December 31, 2007			December 31, 2006			December 31, 2005
	Average outstanding balance	Interest earned/ paid	Yield/ rate	Average outstanding balance	Interest earned/ paid	Yield/ rate	Average outstanding balance	Interest earned/ paid	Yield/ rate
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable(1)	$751,917	$53,390	7.10%	$870,327	$61,096	7.02%	$655,256	$41,628	6.35%
Mortgage-backed securities	49,427	2,394	4.84	60,474	2,467	4.08	204,500	5,292	2.59
Investment securities(2)	18,150	1,100	6.06	17,473	951	5.44	13,992	664	4.75
Interest-earning deposits	64,965	3,349	5.16	18,206	961	5.28	5,327	164	3.08

Total interest-earning assets	884,459	60,233	6.81	966,480	65,475	6.77	879,075	47,748	5.43
Non-interest-earning assets	85,652			93,635			57,477

Total assets	$970,111			$1,060,115			$936,552

Interest-bearing liabilities:
Savings and checking accounts	$193,845	5,430	2.80	$230,353	6,162	2.65	$190,901	4,250	2.23
Money market deposit accounts	20,097	396	1.97	20,303	395	1.92	25,019	306	1.22
Certificates of deposit	506,294	24,202	4.78	478,148	20,682	4.30	295,636	10,671	3.61
FHLB advances and other borrowings	117,546	5,341	4.54	173,622	7,163	4.13	296,527	9,934	3.35
Subordinated debentures	15,000	1,091	7.27	26,740	2,083	7.79	16,299	1,043	6.40

Total interest-bearing liabilities	852,782	36,460	4.28	929,166	36,485	3.93	824,382	26,204	3.18

Non-interest bearing liabilities	30,346			40,384			33,933

Total liabilities	883,128			969,550			858,315
Stockholders' equity	86,983			90,565			78,237

Total liabilities and stockholders' equity	$970,111			$1,060,115			$936,552

Net interest income		$23,733			$28,990			$21,544

Interest rate spread			2.53%			2.84%			2.25%

Net interest margin(3)			2.69%			3.00%			2.45%

Average interest-earning assets to average interest-bearing liabilities			103.71%			104.02%			106.63%

(1)
Includes non-accruing loans.

(2)
Includes Federal Home Loan Bank and Federal Home Loan Mortgage Corp. stock and other equity securities.

(3)
Equals net interest income divided by average interest-earnings assets.

Rate/Volume Analysis

        The following table shows the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities affected the Company's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), and (ii) changes in rate (change in rate multiplied by prior year volume). The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	Year Ended December 31,
	2006 to 2007 Increase (Decrease) Due to Changes In			2005 to 2006 Increase (Decrease) Due to Changes In
	Rate	Volume	Total	Rate	Volume	Total
	(In Thousands)
Interest-earning assets:
Loans receivable	$705	$(8,411)	$(7,706)	$4,698	$14,770	$19,468
Mortgage-backed securities	(3,776)	3,703	(73)	12,599	(15,424)	(2,825)
Investment securities(1)	111	38	149	105	182	287
Interest-earning deposits	(21)	2,409	2,388	182	615	797

Total interest-earning assets	(2,981)	(2,261)	(5,242)	17,584	143	17,727
Interest-bearing liabilities:
Savings and checking accounts	407	(1,139)	(732)	912	1,000	1,912
Money market deposit accounts	2	(1)	1	133	(44)	89
Certificates of deposit	2,305	1,215	3,520	2,367	7,644	10,011
FHLB advances and other borrowings	809	(2,631)	(1,822)	3,552	(6,323)	(2,771)
Subordinated debentures	(150)	(842)	(992)	152	888	1,040

Total interest-bearing liabilities	3,373	(3,398)	(25)	7,116	3,165	10,281

Increase (decrease) in net interest income	$(6,354)	$1,137	$(5,217)	$10,468	$(3,022)	$7,446

(1)
Includes FHLB stock and certificates of deposit at other institutions.

Discussion of Financial Condition Changes from December 31, 2006 to December 31, 2007

        At December 31, 2007, the Company's total assets amounted to $887.4 million, a decrease of $140.7 million, or 13.7%, compared to total assets at December 31, 2006. The decrease in assets was comprised primarily of a $178.2 million net decrease in loans receivable and a decrease in goodwill of $11.4 million, partially offset by an increase of $29.2 million in cash and cash equivalents, an increase in real estate acquired by foreclosure of $6.6 million, and an increase of $5.7 million in deferred federal income tax.

        Liquid assets (i.e. cash and interest-bearing deposits) totaled $86.6 million at December 31, 2007, an increase of $29.2 million, or 50.7%, compared to the amount at December 31, 2006. The increase in liquid assets as of December 31, 2007 was primarily due to curtailed lending and the low yield on alternative investments. Approximately $67.0 million was invested in fed funds with a yield of 3.03% on December 31, 2007.

        Investment securities totaled $67.6 million at December 31, 2007, an increase of $10.7 million, or 18.8%, from the amount at December 31, 2006. The increase was comprised primarily of $29.8 million in purchases, partially offset by $19.3 million of sales and repayments during the period.

        Loans receivable totaled $634.4 million at December 31, 2007, a decrease of $178.2 million, or 21.9%, over December 31, 2006 levels. Loan disbursements amounted to $162.4 million during fiscal 2007, which were offset by principal repayments of $269.4 million and loans and participations sold totaling $32.0 million. Between 2001 and 2005, the Bank placed an increasing emphasis on multi-family residential loans, nonresidential real estate and land loans, construction loans, unsecured commercial loans and consumer loans. However, due in large part to the downturn in the local economy, and, in particular, values of residential and residential development properties, as well as a significant increase in total non-performing loans, the Company, beginning in late 2006, began to reduce all aspects of its lending exposure. In addition, as discussed below, in an attempt to address such slowdown in the local economy and the resulting decrease in the value of its collateral, the Company charged-off $13.1 million and $18.3 million of loans in 2006 and 2007, respectively.

        The allowance for loan losses totaled $34.5 million at December 31, 2007, an increase of $16.1 million, or 87.8% compared to the allowance at December 31, 2006. Due primarily to the significant downturn in the local real estate market, an increase in internally classified loans, significant charge-offs during the year, and the relative credit risk of the loan portfolio, $32.8 million was added to the allowance through the provision for losses on loans during fiscal 2007. Approximately $18.3 million of loans were charged-off during the year. The charged-off loans were comprised of $8.5 million in loans secured by one-to-four-family residential real estate (including $7.4 million of non-owner occupied investment property), $4.7 million in loans secured by multi-family residential real estate, $844,000 in construction loans, $1.3 million in loans secured by commercial real estate and land, and $2.9 million in commercial and consumer loans. The increase in charged-off loans was primarily due to real estate investors and developers experiencing cash flow difficulties and the downturn in the local economy.

        The allowance for loan losses represented 4.9% and 2.1% of total loans at December 31, 2007 and 2006, respectively. The allowance for loan losses represented 133.0% and 71.2% of nonperforming loans at December 31, 2007 and 2006, respectively. Nonperforming assets totaled $32.8 million and $26.1 million at December 31, 2007 and 2006, respectively. Nonperforming assets at December 31, 2007 consisted of $4.8 million of loans secured by one-to-four-family residential real estate, $5.2 million of loans secured by multi-family residential real estate, $10.6 million of loans secured by nonresidential real estate and land, $4.7 million in construction loans, $563,000 in commercial and consumer loans, and $6.9 million in foreclosed real estate. The Bank's management continues to aggressively pursue the collection and resolution of all delinquent and nonperforming loans.

        At December 31, 2007, non-accrual loans secured by one-to-four-family residential real estate consisted of $1.9 million in owner-occupied residences with an average balance of $69,000, and $2.9 million in non-owner occupied residences with an average balance of $71,000. Three borrowers represented $1.9 million of the non-owner occupied one-to-four-family residential non-accrual loans.

        Non-accrual loans secured by multi-family residential real estate amounted to $5.2 million at December 31, 2007, with an average balance of $435,000. Two borrowers represented $3.9 million of this total, with the largest borrower owing $2.8 million. Commercial real estate and land secured non-accrual loans totaled $10.1 million at December 31, 2007. The average balance of these 25 loans was $403,000. Three borrowers represented $6.3 million of the non-accrual loans secured by commercial real estate and land, with the largest borrower owing $3.8 million.

        Non-accrual construction loans totaled $4.6 million at December 31, 2007, with an average balance of $244,000. Approximately $3.8 million of these construction loans are secured by one-to-four-family residential real estate. Commercial and consumer non-accrual loans totaled $546,000, with $512,000 of these loans being unsecured.

        Management has considered these loan concentrations as a part of its overall evaluation of the adequacy of the Bank's allowance for loan losses. Although management believes that its allowance for loan losses at December 31, 2007 was appropriate based upon the available facts and circumstances at such time, there can be no assurance that additions to such allowance will not be necessary in future periods, which would adversely affect the Bank's results of operations.

        Goodwill decreased from $23.9 million at December 31, 2006 to $12.5 million at December 31, 2007, a decrease of $11.4 million, or 47.7%. The Bank recorded a goodwill impairment of $11.4 million as of December 31, 2007, primarily due to lower market valuations for financial institutions in the latter part of 2007, the weakening of the credit market in the second half of 2007, the decline in real estate values, particularly in the Cincinnati region, and the net losses recorded by the Bank and the Company for the past six quarters.

        Deposits totaled $735.2 million at December 31, 2007, a decrease of $20.0 million, or 2.7%, over the total at December 31, 2006. Total demand, transaction and savings deposits decreased by $32.6 million, or 12.7%, to $223.4 million at December 31, 2007, while total certificates of deposit increased by $12.5 million, or 2.5%, to $511.8 million at December 31, 2007. During the first three quarters of fiscal year 2007, the Bank utilized competitive pricing strategies on certificates of deposits, which included advertised specials rates. In late 2007, due to the cost of funds and the Bank's interest margin compression, management continued its concentration on growing demand and savings deposits.

        Advances from the Federal Home Loan Bank and other borrowings totaled $77.6 million at December 31, 2007, a decrease of $79.3 million, or 50.5%, compared to December 31, 2006 totals. During fiscal year 2007, $100.0 million in fixed-rate convertible FHLB advances were paid in full on their conversion date with no penalty through the use of available cash and proceeds from both mortgage-backed security repayments and loan sales and payments. In the fourth quarter of 2007, the Bank took advantage of a fixed rate advance special with FHLB for $25.0 million. This special offering provides a fixed rate of interest of 3.45% for a minimum of 3 months and a maximum of 10 years. After the first three months and quarterly thereafter, the FHLB has the option to require the borrower to prepay the advance without a fee or allow the advance to remain at the original contracted fixed rate.

        Stockholders' equity totaled $53.6 million at December 31, 2007, a decrease of $34.1 million, or 38.9%, compared to the amount at December 31, 2006. The decrease resulted primarily from net losses of $33.3 million, which included $11.4 million in goodwill impairment, and dividends paid on common stock totaling $2.1 million, which were partially offset by the amortization of stock benefit plans totaling $1.1 million, a $176,000 increase in net unrealized gains on available for sale securities, and $180,000 adjustment due to the implementation of FIN 48 on January 1, 2007.

Comparison of Results of Operations for the Fiscal Years Ended December 31, 2006 and 2007

         General.    The Company recorded a net loss of $33.3 million for the fiscal year ended December 31, 2007, compared to a net loss of $4.1 million for the fiscal year ended December 31, 2006. The higher net loss was primarily due to an increase of $15.4 million, or 88.0% in provision for loan losses and goodwill impairment of $11.4 million. In addition, the Company recorded a $5.2 million, or 18.0%, decrease in net interest income, partially offset by an increase of $720,000, or 22.4%, in other income and a $2.6 million increase in tax benefits.

         Net Interest Income.    Total interest income amounted to $60.2 million for the fiscal year ended December 31, 2007, a $5.2 million, or 8.0%, decrease over the fiscal year ended December 31, 2006. The decrease was due to an $82.0 million, or 8.5%, decrease in average interest-earning assets, partially offset by a four basis point increase in the average yield for the year ended December 31, 2007 compared to the year ended December 31, 2006.

        Interest income on loans totaled $53.4 million for the fiscal year ended December 31, 2007, a decrease of $7.7 million, or 12.6%, from the year ended December 31, 2006. This decrease was primarily due to a $118.4 million, or 13.6%, decrease in the average portfolio balance outstanding for the year ended December 31, 2007 compared to the year ended December 31, 2006, partially offset by an eight basis point increase in the weighted-average yield to 7.10% for fiscal 2007. The decrease in the average balance was primarily due to loan sales of $32.0 million, and loan repayments totaling $269.4 million, partially offset by loan disbursements of $162.4 million. As previously stated, the Bank, beginning in late 2006, began to reduce all aspects of its lending exposure in response to the downturn in the local real estate market. The increase in the Bank's yield reflects a moderate upward shift in market rates and the corresponding impact on adjustable-rate loans, primarily in the first two quarters of the fiscal year.

        Interest income on mortgage-backed securities totaled $2.4 million for fiscal 2007, a decrease of $73,000, or 3.0%, compared to the year ended December 31, 2006, due to a $11.0 million, or 18.3%, decrease in the average balance outstanding for the year ended December 31, 2007 compared to the year ended December 31, 2006, partially offset by a 76 basis point increase in the weighted-average yield. The decrease in the average balance of the mortgage-backed securities portfolio was primarily due to approximately $19.3 million in repayments, partially offset by a purchase in the fourth quarter of approximately $29.8 million. Interest income on investment securities and interest-bearing deposits totaled $4.4 million, an increase of $2.5 million, due primarily to a $47.4 million increase in the average balance of the related assets for the year ended December 31, 2007 compared to the year ended December 31, 2006. The increase in interest-bearing deposits was primarily due to curtailed lending and the low yield on alternative investments. At December 31, 2007, federal funds sold totaled $67.0 million, compared to $25.0 million at December 31, 2006.

        Interest expense on deposits totaled $30.0 million for the fiscal year ended December 31, 2007, an increase of $2.8 million, or 10.2%, over the $27.2 million recorded for the year ended December 31, 2006. The increase was due primarily to an increase in the weighted-average cost of deposits of 43 basis points, to 4.17% for fiscal 2007, partially offset by a decrease of $8.6 million, or 1.2%, in the average balance of deposits outstanding for the year ended December 31, 2007 compared to the year ended December 31, 2006. The increase in the average cost of deposits was primarily due to the increase in market interest rates, as well as advertised special rates on certificates of deposits throughout the year. The decrease in the average balance of deposits was primarily due to the strongly competitive Cincinnati market place.

        Interest expense on borrowings totaled $6.4 million for fiscal 2007, a decrease of $2.8 million, or 30.4%, compared to the year ended December 31, 2006, due primarily to a $67.8 million, or 33.8%, decrease in the average balance of borrowings outstanding, partially offset by a 24 basis point increase in the average cost of borrowings for fiscal 2007. During fiscal year 2007, $100.0 million in fixed-rate convertible FHLB advances were paid in full on their conversion date with no penalty through the use of available cash and proceeds from both mortgage-backed security repayments and loan sales and payments.

        As a result of the foregoing changes in interest income and interest expense, net interest income decreased by $5.2 million, or 18.0%, during the fiscal year ended December 31, 2007, compared to fiscal year ended December 31, 2006. The interest rate spread amounted to 2.53% for fiscal 2007 compared to 2.84% for the year ended December 31, 2006. The net interest margin totaled 2.69% and 3.00% for the fiscal years ended December 31, 2007 and 2006, respectively.

         Provisions for Losses on Loans.    A provision for losses on loans is charged to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on historical loss experience, the volume and type of lending conducted by the Bank, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to the Bank's market area, and other factors related to the collectibility of the Bank's loan portfolio. After considering the above factors, management recorded a provision for losses on loans of $24.5 million in the fourth quarter of 2007, resulting in a total of $32.8 million for the fiscal year ended December 31, 2007, compared to $17.5 million for the fiscal year ended December 31, 2006. The large provision in the fourth quarter of 2007 reflects higher probable credit losses on primarily non-owner occupied residential loans and land development loans. Nonperforming assets at September 30, 2007 totaled $20.4 million, compared to $32.8 million at December 31, 2007, while classified assets increased from $31.3 million at September 30, 2007 to $40.6 million at December 31, 2007.

        The provisions recorded during the fiscal 2007 and 2006 periods were predicated on higher non-performing, classified and criticized assets for the years, as well as significant charge-offs during both fiscal years. The increase in such loans is primarily due to delinquent loans in the Bank's non-owner occupied (investment property) residential loan portfolio and its acquisition, development, and construction loan portfolio. The delinquencies in these portfolios are due primarily to the residual effects of the deterioration in the local real estate market and resultant cash flow issues faced by local property investors and developers. The downturn in the local economy has also resulted in deterioration in other sectors of the portfolio, including multi-family residential loans and commercial loans. There can be no assurance that the allowance for loan losses will be sufficient to cover losses on nonperforming loans in the future.

         Other Income.    Other income totaled $3.9 million for the fiscal year ended December 31, 2007, an increase of $719,000, or 22.4%, compared to the year ended December 31, 2006. The increase was due primarily to a $428,000, or 17.2%, increase in other operating income, an increase of $33,000, or 4.8%, in income from bank-owned life insurance, and a $247,000 net gain on sale of loans recorded during fiscal year 2007 compared to a net loss of $59,000 recorded during fiscal year 2006 on the sale of loans and real estate. The increase in other operating income resulted primarily from an increase of approximately $289,000 in deposit fees. These increases were partially offset by a decrease in the gain on sale of securities of $47,000 during fiscal year 2007.

         General, Administrative and Other Expense.    General, administrative and other expense totaled $33.2 million for the fiscal year ended December 31, 2007, an increase of $12.0 million, or 57.0%, compared to the fiscal year ended December 31, 2006. This increase resulted primarily from a goodwill non-cash impairment charge of $11.4 million recorded in the fourth quarter of 2007 by the Bank following an updated valuation by an independent third party. This impairment is primarily attributable to lower market valuations for financial institutions in the latter part of 2007, the weakening of the credit market in the second half of 2007, the decline in real estate values, particularly in the Cincinnati region, and the net losses recorded by the Bank and Company for the past six quarters.

        Excluding the goodwill impairment, general, administrative and other expense increased $652,000, or 3.1%. The Company recorded a $277,000, or 7.0%, increase in other operating expense, a $45,000, or 4.6%, increase in franchise tax, a $205,000, or 12.6%, increase in amortization of intangibles, and a $213,000, or 21.2%, increase in data processing expense. Employee compensation and benefits expense and occupancy and equipment expense remained relatively constant compared to the fiscal year ended December 31, 2006. During the fourth quarter of 2007, the Company recorded approximately $508,000 in ESOP expense for the release of approximately 32,383 ESOP shares for employee allocation. This occurred in conjunction with the decision to terminate the ESOP by September 30, 2008 and record associated expenses in 2008 to release all remaining unallocated shares.

        The increase in other operating expenses was due primarily to an increase in legal and collection fees recorded during the year ended December 31, 2007. Data processing expenses increased primarily due to an increase in services utilized by customers and an overall price increase.

         Federal Income Tax.    The Company recorded a credit provision for federal income taxes totaling $4.9 million for the fiscal year ended December 31, 2007 compared to a credit provision of $2.3 million for the fiscal year ended December 31, 2006. The income tax benefit for both years was due to net losses incurred in 2006 and 2007. A valuation allowance against deferred tax assets of approximately $4.4 million was recorded in the fourth quarter of 2007.

Fourth Quarter Review

        Net loss for the fourth quarter of 2007 was $31.5 million, or $6.57 loss per share, compared to a net loss for the third quarter of 2007 of $1.4 million and $2.3 million for the fourth quarter of 2006. Net interest income for the fourth quarter of 2007 decreased $1.1 million, or 18.4%, compared to the third quarter of 2007, primarily due to a decrease of 40 basis points in the net interest margin to 2.17% for the fourth quarter of 2007.

        Management recorded a provision for losses on loans of $24.5 million in the fourth quarter of 2007, compared to $4.1 million in the third quarter of 2007. The larger provision in the fourth quarter reflects higher probable credit losses on primarily non-owner occupied residential loans and land development loans, as a result of continuing forces in the local economy and a significant downturn in the real estate market. Nonperforming assets at September 30, 2007 totaled $20.4 million, compared to $32.8 million at December 31, 2007, while classified assets increased from $31.3 million at September 30, 2007 to $40.6 million at December 31, 2007.

        Other income totaled approximately $1.2 million for the fourth quarter of 2007, compared to $749,000 for the third quarter of 2007. The increase was primarily attributed to approximately $100,000 in recoveries received on loans charged-off by a financial institution prior to its acquisition by the Company, $100,000 received as a property improvement easement, and increases in other deposit and loan fee income.

        General, administrative and other expenses recorded during the fourth quarter of 2007 totaled $5.3 million, an increase of $277,000, or 5.5%, compared to the third quarter of 2007, and a decrease of $418,000, or 7.3%, and a decrease of $325,000, or 5.8%, from the first and second quarter of 2007, respectively. In December 2007, the Bank recorded approximately $508,000 in compensation expense for the release of approximately 32,383 ESOP shares for employee allocation. This occurred in conjunction with the decision to terminate the ESOP by September 30, 2008 and record associated expenses in 2008 to release all unallocated shares.

        The Bank recorded goodwill totaling $23.9 million in conjunction with acquisitions of other financial institutions over the past five years. Following an updated valuation in the fourth quarter of 2007 by an independent third party, the Bank incurred a non-cash impairment charge of $11.4 million for the writedown of goodwill. This impairment is primarily attributable to lower market valuations for financial institutions in the latter part of 2007, the weakening of the credit market in the second half of 2007, the decline in real estate values, particularly in the Cincinnati region, and the net losses recorded by the Bank and Company for the past six quarters.

        In the fourth quarter of 2007, the Company recorded a valuation allowance of deferred income tax in the amount of $4.4 million based principally on uncertainty about the Company's ability to generate sufficient future taxable income to realize all of the related temporary differences. The Company believes that it will realize the remaining net deferred tax assets through taxable income resulting from planned profitable sale of branches of the Bank within the next twelve months. The expense for recording the valuation allowance is a non-cash item, and the recording of this expense does not imply that the Company owes additional income taxes. This resulted in a total tax benefit of $3.7 million for the fourth quarter of 2007.

Quantitative Analysis

        The OTS provides a quarterly report on the potential impact of interest rate changes upon the market value of portfolio equity. Management reviews the quarterly reports from the OTS that show the impact of changing interest rates on net portfolio value. Net portfolio value ("NPV") is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. The application of the methodology attempts to quantify interest rate risk and the change in NPV which would result from a theoretical 100, 200 and 300 basis point increase in market interest rates and a theoretical 100 and 200 basis point decrease in market interest rates.

        The following tables present the Bank's net portfolio value as of June 30, 2008, December 31, 2007 and December 31, 2006, as calculated by the OTS, based on information provided to the OTS by the Bank.

June 30, 2008
Change in Interest Rates In Basis Points (Rate Shock)	Amount	Net Portfolio Value $ Change	% Change	Net Portfolio Value as a % of Portfolio Value of Assets	Change in Net Portfolio Value as a % of Portfolio Value of Assets
	(Dollars in Thousands)
300bp	$64,868	$(15,390)	(19)%	8.53%	(171	)bp
200	71,808	(8,450)	(11)	9.33	(91)
100	77,095	(3,163)	(4)	9.91	(32)
0	80,258	—	—	10.23	—
(100)	81,615	1,358	2	10.33	10
(200)	n.a.	n.a.	n.a.	n.a.	n.a.

December 31, 2007
Change in Interest Rates In Basis Points (Rate Shock)	Amount	Net Portfolio Value $ Change	% Change	Net Portfolio Value as a % of Portfolio Value of Assets	Change in Net Portfolio Value as a % of Portfolio Value of Assets
	(Dollars in Thousands)
300bp	$74,391	$(20,246)	(21)%	8.54%	(199	)bp
200	83,308	(11,329)	(12)	9.45	(108)
100	90,606	(4,030)	(4)	10.17	(37)
0	94,637	—	—	10.53	—
(100)	95,789	1,153	1	10.59	6
(200)	94,408	(228)	—	10.39	(14)

December 31, 2006
Change in Interest Rates In Basis Points (Rate Shock)	Amount	Net Portfolio Value $ Change	% Change	Net Portfolio Value as a % of Portfolio Value of Assets	Change in Net Portfolio Value as a % of Portfolio Value of Assets
	(Dollars in Thousands)
300bp	$93,611	$(26,697)	(22)%	9.46%	(231	)bp
200	104,620	(15,688)	(13)	10.44	(133)
100	113,622	(6,685)	(6)	11.22	(55)
0	120,308	—	—	11.77	—
(100)	123,615	3,307	3	12.00	23
(200)	122,663	2,355	2	11.82	5

        As shown by the June 30, 2008 table above, a 100 basis point increase in interest rates would result in a decrease in the Bank's net portfolio value based on OTS calculations as of June 30, 2008. A 200 and 300 basis point increase would result in larger decreases in net portfolio value. Conversely, the June 30, 2008 table indicates an increase in net portfolio value at a 100 basis point decrease in interest rates, and a slight decrease in net portfolio value at a 200 basis point decrease in interest rates. The instantaneous shock as indicated in the tables is subject to periodic interest rate adjustments and caps as dictated by the underlying notes.

        The Bank's fixed-rate loans help its profitability if interest rates are stable or declining, since these loans have yields that exceed its cost of funds. However, if interest rates increase, the Bank would have to pay more on its deposits and new borrowings, which would adversely affect its interest rate spread. Historically, the Bank has been able to maintain relatively stable levels of net interest income despite the interest rate risk inherent in its operations. The Bank attempts to mitigate potential exposure to interest rate risk by:

  (1)
  originating one-year and three-year adjustable-rate mortgage loans;

  (2)
  originating home equity lines of credit with interest rates that adjust monthly based on an index;

  (3)
  purchasing adjustable-rate mortgage-backed securities;

  (4)
  utilizing fixed-rate longer-term advances offered by the Federal Home Loan Bank; and

  (5)
  developing a strong core deposit base.

Liquidity and Capital Resources

        Peoples, like other financial institutions, is required under applicable federal regulations to maintain sufficient funds to meet deposit withdrawals, loan commitments and expenses. Liquid assets consist of cash and interest-bearing deposits in other financial institutions, investments and mortgage-backed securities. Management monitors and assesses liquidity needs daily in order to meet deposit withdrawals, loan commitments and expenses.

        The primary sources of funds include deposits, principal and interest repayments on loans and on mortgage-backed securities and borrowings. The Bank's first preference is to fund liquidity needs with core deposits, if available, in the marketplace. Core deposits include noninterest-bearing and interest-bearing retail deposits. Other funding sources include Federal Home Loan Bank advances.

        Liquid assets as of June 30, 2008 included cash and deposits in other financial institutions totaling $73.7 million, in addition to investment securities and mortgage-backed securities available for sale at a total market value of $36.3 million. These liquid assets as well as the ability to borrow funds, sell loan participations and attract deposits through local pricing or through brokers will allow the Bank to meet its obligations and commitments as indicated in the table below. Any future excess liquidity generated via operations will be utilized to repay borrowings or purchase investment and mortgage-backed securities.

        The Company is a thrift holding company and its sources of funds are limited. Cash available to pay dividends to stockholders of the Company and to service the debt of the Company is largely dependent on the receipt of dividends from the Bank. Without an additional capital infusion as well as possibly a restructuring of existing debt obligations, current cash flows and capital resources of the Company are insufficient to fund the Company's operating expenses and to meet its debt service obligations on the junior subordinated debentures or to pay off the $17.5 million line of credit which was due on June 30, 2008. Since the Orders prohibit the Bank from paying cash dividends without the prior written consent of the OTS, the Company will only be able to rely upon existing cash and cash equivalents as the sources of its liquidity. Due in large part to recent losses suffered by the Company, the Company's prospects on a stand-alone basis, the Company's lack of liquidity and the effective prohibition of dividends from the Bank, the Company and Peoples entered into the Purchase Agreement.

        The following table sets forth information regarding the Company's obligations and commitments to make future payments under contract as of June 30, 2008.

	Payments due by period
	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
	(In Thousands)
Contractual obligations:
Operating lease obligations	$38	$76	$64	$—	$178
Advances from the Federal Home Loan Bank and other borrowings	123	3,115	2,342	53,499	59,079
Subordinated debentures	—	—	—	15,464	15,464
Certificates of deposit	328,359	81,099	31,987	2	441,447
Amount of commitments expiring per period
Commitments to originate loans:
Consumer lines of credit	24,324	—	—	—	24,324
Commercial lines of credit	676	—	—	—	676
One-to-four family and multi-family loans	5	—	—	—	5
Commitments to fund commercial or other letters of credit	5,942	—	—	—	5,942

Total contractual obligations	$359,467	$84,290	$34,393	$68,965	$547,115

        The Bank is required to maintain regulatory capital sufficient to meet tangible, core and risk-based capital ratios of at least 1.5%, 4.0% and 8.0%, respectively. At June 30, 2008, the Bank exceeded each of the capital requirements with tangible, core and risk-based capital ratios of 7.9%, 7.9% and 12.3% respectively.

Impact of Inflation and Changing Prices

        The consolidated financial statements and related financial data presented herein regarding the Company have been prepared in accordance with accounting principles generally accepted in the United States of America, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of the Company's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on the Company's performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

 PRO FORMA FINANCIAL INFORMATION

        The following Unaudited Pro Forma Statement of Financial Condition gives effect to the Transaction based on the related pro forma adjustments described in the accompanying Notes to Unaudited Pro Forma Statement of Financial Condition. The Unaudited Pro Forma Statement of Financial Condition included in this proxy statement is presented for informational purposes only. This information includes various estimates and is based on various assumptions, including certain assumptions with respect to future events such as loan sales. As a result, this information may not necessarily be indicative of the Company's financial condition after the Transaction.

PEOPLES COMMUNITY BANCORP, INC.

STATEMENTS OF FINANCIAL CONDITION

(in thousands)

		Adjustments
	Actual June 30, 2008						Proforma December 31, 2008
		Increases			Decreases
	(Unaudited)						(Unaudited)
ASSETS
Cash and cash equivalents	$73,674		$93,254	(2)	$(163,455	)(2)	$3,473
Securities designated as available for sale	36,277		75,000	(3)	(111,277	)(3)	—
Loans receivable—gross	603,218				(546,233	)(4)	56,985
Less: Allowance for loan loss	(32,858)		(3,600	)(6)	13,308	(5)	(23,150)

Net loans	570,360						33,835
Office premises and equipment	27,195				(27,195)		—
Real estate held for sale	510				(510)		—
Real estate acquired through foreclosure	10,589		89				10,678
Federal Home Loan Bank stock	14,370				(14,370)		—
Accrued interest receivable	3,316				(3,316)		—
Bank-owned life insurance	18,189				(18,189)		—
Prepaid expenses and other assets	1,417				(953)		464
Goodwill	—						—
Intangible assets	3,499				(3,499)		—
Deferred federal income taxes	10,072				(10,072	)(6)	—

Total Assets	$769,468						$48,450

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$630,204	$			$(630,204)		$—
Advances from the Federal Home Loan Bank and other borrowings	76,579				(76,579)		—
Subordinated debentures	15,464						15,464
Accrued interest payable	405				(405)		—
Other liabilities	7,859		1,021	(7)	(6,144	)(7)	2,736

Total liabilities	730,511						18,200
Commitments and contingent liabilities	—						—
Stockholders' equity
Common stock—15,000,000 shares of $.01 par value authorized: 4,844,520 and 4,838,964 shares issued at June 30, 2008 and December 31, 2007, respectively	48						48
Additional paid-in capital	71,286						71,286
Retained earnings (deficit)	(32,089)		33,000	(8)	(41,955	)(8)	(41,044)
Shares acquired by stock benefit plan	(248)				248		—
Accumulated other comprehensive income (loss)	(40)						(40)

Total stockholders' equity	38,957						30,250

Total liabilities and stockholders' equity	$769,468						$48,450

See notes to condensed consolidated financial statements.

Peoples Community Bancorp, Inc.

Notes to Unaudited Pro Forma

Financial Statements

(Dollars in Thousands)

Note 1. Basis of Presentation

        The unaudited pro forma financial information includes adjustments reflecting current events and management's estimate of the impact of future events on the Company's financial condition. As a result of the assumptions made and the uncertainty of future events, you should not place undue reliance on the unaudited pro forma financial information. The future results and stockholder values of Peoples following completion of the Transaction may differ materially from this pro forma financial information.

Note 2. Cash and Cash Equivalents

        The following table provides a summary of the adjustments which will increase cash and cash equivalents.

Net proceeds from loan sale in August 2008	$11,456
Estimate of proceeds from loan sale which is scheduled to be completed in November 2008	14,223
Estimate of principal repayments for six-months ending December 31, 2008 for retained loans	17,825
Estimate of principal repayments for six-months ending December 31, 2008 for non-retained loans	16,750
Estimate of deposit premium to be paid by Buyer based on 5.5% premium and assuming eligible deposits of $600,000	33,000

Total estimated increase to cash and cash equivalents for the six-months ending December 31, 2008	$93,254

        The following table provides a summary of the adjustments which will decrease cash and cash equivalents.

Purchase of short-term FHLB bonds	$75,000
Estimated impact on operating loss for the six months ending December 31, 2008, excluding loan sales on cash equivalents	1,400
Principal payment to Integra of the Company's line of credit at closing of Transaction	17,500
Estimated professional fees related to the Transaction	1,500
Estimated employment contract and severance payments	2,500
Estimated transfer to Buyer at closing of Transaction	65,555

Total estimated decrease to cash and cash equivalents for the six-months ending December 31, 2008	$163,455

Note 3. Securities Designated as Available for Sale

        The increase of $75,000 represents the purchase of short-term FHLB bonds and the $111,277 decrease represents the estimated transfer to the Buyer at closing of Transaction.

Peoples Community Bancorp, Inc.

Notes to Unaudited Pro Forma

Financial Statements (Continued)

(Dollars in Thousands)

Note 4. Loans Receivable

        The following table provides a summary of the adjustments which will decrease loans receivable.

Sale of loans in August, 2008	$18,544
Estimate of loans proposed to be sold in November, 2008	35,558
Estimate of principal repayments for six-months ending December 31, 2008 for retained loans	17,825
Estimate of charge-offs unrelated to loan sales	3,000
Estimate of principal repayments for six-months ending December 31, 2008 for non-retained loans	16,750
Transfer to real estate acquired through foreclosure	89
Estimated transfer to Buyer at closing of Transaction	454,467

Total estimated decrease to loans receivable—gross for the six-months ending December 31, 2008	$546,233

Note 5. Allowance for Loan Loss

        The increase of $3,600 represents proposed provisions to the allowance for loan losses for the six months ending December 31, 2008.

        The following table provides a summary of the decrease to the allowance for loan losses.

Impact on allowance for loan loss of sale of loans in August, 2008	$3,102
Estimated impact on allowance for loan loss of the proposed sale of loans in November, 2008	7,206
Estimate of charge-offs unrelated to loan sales	3,000

Total estimated decrease in allowance for loan losses for the six-months ending December 31, 2008	$13,308

Note 6. Deferred Federal Income Taxes

        The $10,072 decrease represents the write-off of the remaining deferred tax asset sue to the Company's inability to utilize the tax loss carryforward.

Note 7. Other Liabilities

        The $1,021 increase represents the estimated liability arising from the escrowed loan pool guarantee to Buyer. The $6,144 represents the estimated transfer of certain other liabilities to Buyer at closing of the Transaction.

Note 8. Retained Earnings (Deficit)

        The $33,000 increase represents an estimate of the deposit premium to be paid to the Bank in the Transaction based on a deposit premium of 5.5% on assumed eligible deposits of $600,000.

Peoples Community Bancorp, Inc.

Notes to Unaudited Pro Forma

Financial Statements (Continued)

(Dollars in Thousands)

Note 8. Retained Earnings (Deficit) (Continued)

        The following table provides a summary of the estimated decreases to retained earnings (deficit).

Loss from the loan sale in August, 2008 in excess of allowance	$3,986
Estimated loss from pending loan sale in November, 2008 in excess of allowance	14,129
Estimated impact on retained earnings of operating loss during the six months ending December 31, 2008, excluding loan sales	5,908
Estimated professional fees	1,500
Estimated payments related to employment contracts and severance	2,500
Write-off of remaining core deposit intangible asset as deposits are transferred to Buyer	2,839
Write-off of remaining deferred tax asset due to Company's inability to utilize tax loss carryforward	10,072
Estimated expense arising from escrowed loan pool guarantee to Buyer	1,021

Total estimated decrease in retained earnings (deficit) for the six-months ending December 31, 2008	$41,955

Estimated Liquidation Value

        The tables below set forth a range of estimated liquidation values based on the assumptions and estimates under "Unaudited Pro Forma Financial Information." The values are based on the sale of assets retained by Peoples after the Transaction at a value of 25%, 50% and 75%. All of the scenarios assume liquidation costs of 10%, based on prior loan transactions. As a result of the assumptions made and the uncertainty of future events, you should not place undue reliance on these estimated liquidation values. These estimated liquidation values may differ materially from actual values based on changes in market and economic conditions at the time the assets are sold.

	25% Scenario	50% Scenario	75% Scenario
	(In Thousands)
Gross loans	56,985	56,985	56,985
Real estate	10,678	10,678	10,678

Total assets for sale	67,663	67,663	67,663

Gross proceeds	16,916	33,832	50,747
Liquidation costs	(6,766)	(6,766)	(6,766)

Net proceeds	10,150	27,066	43,981
Cash equivalents	3,473	3,473	3,473
Net payables(1)	(18,200)	(18,200)	(18,200)

Net realizable cash	(4,577)	12,339	29,254

(1)
Consists of                        .

MARKET PRICE OF PEOPLES COMMUNITY BANCORP COMMON SHARES
AND RELATED SHAREHOLDER MATTERS

        The Company's common shares are currently listed on the Nasdaq Global Market ("Nasdaq") under the symbol "PCBI." Presented below are the high and low trading prices for the Company's common shares for the six months ended June 30, 2008 and the two years ended December 31, 2007. Such prices do not include retail financial markups, markdowns or commissions. Information relating to prices has been obtained from Nasdaq. The Company suspended the payment of a quarterly cash dividend effective for the quarter ended December 31, 2007. No assurance can be given as to if or when the Company may resume such payments.

Fiscal 2008	High	Low	Dividends
Quarter ended:
June 30, 2008	$4.89	$1.61	$—
March 31, 2008	15.19	3.52	—

Fiscal 2007	High	Low	Dividends
Quarter ended:
December 31, 2007	$18.00	$13.52	$—
September 30, 2007	18.38	14.71	.15
June 30, 2007	16.93	14.47	.15
March 31, 2007	18.43	16.80	.15

Fiscal 2006	High	Low	Dividends
Quarter ended:
December 31, 2006	$19.60	$16.35	$.15
September 30, 2006	19.85	17.25	.15
June 30, 2006	20.95	18.50	.15
March 31, 2006	21.83	19.91	.15

        As of                        , 2008, the Company had 4,838,964 common shares outstanding held of record by approximately                        shareholders. The number of shareholders does not reflect the number of persons or entities who may hold stock in nominee or "street" name through brokerage firms or others.

 BENEFICIAL OWNERSHIP OF COMMON STOCK
BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of the voting record date, certain information as to Peoples Community Bancorp common stock beneficially owned by each person or entity, including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, who or which was known to us to be the beneficial owner of more than 5% of the Company's issued and outstanding common stock, the Company's directors and named executive officers and all of the Company's directors and executive officers as a group.

Name of Beneficial Owner or Number of Persons in Group	Amount and Nature of Beneficial Ownership as of , 2008(1)		Percent of common stock
Financial Stocks Capital Partners III L.P., Finstocks Capital Management, LLC, Elbrook Holdings, LLC, John M. Stein and Steven N. Stein 507 Carew Tower 441 Vine Street Cincinnati, Ohio 45202	432,183	(2)	8.93%
Directors:
Jerry D. Williams	121,181	(3)(4)	2.52%
John L. Buchanan	48,643	(3)(5)	1.01%
Donald L. Hawke	30,643	(3)	*
Nicholas N. Nelson	19,643	(3)(6)	*
James R. Van DeGrift	40,243	(3)(7)	*
Thomas J. Noe	467,804	(3)(8)	9.67%
John E. Rathkamp	41,560	(3)(9)	*
All Directors and Executive Officers as a group (12 persons)	836,410	(3)	17.28%

*
Represents less than 1% of the outstanding common stock.

(1)
Based upon filings made pursuant to the Securities Exchange Act and information provided by each of the individuals. Shares of the Company's common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2)
Based on a Schedule 13G filed with the Securities and Exchange Commission on April 11, 2005. This Schedule 13G discloses that Financial Stocks Capital Partners III L.P. has shared voting and dispositive power with respect to the 432,183 shares it beneficially owns. The Schedule 13G discloses that Finstocks Capital Management, LLC is the general partner of Financial Stocks Capital Partners III L.P. Finstocks Capital Management, LLC is controlled by Elbrook Holdings, LLC, which is in turn controlled by Steven N. Stein and John M. Stein. Finstocks Capital Management, LLC, Elbrook Holdings, LLC, Steve N. Stein and John M. Stein indirectly have the power to vote and dispose of the 432,183 shares.

(3)
Includes options to acquire shares of the Company's common stock that are exercisable on                        , 2008, or sixty (60) days thereafter, under the Company's Stock Option Plans and shares allocated pursuant to the Company's Employee Stock Ownership Plan that are held in the associated trust, as follows:

Name	Number of Shares Underlying Options	Number of Shares Held in ESOP Trust
Jerry D. Williams	10,966	7,769
John L. Buchanan	9,188	—
Donald L. Hawke	9,188	—
Nicholas N. Nelson	6,188	—
James R. Van DeGrift	9,188	—
Thomas J. Noe	8,607	6,396
John E. Rathkamp	6,424	5,441
All Directors and Executive Officers as a group (12 persons)	67,478	24,536
(4)
Includes 34,800 shares held in Mr. Williams' individual retirement account, 4,000 shares held jointly with Mr. Williams' daughters and 4,500 shares held by Mr. Williams for the benefit of his daughters.

(5)
Includes 5,400 shares held in Mr. Buchanan's individual retirement account, 4,100 shares held by Mr. Buchanan's spouse in her individual retirement account, 20,500 shares held in the Buchanan Family Trust and 2,000 shares held by Buchanan's Power Equipment Center, Inc. a company of which Mr. Buchanan is the president.

(6)
Includes 9,500 shares held jointly with Mr. Nelson's wife and 500 shares held jointly with Mr. Nelson's son.

(7)
Includes 25,000 shares held jointly with Mr. Van DeGrift's wife and 100 shares held by Mr. Van DeGrift for the benefit of his grandchildren.

(8)
Includes 73,145 shares held in Mr. Noe's individual retirement account, 7,825 shares held by Mr. Noe's spouse and 39,024 shares held in five family trusts, for which Mr. Noe is trustee. Mr. Noe's address is c/o Peoples Community Bank, P.O. Box 1130, West Chester, Ohio 45071.

(9)
Includes 20,859 shares held in Mr. Rathkamp's individual retirement account, 4,652 shares held jointly with Mr. Rathkamp's spouse and 1,800 shares held by Mr. Rathkamp's spouse in her Individual Retirement Account.

OTHER MATTERS

        Our board of directors is not aware of any matter to be presented for action at the special meeting other than the matters set forth herein. Should any other matter requiring a vote of shareholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies, discretionary authority to vote the same in accordance with their best judgment in the interest of our company.

SHAREHOLDER PROPOSALS

        Proposals of shareholders intended to be presented at our regularly scheduled annual meeting, which is currently scheduled to be held in May 2009, must be received at our principal executive offices no later than November 28, 2008 to be considered for inclusion in our proxy materials and form of proxy relating to such meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act.

        Article II, Section 2.15 of our Bylaws provides that in order for a shareholder to make proposals for business to be brought before an annual meeting, a shareholder must deliver notice of such proposals to the secretary of Peoples not less than 120 days prior to the anniversary date of the mailing of proxy materials in connection with the preceding annual meeting. The notice with respect to business proposals to be brought before the annual meeting must state the shareholder's name, address and number of shares of our common stock held, and briefly discuss the business to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any interest of the shareholder in the proposal. All such proposals must also be received by November 28, 2008.

ADDITIONAL INFORMATION

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and we file reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's public reference room at 100 F Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our public filings are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

        You should rely only on the information contained or referenced in this proxy statement. We have not authorized anyone to provide you with information different from what is contained in this proxy statement. If anyone does give you other information, you should not rely on it. This proxy statement does not constitute solicitation of a proxy in any jurisdiction where, and to or from any person to whom, it is unlawful to a proxy solicitation. This proxy statement is dated                                    , 2008. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our shareholders does not create any implication to the contrary.

 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Peoples Community Bancorp, Inc. and Subsidiaries

Page
Condensed Consolidated Financial Statements as of June 30, 2008:
Condensed Consolidated Statements of Financial Condition as of June 30, 2008 (unaudited) and December 31, 2007	F-1
Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2008 and 2007 (unaudited)	F-2
Condensed Consolidated Statements of Comprehensive Income (Loss) for the three and six months ended June 30, 2008 and 2007 (unaudited)	F-3
Condensed Consolidated Statements of Cash Flows for the three and six months ended June 30, 2008 and 2007 (unaudited)	F-4
Notes to Condensed Consolidated Financial Statements	F-6
Consolidated Financial Statements as of December 31, 2007:
Report of Independent Registered Public Accounting Firm	F-18
Consolidated Statements of Financial Condition as of December 31, 2007 and 2006	F-19
Consolidated Statements of Operations for the Years Ended December 31, 2007 and 2006, the Three Months Ended December 31, 2005 and the Year Ended September 30, 2005	F-20
Consolidated Statements of Comprehensive Income (Loss) for the Years Ended December 31, 2007 and 2006, the Three Months Ended December 31, 2005 and the Year Ended September 30, 2005	F-21
Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 2007 and 2006, the Three Months Ended December 31, 2005 and the Year Ended September 30, 2005	F-22
Consolidated Statements of Cash Flows for the Years Ended December 31, 2007 and 2006, the Three Months Ended December 31, 2005 and the Year Ended September 30, 2005	F-24
Notes to Consolidated Financial Statements	F-26

        All financial statement schedules are omitted because the required information either is not applicable or is shown in the financial statements or in the notes thereto.

102

PEOPLES COMMUNITY BANCORP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands, except share amounts)

	June 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Cash and due from banks	$10,620	$16,117
Federal funds sold	60,000	67,000
Interest-bearing deposits in other financial institutions	3,054	3,497

Cash and cash equivalents	73,674	86,614
Securities designated as available for sale	36,277	67,572
Loans receivable—net	570,360	634,421
Office premises and equipment	27,195	27,795
Real estate held for sale	510	510
Real estate acquired through foreclosure	10,589	6,915
Federal Home Loan Bank stock	14,370	14,024
Accrued interest receivable	3,316	4,295
Bank-owned life insurance	18,189	17,812
Prepaid expenses and other assets	1,417	1,906
Goodwill	—	12,514
Intangible assets	3,499	4,232
Deferred federal income taxes	10,072	8,816

Total assets	$769,468	$887,426

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$630,204	$735,212
Advances from the Federal Home Loan Bank and other borrowings	76,579	77,628
Subordinated debentures	15,464	15,464
Accrued interest payable	405	382
Other liabilities	7,859	5,175

Total liabilities	730,511	833,861
Commitments and contingent liabilities	—	—
Stockholders' equity
Common stock—15,000,000 shares of $.01 par value authorized; 4,844,520 and 4,838,964 shares issued at June 30, 2008 and December 31, 2007, respectively	48	48
Additional paid-in capital	71,286	71,136
Retained earnings (deficit)	(32,089)	(17,364)
Shares acquired by stock benefit plan	(248)	(295)
Accumulated other comprehensive income (loss)	(40)	40

Total stockholders' equity	38,957	53,565

Total liabilities and stockholders' equity	$769,468	$887,426

See notes to condensed consolidated financial statements.

PEOPLES COMMUNITY BANCORP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands, except share amounts)

	Six months ended June 30,		Three months ended June 30,
	2008	2007	2008	2007
Interest income
Loans	$19,868	$28,612	$9,536	$13,864
Mortgage-backed securities	871	1,115	337	553
Investment securities	209	102	143	51
Interest-bearing deposits and other	1,666	2,203	669	1,475

Total interest income	22,614	32,032	10,685	15,943
Interest expense
Deposits	11,797	14,946	4,858	7,611
Borrowings	1,992	3,933	948	1,980

Total interest expense	13,789	18,879	5,806	9,591

Net interest income	8,825	13,153	4,879	6,352
Provision for losses on loans	3,600	4,200	1,800	2,100

Net interest income after provision for losses on loans	5,225	8,953	3,079	4,252
Other income
Gain on sale of loans	49	6	28	—
Gain on sale of securities	492	1	9	—
Loss on sale of other assets	(4)	(56)	(3)	(45)
Income from bank-owned life insurance	377	365	190	185
Other operating	1,151	1,337	538	732

Total other income	2,065	1,653	762	872
General, administrative and other expense
Employee compensation and benefits	4,814	5,352	2,376	2,602
Occupancy and equipment	1,683	1,773	812	874
Franchise taxes	338	510	150	255
Data processing	620	595	312	303
Amortization of intangibles	733	872	366	436
Goodwill impairment	12,514	—	12,514	—
Other operating	2,528	2,296	1,469	1,182

Total general, administrative and other expense	23,230	11,398	17,999	5,652

Earnings (loss) before income taxes	(15,940)	(792)	(14,158)	(528)
Federal income taxes
Current	—	(2,903)	—	(1,192)
Deferred	(1,215)	2,531	(558)	959

Total federal income tax expense (benefit)	(1,215)	(372)	(558)	(233)

NET EARNINGS (LOSS)	$(14,725)	$(420)	$(13,600)	$(295)

EARNINGS (LOSS) PER SHARE
Basic	$(3.05)	$(0.09)	$(2.82)	$(0.06)

Diluted	$(3.05)	$(0.09)	$(2.82)	$(0.06)

DIVIDENDS PER SHARE	$—	$0.30	$—	$0.15

See notes to condensed consolidated financial statements.

PEOPLES COMMUNITY BANCORP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

(In thousands)

	For the six months ended June 30,		For the three months ended June 30,
	2008	2007	2008	2007
Net earnings (loss)	$(14,725)	$(420)	$(13,600)	$(295)
Other comprehensive income (loss), net of tax:
Unrealized holding gains (losses) on securities during the period, net of tax effects (benefits) of $126, $93, $23, and $(19) for the respective periods.	245	181	44	(37)
Reclassification adjustment for realized losses (gains) included in earnings, net of tax effects of $167, $0, $3 and $0 for the respective periods	(325)	(1)	(6)	0

Comprehensive income (loss)	$(14,805)	$(240)	$(13,562)	$(332)

Accumulated other comprehensive income (loss)	$(40)	$44	$(40)	$44

See notes to condensed consolidated financial statements.

PEOPLES COMMUNITY BANCORP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

For the six months ended June 30,

(In thousands)

	2008	2007
Cash flows provided by (used in) operating activities:
Net earnings (loss) for the period	$(14,725)	$(420)
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Amortization of premiums and discounts on securities	(167)	111
Amortization of deferred loan origination fees and premiums	127	(92)
Amortization of mortgage servicing rights	82	141
Amortization of premiums and discounts on borrowings	20	78
Amortization of premiums and discounts on deposits	—	27
Expense of stock benefit plans	197	229
Amortization of other intangible assets	733	872
Goodwill impairment	12,514	—
Depreciation	611	675
Provision for losses on loans	3,600	4,200
Federal Home Loan Bank stock dividends	(346)	—
Investment securities dividends	(28)	(26)
Income from bank-owned life insurance	(377)	(365)
Gain on sale of securities	(492)	(1)
Gain on sale of real estate	—	(18)
Loss on sale of foreclosed real estate	4	74
Write-down of foreclosed real estate to net realizable value	130	—
Gain on sale of loans	(49)	(6)
Proceeds from sale of loans in the secondary market	2,691	485
Loans originated for sale in the secondary market	(3,278)	(479)
Increase (decrease) in cash, due to changes in:
Accrued interest receivable	979	425
Prepaid expenses and other assets	(808)	548
Accrued interest payable and other liabilities	2,707	(7,045)

Net cash provided by (used in) operating activities	4,125	(587)
Cash flows provided by (used in) investing activities:
Purchase of investment securities and mortgage-backed securities	(6,635)	—
Principal repayments on investment securities and mortgage-backed securities	9,052	9,888
Proceeds from sale of investment securities and mortgage-backed securities designated as available for sale	29,444	9
Proceeds from the sale of loans and loan participations	69	23,697
Principal repayments (disbursements) on loans—net	56,313	49,886
Purchase of office premises and equipment	(11)	(1,506)
Proceeds from sale of real estate acquired through foreclosure	780	92

Net cash provided by investing activities	89,012	82,066

Net cash provided by operating and investing activities (balance carried forward)	93,137	81,479

See notes to condensed consolidated financial statements.

PEOPLES COMMUNITY BANCORP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(UNAUDITED)

For the six months ended June 30,

(In thousands)

	2008	2007
Net cash provided by operating and investing activities (balance brought forward)	$93,137	$81,479
Cash flows provided by (used in) financing activities:
Net increase (decrease) in deposit accounts	(105,008)	1,164
Proceeds from Federal Home Loan Bank advances and other borrowings	1,000	2,600
Repayment of Federal Home Loan Bank advances and other borrowings	(2,069)	(3,574)
Proceeds from exercise of stock options	—	7
Dividends paid on common stock	—	(1,448)

Net cash used in financing activities	(106,077)	(1,251)

Net increase (decrease) in cash and cash equivalents	(12,940)	80,228
Cash and cash equivalents at beginning of period	86,614	57,459
Cash and cash equivalents at end of period	$73,674	$137,687

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Federal income taxes	$—	$—
Interest on deposits and borrowings	$13,766	$18,818

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$4,588	$—

See notes to condensed consolidated financial statements.

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the six and three month periods ended June 30, 2008 and 2007

  1. Basis of Presentation

  The condensed consolidated statement of financial condition as of December 31, 2007, which has been derived from audited financial statements, and the unaudited interim condensed consolidated financial statements have been prepared in accordance with instructions for Form 10-Q and, therefore, do not include information or footnotes necessary for a complete presentation of consolidated financial condition, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America. Accordingly, these financial statements should be read in conjunction with the consolidated financial statements and notes thereto of Peoples Community Bancorp, Inc. (the "Company") included in the Annual Report on Form 10-K for the year ended December 31, 2007. However, in the opinion of management, all adjustments (consisting of only normal recurring adjustments), which are necessary for a fair presentation of the condensed consolidated financial statements, have been included. The results of operations for the six-month and three-month periods ended June 30, 2008 are not necessarily indicative of the results which may be expected for the entire fiscal year.

  2. Overview and Recent Regulatory Matters

  Beginning in early 2007, the Company began to reduce all aspects of its lending exposure due in large part to the downturn in the local economy and, in particular, values of residential and residential development properties. Further, beginning in 2006, the Company revised its underwriting standards to place an increased focus on cash flow analysis, tightened its credit standards and provided additional resources to the resolution of its classified assets. Despite the actions taken by the Company, the continued recessionary forces in the local economy have had a significant adverse impact on the Company's financial condition and results of operations. Net losses from operations amounted to $14.7 million, $33.3 million and $4.1 million for the six months ended June 30, 2008, the year ended 2007, and the year ended 2006, respectively. Stockholders' equity decreased from $86.0 million or 8.36% of total assets at December 31, 2005 to $39.0 million or 5.06% of total assets at June 30, 2008. Further, the level of the Company's non-performing assets has and will continue to negatively impact the Company's interest rate spread, interest income, provision for losses on loans and net earnings or loss. Non-performing assets totaled $52.2 million, $32.8 million, and $26.1 million at June 30, 2008, December 31, 2007, and December 31, 2006, respectively. While the Company has devoted and will continue to devote substantial management resources toward the resolution of all delinquent and non-performing assets, no assurance can be made that management's efforts will be successful.

  The Office of Thrift Supervision ("OTS") is the primary federal regulator of Peoples Community Bank (the "Bank"). The OTS has, in light of the Company's recent losses and levels of nonperforming assets, imposed certain operations restrictions on the Company and the Bank, many of which had previously been taken by the Company and the Bank. On April 2, 2008, the Company and the Bank each consented to the terms of Cease and Desist Orders issued by the OTS (the "Orders"). The Company attached copies of the Orders to a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 3, 2008.

  The Orders require the Company and the Bank to, among other things, file with the OTS within prescribed time periods updated business plans, which specifically incorporate the requirements set forth in the Orders and comments contained in the most recently completed examinations of the

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the six and three month periods ended June 30, 2008 and 2007

  Company and the Bank. On a quarterly basis, the Bank and the Company will be required to compare the projected operating results from the business plans with the actual results. The results of this variance analysis are to be submitted to the OTS within the prescribed time periods. In addition, the Orders require that the Company and the Bank receive the permission of the OTS prior to (i) making or declaring any dividends or payments on their outstanding securities; (ii) adding or replacing a director or hiring a senior executive officer; and (iii) making any golden parachute payments to any institution-affiliated party. Pursuant to the Order issued to the Company, the Company must also receive the permission of the OTS prior to increasing its debt position and before any repurchase of its securities.

  The Order issued to the Bank also requires the Bank to take or refrain from certain actions, including (i) not making any new loans or issuing new lines of credit for land acquisition or development, speculative residential construction, commercial and multi-family construction, acquisition or retention of commercial property, and non-owner occupied one- to four-family residential property; (ii) engaging an independent consultant to conduct a loan portfolio review for the purpose of determining asset quality and the appropriateness of the Bank's asset classification process related to loan relationships that equal or exceed $4.0 million; (iii) establishing a plan for reducing adversely classified assets; (iv) reviewing and, where appropriate, adjusting the Bank's allowance for loan and lease losses methodology; (v) limiting asset growth during each calendar quarter to an amount not to exceed net interest credited on deposit liabilities; and (vi) establishing an Oversight Committee of the Bank's Board of Directors comprised of independent outside directors. In an effort to proactively address the downturn in the local real estate market, the Bank had previously curtailed or ceased the lending activities restricted in the Orders.

  Management of the Company and the Bank is working diligently to resolve the issues associated with the Company's nonperforming assets and to provide the information or take the actions required by the Orders. Concurrently, management and the Board of Directors are considering all strategic alternatives available to the Company and the Bank. As required, the Company and the Bank have filed a consolidated business plan with the OTS covering operations through 2010. The Company's business plan contemplates, among other things, a consolidation of the Company's operations through branch sales and a reduction in adversely classified assets through loan resolutions, repayments, sales and charge-offs. Branch sale transactions would decrease the Company's assets and liabilities, improve capital ratios, generate taxable income, and reduce general, administrative and other expense. A revised business plan has been prepared and submitted by the Company to the OTS.

  The report of the Company's independent registered public accounting firm for the fiscal year ended December 31, 2007, contained an explanatory paragraph as to the Company's ability to continue as a going concern primarily due to the Company's current lack of liquidity to repay its $17.5 million obligation under an outstanding line of credit. The line of credit is secured by all outstanding shares of common stock of the Bank. The Orders prohibit the Bank from paying cash dividends to the Company without the prior consent of the OTS and the Company will only be able to rely upon existing cash and cash equivalents as sources of its liquidity. Without the ability to rely on dividends from the Bank, the Company will require funds from other capital sources to meet its obligations such as restructuring the current line of credit or replacing the current line of credit. The Company was not in compliance with one of the loan covenants at December 31, 2007 and at June 30, 2008. Effective July 24, 2008, the Company entered into a forbearance agreement with its lender regarding its $17.5 million line of credit which matured June 30, 2008. The

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the six and three month periods ended June 30, 2008 and 2007 forbearance was negotiated in order to extend the repayment period and allow the Company to structure a transaction which would result in repayment of the $17.5 million line of credit in full. The Company is currently in negotiations with independent third parties regarding a transaction which would facilitate the repayment of the line of credit. This transaction would be subject to regulatory and stockholder approval.

  3. Principles of Consolidation

  The accompanying condensed consolidated financial statements include the accounts of the Company and the Bank, its wholly-owned subsidiary, and American State Advisory Group Corp., a wholly-owned subsidiary of the Bank. All significant inter-company items have been eliminated.

  4. Allowance for Loan Loss

  The following table sets forth the activity in the allowance for loan losses during the periods indicated.

	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007
Allowance at beginning of period	$34,499	$18,369
Provision for losses on loans	3,600	4,200
Charge offs
One-to-four family residential	(1,223)	(7,441)
Multi-family residential	(1,346)	(4,363)
Nonresidential real estate and land	(1,471)	(904)
Construction	(944)	(402)
Commercial	(316)	(854)
Consumer and other loans	(46)	(27)

Total charge offs	(5,346)	(13,991)
Recoveries
One-to-Four Family residential	23	332
Multi-family residential	1	189
Nonresidential real estate and land	—	198
Construction	—	593
Commercial	33	156
Consumer and other loans	48	80

Total recoveries	105	1,548

Net charge offs to allowance for loan losses	(5,241)	(12,443)

Allowance at end of period	$32,858	$10,126

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the six and three month periods ended June 30, 2008 and 2007

  The allocation of the allowance for loan losses based on particular types of loans was as follows:

	June 30, 2008		December 31, 2007
	Balance	Percent of total	Balance	Percent of total
One-to-four family residential	$10,802	32.9%	$13,217	38.3%
Multi-family residential	4,719	14.4	6,599	19.1
Nonresidential real estate and land	9,598	29.2	6,154	17.8
Construction	4,433	13.5	4,893	14.2
Commercial	3,197	9.7	3,475	10.1
Consumer and other loans	109	0.3	161	0.5

Total	$32,858	100.0%	$34,499	100.0%

  5. Asset Quality

  The following two tables set forth information concerning loans delinquent 31-59 days and loans delinquent 60 to 89 days at the dates indicated, in dollar amounts and as a percentage of each category of the Bank's loan portfolio. The amounts presented in both tables represent the total

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the six and three month periods ended June 30, 2008 and 2007 outstanding principal balances of the related loans, rather than the actual payment amounts which are past due.

	At June 30, 2008 31-59 Days Delinquent		At December 31, 2007 31-59 Days Delinquent		At December 31, 2006 31-59 Days Delinquent
	Amount	Percent Of Loan Category	Amount	Percent Of Loan Category	Amount	Percent of Loan Category
	(Dollars in Thousands)
One-to-four family residential	$515	0.16%	$7,641	2.18%	$8,515	2.48%
Multi-family residential	—	0.00	7,670	7.09	10,873	8.90
Nonresidential real estate and land	228	0.14	6,032	4.27	10,730	7.61
Commercial	536	3.21	335	1.67	1,118	3.61
Consumer and other loans	7	0.05	101	0.60	190.83

Total	$1,286	0.21%	$21,779	3.09%	$31,426	3.51%

	At June 30, 2008 60-89 Days Delinquent		At December 31, 2007 60-89 Days Delinquent		At December 31, 2006 60-89 Days Delinquent
	Amount	Percent Of Loan Category	Amount	Percent Of Loan Category	Amount	Percent of Loan Category
	(Dollars in Thousands)
One-to-four family residential	$717	0.23%	$3,465	1.12%	$3,140	0.91%
Multi-family residential	80	0.09	—	—	1,699	1.39
Nonresidential real estate and land	1,262	0.75	2,892	2.24	2,804	1.99
Commercial	94	0.56	359	1.80	1,377	4.45
Consumer and other loans	254	1.60	715	4.27	45	0.20

Total	$2,407	0.40%	$7,431	1.06%	$9,065	1.01%

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the six and three month periods ended June 30, 2008 and 2007

  The following table sets forth information with respect to non-performing assets identified by the Bank, including non-accrual loans and other real estate owned.

		At December 31,
	At June 30, 2008
		2007	2006
	(Dollars in Thousands)
Non-accrual loans:
One-to-four family residential	$5,529	$4,834	$7,140
Multi-family residential	2,104	5,225	4,243
Nonresidential real estate and land	26,753	10,070	8,273
Construction loans	3,625	4,643	2,302
Commercial loans	3,587	537	2,028
Consumer loans	16	8	97

Total non-accrual loans	$41,614	$25,317	$24,083
Loans 90 days past due and accruing	—	613	1,716

Total non-performing loans	$41,614	$25,930	25,799
Other real estate owned, net	10,589	6,916	333

Total non-performing assets	$52,203	$32,846	$26,132

Non-performing assets to total assets	6.78%	3.70%	2.54%
Non-performing loans to total loans-net	7.30%	4.09%	3.17%

  Loans are placed on non-accrual status when management believes the probability of collection of interest is insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. As a matter of policy, the Bank generally discontinues the accrual of interest income when the loan becomes 90 days past due as to principal or interest, and if collection of interest is questionable.

  If the $41.6 million of non-accruing loans had been current in accordance with their terms during fiscal 2008, the gross income on such loans would have been approximately $1.2 million. A total of approximately $61,000 of interest income was actually recorded by Peoples on such loans in the six months ended June 30, 2008.

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the six and three month periods ended June 30, 2008 and 2007

  Information with respect to the Bank's impaired loans at and for the six months ended June 30, 2008 and the twelve months ended December 31, 2007 and December 31, 2006 is as follows:

	June 30, 2008	December 31, 2007	December 31, 2006
	(in thousands)
Impaired loans with related allowance	$38,665	$23,368	$15,327
Impaired loans with no related allowance	—	—	5,201

Total impaired loans	$38,665	$23,368	$20,528

Allowance for losses on impaired loans	$10,184	$5,777	$2,115

Average recorded investment in impaired loans	$32,031	$16,530	$16,297

Interest income recognized on impaired loans	$52	$913	$861

Interest income recognized on a cash basis on impaired loans	$23	$910	$847

  The allowance for impaired loans is included in the Bank's overall allowance for loan losses.

  The following table sets forth the activity in the real estate acquired through foreclosure during the periods indicated.

	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007
	(in thousands)
Balance at beginning of period	$6,915	$333
Foreclosures	4,588	—
Sales	(784)	(40)
Writedown of current real estate acquired through foreclosure	(130)	—

Balance at end of period	$10,589	$293

  6. Earnings Per Share

  Basic earnings per share is based upon the weighted-average shares outstanding during the period, less 9,422 and 50,461 unallocated ESOP shares as of June 30, 2008 and 2007, respectively. Diluted earnings per share is computed by taking into consideration common shares outstanding and

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the six and three month periods ended June 30, 2008 and 2007 dilutive potential common shares to be issued under the Company's stock option plan and Management Recognition Plan ("MRP"). The computations were as follows:

	For the six months ended June 30,		For the three months ended June 30,
	2008	2007	2008	2007
Weighted-average common shares outstanding (basic)	4,827,651	4,776,511	4,828,614	4,777,503
Dilutive effect of assumed exercise of stock options and MRP	—	—	—	—

Weighted-average common shares outstanding (diluted)	4,827,651	4,776,511	4,828,614	4,777,503

  Options to purchase shares of common stock and MRP awards were excluded from the computation of diluted earnings per share due to the net loss recorded for each period.

  7. Income Taxes

  In July 2006, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 ("FIN 48"), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Company recognize in the financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 were effective as of the beginning of the 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company adopted FIN 48 effective January 1, 2007.

  The adoption of FIN 48 resulted in reclassification of $1.3 million in deferred tax liabilities and the establishment of a $1.1 million unrecognized tax liability related to federal income tax matters. This resulted in an increase of $180,000 to the beginning balance of retained earnings as of January 1, 2007. There was no impact on the results of operations of the Company. The unrecognized tax liability has not increased during the 12-month period ended December 31, 2007 or the six-month period ended June 30, 2008. The Company has not accrued any interest or penalties related to these uncertain tax positions. During 2007 the Internal Revenue Service ("IRS") completed audits on the Company's tax years ended December 31, 2004 and 2005, while the years ending December 31, 2006 and 2007 are currently open to audit under the statute of limitations. Various companies that the Bank has acquired remain under the statute of limitations by the IRS for the years ending December 31, 2004 through 2007.

  8. Effects of Recent Accounting Pronouncements

  In September 2006, the FASB issued Statement No. 157, Fair Value Measurement ("FAS 157"). FAS 157 enhances existing guidance for measuring assets and liabilities using fair value. Prior to the issuance of FAS 157, guidance for applying fair value was incorporated in several accounting pronouncements. FAS 157 provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the six and three month periods ended June 30, 2008 and 2007 liabilities. FAS 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under FAS 157, fair value measurements are disclosed by level within that hierarchy. While FAS 157 does not add any new fair value measurements, it does change current practice. Changes to practice include: (1) a requirement for an entity to include its own credit standing in the measurement of its liabilities; (2) a modification of the transaction price presumption; (3) a prohibition on the use of block discounts when valuing large blocks of securities for broker-dealers and investment companies; and (4) a requirement to adjust the value of restricted stock for the effect of the restriction even if the restriction lapses within one year. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company adopted FAS 157 as of January 1, 2008, as required, and adoption did not have a material impact on the Company's financial statements.

  In September 2006, the FASB's Emerging Issues Task Force reached a consensus on Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement of Split-Dollar Life Insurance Arrangements ("EITF 06-4"). The consensus requires the recognition of a liability related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement. If the policy holder has agreed to maintain the insurance policy in force for the employee's benefit during his or her retirement, then the liability recognized during the employee's active service period should be based on the future cost of insurance to be incurred during the employee's retirement. Alternatively, if the policyholder has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized by following the guidance in Statement 106 or Option 12, as appropriate. This approach requires the policyholder to gain a clear understanding of the benefit being provided by the policyholder to its employee given that it is this benefit that is being recognized as a liability. The provisions of EITF 06-4 were adopted by the Company on January 1, 2008. The adoption of EITF 06-4 did not have a material impact on the Company's financial statements.

  In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 ("FAS 159"). This statement permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions in FAS 159 are elective; however, the amendment to FAS 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. The fair value option established by FAS 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date.

  The fair value option: (a) may be applied instrument by instrument with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. The Company adopted FAS 159 effective January 1, 2008, as required, but has not elected to measure any permissible items at fair value. As a result, the adoption of FAS 159 did not have any impact on the Company's financial statements.

  In December 2007, the FASB issued Statement No. 141(R) Business Combinations ("FAS 141"). FAS 141 establishes principals and requirements for how the acquirer of a business recognizes and

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the six and three month periods ended June 30, 2008 and 2007 measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquirer. FAS 141 also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. FAS 141 will become effective as of the beginning of a company's fiscal year beginning after December 15, 2008. Early adoption is prohibited.

  In December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 ("FAS 160"). FAS 160 amends Accounting Research Bulletin No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity and is reported as equity in the consolidated financial statements. FAS 160 applies to all for profit entities that prepare consolidated financial statements, but affects only those entities that have an outstanding noncontrolling interest in subsidiaries or that deconsolidate a subsidiary. Since the Company has no noncontrolling interests in subsidiaries, adopting FAS 160 on January 1, 2009 is not anticipated to have a material impact on the Company's financial statements.

  In March 2008, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 ("FAS 161"). FAS 161 amends and expands the disclosure requirement of Statement No. 133 ("FAS 133") with the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments; (b) how derivative instrument and related hedged items are accounted for under FAS 133 and its related interpretations; (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. To meet these objectives, FAS 161 requires qualitative disclosures about objectives and strategies for using derivative, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. FAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Early application is encouraged. The Company currently has no derivative instruments and related hedged items, therefore, it anticipates no impact on the Company's financial statements upon adoption of FAS 161.

  In May 2008, the FASB issued Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles ("FAS 162"). FAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. FAS 162 is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. FAS 162 is not expected to have a material impact on our consolidated financial statements.

  9. Fair Value of Financial Instruments

  Effective January 1, 2008, the Company adopted FASB Statement No. 157, Fair Value Measurements ("FAS 157"). FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. FAS 157 has been applied prospectively as of the beginning of the year.

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the six and three month periods ended June 30, 2008 and 2007

  FAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

  The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities.
Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

  Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying balance sheet, as well as the general classification of such instruments pursuant to the valuation hierarchy.

  Available-for-sale securities. Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flow. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.

  The following table presents the fair value measurements of assets recognized in the accompanying balance sheet measured at fair value on a recurring basis and the level within the FAS 157 fair value hierarchy in which the fair value measurements fall at June 30, 2008:

		Fair Value Measurements Using (in thousands)
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale securities	$36,277	$1,217	$35,060	$0

  Impaired Loans. Loans for which it is probable the Company will not collect all principal and interest due according to contractual terms are measured for impairment in accordance with the provisions of Financial Accounting Standard No. 114, Accounting by Creditors for Impairment of a Loan. Allowable methods for estimating fair value include using the fair value of the collateral for collateral dependent loans, or where a loan is determined not to be collateral dependent, using the discounted cash flow method. If the impaired loan is collateral dependent, then the fair value method of measuring the amount of impairment is utilized. This method utilizes a recent appraisal or other valuations of the collateral and applies a discount factor to the value based on the Company's estimate of holding cost and other economic factors, such as estimated cash flow generated from the property.

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the six and three month periods ended June 30, 2008 and 2007

  The following table presents the fair value measurements of assets measured at fair value on a nonrecurring basis and the level within the FAS 157 fair value hierarchy in which the fair value measurements fell at June 30, 2008.

		Fair Value Measurements Using (in thousands)
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$28,481	$0	$0	$28,481

  The fair value of the impaired loans of $28.5 million is net of specific reserves of $10.2 million. Of the $28.5 million of impaired loans at June 30, 2008, there were charge offs related to these loans of $1.7 million.

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Peoples Community Bancorp, Inc.
West Chester, Ohio

We have audited the accompanying consolidated statements of financial condition of Peoples Community Bancorp, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity and cash flows for each of the years ended December 31, 2007 and 2006, the three-month period ended December 31, 2005 and for the year ended September 30, 2005. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Community Bancorp, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years ended December 31, 2007 and 2006, the three-month period ended December 31, 2005, and for the year ended September 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note P, the Company has suffered recurring losses from operations and will operate under restrictions set forth by the formal agreements with the Company's and Bank's federal regulators, which result in uncertainty about the Company's ability to meet obligations coming due in 2008. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note P. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Cincinnati, Ohio
April 15, 2008

312 Walnut Street, Suite 3000 Cincinnati, OH 45202-4025 513 621-8300 Fax 513 621-8345

bkd.com	Beyond Your Members

PEOPLES COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31, 2007 and 2006

(In thousands, except share data)

	2007	2006
ASSETS
Cash and due from banks	$16,117	$26,272
Federal funds sold	67,000	25,000
Interest-bearing deposits in other financial institutions	3,497	6,187

Cash and cash equivalents	86,614	57,459
Securities designated as available for sale	67,572	56,899
Loans receivable—net	634,421	812,578
Office premises and equipment	27,795	27,879
Real estate held for sale	510	—
Real estate acquired through foreclosure	6,915	333
Federal Home Loan Bank stock	14,024	14,024
Accrued interest receivable	4,295	5,461
Bank-owned life insurance	17,812	17,093
Prepaid expenses and other assets	1,906	3,404
Goodwill	12,514	23,911
Intangible assets	4,232	5,903
Deferred federal income taxes	8,816	3,135

Total assets	$887,426	$1,028,079

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$735,212	$755,261
Advances from the Federal Home Loan Bank and other borrowings	77,628	156,885
Subordinated debentures	15,464	15,464
Accrued interest payable	382	577
Other liabilities	5,175	12,276

Total liabilities	833,861	940,463
Commitments and contingent liabilities	—	—
Stockholders' equity
Common stock—15,000,000 shares of $.01 par value authorized; 4,838,964 and 4,829,699 shares issued at December 31, 2007 and 2006, respectively	48	48
Additional paid-in capital	71,136	70,987
Retained earnings (deficit)	(17,364)	17,929
Shares acquired by stock benefit plan	(295)	(1,212)
Accumulated comprehensive income (loss)	40	(136)

Total stockholders' equity	53,565	87,616

Total liabilities and stockholders' equity	$887,426	$1,028,079

The accompanying notes are an integral part of these statements.

PEOPLES COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

	For Years Ended December 31,
			For Three Months Ended December 31, 2005	For Year Ended September 30, 2005
	2007	2006
Interest income
Loans	$53,390	$61,096	$12,620	$41,628
Mortgage-backed securities	2,394	2,467	1,463	5,292
Investment securities	1,100	951	245	664
Interest-bearing deposits and other	3,349	961	74	164

Total interest income	60,233	65,475	14,402	47,748
Interest expense
Deposits	30,028	27,239	5,111	15,226
Borrowings	6,432	9,246	3,044	10,978

Total interest expense	36,460	36,485	8,155	26,204

Net interest income	23,773	28,990	6,247	21,544
Provision for losses on loans	32,800	17,450	900	3,600

Net interest income after provision for losses on loans	(9,027)	11,540	5,347	17,944
Other income
Gain (loss) on sale of investment securities	53	100	(1,407)	741
Gain (loss) on sale of branch premises and equipment	—	(21)	4	(58)
Gain on sale of loans	326	9	—	—
Loss on sale of foreclosed real estate	(81)	(47)	(19)	—
Income from bank-owned life insurance	719	685	162	158
Other operating	2,915	2,487	496	1,273

Total other income	3,932	3,213	(764)	2,114
General, administrative and other expense
Employee compensation and benefits	9,988	10,058	2,343	8,235
Occupancy and equipment	3,487	3,505	728	2,579
Franchise taxes	1,020	975	240	873
Data processing	1,217	1,004	201	916
Amortization of intangibles	1,838	1,633	116	116
Goodwill impairment	11,397	—	—	—
Other operating	4,224	3,947	902	3,108

Total general, administrative and other expense	33,171	21,122	4,530	15,827

Earnings (loss) before income taxes	(38,266)	(6,369)	53	4,231

Federal income taxes (benefits)
Current	774	(817)	493	1,945
Deferred	(5,707)	(1,491)	(527)	(570)

Total federal income taxes (benefits)	(4,933)	(2,308)	(34)	1,375

Net earnings (loss)	$(33,333)	$(4,061)	$87	$2,856

Earnings (Loss) per share
Basic	$(6.97)	$(.88)	$.02	$.73

Diluted	$(6.97)	$(.88)	$.02	$.72

The accompanying notes are an integral part of these statements.

PEOPLES COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

	For Years Ended December 31,
			For Three Months Ended December 31, 2005	For Year Ended September 30, 2005
	2007	2006
Net earnings (loss)	$(33,333)	$(4,061)	$87	$2,856
Other comprehensive income (loss), net of tax:
Unrealized holding gains (losses) on securities during the period, net of tax effects (benefits) of $109, $120, $(576), and $365 in fiscal years ended December 31, 2007, and December 31, 2006, three months ended December 31, 2005, and fiscal year ended September 30, 2005, respectively	211	234	(1,119)	708
Reclassification adjustment for realized losses (gains) included in earnings, net of tax (effects) benefits of $(18), $(34), $478, and $(252) in fiscal years ended December 31, 2007 and December 31, 2006, three months ended December 31, 2005, and fiscal year ended September 30, 2005, respectively	(35)	(66)	929	(489)

Comprehensive income (loss)	$(33,157)	$(3,893)	$(103)	$3,075

Accumulated comprehensive income (loss)	$40	$(136)	$(304)	$(114)

The accompanying notes are an integral part of these statements.

 PEOPLES COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(In thousands)

	Common stock	Additional paid-in capital	Retained earnings (deficit)	Shares acquired by stock benefit plan	Unrealized gains (losses) on securities designated as available for sale	Total
Balance at October 1, 2004	$39	$51,901	$24,891	$(723)	$(333)	$75,775
Amortization expense of stock benefit plans	—	392	—	221	—	613
Compensation expense relating to vested stock options	—	184	—	—	—	184
Issuance of common shares	5	10,245	—	(962)	—	9,288
Exercise of stock options	—	150	—	—	—	150
Net earnings for the year ended September 30, 2005	—	—	2,856	—	—	2,856
Dividends paid of $.60 per common share	—	—	(2,385)	—	—	(2,385)
Unrealized gains on securities designated as available for sale, net of related tax effects	—	—	—	—	219	219

Balance at September 30, 2005	$44	$62,872	$25,362	$(1,464)	(114)	$86,700
Amortization expense of stock benefit plans	—	—	—	41	—	41
Compensation expense relating to vested stock options	—	53	—	—	—	53
Exercise of stock options	—	20	—	—	—	20
Net earnings for the three months ended December 31, 2005	—	—	87	—	—	87
Dividends paid of $.15 per common share	—	—	(664)	—	—	(664)
Unrealized losses on securities designated as available for sale, net of related tax effects	—	—	—	—	(190)	(190)

Balance at December 31, 2005	$44	$62,945	$24,785	$(1,423)	$(304)	$86,047
Amortization expense of stock benefit plans	—	235	—	211	—	446
Compensation expense relating to vested stock options	—	170	—	—	—	170
Exercise of stock options	—	46	—	—	—	46
Issuance of common shares	4	7,591	—	—	—	7,595
Net losses for the year ended December 31, 2006	—	—	(4,061)	—	—	(4,061)
Dividends paid of $.60 per common share	—	—	(2,795)	—	—	(2,795)
Unrealized losses on securities designated as available for sale, net of related tax effects	—	—	—	—	168	168

Balance at December 31, 2006 (balance carried forward)	$48	$70,987	$17,929	$(1,212)	$(136)	$87,616

The accompanying notes are an integral part of these statements.

 PEOPLES COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Continued)

(In thousands)

	Common stock	Additional paid-in capital	Retained earnings (deficit)	Shares acquired by stock benefit plan	Unrealized gains (losses) on securities designated as available for sale	Total
Balance at December 31, 2006 (balance brought forward)	$48	$70,987	$17,929	$(1,212)	$(136)	$87,616
Amortization expense of stock benefit plans	—	5	—	917	—	922
Compensation expense relating to vested stock options	—	137	—	—	—	137
Adjustment related to FIN 48	—	—	180	—	—	180
Exercise of stock options	—	7	—	—	—	7
Net losses for the year ended December 31, 2007	—	—	(33,333)	—	—	(33,933)
Dividends paid of $.45 per common share	—	—	(2,140)	—	—	(2,140)
Unrealized gains on securities designated as available for sale, net of related tax effects	—	—	—	—	176	176

Balance at December 31, 2007	$48	$71,136	$(17,364)	$(295)	$40	$53,565

The accompanying notes are an integral part of these statements.

PEOPLES COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For Years Ended December 31,
			For Three Months Ended December 31, 2005	For Year Ended September 30, 2005
	2007	2006
Cash flows provided by (used in) operating activities:
Net earnings (loss) for the year	$(33,333)	$(4,061)	$87	$2,856
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Amortization of premiums and discounts on securities	90	628	247	1,768
Amortization of deferred loan origination fees & premiums	(131)	(948)	(413)	(1,630)
Amortization of premiums and discounts on deposits	(16)	(424)	—	—
Amortization of premiums and discounts on borrowings	104	159	(404)	—
Expense of stock benefit plans	1,059	616	94	797
Amortization of other intangible assets	1,671	1,633	116	116
Amortization of mortgage servicing rights	165	101	—	—
Goodwill impairment	11,397	—	—	—
Depreciation	1,348	1,407	340	1,116
Provision for losses on loans	32,800	17,450	900	3,600
Investment securities dividends	(52)	(57)	(12)	(46)
Federal Home Loan Bank stock dividends	—	(664)	(165)	(510)
Income from bank-owned life insurance	(719)	(685)	(162)	(158)
Undistributed income from investment in Columbia	—	(172)	(48)	(95)
Loss (gain) on sale of securities	(53)	(100)	1,407	(741)
Loss (gain) on sale of branch premises and equipment	—	21	(4)	58
Gain on sale of loans	(326)	(9)	—	(93)
Gain on sale of real estate	(32)	(9)	—	—
Loss on sale of foreclosed real estate	113	56	18	33
Proceeds from sale of loans in the secondary market	1,688	831	—	6,714
Loans originated for sale in the secondary market	(1,663)	(822)	—	(6,543)
Increase (decrease) in cash, due to changes in:
Accrued interest receivable	1,166	(56)	(7)	(882)
Prepaid expenses and other assets	(3,235)	(770)	3,170	580
Accrued interest payable and other liabilities	(8,288)	4,981	(967)	2,062

Net cash provided by operating activities	3,753	19,106	4,197	9,002

Cash flows provided by (used in) investing activities:
Purchase of investment in Columbia	—	—	—	(2,524)
Sale of investment in Columbia	—	2,856	—	—
Purchase of bank-owned life insurance	—	—	—	(15,000)
Purchases of investment securities and mortgage-backed securities	(29,801)	—		(88,111)
Proceeds from sale of investment securities and mortgage-backed securities designated as available for sale	61	1,635	108,865	41,919
Principal repayments on investment securities and mortgage-backed securities	19,349	22,425	22,482	76,510
Proceeds from sale of loans and loan participations	32,000	34,635	3,490	1,055
Principal repayments (disbursements) on loans—net	106,929	24,885	(27,889)	(73,387)
Purchase of office premises and equipment	(1,774)	(4,035)	(640)	(6,880)
Proceeds from sale of branch premises and equipment	—	15	4	565
Redemption of Federal Home Loan Bank stock	—	473	—	—
Proceeds from sale of real estate acquired through foreclosure	165	830	—	880
Cash received in acquisition of Mercantile Financial Corporation—net	—	11,123	—	—
Cash paid in acquisition of PFS Bancorp, Inc.—net	—	—	(30,008)	—
Cash received in acquisition of American State Corporation—net	—	—	—	8,349

Net cash provided by (used in) investing activities	126,929	94,842	76,304	(56,624)

Net cash provided by (used in) operating and investing activities (balance carried forward)	$130,682	$113,948	$80,501	$(47,622)

The accompanying notes are an integral part of these statements.

PEOPLES COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(In thousands)

	For Years Ended December 31,
			For Three Months Ended December 31, 2005	For Year Ended September 30, 2005
	2007	2006
Net cash provided by (used in) operating and investing activities (balance brought forward)	$130,682	$113,948	$80,501	$(47,622)
Cash flows provided by (used in) financing activities:
Net increase (decrease) in deposit accounts	(20,033)	(19,627)	25,740	81,768
Proceeds from Federal Home Loan Bank advances and other borrowings	29,550	97,500	48,800	213,000
Repayment of Federal Home Loan Bank advances and other borrowings	(108,911)	(140,284)	(151,000)	(267,032)
Proceeds from issuance of subordinated debentures	—	—	—	15,464
Redemption of subordinated debentures	—	(12,887)	—	—
Proceeds from issuance of common stock	—	—	—	10,250
Dividends paid on common stock	(2,140)	(2,795)	(664)	(2,385)
Proceeds from exercise of stock options	7	46	20	150
Shares acquired by ESOP	—	—	—	(962)

Net cash provided by (used in) financing activities	(101,527)	(78,047)	(76,004)	50,253

Net increase in cash and cash equivalents	29,155	35,901	4,497	2,631
Cash and cash equivalents at beginning of period	57,459	21,558	17,061	14,430
Cash and cash equivalents at end of period	$86,614	$57,459	$21,558	$17,061

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Federal income taxes	$—	$380	$500	$1,200

Interest on deposits and borrowings	$36,655	$36,608	$8,300	$25,587

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$6,860	$1,008	$—	$1,854

Loans disbursed to facilitate sale of real estate acquired through foreclosure	$—	$—	$—	$1,276

Loans disbursed to facilitate sale of real estate	$—	$308	$—	$—

Common stock issued in acquisition of Mercantile Financial Corp.	$—	$7,595	$—	$—

The accompanying notes are an integral part of these statements.

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Peoples Community Bancorp, Inc. ("the Company") is a registered savings and loan holding company whose activities are primarily limited to holding the stock of Peoples Community Bank ("Peoples" or the "Bank"). The Company conducts a general banking business in southwestern Ohio and southeastern Indiana which consists of attracting deposits from the general public and primarily applying those funds to the origination of loans for residential, consumer and nonresidential purposes. The Company's profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Company can be significantly influenced by a number of factors, such as governmental monetary policy, that are outside of management's control.

  The Company has entered into a number of acquisitions, divestitures and other material financial transactions during the years covered by these financial statements.

  On January 14, 2005, Peoples Community Bancorp acquired 69,925 shares of Columbia Bancorp, Inc. ("Columbia"), Cincinnati, Ohio, a privately held bank holding company for an aggregate purchase price of $2.5 million. These shares represented approximately 38% of Columbia's issued and outstanding common stock. At this point, Peoples Community Bancorp, Inc. became a bank holding company.

  On June 10, 2005, the Company acquired American State Corporation, the parent company of American State Bank ("American") with three branch offices in the Southeast Indiana communities of Lawrenceburg, Aurora and Bright. The Bank paid $4.79 in cash for each of the 1,469,062 outstanding common shares of American. American's outstanding preferred stock was redeemed for cash at par value, totaling $700,000. The expansion in this Southeast Indiana community further enhanced Peoples Community Bank's ability to increase its market share and scale of operations, as well as expand its distribution network within the greater Cincinnati area.

  On August 11, 2005, the Company completed a private placement of 500,000 shares of its common stock with certain institutional investors and directors and officers. The net proceeds of $10.3 million were utilized to supplement the Company's capital and also served as an additional source to fund the Company's growth strategy and for general corporate purposes.

  On December 16, 2005, the Company acquired PFS Bancorp, Inc. ("PFS"), the parent company of Peoples Federal Savings Bank ("Peoples Federal"). Peoples Federal operated three offices in the Southeast Indiana communities of Aurora, Rising Sun, and Vevay. The Company paid $23.00 in cash for each of the outstanding 1,473,728 shares of PFS, resulting in aggregate merger consideration of approximately $32.8 million. The acquisition was accounted for using the purchase method of accounting.

  On June 9, 2006, the Company acquired Mercantile Financial Corporation ("Mercantile") and Peoples Community Bank ("Bank") acquired Mercantile Savings Bank which operated one branch office in Cincinnati, Ohio. The Bank paid $34.78 in cash and exchanged 43.10 shares of stock for each of the outstanding common shares of Mercantile, resulting in aggregate merger consideration

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  of approximately $9.3 million, including acquisition costs. This acquisition complemented the Bank's market area, and increased its market share.

  On August 25, 2006, the Board of Directors approved a change of the Company's and the Bank's fiscal year end from September 30 to December 31, retroactive to January 1, 2006, in order to increase operational efficiency.

  On December 29, 2006, the Company sold its 69,925 shares of Columbia for an aggregate sales price of $2.9 million. In conjunction with this divesture, the Company converted its charter to a registered savings and loan holding company.

  The consolidated financial information presented herein has been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and general accounting practices within the financial services industry. In preparing consolidated financial statements in accordance with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

  The following is a summary of the Company's significant accounting policies which have been consistently applied in the preparation of the accompanying consolidated financial statements.

  1. Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and the Bank, it's wholly-owned subsidiary, and American State Advisory Group Corp., a wholly-owned subsidiary of the Bank. All significant inter-company items have been eliminated. American State Advisory Group Corp. was established as an operating subsidiary of the Bank to hold title, manage, and sell a portion of the Bank's other real etate owned. At December 31, 2007, American State Advisory Group Corp. held $6.4 million in real estate acquired through foreclosure. In December 2003, FASB issued a revision to FIN 46 to clarify certain provisions that affected the accounting for trust preferred securities. As a result of the provisions in FIN 46, Peoples Bancorp Capital Trust I was deconsolidated as of June 30, 2004, with the Company accounting for its investment in Peoples Community Bancorp Capital Trust I as an asset, its subordinated debentures as debt, and the interest paid thereon as interest expense. The Company had previously classified the trust preferred securities as debt, but eliminated its common stock investment. The subordinated debentures issued by Peoples Bancorp Capital Trust I were redeemed on December 8, 2006, resulting in Peoples Bancorp Capital Trust I being dissolved. The investment in Peoples Community Bancorp Capital Trust II is accounted for using provisions of FIN 46 as revised by the FASB.

  2. Investment Securities and Mortgage-Backed Securities

  The Company accounts for investments in debt and equity securities as held-to-maturity, trading, or available for sale. Securities classified as held-to-maturity are carried at cost only if the Company has the positive intent and ability to hold these securities to maturity. Securities designated as available for sale are carried at fair value with resulting unrealized gains or losses recorded to stockholders' equity.

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Realized gains and losses on sales of securities are recognized using the specific identification method. Amortization of premiums and accretion of discounts are recorded on a principal pay-down method based on the estimated duration of the underlying security.

  3. Loans Receivable

  Loans receivable are stated at the principal amount outstanding, adjusted for deferred loan origination fees and the allowance for loan losses. Interest is accrued as earned unless the collectibility of the loan is in doubt. Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued. Income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments has returned to normal. In this case the loan is returned to accrual status. If the ultimate collectibility of principal is in doubt, in whole or in part, all payments received on nonaccrual loans are applied to reduce principal until such doubt is eliminated.

  Loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value. Mortgage loans held-in-porfolio are recorded at their cost, adjusted for the amortization of net deferred costs and for credit losses inherent in the portfolio. When the Bank decides to sell loans not previously classified as held for sale, such loans are transferred into a held-for-sale classification, and the recorded loan values are adjusted to the lower of cost or fair value.

  The Company recognizes as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired. An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained must allocate some of the cost of the loans to mortgage servicing rights.

  The Company assesses the impairment of the capitalized mortgage servicing rights based on fair value. Changes in fair value are included in earnings in the period the change occurs. The mortgage servicing rights recorded by Peoples were segregated into pools for valuation purposes, using as pooling criteria the loan term and coupon rate. Once pooled, each grouping of loans was evaluated on a discounted earnings basis to determine the present value of future earnings that a purchaser could expect to realize from each portfolio. Earnings were projected from a variety of sources, including loan servicing fees, interest earned on float, net interest earned on escrows, miscellaneous income, and costs to service the loans. The present value of future earnings is the "economic" value for the pool, i.e., the net realizable present value to an acquirer of the acquired servicing.

  4. Loan Origination Fees

  Peoples' accounts for loan origination fees received from loans, net of direct origination costs, as deferred items, and amortizes such amounts to interest income using the level-yield method, giving effect to actual loan prepayments. Loan origination costs are limited to the direct costs of originating a loan, i.e., principally direct personnel costs. Fees received for loan commitments that are expected to be drawn upon, based on Peoples' experience with similar commitments, are deferred and amortized over the life of the loan using the level-yield method. Fees for other loan

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  commitments are deferred and amortized over the loan commitment period on a straight-line basis.

  5. Allowance for Loan Losses

  It is Peoples' policy to provide valuation allowances for estimated losses on loans based on past loss experience, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions in the primary lending area. When the collection of a loan becomes doubtful, or otherwise troubled, Peoples records a loan charge-off equal to the difference between the fair value of the property securing the loan and the loan's carrying value. Major loans (including development projects) and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

  Peoples' accounts for impaired loans based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loan's observable market price or fair value of the collateral. Peoples' current procedures for evaluating impaired loans result in carrying such loans at the lower of cost or fair value.

  A loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Bank considers its investment in one-to-four family residential loans and consumer loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to Peoples' investment in multi-family, nonresidential real estate and land loans, and its evaluation of impairment thereof, such loans are collateral dependent, and as a result, are carried as a practical expedient at the lower of cost or fair value. With respect to the Bank's investment in unsecured commercial lines of credit, impairment is measured based upon the present value of expected future cash flows.

  It is Peoples' policy to charge off consumer unsecured credits that are more than ninety days delinquent. Similarly, collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment at that time.

  6. Office Premises and Equipment

  Office premises and equipment are originally recorded at cost and include expenditures which extend the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation and amortization are provided on the straight-line and accelerated methods over the useful lives of the assets, estimated to be forty to fifty years for buildings, ten to fifty years for building improvements, and three to ten years for furniture and equipment. An accelerated method is used for tax reporting purposes.

  7. Real Estate Acquired Through Foreclosure

  Real estate acquired through foreclosure is carried at fair value less estimated selling expenses at the date of acquisition. Real estate loss provisions are recorded if the properties' fair value

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  subsequently declines below the amount determined at the recording date. In determining the fair value at acquisition, costs relating to development and improvement of property are capitalized. Costs relating to holding real estate acquired through foreclosure, net of rental income, are charged against earnings as incurred.

  8. Investment in Columbia Bancorp, Inc.

  In January 2005, the Company acquired 69,925 shares of Columbia Bancorp, Inc., Cincinnati, Ohio, a privately held bank holding company for an aggregate purchase price of $2.5 million. These shares represented approximately 38% of Columbia's issued and outstanding common stock. The investment was carried at cost, adjusted for the Company's equity in the undistributed income of Columbia Bancorp, Inc. In December 2006, the Company sold its investment in Columbia for an aggregate sales price of $2.9 million.

  9. Goodwill

  Goodwill is tested annually for impairment, if the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements. The Bank selected an independent third party to evaluate the unamortized goodwill balance as of December 31, 2007, and subsequently recorded an impairment of $11.4 million, which reduced the goodwill balance on its books to $12.5 million from $23.9 million. The impairment of goodwill is primarily attributable to lower market valuations for financial institutions in the latter part of 2007, the weakening of the credit market in the second half of 2007, the decline in real estate values, particularly in the Cincinnati region, and the net losses recorded by the Bank and Company for the past six quarters.

  The goodwill impairment charge was computed by determining the fair value of the Bank on a controlling interest basis. The fair value of the Bank was considered to be the amount at which the Bank could be sold in a current transaction between willing parties, that is, other than a forced liquidation sale. Both the comparable transaction and the trading price methods were utilized to determine the fair value of the Bank. Because the Bank has several characteristics of a commercial bank, including a significant commercial real estate and commercial business loan portfolio, both thrift and bank transactions were utilized for the comparable transaction method. Each of the two methods were given a 50% weighting to determine the fair value of the Bank. The computed fair value of the Bank was found to be less than its carrying value. As a result, management computed the amount of the goodwill impairment charge needed to reduce the carrying value of the Bank to its fair value.

  In June 2005, December 2005, and June 2006, the Bank acquired American, Peoples Federal and Mercantile resulting in goodwill of approximately $3.9 million, $9.9 million, and $4.0 million, respectively. The changes in the carrying amount of goodwill for the years ended December 31,

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  2007 and December 31, 2006, the three-month period ended December 31, 2005 and the year ended September 30, 2005 are summarized below.

	For Years Ended December 31,
			For Three Months Ended December 31, 2005
				For Year Ended September 30, 2005
	2007	2006
Balance at beginning of period	$23,911	$20,282	$10,028	$6,089
Purchase of American	—	—	—	3,939
Purchase of Peoples Federal and final adjustment	—	(334)	10,254	—
Purchase of Mercantile	—	3,963	—	—
Impairment	(11,397)	—	—	—

Balance at end of period	$12,514	$23,911	$20,282	$10,028

  10. Other Intangible Assets

  In June 2005, the Bank recorded $1.9 million of core deposit intangibles in conjunction with the acquisition of American. In December 2005, the Bank recorded $3.7 million in core deposit intangibles in conjunction with the acquisition of PFS., and recorded $2.2 million in core deposit intangibles in conjunction with the acquisition of Mercantile in June 2006.

  The core deposit intangibles are being amortized on an accelerated basis over an original period of seven years. The carrying basis and accumulated amortization of core deposit intangibles at December 31, 2007 and 2006 were:

	2007	2006
	(in thousands)
Core deposits
Gross carrying amount	$7,768	$7,768
Accumulated amortization	3,536	1,865

  Amortization expense for the years ended December 31, 2007 and December 31, 2006, the three-month period ending December 31, 2005 and the year ended September 30, 2005 was $1.7 million, $1.6 million, $116,000 and $116,000, respectively. The following table summarizes the Bank's current estimates for future amortization expense of the core deposit intangible

(In thousands)
2008	$1,393
2009	$1,116
2010	$839
2011	$561
2012 and thereafter	$323

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  11. Loan Servicing

  In conjunction with its acquisition of Mercantile, the Company obtained approximately $86.7 million of residential mortgage loans serviced for Freddie Mac and Fannie Mae. Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of mortgage loans serviced for others was $72.1 and $81.1 million at December 31, 2007 and December 31, 2006, respectively.

  In conjunction with its acquisition of Mercantile, the Bank acquired $926,000 in mortgage servicing rights. The balance and fair value of mortgage servicing rights as of December 31, 2007 was $659,000. The Bank recorded amortization related to mortgage servicing rights totaling $167,000 and $101,000 for the fiscal years ended December 31, 2007 and December 31, 2006, respectively.

  12. Federal Income Taxes

  The Company accounts for federal income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." Pursuant to the provisions of SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements that will result in taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years' earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management's estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management's estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

  13. Unrecognized Tax Benefits

  The Company adopted FIN 48 at the beginning of fiscal year 2007 which resulted in a reclassification of $1.3 million in deferred tax liability and the establishment of a $1.1 million unrecognized tax liability related to federal income tax matters. The following table reflects the change in the balance of the unrecognized tax liability for the fiscal year ended December 31, 2007.

(in thousands)
Balance at January 1, 2007	$1,112
Decrease based on position taken during the current period	(87)

Balance at December 31, 2007	$1,025

  Peoples' federal income tax returns for the tax years ended 2007 and 2006 are open under the statute of limitations and are subject to review by the IRS. Various companies that the Bank has acquired remain under the statute of limitations by the IRS for the years ended 2004 through 2007.

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  14. Benefit Plans

  Peoples' has a noncontributory unfunded retirement plan that covers all members of its Board of Directors. Peoples' policy is to maintain an accrued liability equal to the present value of benefits computed using a predetermined annual benefit amount at retirement. The plan provides for immediate and total vesting for all participants. The balance of the accrued liability was $1.7 million and $1.4 million, as of December 31, 2007 and 2006, respectively. The provision for director's retirement expense totaled $504,000, $94,000, and $19,000 for the fiscal years ended December 31, 2007, December 31, 2006, and September 30, 2005, respectively. There was no provision recorded for the three months ended December 31, 2005. A higher provision was recorded in fiscal year 2007 due to a decrease in the discount rate, which is utilized in calculating the present value of the benefits.

  The Bank has an Employee Stock Ownership Plan ("ESOP") which provides retirement benefits for substantially all full-time employees who have completed one year of service. The Bank makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP on unallocated shares. Shares in the ESOP were acquired using funds provided by a loan from the Company and accordingly the cost of those shares is shown as a reduction of stockholders' equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay the loan and are treated as compensation expense. Compensation expense is recorded equal to the fair market value of the stock for shares committed to be released. The Bank accounts for the ESOP in accordance with Statement of Position ("SOP") 93-6, "Employers' Accounting for Employee Stock Ownership Plans." SOP 93-6 requires that compensation expense recorded by employers equal the fair value of ESOP shares allocated to participants during a given fiscal year. In April 2004, the Bank added 35,000 shares to the ESOP plan in connection with its secondary stock offering at a total value of $700,000. In March 2005, an additional 40,000 shares were acquired and added to the ESOP plan at a total value of approximately $962,000. Expense recognized related to the ESOP totaled $656,000, $207,000, $43,000, and $261,000 for the fiscal years ended December 31, 2007 and December 31, 2006, the three-month period ended December 31, 2005 and the fiscal year ended September 30, 2005, respectively. In December 2007, the Bank recorded approximately $508,000 in compensation expense for the release of approximately 32,383 ESOP shares for employee

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  allocation. This occurred in conjunction with the decision to terminate the ESOP by September 30, 2008 and record associated expenses in 2008 to release all unallocated shares.

	For Years Ended December 31,
			For Three Months Ended December 31, 2005	For Year Ended September 30, 2005
	2007	2006
Allocated shares	101,954	96,542	98,921	99,013
Shares committed to be released	34,258	1,875	1,875	—
Unearned shares	12,297	54,211	63,754	65,629

Total ESOP shares	148,509	152,628	164,550	164,642

Fair value of unearned shares at end of period (expressed in thousands)	$172	$976	$1,288	$1,401

  15. Share-Based Compensation Plans

  Effective October 1, 2005, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment. The adoption of this Statement had no material impact on the Company's financial statement as the Company was previously accounting for stock compensation under Statement of Financial Accounting Standards No. 123. Both Statements utilize the fair value method at grant date for stock compensation and expense such cost against additional paid-in capital in its Consolidated Statement of Financial Condition.

  The Bank has two share-based compensation plans, which are described below. The compensation cost that has been charged against income for those plans was $276,000, $341,000, $138,000, and $507,000 for the fiscal years ended December 31, 2007 and December 31, 2006, the three months ended December 31, 2005 and for the fiscal year ended September 30, 2005, respectively. The total income tax benefit recognized in the income statement for share-based compensation arrangements was $94,000, $70,000 $47,000, and $172,000 for the fiscal years ended December 31, 2007 and December 31, 2006, the three months ended December 31, 2005, and for the fiscal year ended September 30, 2005, respectively.

  During fiscal 2001, the Board of Directors adopted the Peoples Community Bancorp, Inc. Stock Option and Incentive Plan (the "2001 Plan") that provides for the issuance of 197,773 of authorized but unissued shares of common stock at fair value at the date of grant. Through December 31, 2007, the Company had granted all options under the 2001 Plan. The 2004 Stock Option and Incentive Plan (the "2004 Plan"), as approved by stockholders, provides for the issuance of 150,000 of authorized but unissued shares of common stock at fair value at the date of grant. As of December 31, 2007, 88,910 options, net of forfeitures, had been granted under the 2004 Plan. All option awards are granted with an exercise price equal to the market price of the Company's stock at the date of grant. Options under both plans have a 10-year term.

  Both plans provide that one-fifth of the options granted become exercisable on each of the first five anniversaries of the date of grant. The remaining shares in the plans may be granted to employees in increments of 20% per year based on management's discretion.

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  The Bank accounts for the plans using a fair value-based method for valuing stock-based compensation, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period.

  The fair value of the option grants are estimated on the date of grant using the modified Black-Scholes options-pricing model that uses the assumptions noted in the following table. The objective of the measurement process is to estimate the fair value of options based on the stock price at the grant date, to which employees will become entitled when they have rendered the requisite service and satisfy all other conditions necessary to earn the right to benefit from the options. In deriving the fair value of the stock options through the Black-Scholes model, the stock price at the grant date is reduced by the value of any dividends to be paid during the life of the option, since the options do not give holders the benefit of dividends paid before exercise. The expected life of all options is 10 years. The risk-free rate for the expected term of the option is the constant maturity yield on a U.S. Government obligation, with a term equal to the expected life of the options at the grant date.

	2007	2006	2005
Expected volatility	24.8%	17.3%	19.5%
Weighted average volatility	24.8%	17.3%	19.5%
Expected dividends	3.0%	3.0%	3.0%
Expected term (in years)	10	10	10
Risk-free rate	5.0%	5.2%	4.0%

  A summary of the status of the Plan as of and for the fiscal year ended December 31, 2007 is presented below:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual	Aggregate Intrinsic Value
			Term (in years)	($000)
Outstanding at January 1, 2007	228,723	$18.63
Granted	43,722	16.34
Exercised	520	14.00
Forfeited & expired	19,764	20.77

Outstanding at December 31, 2007	252,161	$18.08	6.46	$3

Options exercisable at December 31, 2007	142,317	$17.54	4.85	$3

Weighted-average fair value of options granted during period		$4.05

  The weighted-average grant-date fair value of options granted during the years ended December 31, 2007, December 31, 2006, and September 30, 2005 was $4.05, $4.52, and $4.17,

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  respectively. There were no options granted during the three-month period ended December 31, 2005. The total intrinsic value of options exercised during the years ended December 31, 2007, December 31, 2006 and September 30, 2005 was $1,000, $19,000 and $82,000, respectively. There were no options exercised during the three months ended December 31, 2005.

  The Company also has a 2001 Management Recognition Plan ("2001 MRP") which provides for awards of up to 79,109 shares of the Company's common stock to members of the Board of Directors, management and employees. As of December 31, 2007, 73,650 shares have been awarded, net of forfeitures, from the 2001 MRP to members of the Board of Directors, management and employees. Common shares awarded to outside members of the Board of Directors were fully expensed when granted, while shares awarded to members of management and employees have vested or will vest over a five year period beginning with the date of the award. Shares awarded under the MRP are distributed from previously authorized but unissued shares.

  In 2004, the stockholders approved a 2004 Management Recognition Plan ("2004 MRP") which provides for awards of an additional 60,000 shares of the Company's common stock to management and employees. As of December 31, 2007, 3,568 shares have been awarded, net of forfeitures, from the 2004 MRP. Total shares vested and distributed to recipients through December 31, 2007 under both plans totaled 62,734 shares.

	Shares	Weighted-Average Grant Date Fair Value
Nonvested at January 31, 2007	31,564	$20.90
Granted	—	—
Vested	8,714	21.19
Forfeited	7,199	20.73

Nonvested at December 31, 2007	15,651	$20.81

  As of December 31, 2007, there was $575,000 of total unrecognized compensation cost related to the share-based compensation plans. The cost is expected to be recognized over a weighted-average period of 1.95 years. The total fair value of shares vested during the years ended December 31, 2007, December 31, 2006, and September 30, 2005 was $330,000, $268,000, and $267,000, respectively. There were no shares vested during the three-month period ended December 31, 2005.

  16. Earnings Per Share

  Diluted earnings per share is computed taking into consideration common shares outstanding and dilutive potential common shares to be issued under the Company's stock option plan. There is no

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  adjustment to net earnings (loss) for the calculation of diluted earnings per share. The computations were as follows:

	For Years Ended December 31,
			For Three Months Ended December 31, 2005
				For Year Ended September 30, 2005
	2007	2006
Weighted-average common shares outstanding (basic)	4,783,610	4,591,802	4,358,840	3,920,398
Dilutive effect of assumed exercise of stock options	—	—	27,257	38,741

Weighted-average common shares outstanding (diluted)	4,783,610	4,591,802	4,386,097	3,959,139

  Basic earnings per share for each period presented is based upon the weighted-average shares outstanding during the year less unallocated ESOP shares. Options to purchase shares of common stock and MRP awards were excluded from the computation of diluted earnings per share for the years ended December 31, 2007 and 2006 due to the net loss recorded for these periods. Options to purchase 46,417 and 48,746 shares of common stock and MRP awards of 13,543 and 14,486 shares at a weighted-average price of $23.21 were outstanding at December 31, 2005 and September 30, 2005, respectively, but were excluded from the computation of diluted earnings per share for the period because the exercise price was greater than the average market price of the common shares.

  17. Fair Value of Financial Instruments

  SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of financial instruments, both assets and liabilities whether or not recognized in the consolidated statement of financial condition, for which it is practicable to estimate that value. For financial instruments where quoted market prices are not available, fair values are based on estimates using present value and other valuation methods.

  The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

  The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments at December 31, 2007 and 2006:

    Cash and cash equivalents:    The carrying amounts presented in the consolidated statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

    Investment and mortgage-backed securities:    For investment and mortgage-backed securities, fair value is deemed to equal the quoted market price.

    Loans receivable:    The loan portfolio has been segregated into categories with similar characteristics, such as one- to four-family residential, multi-family residential, nonresidential real estate and unsecured commercial loans. These loan categories were further delineated

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

    into fixed-rate and adjustable-rate loans. The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality. For consumer and other loans, fair values were deemed to equal the historic carrying values. The historical carrying amount of accrued interest on loans is deemed to approximate fair value.

    Loans held for sale:    Loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value. When the Bank decides to sell loans not previously classified as held for sale, such loans are transferred into a held-for-sale classification, and the recorded loan values are adjusted to the lower of cost or fair value.

    Federal Home Loan Bank stock:    The carrying amount presented in the consolidated statements of financial condition is deemed to approximate fair value.

    Deposits:    The fair value of checking accounts, savings accounts, money market demand and escrow deposits is deemed to approximate the amount payable on demand. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

    Advances from the Federal Home Loan Bank:    The fair value of these advances is estimated using the rates currently offered for similar advances of similar remaining maturities.

    Other borrowed money:    The fair value of other borrowed money is estimated using the rates currently offered for similar borrowings of similar remaining maturities.

    Subordinated debentures:    The fair value of the Company's subordinated debentures has been estimated using discounted cash flow analysis, based on the interest rates currently offered for instruments of similar remaining maturities.

    Commitments to extend credit:    For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. At December 31, 2007 and 2006, the difference between the fair value and notional amount of loan commitments was not material.

    Accrued Interest:    The carrying amount presented in the consolidated statements of financial condition is deemed to approximate fair value.

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Based on the foregoing methods and assumptions, the carrying value and fair value of the Company's financial instruments at December 31 are as follows:

	2007		2006
	Carrying value	Fair value	Carrying value	Fair value
	(In thousands)
Financial assets
Cash and cash equivalents	$86,614	$86,614	$57,459	$57,459
Investment securities	4,237	4,237	4,230	4,230
Mortgage-backed securities	63,335	63,335	52,669	52,669
Loans receivable	634,421	638,128	812,578	815,357
Accrued interest receivable	4,295	4,295	5,461	5,461
Federal Home Loan Bank stock	14,024	14,024	14,024	14,024
Financial liabilities
Deposits	$735,212	$740,184	$755,261	$753,745
Advances from the Federal Home Loan Bank and other borrowings	77,628	79,182	156,885	155,609
Accrued interest payable	382	382	577	577
Subordinated debentures	15,464	15,464	15,464	15,464

  18. Capitalization

  The Company's authorized capital stock includes 1,000,000 shares of $.01 per share par value voting preferred stock. No preferred shares were issued at December 31, 2007 and 2006.

  19. Cash and Cash Equivalents

  For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits in other financial institutions with original maturities of three months or less.

  20. Restriction on Cash and Due From Banks

  The Bank is required to maintain reserve funds in cash or in deposits with Federal Reserve Bank or Federal Home Loan Bank. The reserve required at December 31, 2007 was $2.3 million.

  21. Reclassifications

  Certain prior year amounts have been reclassified to conform to the 2007 consolidated financial statement presentation.

  22. Effects of Recent Accounting Pronouncements

  In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, Accounting for Servicing of Financial Assets: an amendment of FASB Statement No. 140 (FAS 140 and FAS 156). FAS 140 establishes, among other things, the accounting for all separately

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  recognized servicing assets and servicing liabilities. This Statement amends FAS 140 to require that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. This Statement permits, but does not require, the subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value. Under this Statement, an entity can elect subsequent fair value measurement to account for its separately recognized servicing assets and servicing liabilities. Adoption of this Statement is required as of the beginning of the first fiscal year that begins after September 15, 2006. The Company's adoption of FAS 156 effective January 1, 2007 did not have a material impact on the financial position and results of operations of the Company.

  In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (FIN 48), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Company recognize in the financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The adoption of FIN 48 at the beginning of the 2007 fiscal year resulted in reclassification of $1.3 million in deferred tax liabilities and the establishment of a $1.1 million unrecognized tax liability related to federal income tax matters, resulting in a $180,000 increase to the beginning balance of retained earnings as of January 1, 2007. There was no impact on the results of operations of the Company. The unrecognized tax liability decreased $87,000 during the twelve months ended December 31, 2007 based on a change in the position taken by the Company. The Company has not accrued any interest and penalties related to these uncertain tax positions. During 2007 the Internal Revenue Service (IRS) completed audits on the Company's tax years ended December 31, 2004 and 2005, while the year ending December 31, 2006 is currently open to audit under the statute of limitations. Various companies that the Bank has acquired remain under the statute of limitations by the IRS for the years ending December 31, 2004 through 2007.

  In September 2006, the Emerging Issues Tax Force (EITF) reached a consensus on Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement of Split-Dollar Life Insurance Arrangements. The consensus requires the recognition of a liability related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement. If the policy holder has agreed to maintain the insurance policy in force for the employee's benefit during his or her retirement, then the liability recognized during the employee's active service period should be based on the future cost of insurance to be incurred during the employee's retirement. Alternatively, if the policyholder has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized by following the guidance in Statement 106 or Option 12, as appropriate. This approach requires the policyholder to gain a clear understanding of the benefit being provided by the policyholder to its employee given that it is this benefit that is being recognized as a liability. This consensus is applicable in fiscal years beginning after December 15, 2007. The Company has determined that the adoption of Issue No. 06-4 will have an immaterial impact on the finanacial position of the Company.

  In September 2006, the FASB issued Statement of Financial Accounting Standard No. 157, Fair Value Measurement (FAS 157). The Statement enhances existing guidance for measuring assets and liabilities using fair value. Prior to the issuance of this Statement, guidance for applying fair value was incorporated in several accounting pronouncements. FAS 157 provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  the use of fair value to measure assets and liabilities. The Statement also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under the Statement, fair value measurements are disclosed by level within that hierarchy. While FAS 157 does not add any new fair value measurements, it does change current practice. Changes to practice include: (1) a requirement for an entity to include its own credit standing in the measurement of its liabilities; (2) a modification of the transaction price presumption; (3) a prohibition on the use of block discounts when valuing large blocks of securities for broker-dealers and investment companies; and (4) a requirement to adjust the value of restricted stock for the effect of the restriction even if the restriction lapses within one year. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim period within those fiscal years. The Company believes the impact of adopting FAS 157 on its financial statements will be minimal.

  In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 ("SFAS 159"). SFAS 159 permits entities to choose to measure many financial instructions and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007 and is not expected to have a material impact on the Company's financial condition or results of operations.

  In December 2007, the FASB issued Statement No. 141 (R) Business Combinations. This Statement establishes principals and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquirer. The Statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective as of the beginning of a company's fiscal year beginning after December 15, 2008. Early adoption is prohibited.

  In December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51. This Statement amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity and is reported as equity in the consolidated financial statements. This Statement applies to all for profit entities that prepare consolidated financial statements, but affects only those entities that have an outstanding noncontrolling interest in subsidiaries or that deconsolidate a subsidiary. Since the Company has no noncontrolling interests in subsidiaries, the impact of adopting SFAS No. 160 on January 1, 2009 is not anticipated to have a material impact on the Company's financial statements.

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE B—INVESTMENTS AND MORTGAGE-BACKED SECURITIES

  The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of securities at December 31, 2007 and 2006, are summarized as follows:

	2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(In thousands)
Available for sale:
US Government agency obligations	$1,974	$19	$—	$1,993
Municipal securities	1,027	14	7	1,034
Mutual funds	1,251	—	41	1,210
Mortgage-backed securities	63,258	196	119	63,335

	$67,510	$229	$167	$67,572

	2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(In thousands)
Available for sale:
US Government agency obligations	$1,966	$11	$12	$1,965
Municipal securities	1,114	11	14	1,111
Mutual funds	1,199	—	53	1,146
Mortgage-backed securities	52,818	134	283	52,669
Other securities	7	1	—	8

	$57,104	$157	$362	$56,899

  The amortized cost and fair value of available-for-sale securities at December 31, 2007, by contractual maturity, are shown below. There were no held-to-maturity securities at December 31, 2007. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-sale
	Amortized Cost	Fair Value
	(In Thousands)
Within one year	$24	$23
One to five years	1,131	1,150
Five to ten years	627	638
After ten years	1,219	1,216

	3,001	3,027
Mortgage-backed securities	63,258	63,335
Mutual funds	1,251	1,210

Totals	$67,510	$67,572

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE B—INVESTMENTS AND MORTGAGE-BACKED SECURITIES (Continued)

  Proceeds from the sale of investment securities during fiscal year 2007 amounted to $61,000, with gains of $53,000 and a related tax effect of $18,000. In conjunction with the purchase of Mercantile in June 2006, the Company acquired $7.4 million in investment securities which were designated as available for sale. Proceeds from the sale of investment securities during fiscal year 2006 amounted to $1.6 million, with gross gains of $126,000 and gross losses of $26,000, for a net realized gain totaling $100,000 and a related tax effect of $34,000. During the three-month period ended December 31, 2005, the Bank sold $108.9 million in investment securities and recorded gross losses of $1.4 million and a related tax effect of $478,000. During the year ended September 30, 2005, the Bank sold $41.9 million of investment securities with gross gains of $741,000 and a related tax effect of $252,000.

  At December 31, 2007, People's had $10.0 million of mortgage-backed securities pledged to secure public deposits and $13.1 million of mortgage-backed securities pledged to secure advances from the Federal Home Loan Bank. At December 31, 2006, People's had $10.7 million of mortgage-backed securities pledged to secure public deposits, and $35.7 million of mortgage-backed securities pledged to secure advances from the Federal Home Loan Bank.

  Certain investments in debt and marketable equity securities are reported in the financial statements at an amount less than their historical cost. As indicated in the following tables, the total fair value of these investments at December 31, 2007 and 2006, was $20.6 million and $31.1 million, respectively, which approximated 30.4% and 54.8% of the Company's investment portfolio. These declines primarily resulted from recent increases in market rates. Based on an evaluation of the available evidence, including recent changes in market rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

  Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net earnings in the period in which the other-than-temporary impairment is identified.

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE B—INVESTMENTS AND MORTGAGE-BACKED SECURITIES (Continued)

  The following tables reflect the investments' gross unrealized loses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2007 and 2006.

	2007
	Less than 12 months			12 Months or Longer			Total
Description of Securities	Number of Investments	Fair Value	Unrealized Losses	Number of Investments	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
US Government agency obligations	—	$—	$—	—	$—	$—	$—	$—
Municipal securities	—	—	—	3	410	7	410	7
Mutual funds	—	—	—	2	1,210	41	1,210	41
Mortgage-backed securities	8	18,647	97	1	296	22	18,943	119

Total temporarily impaired securities	8	$18,647	$97	6	$1,916	$70	$20,563	$167

	2006
	Less than 12 months			12 Months or Longer			Total
Description of Securities	Number of Investments	Fair Value	Unrealized Losses	Number of Investments	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
US Government agency obligations	—	$—	$—	2	$980	$12	$980	$12
Municipal securities	—	—	—	3	423	14	423	14
Mutual funds	—	—	—	2	1,146	53	1,146	53
Mortgage-backed securities	3	592	1	7	27,971	282	28,563	283

Total temporarily impaired securities	3	$592	$1	14	$30,520	$361	$31,112	$362

  On January 24, 2008, the Bank sold approximately $28.9 million in mortgage-backed securities due to the favorable market conditions. In conjunction with the sale, the Bank recorded a $483,000 gain on sale and a related tax effect of approximately $164,000.

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE C—LOANS RECEIVABLE

  The composition of the loan portfolio at December 31 is summarized as follows:

	2007	2006
	(In thousands)
Residential real estate
One-to four-family	$311,968	$343,346
Multifamily	82,176	122,221
Construction	131,777	104,764
Nonresidential real estate and land	128,955	140,909
Nonresidential real estate construction	12,394	130,066
Commercial	20,012	30,933
Consumer and other	16,758	23,022

Total loans receivable	704,040	895,261
Less:
Undisbursed portion of loans in process	33,661	62,042
Deferred loan origination fees	1,459	2,272
Allowance for loan losses	34,499	18,369

Loans receivable — net	$634,421	$812,578

  In the ordinary course of business, Peoples has granted loans to some of its directors, officers and their related business interests. All loans to related parties have been made on substantially the same terms as those prevailing at the time for unrelated third parties. The aggregate dollar amount of loans to executive officers and directors was approximately $725,000 and $886,000 at December 31, 2007 and 2006, respectively. During the fiscal year ended December 31, 2007, there was one loan renewed to executive officers and directors for $200,000. During the fiscal year ended December 31, 2006, there was one loan originated to executive officers and directors for $275,000. During the fiscal years ended December 31, 2007 and December 31, 2006, principal repayments of approximately $361,000 and $92,000, respectively, were received from executive officers and directors

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE D—ALLOWANCE FOR LOAN LOSSES

  The activity in the allowance for loan losses is summarized as follows the fiscal years ended December 31, 2007 and 2006, the three-month period ended December 31, 2005 and the fiscal year ended September 30, 2005:

	For Years Ended December 31,
			For Three Months Ended December 31, 2005
				For Year Ended September 30, 2005
	2007	2006
	(In thousands)
Balance at beginning of period	$18,369	$13,444	$13,697	$11,025
Increase from Peoples Federal acquisition	—	—	907	—
Increase from Mercantile acquisition	—	302	—	—
Provision for losses on loans	32,800	17,450	900	3,600
Charge-off of loans	(18,284)	(13,103)	(2,206)	(1,081)
Recoveries	1,614	276	146	153

Balance at end of period	$34,499	$18,369	$13,444	$13,697

  At December 31, 2007, December 31, 2006, December 31, 2005, and September 30, 2005 non-accruing loans amounted to $25.3 million, $24.1 million, $18.8 million, and $19.4 million, respectively. At December 31, 2007, loans greater than 90 days delinquent and still accruing totaled $613,000 and were deemed to be in process of collection of both principal and interest. At December 31, 2006 loans greater than 90 days delinquent and still accruing totaled $1.7 million and were deemed to be in process of collection of both principal and interest. There were no loans greater than 90 days delinquent and still accruing at December 31, 2005. Interest income which would have been recognized if such non-accruing loans had performed pursuant to contractual terms totaled approximately $1.8 million, $1.4 million, $161,000, and $1.1 million for the fiscal years ended December 31, 2007 and 2006, the three-month period ended December 31, 2005 and the fiscal year ended September 30, 2005, respectively.

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE D—ALLOWANCE FOR LOAN LOSSES (Continued)

  Information with respect to the Bank's impaired loans at and for the years ended December 31, 2007 and 2006 is as follows:

	2007	2006
	(In thousands)
Impaired loans with related allowance	$23,368	$15,327
Impaired loans with no related allowance	—	5,201

Total impaired loans	$23,368	$20,528

Allowance for losses on impaired loans	$5,777	$2,115

Average recorded investment in impaired loans	$16,530	$16,297

Interest income recognized on impaired loans	$913	$861

Interest income recognized on a cash basis on impaired loans	$910	$847

  The allowance for impaired loans is included in the Bank's overall allowance for loan losses.

NOTE E—OFFICE PREMISES AND EQUIPMENT

  Office premises and equipment are comprised of the following at December 31:

	2007	2006
	(In thousands)
Land and improvements	$9,862	$9,855
Office buildings and improvements	17,991	15,323
Construction in progress	586	1,957
Furniture, fixtures and equipment	6,883	6,414

	35,322	33,549
Less accumulated depreciation	7,017	5,670

	$28,305	$27,879

  Included above is approximately $510,000 of real estate held for sale. Construction was completed on a new branch office in Montgomery in February, 2007, at a total cost of $1.2 million. Construction was also completed on the rebuilding of a branch office on Importing Street in Aurora, Indiana at a total cost of approximately $1.8 million. Capitalized interest on construction during fiscal year 2007 was approximately $76,000.

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE F—DEPOSITS

  Deposits consist of the following major classifications at December 31:

	2007	2006
	(In thousands)
Non-interest bearing checking accounts	$21,936	$21,967
Checking accounts	50,686	55,114
Savings accounts	131,728	158,025
Money market demand deposit	19,065	20,863

Total demand, transaction and passbook deposits	223,415	255,969
Certificates of deposit:
Original maturities of:
Less than 12 months	272,986	227,290
12 months to 36 months	85,174	99,998
More than 36 months	66,676	83,507
Individual retirement accounts	86,961	88,497

Total certificates of deposit	511,797	499,292

Total deposits	$735,212	$755,261

  At December 31, 2007 and 2006, Peoples had certificate of deposit accounts with balances greater than $100,000 totaling $152.4 million and $131.9 million, respectively.

  Maturities of outstanding certificates of deposit are summarized as follows at December 31:

2007
(In thousands)
One year or less	$406,005
One to two years	44,377
Two to three years	33,488
Three to four years	15,111
Four to five years	12,814
Five to six years	2

$511,797

NOTE G—ADVANCES FROM THE FEDERAL HOME LOAN BANK

  Advances from the Federal Home Loan Bank, collateralized at December 31, 2007 by pledges of certain residential mortgage loans totaling $283.7 million, certain mortgage backed securities

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE G—ADVANCES FROM THE FEDERAL HOME LOAN BANK (Continued)

  totaling $13.1 million, and Peoples' investment in Federal Home Loan Bank stock, are summarized as follows:

Interest Rate	Maturing Fiscal Year Ending in	(Dollars in thousands)
4.30%	2008	$1,997
3.73%	2009	2,938
7.65%	2011	2
4.53%	2012	1,962
4.78%	2015	1,959
4.07%	2016	25,000
3.45%	2017	25,000
5.60%	2018	66
5.60%-6.61%	2019	2,204

		$61,128

Weighted-average interest rate		3.91%

NOTE H—OTHER BORROWED MONEY

  The Company has a $17.5 million line of credit with another financial institution, with interest payable at daily LIBOR plus 200 basis points or prime less 50 basis points based on the selection made by the Company. The Company had a balance of $16.5 million at December 31, 2007 at a rate of 7.24%. This line of credit expires in the second quarter of fiscal 2008. The loan is secured by the outstanding shares of the Bank. The loan agreement contains certain financial covenants which, if not complied with, could allow the lender to accelerate repayment of the loan. As of December 31, 2007, the Company was not in compliance with one of the loan covenants and the lender has the ability to accelerate all outstanding amounts upon notice and the passage of 30 days. The Company is currently negotiating with the lender regarding a waiver of default, and a modification and/or extension of the line of credit.

NOTE I—GUARANTEED PREFFERED BENEFICIAL INTERESTS IN JUNIOR SUBORDINATED DEBENTURES

  In fiscal 2002, a Delaware trust owned by the Company (the "Trust I"), issued $12.5 million of mandatorily redeemable debt securities. The debt securities issued by the Trust I were included in the Company's regulatory capital, specifically as a component of Tier I capital. The subordinated debentures were the sole assets of the Trust I, and the Company owned all of the common securities of the Trust I. Interest payments on the debt securities were made semi-annually at an annual variable interest rate equal to the six-month LIBOR rate plus 375 basis points, or equal to 8.42% at December 31, 2005 and were reported as a component of interest expense on borrowings. Theses subordinated debentures were redeemed in December 2006 with no penalty. The funds to redeem the debentures were obtained through an advance on the Company's line of credit with another financial institution.

  In June 2005, the Company formed a second wholly owned trust (the "Trust II"), which issued $15.0 million of mandatorily redeemable debt securities. These debt securities are included as a

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE I—GUARANTEED PREFFERED BENEFICIAL INTERESTS IN JUNIOR SUBORDINATED DEBENTURES (Continued)

  component of Tier I capital for regulatory capital purposes. The subordinated debentures are the sole assets of the Trust II, and the Company owns all of the common securities of the Trust II. Interest payments on the debt securities are made quarterly at an annual variable interest rate equal to the three-month LIBOR rate plus 175 basis points, or equal to 7.11% at December 31, 2006 and 6.74% at December 31, 2007, and are reported as a component of interest expense on borrowings. The net proceeds received by the Company from the sale of the debt securities were used for general corporate purposes. The subordinated debentures mature in 2035, but can be redeemed through prior approval by the OTS in any June, September, December or March beginning in 2010.

NOTE J—COMMITMENTS

  Peoples' is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers, including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statement of financial condition. The contract or notional amounts of the commitments reflect the extent of Peoples' involvement in such financial instruments.

  Peoples' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. Peoples uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

  At December 31, 2007, Peoples had commitments to originate fixed rate loans totaling $143,000. Additionally, Peoples had adjustable-rate commitments for unused lines of credit under home equity loans totaling $29.0 million, adjustable-rate commitments for unused commercial lines of credit totaling $2.4 million, and fixed-rate commitments for unused consumer overdraft protection lines totaling $537,000. Management believes that such loan commitments are able to be funded through normal cash flow from operations. Additionally, Peoples had standby letters of credit for customers totaling $5.9 million at December 31, 2007. From time to time balances with correspondent banks may exceed the FDIC $100,000 insurable limit.

  At December 31, 2006, Peoples had commitments to originate loans totaling $5.0 million of which $716,000 were fixed rate and $4.3 million were adjustable rate. Additionally, Peoples had adjustable-rate commitments for unused lines of credit under home equity loans totaling $25.2 million, adjustable-rate commitments for unused commercial lines of credit totaling $5.1 million, and fixed-rate commitments for unused consumer overdraft protection lines totaling $504,000. Additionally, Peoples had fixed-rate standby letters of credit for customers totaling $5.8 million at December 31, 2006.

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Peoples evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by Peoples

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE J—COMMITMENTS (Continued)

  upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral on loans may vary but the preponderance of loans granted generally include a mortgage interest in real estate as security.

  Peoples has also entered into lease agreements for office premises under operating leases which expire at various dates through 2013. Rent expense totaled $68,000, $128,000, $16,000 and $37,000 for the fiscal years ended December 31, 2007 and 2006, the three-month period ended December 31, 2005 and the fiscal year ended September 30, 2005, respectively. The following table summarizes minimum payments due under lease agreements by year.

Year ending December 31,	(Dollars in thousands)
2008	$38
2009	38
2010	38
2011	38
2012	38
2013	6

$196

NOTE K—FEDERAL INCOME TAXES

  Federal income taxes differ from the amounts computed at the statutory corporate tax rate for the fiscal years ended December 31, 2007 and 2006, the three-month period ended December 31, 2005 and fiscal year ended September 30, 2005 as follows:

	Years Ended December 31,
			For Three Months Ended December 31, 2005
				For Year Ended September 30, 2005
	2007	2006
	(In thousands)
Federal income taxes at statutory rate	$(13,010)	$(2,165)	$18	$1,439
Increase (decrease) in taxes resulting from:
Goodwill impairment	3,875	—	—	—
Bank owned life insurance undistributed earnings	(244)	(233)	(55)	(54)
Tax exempt interest on municipal securities	(15)	(15)	(4)	(5)
Valuation allowance	(4,400)	—	—	—
Other	61	105	7	(5)

Federal income taxes per consolidated financial statements	$(4,933)	$(2,308)	$(34)	$1,375

Effective tax rate	n/a	n/a	n/a	32.4%

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE K—FEDERAL INCOME TAXES (Continued)

  The composition of the Company's net deferred tax asset at December 31 is as follows:

	2007	2006
	(In thousands)
Taxes (payable) refundable on temporary differences at estimated corporate tax rate:
Deferred tax assets:
General loan loss allowance	$11,730	$6,245
Deferred compensation	576	476
Charitable contributions	60	37
Stock benefit plans	32	252
Deferred loan origination fees	496	772
Net operating loss carryforwards	3,859	1,188
Nonaccrual interest	190	293
Unrealized losses on securities designated as available for sale	—	70
Other	962	—

Total deferred tax assets	17,905	9,333
Deferred tax liabilities:
Federal Home Loan Bank stock dividends	(1,919)	(1,919)
Unrealized losses on securities designated as available for sale	(21)	—
Book/tax depreciation differences	(113)	(398)
Mortgage servicing rights	(224)	(281)
Core deposit intangible and other purchase accounting adjustments	(2,199)	(3,255)
Other	(213)	(345)

Total deferred tax liabilities	(4,689)	(6,198)

Valuation allowance	(4,400)	—

Net deferred tax asset	$8,816	$3,135

  During 2007, the Company recorded a valuation allowance of $4.4 million based principally on uncertainty about the Company's ability to generate sufficient future taxable income to realize all of the related temporary differences. The Company believes that it will realize the remaining net deferred tax assets through taxable income resulting from the planned profitable sale of branches of the Bank within the next twelve months. The expense for recording the valuation allowance is a non-cash item, and the recording of this expense does not imply that the Company owes additional income taxes. Management will continue to review the tax criteria related to the recognition of deferred tax assets.

  As of December 31, 2007, the Company had approximately $11.4 million of net operating loss carry forward available to offset future federal taxable income. The net operating loss carry forward expires in 2025.

  Prior to fiscal 1997, Peoples was allowed a special bad debt deduction based on a percentage of earnings, generally limited to 8% of otherwise taxable income and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. This deduction totaled approximately $4.9 million as of December 31, 2007. If the amounts that qualified as

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE K—FEDERAL INCOME TAXES (Continued)

  deductions for federal income tax purposes are later used for purposes other than for bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. The approximate amount of the unrecognized deferred tax liability relating to the cumulative bad debt deduction is $1.4 million.

NOTE L—CAPITAL REQUIREMENTS AND REGULATORY MATTERS

  The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulation) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to adjusted total assets (as defined). During fiscal 2007, the Bank was notified by the OTS that it was categorized as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized" the Bank must maintain minimum capital ratios as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank's category.

  Peoples Community Bancorp, as a savings institution holding company at December 31, 2007 and 2006, is not subject to regulatory capital requirements separate from those of the Bank.

	As of December 31, 2007
	Actual		Adequately Capitalized		Well Capitalized
Peoples Community Bank	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital (to Risk Weighted Assets):	$68,335	11.4%	≥$48,102	≥8.0%	≥$60,127	≥10.0%
Tier 1 Capital (to Risk-Weighted Assets):	$60,486	10.1%	≥$24,051	≥4.0%	≥$36,076	≥6.0%
Tier 1 Capital (to Adjusted Total Assets):	$60,486	7.0%	≥$34,500	≥4.0%	≥$43,125	≥5.0%

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE L—CAPITAL REQUIREMENTS AND REGULATORY MATTERS (Continued)

	As of December 31, 2006
	Actual		Adequately Capitalized		Well Capitalized
Peoples Community Bank	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital (to Risk Weighted Assets):	$94,390	12.6%	≥$59,983	≥8.0%	≥$74,979	≥10.0%
Tier 1 Capital (to Risk-Weighted Assets):	$84,906	11.3%	≥$29,991	≥4.0%	≥$44,987	≥6.0%
Tier 1 Capital (to Adjusted Total Assets):	$84,906	8.5%	≥$39,949	≥4.0%	≥$49,936	≥5.0%

  The recessionary forces in the local economy have continued to impact the Company's operations and have resulted in the imposition of certain restrictions on such operations by the Bank's primary federal regulator, the OTS. On April 2, 2008, the Company and the Bank each consented to the terms of Cease and Desist Orders issued by the OTS (the "Orders"). The Company attached copies of the Orders to a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 3, 2008.

  The Orders require the Company and the Bank to, among other things, file with the OTS within proscribed time periods updated business plans, which specifically incorporate the requirements set forth in the Orders and comments contained in the most recently completed examinations of the Company and the Bank. On a quarterly basis, the Bank and the Company will be required to compare the projected operating results from the business plans with the actual results. The results of this variance analysis are to be submitted to the OTS within the proscribed time periods. In addition, the Orders require that the Company and the Bank receive the permission of the OTS prior to (i) making or declaring any dividends or payments on their outstanding securities; (ii) adding or replacing a director or hiring a senior executive officer; and (iii) making any golden parachute payments to any institution-affiliated party. Pursuant to the Order issued to the Company, the Company must also receive the permission of the OTS prior to increasing its debt position and before any repurchase of its securities.

  The Order issued to the Bank also requires the Bank to take or refrain from certain actions, including (i) not making any new loans or issuing new lines of credit for land acquisition or development, speculative residential construction, commercial and multi-family construction, acquisition or retention of commercial property, and non-owner occupied one- to four-family residential property; (ii) engaging an independent consultant to conduct a loan portfolio review for the purpose of determining asset quality and the appropriateness of the Bank's asset classification process related to loan relationships that equal or exceed $4.0 million; (iii) establishing a plan for reducing adversely classified assets; (iv) reviewing and, where appropriate, adjusting the Bank's allowance for loan and lease losses methodology; (v) limiting asset growth during each calendar quarter to an amount not to exceed net interest credited on deposit liabilities; and (vi) establishing an Oversight Committee of the Bank's Board of Directors comprised of independent outside directors. In an effort to proactively address the downturn in the local real estate market, the Bank had previously curtailed or ceased the lending activities restricted in the Orders.

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE M—CONDENSED FINANCIAL STATEMENTS OF PEOPLES COMMUNITY BANCORP, INC.

  The following condensed financial statements summarize the financial position of Peoples Community Bancorp, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the fiscal years ended December 31, 2007 and 2006, the three-month period ended December 31, 2005 and the fiscal year ended September 30, 2005.

PEOPLES COMMUNITY BANCORP, INC.
STATEMENTS OF FINANCIAL CONDITION
December 31, 2007 and 2006
(In thousands)

	2007	2006
ASSETS
Cash and cash equivalents	$145	$191
Loan receivable from Bank	1,001	1,212
Investment in Peoples Community Bank	85,091	114,617
Prepaid and deferred federal income taxes and other assets	464	1,156

Total assets	$86,701	$117,176

LIABILITIES AND STOCKHOLDERS' EQUITY
Loan payable	$16,500	$12,700
Accrued expenses and other liabilities	146	122
Accounts payable to subsidiary	1,026	1,274
Subordinated debentures	15,464	15,464

Total liabilities	33,136	29,560
Stockholders' equity
Common stock and additional paid-in capital	70,889	69,823
Retained earnings (deficit)	(17,364)	17,929
Unrealized gains (losses) on securities designated as available for sale, net of tax effects	40	(136)

Total stockholders' equity	53,565	87,616

Total liabilities and stockholders' equity	$86,701	$117,176

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE M—CONDENSED FINANCIAL STATEMENTS OF PEOPLES COMMUNITY BANCORP, INC. (Continued)

PEOPLES COMMUNITY BANCORP, INC.
STATEMENTS OF OPERATIONS

	For Years Ended December 31,
			For Three Months Ended December 31, 2005	For Year Ended September 30, 2005
	2007	2006
	(In thousands)
Income
Dividends from subsidiaries	$—	$—	$—	$—
Other income	56	73	39	55

Total income	56	73	39	55
Expenses
Interest expense	2,236	2,186	463	1,043
Other expenses	178	252	73	270

Total expenses	2,414	2,438	536	1,313

Loss before income tax and equity in undistributed income of subsidiaries	(2,358)	(2,365)	(497)	(1,258)
Income tax benefit	—	(693)	(146)	(408)

Loss before equity in undistributed income of subsidiaries	(2,358)	(1,672)	(351)	(850)
Equity in undistributed income (loss) of subsidiaries	(30,975)	(2,389)	438	3,706

Net income (loss)	$(33,333)	$(4,061)	$87	$2,856

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE M—CONDENSED FINANCIAL STATEMENTS OF PEOPLES COMMUNITY BANCORP, INC. (Continued)

PEOPLES COMMUNITY BANCORP, INC.
STATEMENTS OF CASH FLOWS
(In thousands)

	For Years Ended December 31,
			For Three Months Ended December 31, 2005	For Year Ended September 30, 2005
	2007	2006
Operating Activies
Net earnings (losses)	$(33,333)	$(4,061)	$87	$2,856
Items not requiring (providing) cash
Undistributed losses (earnings) of Peoples Community Bank	30,975	2,561	(373)	(3,691)
Undistributed earnings of Columbia	—	(172)	(65)	(95)
Gain on sale of securities	—	(6)	—	—
Increase (decrease) in cash due to changes in:
Other assets	110	1,229	(146)	(793)
Other liabilities	324	(214)	(258)	143

Net cash used in operating activities	(1,924)	(663)	(755)	(1,580)
Investing Activities
Proceeds from repayment of loan to ESOP	211	211	41	221
Proceeds from sale of investment securities	—	126
Purchase of interest in Columbia	—	—	—	(2,524)
Sale of interest in Columbia	—	2,856	—	—
Loan disbursed to ESOP	—	—	—	(962)
Cash paid in acquisition of Mercantile—net	—	(364)	—	—
Contribution to Peoples Community Bank	—	—	—	(25,250)

Net cash provided by (used in) investing activities	211	2,829	41	(28,515)
Financing Activities
Proceeds from borrowings	4,550	16,500	—	—
Repayment of borrowings	(750)	(3,800)	—	—
Dividends paid on common stock	(2,140)	(2,795)	(664)	(2,419)
Proceeds from issuance of common stock-net	—	—	—	10,250
Proceeds from exercise of stock options	7	46	20	150
Proceeds from issuance of subordinated debentures	—	—	—	15,464
Redemption of subordinated debentures	—	(12,887)	—	—

Net cash provided by (used in) financing activities	1,667	(2,936)	(644)	23,445

Net decrease in cash and cash equivalents	(46)	(770)	(1,358)	(6,650)
Cash and cash equivalents at beginning of year	191	961	2,319	8,969

Cash and cash equivalents at end of year	$145	$191	$961	$2,319

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE M—CONDENSED FINANCIAL STATEMENTS OF PEOPLES COMMUNITY BANCORP, INC. (Continued)

  The Bank is subject to regulations imposed by the OTS regarding the amount of capital distributions payable by the Bank to the Company. Generally, the Bank's payment of dividends is limited, without prior OTS approval, to net earnings for the current calendar year plus the two preceding calendar years, less capital distributions paid over the comparable time period. Insured institutions are required to file an application with the OTS for capital distributions in excess of this limitation. The Orders specifically prohibit the Bank from paying dividends to the Company without the prior approval of the OTS.

NOTE N—BUSINESS COMBINATIONS

  On June 10, 2005, the Company acquired American, included $38.4 million in loans receivable, $1.3 million in fixed assets, and $58.0 million in deposits. Goodwill and other intangible assets of approximately $5.8 million was recorded in the acquisition.

  On December 16, 2005, the Company acquired PFS, which included $122.6 million in loans receivable, $1.0 million in fixed assets, and $88.7 million in deposits. Goodwill and other intangible assets of approximately $14.0 million was recorded in this acquisition.

  On June 9, 2006, the Company acquired Mercantile and the Bank acquired Mercantile Savings Bank which operated one branch office in Cincinnati, Ohio. The acquisition included $38.0 million in loans receivable and $48.7 million in deposits. Goodwill and other intangible assets of approximately $6.2 million were recorded in the acquisition.

  Each of the foregoing acquisitions focused on increasing the Company's market share and scale of operations, as well as expanding its distribution network within its primary market area. The results of operations of each of these acquisitions have been included in the consolidated financial statements as of their acquisition date.

  Presented on the next page are the estimated fair values of the assets acquired and liabilities assumed from the acquisitions in the fiscal year ended September 30, 2005, the three-month period ended December 31, 2005 and the fiscal year ended December 31, 2006.

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE N—BUSINESS COMBINATIONS (Continued)

	American State June 10, 2005	PFS Bancorp December 16, 2005	Mercantile June 9, 2006
		(in thousands)
Cash and investments	$16,086	$2,740	$12,913
Investment securities	9,699	1,480	7,407
Loans	38,358	122,643	38,030
Office premises and equipment	1,277	1,020	—
Core deposits	1,859	3,703	2,206
Goodwill	3,939	9,919	3,963
Other assets	1,910	2,484	2,560

Total assets acquired	73,128	143,989	67,079
Deposits	57,995	88,690	48,683
Borrowings	5,601	21,067	6,378
Other liabilities	1,475	1,341	2,633

Total liabilities	65,071	111,098	57,694
Net assets acquired	$8,057	$32,891	$9,385

  Presented below are pro-forma condensed consolidated statements of earnings which have been prepared as if the American State transaction had been consummated as of the beginning of the fiscal year ended September 30, 2005; the PFS Bancorp transaction had been consummated at the beginning of the fiscal year ended September 30, 2005 and the three-month period ended December 31, 2005; and the Mercantile transaction had been consummated at the beginning of the fiscal year ended September 30, 2005 and the three-month period ended December 31, 2005 and the fiscal year ended December 31, 2006.

	Fiscal Year Ended December 31, 2006	Three Months Ended December 31, 2005	Fiscal Year Ended September 30, 2005
		(in thousands)
Total interest income	$66,720	$16,075	$57,537
Total interest expense	37,017	9,281	30,507

Net interest income	29,703	6,794	27,030
Provision for losses on loans	17,450	916	5,844
Other income	3,471	753	3,527
General, administrative and other expense	22,532	7,528	25,169

Loss before income taxes	(6,808)	(897)	(456)
Federal income tax benefits	(2,314)	(305)	(155)

Net loss	$(4,494)	$(592)	$(301)

Pro-forma basic loss per share	$(0.94)	$(0.12)	$(0.07)

Pro-forma diluted loss per share	$(0.94)	$(0.12)	$(0.07)

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE O—QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

  The following table summarizes the Company's quarterly results for the fiscal years ended December 31, 2007 and December 31, 2006. Certain amounts, as previously reported, have been reclassified to conform to the 2007 presentation.

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share data)
2007:
Total interest income	$16,089	$15,943	$14,935	$13,266
Total interest expense	9,288	9,591	9,091	8,490

Net interest income	6,801	6,352	5,844	4,776
Provision for losses on loans	2,100	2,100	4,100	24,500
Gain (loss) on sale of assets	(4)	(45)	301	46
Other income	785	917	749	1,183
General, administrative and other expense	5,745	5,652	5,050	5,327
Goodwill impairment	—	—	—	11,397

Loss before income taxes	(263)	(528)	(2,256)	(35,219)
Federal income tax benefit	(137)	(233)	(817)	(3,746)

Net loss	$(126)	$(295)	$(1,439)	$(31,473)

Loss per share
Basic	$(.03)	$(.06)	$(.30)	$(6.57)

Diluted	$(.03)	$(.06)	$(.30)	$(6.57)

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE O—QUARTERLY RESULTS OF OPERATIONS (UNAUDITED) (Continued)

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share data)
2006:
Total interest income	$15,954	$16,726	$16,716	$16,079
Total interest expense	8,500	9,045	9,474	9,466

Net interest income	7,454	7,681	7,242	6,613
Provision for losses on loans	1,200	1,500	8,550	6,200
Gain (loss) on sale of assets	(44)	(23)	126	(18)
Other income	626	716	862	968
General, administrative and other expense	5,171	5,394	5,694	4,863

Earnings (loss) before income taxes	1,665	1,480	(6,014)	(3,500)
Federal income taxes (benefit)	511	449	(2,105)	(1,163)

Net earnings (loss)	$1,154	$1,031	$(3,909)	$(2,337)

Earnings (loss) per share
Basic	$.26	$.23	$(.82)	$(.49)

Diluted	$.26	$.23	$(.82)	$(.49)

  Net loss for the fourth quarter of 2007 was $31.5 million, or $6.57 loss per share, compared to a net loss for the third quarter of 2007 of $1.4 million and $2.3 million for the fourth quarter of 2006. Net interest income for the quarter decreased $1.1 million, or 18.4%, compared to the third quarter of 2007, primarily due to a decrease of 40 basis points in the net interest margin to 2.17% for the fourth quarter of 2007.

  Management recorded a provision for losses on loans of $24.5 million in the fourth quarter of 2007, compared to $4.1 million in the third quarter of 2007. The larger provision in the fourth quarter reflects higher probable credit losses on primarily non-owner occupied residential loans and land development loans, as a result of continuing recessionary forces in the local economy and a significant downturn in the real estate market. Nonperforming assets at September 30, 2007 totaled $20.4 million, compared to $32.8 million at December 31, 2007, while classified assets increased from $31.3 million at September 30, 2007 to $40.6 million at December 31, 2007.

  Other income totaled approximately $1.2 million for the fourth quarter of 2007, compared to $749,000 for the third quarter of 2007. The increase was primarily attributed to approximately $100,000 in recoveries received on loans charged-off by a financial institution prior to its acquisition by the Company, $100,000 received as a property improvement easement, and increases in other deposit and loan fee income.

  General, administrative and other expenses recorded during the fourth quarter of 2007 totaled $5.3 million, an increase of $277,000, or 5.5%, compared to the third quarter of 2007, and a decrease of $418,000, or 7.3%, and a decrease of $325,000, or 5.8%, from the first and second quarter of 2007, respectively. In December 2007, the Bank recorded approximately $508,000 in compensation expense for the release of approximately 32,383 ESOP shares for employee

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE O—QUARTERLY RESULTS OF OPERATIONS (UNAUDITED) (Continued)

  allocation. This occurred in conjunction with the decision to terminate the ESOP by September 30, 2008 and record associated expenses in 2008 to release all unallocated shares.

  The Bank recorded goodwill totaling $23.9 million in conjunction with acquisitions of other financial institutions over the past five years. Following an updated valuation in the fourth quarter of 2007 by an independent third party, the Bank incurred a non-cash impairment charge of $11.4 million for the writedown of goodwill. This impairment is primarily attributable to lower market valuations for financial institutions in the latter part of 2007, the weakening of the credit market in the second half of 2007, the decline in real estate values, particularly in the Cincinnati region, and the net losses recorded by the Bank and Company for the past six quarters.

  In the fourth quarter of 2007, the Company recorded a valuation allowance of deferred income tax in the amount of $4.4 million based principally on uncertainty about the Company's ability to generate sufficient future taxable income to realize all of the related temporary differences. The Company believes that it will realize the remaining net deferred tax assets through taxable income resulting from the planned profitable sale of branches of the Bank within the next twelve months. The expense for recording the valuation allowance is a non-cash item, and the recording of this expense does not imply that the Company owes additional income taxes. This resulted in a total tax benefit of $3.7 million for the fourth quarter of 2007.

NOTE P—OPERATING AND LIQUIDITY MATTERS

  Beginning in early 2007, the Company began to reduce all aspects of its lending exposure due in large part to the downturn in the local economy, and, in particular, values of residential and residential development properties. Further, beginning in 2006, the Company revised its underwriting standards to place an increased focus on cash flow analysis, tightened its credit standards and provided additional resources to the resolution of its classified assets. Actions taken by the Company during 2006 and 2007, including significant charge-offs and provisions for loan losses, as well as the continued recessionary forces in the local economy have had a significant adverse impact on the Company's financial condition and results of operations. For 2006 and 2007, net losses recorded by the Company amounted to $4.1 million and $33.3 million, respectively.

  The Bank's primary federal regulator, the OTS has, in light of the Company's recent losses and levels of nonperforming assets, imposed certain operations restrictions on the Company and the Bank, many of which had previously been taken by the Company and the Bank. On April 2, 2008, the Company and the Bank each consented to the terms of the Orders. The Orders require the Company and the Bank to, among other things, file with the OTS within proscribed time periods updated business plans, which specifically incorporate the requirements set forth in the Orders and comments contained in the most recently completed examinations of the Company and the Bank. In addition, the Orders require that the Company and the Bank receive the permission of the OTS prior to (i) making or declaring any dividends or payments on their outstanding securities; (ii) adding or replacing a director or hiring a senior executive officer; and (iii) making any golden parachute payments to any institution-affiliated party. Pursuant to the Order issued to the Company, the Company must also receive the permission of the OTS prior to increasing its debt position and before any repurchase of its securities.

  The Company currently lacks liquidity to continue as a going concern primarily due to the Company's current lack of liquidity to repay its $17.5 million obligation under an outstanding line

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE P—OPERATING AND LIQUIDITY MATTERS (Continued)

  of credit due June 30, 2008. The line of credit is secured by all outstanding shares of common stock of the Bank. Although the Bank exceeds all of its capital requirements and is considered well capitalized at December 31, 2007, the Orders prohibit the Bank from paying cash dividends to the Company without the prior consent of the OTS and the Company will only be able to rely upon existing cash and cash equivalents as sources of its liquidity. Without the ability to rely on dividends from the Bank, the Company will require funds from other funding sources to meet its obligations such as restructuring the current line of credit or replacing the current line of credit. The Company was not in compliance with one of the loan covenants at December 31, 2007 and the lender has the ability to accelerate all outstanding amounts upon notice and the passage of 30 days. The Company is currently negotiating with the lender regarding a waiver of default, and a modification and/or extension of the line of credit.

  Management of the Company and the Bank is working diligently to resolve the issues associated with the Company's nonperforming assets and to provide the information or take the actions required by the Orders. Concurrently, management and the Board of Directors are considering all strategic alternatives available to the Company and the Bank. As required, the Company and the Bank have filed a consolidated business plan with the OTS covering operations through 2010. The Company's business plan contemplates, among other things, a consolidation of the Company's operations through branch sales and a reduction in adversely classified assets through loan resolutions, repayments, sales and charge-offs. Branch sale transactions would decrease the Company's assets and liabilities, improve capital ratios, generate taxable income, and reduce general, administrative and other expense. In addition, the Bank would dividend funds to the Company to provide liquidity to service the Company's debt, provided that approval would be received from the OTS. The business plan was submitted by the Company to the OTS on April 7, 2008 and is subject to review and approval by the OTS.

  There are no assurances that the measures set forth in the 3-year business plan will successfully improve the condition of the Company and result in the termination of the Orders from the OTS. The economic factors of the greater Cincinnati area and the duration of the downturn in the local real estate market will have a significant impact on the implementation of the business plan. In addition, while these measures are designed to improve the condition of the Company, there are no assurances that such measures will successfully enable the Company to continue as a going concern. Although not currently planned, the realization of assets in other than the ordinary course of business in order to meet liquidity needs could incur losses not reflected in these financial statements.

 ANNEX A

EXECUTION COPY

PURCHASE AND ASSUMPTION AGREEMENT

DATE:        September 12, 2008

PARTIES:

CenterBank, Milford, Ohio	(the "Buyer")
Community Bank Strategic Equity Fund, LLC	("CBSEF")
Peoples Community Bank, West Chester, Ohio	(the "Seller")
Peoples Community Bancorp, Inc., a Maryland corporation	(the "Seller Parent")

RECITALS:

        Buyer is willing to purchase certain of the assets of Seller located at Seller's offices listed on Schedule 1 attached hereto (the "Branches"), and is willing to assume and discharge the deposit liabilities and certain other obligations and liabilities of Seller together with certain obligations of Seller Parent, on the terms and subject to the conditions of this Purchase and Assumption Agreement (the "Agreement"). Capitalized terms used herein have the respective meanings set forth on Annex I attached hereto.

        Prior to closing the purchase and sale of the assets and the assumption of liabilities of Seller as further described below, (i) Buyer will convert from an Ohio-chartered bank to a federal savings association, (ii) Buyer, CBSEF and other investors will form and organize a holding company ("Buyer Parent") that will own all of the equity interests of Buyer after the completion of a share exchange transaction pursuant to the terms of the Stock Exchange Agreement in form attached hereto as Exhibit K (together with (i) above shall be referred to herein as, the "Reorganization"); (iii) Buyer, CBSEF and Buyer Parent will obtain regulatory approval for the Reorganization, and (iv) Buyer will obtain regulatory approval for the transactions contemplated hereby.

AGREEMENTS:

        In consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1.     Purchase and Sale of Assets.    Subject to the terms and conditions hereof, including the assumption by Buyer of the Liabilities, on the Closing Date (defined below) Seller will sell, assign and transfer to Buyer and Buyer will buy, accept and receive from Seller, all of Seller's right, title and interest in and to the following assets:

          (a)   The real estate (whether owned in fee by the Seller or leased by Seller) and buildings described in Schedule 1 (the "Premises");

          (b)   The furniture, fixtures and equipment described in Schedule 2 (the "Personal Property");

          (c)   All teller cash and coin on hand and amounts due from depository institutions and similar cash items on hand at the Branches (the "Teller Cash");

          (d)   All (i) Branch utility, water and sewage charges and related expenses, real property taxes, special assessments (to the extent such special assessments are due and payable at the Closing Date), ad valorem taxes, IRA custodian or trustee fees, deposit insurance premiums (if any), prepaid service contracts to the extent they inure to the benefit of or are otherwise assigned to Buyer after the Closing and are listed/described on Schedule 3, and (ii) other prepaid or subsequently paid expenses that Seller incurs between the date hereof and the Closing and inure to the benefit of Buyer after the Closing, which the parties agree to add to Schedule 3 ((i) and (ii) shall be collectively referred to as "Prepaid Expenses"). All of the Prepaid Expenses shall be pro rated such that Buyer will deliver to Seller at Closing as part of the Purchase Price the amount, on a dollar-for-dollar basis, of the Prepaid Expenses that Buyer will receive the benefit of as of and after the Closing ("Prepaid Expense Payment"). The Prepaid Expense Payment by Buyer to Seller due at Closing shall be included in the Draft Closing Statement to the extent determinable as of the date such statement is to be delivered pursuant to Section 3, and to the extent not then determinable by such time, then such amounts shall be reflected on the Final Closing Statement;

          (e)   The consumer loans, including, without limitation, all of the interest receivable and fees receivable on such loans, and all servicing rights on such loans, described in Schedule 4(a)(i) (the "Consumer Loans"), the consumer loans included on Schedule 4(a)(ii) pursuant to Section 16(e) hereof, including, without limitation, all of the interest receivable and fees receivable on such loans and all servicing rights on such loans (the "Additional Consumer Loans"), and the commercial loans, including, without limitation, all of the interest receivable and fees receivable on such loans and all servicing rights on all loans, described in Schedule 4(b) (the "Commercial Loans," together with the Consumer Loans and Additional Consumer Loans (if any), collectively, the "Loans"), except that the Loans shall not include (i) those loans listed on Schedule 4(c); (ii) any loans greater than sixty (60) consecutive days past due as of the Closing Date or that become Classified between March 31, 2008 and the Closing Date; and (iii) any Unresolved Consumer Loans pursuant to Section 16(e) (collectively, the "Excepted Loans");

          (f)    The investment securities of Seller as set forth in Schedule 6 and other investment securities purchased by Seller in the ordinary course of business and consistent with past practice between the date hereof and the Closing Date subject to the limitation set forth in Section 13(i) of this Agreement (the "Securities");

          (g)   The Intellectual Property described in Schedule 7 (the "Transferred IP");

          (h)   All non-ledger assets;

          (i)    All miscellaneous assets described in Schedule 8;

          (j)    The non-real property leases, licenses and other contracts identified on Schedule 12, if such leases and other contracts are assignable in accordance with their terms;

          (k)   All right, title and interest of Seller in and to the safe deposit business (subject to the allocation of safe deposit rental payments as provided in Section 3(d) below) of Seller, including, without limitation the agreements related thereto, as of the close of business on the Closing Date;

          (l)    All original notes, instruments, guaranties and pledges associated with the Loans and all other original (or duplicates to the extent not available) records and documents related to the Assets transferred or Liabilities (defined below) assumed by Buyer which are maintained by Seller and available for delivery to Buyer in whatever form presently maintained by Seller;

(the foregoing assets will be referred to collectively as the "Assets"). Seller will not sell, assign, transfer or encumber and Buyer will not purchase any assets of Seller other than the Assets, including without limitation, any of Seller's goodwill and other intangible assets (other than the intellectual property rights described in Section 1(g) above).

        No later than two Business Days prior to the Closing Date, Seller may agree to sell, convey, assign, transfer and deliver to Buyer, and Buyer may agree to purchase and accept from Seller, such additional assets of Seller as the parties may mutually agree, on such terms and conditions (including, without limitation, the valuation thereof and appropriate representations and warranties with respect thereto) as may be mutually agreed upon by the parties. Such additional consideration will be added to the Purchase Price.

        2.     Assumption of Liabilities.    Subject to satisfaction of the terms and conditions hereof, including the transfer of the Assets to Buyer, as of the Closing, Buyer and Buyer Parent (as it relates to (f) below) will pay, perform, and assume the following liabilities of Seller and Seller Parent (as it relates to (f) below) and will perform all of the following duties, responsibilities and obligations of Seller and Seller Parent (as it relates to (f) below):

          (a)   All of the Seller's obligations relating to Deposit Liabilities;

          (b)   To the extent the Federal Home Loan Bank consents to such assumption, all of Seller's obligations under those certain loans made from the Federal Home Loan Bank described on Schedule 10, including all Accrued Interest as of the Closing Date (the "FHLB Advances"), it being understood and agreed that Seller and Buyer will each employ commercially reasonable efforts to obtain consent of the Federal Home Loan Bank to such assumption;

          (c)   All of the accounts payable related to the Assets, which accounts payable are described in Schedule 11 (the "Accounts Payable on Account of Assets");

          (d)   All of Seller's obligations relating to the leases, licenses and other contracts identified on Schedules 1 and 12, if such leases or other contracts are assignable in accordance with their terms;

          (e)   The safe deposit business of Seller, including, but not limited to, the obligations under the agreements related thereto and the maintenance of all necessary facilities for the use of safe deposit boxes by the renters thereof; and

          (f)    Any and all liabilities and obligations relating to, or arising out of the obligations of Seller Parent under each of the trust preferred issuances described on Schedule 14, including any and all accrued and/or deferred interest (the "Trust Preferred Obligations"), pursuant to a supplemental indenture in form mutually acceptable to the Buyer Parent, Seller Parent and the trustee thereof (the "Supplemental Indenture") and the guaranty agreement and such other documents as may be required pursuant to the documents governing such Trust Preferred Obligations; provided, however, that Buyer Parent shall only be obligated to assume the Trust Preferred Obligations if and to the extent that (i) all applicable regulatory approval in respect of the assumption of the Trust Preferred Obligations by Buyer Parent is granted and confirmation is received that the Trust Preferred Obligations will receive that same capital treatment if assumed by Buyer Parent as the Trust Preferred Obligations received prior to such assumption, and (ii) Seller Parent possesses the requisite capital and committed financial capability to fully perform all obligations contemplated hereunder;

(the foregoing liabilities will be referred to collectively as the "Liabilities"). Buyer will not assume and will not discharge nor be liable for debts, liabilities or obligations of Seller except those Liabilities expressly assumed by Buyer pursuant to the transactions contemplated by this Agreement. After the Closing, all Liabilities shall be the sole obligation of Buyer and Buyer Parent.

        3.     Calculation and Allocation of Purchase Price.

          (a)   Purchase Price.    The purchase price of the Assets and the Deposit Liabilities (the "Purchase Price"), which shall be offset against the amount owed to Buyer by Seller for the assumption of the Liabilities as provided in Section 4, will be an amount equal to the sum of the following:

            (1)   The aggregate amount of the Net Book Value of the Premises on the Closing Date (as determined in accordance with GAAP);

            (2)   The aggregate amount of the Net Book Value of the Personal Property as of the Closing Date (as determined in accordance with GAAP);

            (3)   The aggregate amount of the Teller Cash on the Closing Date;

            (4)   The aggregate amount of the Prepaid Expense Payment as of the Closing Date;

            (5)   The aggregate Net Book Value of the Securities on the Closing Date;

            (6)   The aggregate principal amount of the Loans, plus accrued and unpaid interest thereon on the Closing Date;

            (7)   The aggregate amount of the Net Book Value of the miscellaneous assets described in Schedule 8 on the Closing Date;

            (8)   The sum of (i) 5.5% of the daily average of all checking and savings Deposit Liabilities (excluding (a) Premium Ineligible Deposits, and (b) certificates of deposit, which are covered in subsection (ii)) during the 30-day period ending ten (10) business days preceding the Closing Date, plus (ii) 5.5% of the lesser of the aggregate amount of the Deposit Liabilities that are certificates of deposit (excluding Premium Ineligible Deposits and certificates of deposit that are subject to a repurchase agreement or otherwise secured by collateral) as of June 30, 2008 or as of the Closing Date (the "Premium"); plus

            (9)   Payment of any amounts required for any additional Assets not reflected on the Draft Closing Statement.

          (b)   Calculations.

            (1)   Solely for purposes of facilitating the calculation of the cash due Buyer on the Closing Date, Seller shall provide to Buyer and Buyer Parent, five (5) business days before the Closing Date, a preliminary calculation in the form attached hereto as Exhibit A, based on the Assets and Liabilities on that date as reflected on the books of Seller and Seller Parent, and the cash due at the Closing shall be based upon such preliminary calculation (the "Draft Closing Statement").

            (2)   On or before 12:00 noon on the 30th day following the Closing Date, Seller shall deliver to Buyer and Buyer Parent a statement setting forth (i) the Purchase Price (including all adjustments and prorations thereto) and each component thereof and (ii) the amount of Liabilities assumed by Buyer and Buyer Parent as of the close of business on the Closing Date (the "Final Closing Statement"). Seller shall make available to Buyer and/or its representatives such work papers, schedules and other supporting data as may be requested by Buyer to enable Buyer to verify such determinations. Such statement shall also set forth the amount by which the aggregate balance of the Liabilities transferred to Buyer and Buyer Parent exceeded the Purchase Price (including all adjustments and prorations thereto) or the Purchase Price exceeded the aggregate balance of the Deposit Liabilities transferred to Buyer, as the case may be, in each case calculated as of the close of business on the Closing Date (the "Adjusted Payment Amount").

            (3)   If, within 20 days following the date of receipt of the Final Closing Statement, Buyer does not dispute any items contained in the Final Closing Statement, then the Final Closing Statement shall be final and binding upon the parties. In the event that Buyer disputes any items contained in the Final Closing Statement, such disputes shall be resolved in the following manner:

              (A)  Buyer shall notify Seller in writing (the "Notice of Disagreement") of such dispute within twenty (20) days after Buyer's receipt of the Final Closing Statement, which notice shall specify in reasonable detail the nature of the dispute, indicating those specific items that are in dispute (the "Disputed Items"). To the extent that Buyer provides a Notice of Disagreement within such 20-day period, all items that are not Disputed Items shall be final, binding and conclusive for all purposes hereunder.

              (B)  During the 30-day period following Seller's receipt of a Notice of Disagreement, Seller and Buyer shall use commercially reasonable efforts to resolve any Disputed Items. If, at the end of such 30-day period, the parties have reached written agreement with respect to all matters covered by a Notice of Disagreement, the Final Closing Statement shall be adjusted to reflect such written agreement and shall become final and binding upon the parties hereto.

              (C)  If, at the end of the 30-day period specified in subsection (b)(3)(B) above, Buyer and Seller shall have failed to reach a written agreement with respect to all or a portion of such Disputed Items (those Disputed Items that remain in dispute at the end of such period are the "Unresolved Changes"), then Buyer and Seller shall promptly refer only those Unresolved Changes to a mutually agreeable nationally recognized independent certified public accounting firm (the "Firm") to make a determination as to the subject matter of the Unresolved Changes. If Buyer and Seller fail to agree on a Firm within thirty (30) days after the end of the 30-day period specified in subsection (b)(3)(B) above, the Firm shall be selected by the American Arbitration Association. The Firm shall issue its written decision as promptly as practicable and in any event within thirty (30) days following the submission of the Unresolved Changes to the Firm for resolution, and such decision shall be final, binding and conclusive on the parties (the "Firm Determination"). In the event Unresolved Changes are submitted to the Firm for resolution as provided herein, the fees, charges and expenses of the Firm (the "Firm Expenses") shall be paid by Buyer and Seller based on the percentages which (x) the difference between the Disputed Amount and the Firm Determination bears to (y) the Disputed Amount (with the smaller percentage being paid by the party whose calculation of the Unresolved Changes was nearer in amount to the Firm Determination). For example, if Buyer's calculation of the Unresolved Changes is $1,000 and Seller's calculation of the Unresolved Changes is $2,000 (resulting in a Disputed Amount of $1,000) and the Firm Determination is $1,700, then 70% of the Firm Expenses shall be paid by Buyer and 30% of the of the Firm Expenses shall be paid by Seller. As used in this subsection (C), "Disputed Amount" means the difference between Buyer's and Seller's respective calculations of the Unresolved Changes and "Firm Determination" means the amount with respect to the Unresolved Changes determined by the Firm in accordance with this subsection (C).

            (4)   Following the final determination of the Final Closing Statement, Seller shall pay to Buyer or Buyer shall pay to Seller, as the case may be, by wire transfer of immediately available funds to Payee's Account, an amount equal to the difference between the Adjusted Payment Amount and the Estimated Payment Amount, plus interest calculated using the Federal Funds Rate on such amount from the Closing Date to, but excluding, the payment date. Any payment pursuant to Section 3.3(c) shall be treated, for all purposes, as an adjustment to the Purchase Price.

          (c)   Allocation of the Purchase Price.

            (1)   Buyer shall prepare a proposed allocation of the Purchase Price (and all other capitalized costs) among the Assets in accordance with Section 1060 of the Code, which proposed allocation shall be delivered to Seller for review and comment within sixty days following the Closing Date ("Proposed Allocation Statement"). Seller shall provide to Buyer in writing within ten (10) days of the receipt of such Proposed Allocation Statement any objections thereto.

            (2)   If, within ten (10) days following the receipt of the Proposed Allocation Statement, Seller does not dispute any items contained in the Proposed Allocation Statement, then the Proposed Allocation Statement shall be final and binding upon the parties ("Final Allocation Determination"). In the event that Seller disputes any items contained in the Proposed Allocation Statement, such disputes shall be resolved in the following manner:

              (A)  Seller shall notify Buyer in writing (the "Notice of Allocation Disagreement") of such dispute within ten (10) days following Seller's receipt of the Proposed Allocation Statement, which notice shall specify in reasonable detail the nature of the dispute, indicating those specific items that are in dispute (the "Seller Disputed Items"). To the extent that Seller provides a Notice of Allocation Disagreement within such 10-day period, all items that are not Seller Disputed Items shall be final, binding and conclusive for all purposes hereunder.

              (B)  During the 15-day period following Buyer's receipt of a Notice of Allocation Disagreement, Seller and Buyer shall use commercially reasonable efforts to resolve any Seller Disputed Items. If, at the end of such 15-day period, the parties have reached written agreement with respect to all matters covered by a Notice of Allocation Disagreement, the Proposed Allocation Statement shall be adjusted to reflect such written agreement and shall become final and binding upon the parties hereto.

              (C)  If, at the end of the 15-day period specified in subsection (c)(2)(B) above, Buyer and Seller shall have failed to reach a written agreement with respect to all or a portion of such Seller Disputed Items (those Seller Disputed Items that remain in dispute at the end of such period are the "Unresolved Allocation Changes"), then Buyer and Seller shall promptly refer only those Unresolved Allocation Changes to a mutually agreeable Firm to make a determination as to the subject matter of the Unresolved Allocation Changes. If Buyer and Seller fail to agree on a Firm within 15 days after the end of the 15-day period specified in subsection (c)(2)(B) above, the Firm shall be selected by the American Arbitration Association. The Firm shall issue its written decision as promptly as practicable and in any event within 15 days following the submission of the Unresolved Allocation Changes to the Firm for resolution, and such decision shall be final, binding and conclusive on the parties and become the Final Allocation Determination. In the event Unresolved Allocation Changes are submitted to the Firm for resolution as provided herein, the costs of engaging the Firm shall be paid by Buyer and Seller equally.

            (3)   Buyer and Seller and their Affiliates shall file all tax returns (including, but not limited to, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such Final Allocation Determination. Seller shall use commercially reasonably efforts to deliver to Buyer all such documents and other information as Buyer may reasonably request in order to prepare the Proposed Allocation Statement contemplated by Section 3(c)(1) above. No party shall take any position (whether in audits, tax returns or otherwise) which is inconsistent with such Final Allocation Determination unless required to do so by applicable law or regulation.

        4.     Payment of the Purchase Price and Assumption of Liabilities.    The Purchase Price will be paid as follows:

          (a)   Assumption of Liabilities.    Buyer will assume all of the Liabilities for the Deposit Liabilities and Buyer and Buyer Parent will assume the other Liabilities as provided in Section 2 and no other liabilities. Thus, by way of illustration and without limiting the generality of the foregoing, Buyer does NOT assume any liabilities for past agreements or acts of officers or directors of Seller or Seller Parent or liability of Seller under any prior agreement for the sale of loans.

          (b)   Cash Payment at the Closing.    On the Closing Date, Seller and Seller Parent shall pay to Buyer and Buyer Parent or Buyer and Buyer Parent shall pay to Seller and Seller Parent, as the case may be, by wire transfer of immediately available funds to such account as the appropriate party shall advise no later than one (1) Business Day prior to the Closing Date, the amount by which (i) the aggregate balance of the Liabilities (exclusive of the Liabilities described in Sections 2(d) and 2(e)) as of the close of business on the fifth Business Day immediately preceding the Closing Date exceeds the Estimated Purchase Price or (ii) the amount by which the Estimated Purchase Price exceeds the aggregate balance of the Liabilities as of the close of business on the fifth Business Day immediately preceding the Closing Date, as the case may be.

        5.     Repurchase Obligation; Escrow Account and Pledge of Commercial Loans.

          (a)   If, at any time from and after the Closing until the second anniversary of the Closing Date, (i) a Consumer Loan set forth on Schedule 5(a)(i) or Schedule 5(a)(ii) becomes more than sixty (60) consecutive days delinquent or more than sixty (60) days past maturity, or pursuant to GAAP applied by Buyer in good faith is otherwise deemed impaired, or (ii) a Consumer Loan set forth on Schedule 5(a)(ii) becomes subject to a required downgrade of classification by the Buyer's bank regulator, then Buyer shall have the right, for a period of forty-five (45) days following the date on which such loan became sixty (60) consecutive days delinquent, sixty (60) days past maturity or impaired or such loan became subject to a regulatory downgrade, but not the obligation, to require Seller Parent to repurchase such Consumer Loan at a repurchase price equal to the outstanding principal balance of such Consumer Loan at the time of repurchase plus accrued but unpaid interest thereon for a period of sixty (60) days and the actual reasonable collection costs incurred by Buyer, if any, in respect thereof (a "Repurchase Obligation") by sending written notice to Seller attaching evidence of such delinquency, impairment or regulatory downgrade and an itemized invoice with supporting documents of the actual collection costs, if applicable; provided, that such loan continues to be at least sixty (60) consecutive days delinquent or past maturity on the date of such notice, continues to be impaired or continues to have the regulatory downgrade and provided further, that there has been no modification to the terms of the Consumer Loan or release or subordination of the collateral security therefore from and after the Closing. Seller shall remit in immediately available funds the repurchase price of such Repurchase Obligation within ten (10) days after receiving written notice from Buyer of the Repurchase Obligation. To the extent Seller fails to remit the repurchase price of such Repurchase Obligation within such ten (10) day period, a Repurchase Obligation shall be funded from proceeds of the Escrow Account in accordance with the terms of the Escrow Agreement. Upon receiving the repurchase price for a Repurchase Obligation, all right, title and interest in and to the Consumer Loan subject to such Repurchase Obligation shall automatically revert to Seller Parent, pursuant to documentation identical to that pursuant to which Seller conveyed such Consumer Loan to Buyer, and Buyer shall deliver to Seller within two (2) Business Days the Loan File and all Loan Documents held by Buyer relating to such Consumer Loan and execute and deliver to Seller assignments of all collateral security for such Consumer Loan.

          (b)   To secure the Repurchase Obligations, the parties agree to establish and maintain an escrow account (the "Escrow Account") at Escrow Agent pursuant to the Escrow Agreement attached hereto as Exhibit B (the "Escrow Agreement"). As of the Closing Date, the Escrow Account shall be funded by Seller with $2,000,000 in cash. To further secure the Repurchase Obligations, Seller agrees to pledge the loans identified on Schedule 5(b) attached hereto (the "Pledged Loans") pursuant to that certain Pledge Agreement attached hereto as Exhibit C. Payments received on Pledged Loans shall be deposited into the Escrow Account until such time as the Escrow Account has a balance of $5,000,000, and thereafter the Pledge Agreement shall be terminated and all Pledged Loans released from the pledge. The Escrow Account shall continue to be maintained until the second anniversary of the Closing Date, at which time the actual Repurchase Obligations and related loss experience on the Consumer Loans will be analyzed by Buyer and applied against the remaining estimated life of the pool of Consumer Loans to determine Buyer's residual loss exposure all in accordance with the procedure set forth in the Escrow Agreement. After such determination, amounts attributable to the residual loss exposure shall be paid out of the Escrow Account to Buyer, and any funds remaining in the Escrow Account thereafter shall be paid to Seller Parent or its assignee. Seller shall not transfer, assign, encumber, amend, modify, extend or renew any of the Pledged Loans without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

          (c)   Buyer agrees to purchase a fifty percent (50%) participation interest in the Commercial Loans identified on Schedule 5(c) pursuant to the Participation Agreement attached hereto as Exhibit D (the "Participation Agreement"). Such participation interest shall be senior in right of payment to Seller's right to payment under each such Commercial Loan until Buyer's participation interest is paid in full. Seller shall not transfer, assign, encumber, amend, modify, extend or renew the Commercial Loans identified on Schedule 5(c) without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

        6.     Closing and Closing Date.    The consummation of the transactions contemplated under this Agreement (the "Closing") will take place on or before December 31, 2008, or at such time and place as may be mutually agreed on by Seller and Buyer, following the receipt by Buyer of all necessary regulatory approvals and expiration of applicable statutory waiting periods (the "Closing Date").

        7.     Obligations at Closing.

          (a)   At Closing, Seller shall deliver to Buyer (and in the case of item (1) below, Seller Parent shall deliver to Buyer Parent) the following:

            (1)   The cash payments (if any) required to be made by Seller and Seller Parent pursuant to Section 4(b);

            (2)   Bills of sale, assignments, special warranty deeds (as to those fee owned portions of the Premises and assignments of leases as to the leased portion of the Premises) and such other instruments of transfer; and documents, satisfactory to Buyer's counsel, as may be necessary or appropriate to transfer, convey and assign to Buyer to all of Seller's right, title, and interest in and to all of the Assets and allow Buyer to accomplish all necessary filings with official recording offices;

            (3)   All contracts, licenses, leases, or other written agreements relating to the Assets and Liabilities and all leases and agreements with respect to Seller's safe deposit boxes;

            (4)   All collateral security of any nature whatever held by Seller as security for any Loan; and powers of attorney or other instrument satisfactory to Buyer's counsel authorizing Buyer and its representatives to file or record assignments of such collateral security and endorse in Seller's name any checks, drafts, notes or other documents received in payment of the Loans;

            (5)   Certified copies of resolutions of Seller's directors and shareholders and the resolutions of the directors and shareholders of Seller Parent authorizing the execution and delivery of this Agreement and the transactions set forth in this Agreement;

            (6)   Copies of all of the books and records relating to the Assets and the Liabilities;

            (7)   From time to time at Buyer's request (whether at or after Closing and without further consideration) such further instruments of conveyance and transfer as may reasonably be required to vest in Buyer all of Seller's right, title, and interest in and to the Assets including, but not limited to, assignments of mortgages, contracts and financing statements; and Seller will take such other action as Buyer reasonably may request to convey and transfer more effectively to Buyer any of the Assets;

            (8)   The Escrow Agreement in the form set forth on Exhibit B attached hereto duly executed by Seller and evidence of the funding of the Escrow Account in accordance with Section 5(b);

            (9)   The Pledge Agreement in the form set forth on Exhibit C attached hereto duly executed by Seller;

            (10) The Participation Agreement in the form set forth on Exhibit D attached hereto duly executed by Seller;

            (11) Noncompetition Agreements in the form set forth on Exhibit E attached hereto duly executed by each of Jerry D. Williams and Thomas J. Noe;

            (12) If the Trust Preferred Obligations are assumed pursuant Section 2(f) hereof, the Supplemental Indenture in the form set forth on Exhibit F attached hereto (subject to any changes requested by the trustee with respect to the Trust Preferred Obligations) duly executed by Seller Parent and such other executed documents and agreements as may be required by the terms of the Trust Preferred Obligations or the trustee thereof;

            (13) The Servicing Agreement in the form set forth on Exhibit G attached hereto duly executed by Seller;

            (14) Such instruments of assumption of Liabilities as are required to effectively transfer the obligations for the Liabilities to the Buyer including, without limitation, an assignment and assumption agreement in substantially the form set forth on Exhibit H attached hereto with respect to the Liabilities, duly executed by Seller (the "Assignment and Assumption Agreement");

            (15) The lease agreement in the form set forth on Exhibit I attached hereto, duly executed by Seller (the "Lease Agreement");

            (16) A bring-down of the Schedules of Assets and Liabilities and Seller Disclosure Schedule, if necessary; and

            (17) Seller's resignation as trustee or custodian, as applicable, with respect to each IRA, which is part of the Deposit Liabilities and designation of Buyer as successor trustee or custodian with respect thereto, as contemplated by Sections 2(a) and 17(j).

          (b)   At the Closing, Buyer and Buyer Parent will deliver to Seller the following:

            (1)   The cash payment (if any) required to be made by Buyer pursuant to Section 4(b);

            (2)   The cash payment required to be made by Buyer pursuant to the Participation Agreement;

            (3)   Certified copies of resolutions of Buyer's and CBSEF's directors and, if necessary, shareholders authorizing the execution and delivery of this Agreement and the transactions set forth in this Agreement;

            (4)   Such instruments of assumption of Liabilities as are required to effectively transfer the obligations for the Liabilities to the Buyer including, without limitation, the Assignment and Assumption Agreement in substantially the form set forth on Exhibit H attached hereto with respect to the Liabilities, duly executed by Buyer;

            (5)   The Escrow Agreement in the form set forth on Exhibit B attached hereto duly executed by Buyer;

            (6)   The Pledge Agreement in the form set forth on Exhibit C attached hereto duly executed by Buyer;

            (7)   The Participation Agreement in the form set forth on Exhibit D attached hereto duly executed by Buyer;

            (8)   Noncompetition Agreements in the form set forth on Exhibit E attached hereto duly executed by Buyer;

            (9)   If the Trust Preferred Obligations are assumed pursuant to Section 2(f) hereof, the Supplemental Indenture in the form set forth on Exhibit F attached hereto (subject to any changes requested by the trustee with respect to the Trust Preferred Obligations) duly executed by Buyer Parent, the guaranty of the Trust Preferred Obligations entered into by Buyer and Buyer Parent and such other executed documents and agreements as may be required by the terms of the Trust Preferred Obligations or the trustee thereof;

            (10) The Servicing Agreement in the form set forth on Exhibit G attached hereto duly executed by Buyer;

            (11) The Lease Agreement in the form set forth on Exhibit I attached hereto duly executed by Buyer;

            (12) Evidence of (i) the requisite regulatory approvals of the Reorganization and the transactions contemplated thereby and (ii) the satisfaction of all the required conditions of such regulatory approvals;

            (13) Buyer's acceptance of its appointment as successor trustee or custodian, as applicable, of the IRAs which are part of the Deposit Liabilities and the assumption of the fiduciary obligations of the trustee or custodian with respect thereto, as contemplated by Sections 2(a) and 17(j).

        8.     Conditions Precedent to Seller's Obligations.    The obligations of Seller under this Agreement are, at the option of Seller, subject to the following conditions precedent that at or before Closing or at or before such time as expressly set forth below:

          (a)   There shall have been no breach by Buyer, Buyer Parent or CBSEF in the performance of any of its respective covenants herein and each of the representations and warranties of Buyer, Buyer Parent and CBSEF contained or referred to in this Agreement that are qualified as to materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, at the Closing as though made at Closing (except to the extent such representations and warranties speak of an earlier date);

          (b)   The directors and shareholders of Buyer, Buyer Parent and CBSEF shall have taken all corporate action necessary to approve the transactions contemplated in this Agreement and the

  Reorganization and certified copies of resolutions duly adopted by the directors of Buyer, Buyer Parent and CBSEF in form and substance satisfactory to counsel for Seller in connection with the foregoing shall have been furnished to Seller;

          (c)   No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing or materially impacting the consummation of the transactions contemplated by this Agreement or the Reorganization shall be in effect;

          (d)   No statute, rule, regulation, order, Injunction, or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement or the Reorganization or otherwise materially alters the terms hereof or thereof;

          (e)   No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending that prevents or materially impacts the consummation of the transactions contemplated by this Agreement or the Reorganization;

          (f)    This Agreement and the Reorganization, shall have been approved by all necessary state and federal regulatory agencies, all conditions to such approval shall have been satisfied or waived and all statutory waiting periods shall have expired;

          (g)   There shall have been delivered to Seller a certificate confirming items (a) and (f) above, dated as of the Closing Date, and signed on behalf of the Buyer, Buyer Parent and CBSEF by its respective Chief Executive Officer and President;

          (h)   If the Trust Preferred Obligations are assumed pursuant Section 2(f) hereof, Buyer Parent shall be sole guarantor of the Trust Preferred Obligation, Buyer shall have assumed the Trust Preferred Obligations and Seller and Seller Parent shall no longer be obligated in any way for the Trust Preferred Obligation after the Closing;

          (i)    Buyer and Buyer Parent shall have delivered any other document or instrument reasonably requested by Seller or Seller Parent to complete the transactions contemplated by this Agreement; and

          (j)    Within thirty (30) days of the date of this Agreement, Buyer and CBSEF will have delivered to Seller's reasonable satisfaction evidence that they possess the requisite capital and committed financial capability to fully perform their obligations hereunder and to consummate the Reorganization; provided, this thirty (30) day period shall be extended for an additional period of fifteen (15) days, if Buyer is making reasonable progress toward complying with this condition precedent. After satisfaction of this Section 8(j) as provided in the preceding sentence, Buyer, Buyer Parent, if and when formed, and CBSEF will have the requisite funding at all times from the date thereof through the Closing.

        9.     Conditions Precedent to Buyer's Obligations.    The obligations of Buyer under this Agreement are, at the option of Buyer, subject to the following conditions precedent that at or before Closing or at or before such time as expressly set forth below:

          (a)   This Agreement and the transactions contemplated hereunder, including conversion of Buyer into a federal savings association and organization of Buyer Parent each as more fully described in Section 17(a), shall have been approved by all necessary state and federal regulatory agencies, all conditions to such approval shall have been satisfied or waived and all statutory waiting periods shall have expired;

          (b)   There shall have been no breach by Seller in the performance of any of its covenants herein, and each of the representations and warranties of Seller contained or referred to in this

  Agreement that are qualified as to materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, at the Closing as though made at the Closing (except to the extent such representations and warranties speak of an earlier date);

          (c)   The directors and shareholders of Seller and the directors and shareholders of Seller Parent shall have taken all corporate action necessary to approve the transactions contemplated in this Agreement, including without limitation the actions described in Section 14 and certified copies of resolutions duly adopted by the directors and shareholders of Seller and the directors and shareholders of Seller Parent in form and substance satisfactory to counsel for Buyer in connection with the foregoing shall have been furnished to Buyer;

          (d)   There shall have been, between the date of this Agreement and the Closing Date:

            (1)   No material adverse change in the business or condition, financial or otherwise, of the Branches (including, but not limited to, a decrease of ten percent (10%) or more in the Deposit Liabilities (net of Premium Ineligible Deposits) from the date of this Agreement until the Closing Date); and

            (2)   No adverse federal, state or local legislative or regulatory change affecting in any material respect the business of the Branches;

          (e)   There shall have been delivered to Buyer a certificate confirming items (b) and (d) above, dated as of the Closing Date, and signed on behalf of the Seller by its President;

          (f)    No Injunction preventing or materially impacting the consummation of the transactions contemplated by this Agreement shall be in effect;

          (g)   No statute, rule, regulation, order, Injunction, or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement or otherwise materially alters the terms hereof;

          (h)   No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending that prevents or materially impacts the consummation of the transactions contemplated by this Agreement;

          (i)    Within forty-five (45) days after the date of this Agreement, Seller shall have delivered to Buyer a title insurance commitment or commitments showing marketable title to the Premises (the "Title Commitment"), which shall be at Seller's expense. The premiums for any such title insurance policy or policies, recording costs and other similar costs, fees and expenses, if any, relating to the sale and transfer of the Premises, shall be borne by Buyer. The obligations of Buyer under this Agreement are contingent upon title having been found to be subject to no liens or encumbrances other than the Permitted Liens or been made acceptable as provided herein. Seller shall also furnish to Buyer copies of any Phase I tests conducted in respect of the Premises, with the costs of any additional Phase I tests to be shared equally by Buyer and Seller. Buyer shall have the option to conduct Phase II tests in respect of the Premises at Buyer's expense. Within thirty (30) days after receiving all of the Title Commitment(s) and any Phase I or Phase II test(s) conducted (whether by Seller or Buyer), Buyer shall make written objections ("Objections") to the title reflected in the Title Commitment or to the results reflected in the Phase I or Phase II test(s). Buyer's failure to make objections within such time period shall constitute waiver of Objections. Any matter of record as of the date of this Agreement and any matter shown on such Title Commitment and not objected to by Buyer shall be a Permitted Lien hereunder. Any matter which can be satisfied by the payment of a fixed sum of money to a mortgage or lien holder shall automatically be deemed an Objection with or without written notice from Buyer. Seller shall within twenty (20) days after receipt of the Objections use reasonable efforts to cure the Objections, during which period the Closing shall be postponed as necessary. Seller shall satisfy all Objections which can be satisfied by the payment of money to a mortgage or lien holder or holders at or before Closing. If Seller shall not have cured or commenced to cure to Buyer's reasonable satisfaction, the Objections within such 20-day period, Buyer shall have the option of doing any of the following:

            (1)   terminate this Agreement; or

            (2)   waive the Objections (in which case the Objections shall be deemed a Permitted Lien) and proceed to Closing.

          (j)    Within thirty (30) days after the date of this Agreement, Seller shall have provided to Buyer evidence satisfactory to Buyer that Seller will be able to pay any cash amount due to Buyer or Buyer Parent at Closing; provided, this thirty (30) day period shall be extended for an additional period of fifteen (15) days, if Seller is making reasonable progress toward complying with this condition precedent; and

          (k)   Seller shall have delivered any other document or instrument reasonably requested by Buyer to complete the transactions contemplated by this Agreement.

        10.   Representations and Warranties of Seller.    Seller represents and warrants to Buyer as follows, subject to the exceptions disclosed in writing in the Seller Disclosure Schedule and delivered as of the date hereof:

          (a)   Seller is a federal savings association organized and existing in good standing under the laws of the United States, and is entitled to own its properties and to carry on its banking business as and in the places where such properties are now owned and operated and such business is now conducted; Seller is an insured thrift pursuant to the provisions of the Federal Deposit Insurance Act, as amended, and, other than as set forth in the Cease and Desist Order, no act or default on the part of Seller has occurred that might materially and adversely affect the status of Seller as an insured bank.

          (b)   The Seller has previously made available or, as applicable, will make available, to Buyer true, correct and complete copies of:

            (1)   The audited consolidated balance sheets of Seller Parent as of December 31, 2007 and the related audited consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for the years ended December 31, 2007 and 2006, inclusive, in each case accompanied by the audit report of BKD, LLP (the "Accountants");

            (2)   The unaudited consolidated balance sheets of Seller Parent as of June 30, 2008 and the related unaudited consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for the period ended June 30, 2008 and the unaudited consolidated balance sheets of Seller Parent and the related unaudited consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows of the Seller for each calendar quarter end between June 30, 2008 and the Closing Date; and

            (3)   The December 31, 2007 Thrift Financial Report of the Seller and the Thrift Financial Report of the Seller for each calendar quarter end between December 31, 2007 and the Closing Date.

          The financial statements and reports referred to in this Section 10(b) were prepared on a consistent basis and, with respect to 10(b)(1) and (2), in accordance with GAAP (subject, in the case of the unaudited statements, to recurring audit adjustments, normal in nature and not material in amount, and the absence of footnotes). Each of the aforementioned documents fairly present the financial condition of the Seller in all material respects for their respective fiscal periods or as of their respective dates (subject, in the case of the unaudited statements, to recurring audit adjustments, normal in nature and not material in amount, and the absence of footnotes). The books and records of the Seller have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

          (c)   Except as set forth in Schedule 16 of the Seller Disclosure Schedule, Seller is the lawful owner of, or in the case of leased Assets, has a valid leasehold interest in, each of the Assets, and the Assets are not subject to any Lien of any nature whatsoever other than Permitted Liens. Subject to and upon the execution of the documents of transfer, conveyance and assignment by Seller at Closing and the receipt of the consents and approvals as set forth herein, Seller has the right to sell, convey, transfer assign and deliver to Buyer all of Seller's right, title and interest in and to the Assets. Seller has not given access to any of the documents or records, including, without limitation, customer lists relating to the Assets to any Person that was not bound by a confidentiality/non-disclosure and non-solicitation agreement, which is transferable to Buyer.

          (d)   Other than the Premises, the Assets will not include any ownership interest in real property. The Premises constitute all of the real estate owned or leased by Seller on which Seller maintains the Branches. Except as set forth in Schedule 25 of the Seller Disclosure Schedule, the Premises have been operated by Seller in compliance with all applicable federal, state and local environmental laws, ordinances, rules and regulations relating to the handling, storage and disposal of hazardous, toxic or contaminating wastes or substances (except where the failure to do so would not have a Material Adverse Effect on the business or financial condition of the Branches). Seller's operation of the Premises is in compliance with all Applicable Environmental Laws (except where the failure to do so would not have a Material Adverse Effect on the business or financial condition of the Branches). Seller has not used, stored or disposed of Hazardous Substances on the Premises nor has Seller discharged or released any such substances upon the Premises or off-site, including, but not limited to, underground injection of such substances, in violation of any Applicable Environmental Laws (except where the failure to comply with such Applicable Environmental Laws would not have a Material Adverse Effect on the business or financial condition of the Branches). To Seller's knowledge, and except as may be set forth in any environmental reports with respect to the Premises delivered to or made available to the Buyer hereunder, no other party has engaged in any such use, storage, disposal, discharge or release of any such Hazardous Substance on the Premises. The Premises are free of any petroleum products, Hazardous Substances, underground or above-ground storage tanks and wells. Seller has not "controlled" or "directed" any borrower such that Seller would be subject to any liability with respect to any environmental matters in connection with any borrower's operations or any borrower's property.

          (e)   There are no legal, administrative, arbitration or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on the Seller of any liability or obligation under common law relating to human health or safety or any Applicable Environmental Laws, pending or, to the knowledge of the Seller, threatened against the Seller, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on the Branches. To the knowledge of the Seller, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation on the Seller, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on the Branches. Neither the Seller nor the Premises is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Applicable Environmental Laws.

          (f)    Set forth in Schedule 7 is a complete description of the Transferred IP that will be assigned or otherwise transferred by Seller to Buyer at Closing. Certain of the contracts identified on Schedule 12 contain a license or licenses of Intellectual Property Rights (the "Transferred Intellectual Property Licenses") that will be assigned or otherwise transferred where the necessary consent is provided by the third-party to such Transferred Intellectual Property License. The Transferred IP, together with the rights of Seller under the Transferred Intellectual Property Licenses, is sufficient for use in connection with the Liabilities and Assets. The Transferred IP and the rights of Seller under the Transferred Intellectual Property Licenses constitute all of the Intellectual Property used in or necessary with respect to the Liabilities and Assets and ownership of the Assets or assumption of the Liabilities.

          (g)   Seller owns, free and clear of any liens, all rights, title and interest in and to all Transferred IP and Seller has the license rights granted to it by third-parties under the Transferred Intellectual Property Licenses. To the knowledge of Seller, the Transferred IP and Transferred Intellectual Property Licenses are valid and subsisting, in full force and effect in all material respects, and have not been canceled, expired or abandoned. Except as set forth in Schedule 7, no registration or application with respect to any Transferred IP is subject to any maintenance fees or taxes or actions falling due, including without limitation, the filing of an affidavit of use, renewal or response to an official action, within ninety (90) days after the Closing.

          (h)   To the knowledge of Seller and Seller Parent, the maintenance of the Liabilities or ownership of Assets does not infringe on or otherwise violate the Intellectual Property rights of any Person. To the knowledge of Seller and Seller Parent, no Person is challenging, infringing on or otherwise violating any right of Seller or Seller Parent with respect to any Transferred IP or Transferred Intellectual Property Licenses or rights under a Transferred Intellectual Property License. To the knowledge of Seller and Seller Parent, in the four years immediately preceding the date of this Agreement, Seller has not received any written notice of any pending, existing or threatened claim, action or proceeding with respect to any Transferred IP or Transferred Intellectual Property Licenses and, to the knowledge of Seller and Seller Parent, no such claim, action or proceeding is pending, existing or threatened, and to the Knowledge of Seller and Seller Parent, no Transferred IP or Transferred Intellectual Property Licenses, nor any right under a Transferred Intellectual Property License, is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Transferred IP or right.

          (i)    Seller does not license, sell or offer to sell any Transferred IP or rights under a Transferred Intellectual Property License to third parties except as may be provided for under one or more Transferred Intellectual Property Licenses, and to the knowledge of Seller and Seller Parent, have not engaged in such activities in the past. To the knowledge of Seller and Seller Parent, Seller and its Affiliates have taken commercially reasonable measures, as appropriate, to maintain and protect the proprietary nature of the Transferred IP and rights under a Transferred Intellectual Property License and the confidentiality of their confidential information. To the knowledge of Seller and Seller Parent, no Transferred IP or Transferred Intellectual Property License is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Transferred IP that would impair the validity or enforceability of such Transferred IP or Transferred Intellectual Property License in any material respect regarding the ownership of the Assets or the Liabilities.

          (j)    To the knowledge of the Seller and Seller Parent, there have not been any failures, errors or breakdowns in the IT Systems used in the servicing and maintenance of the Assets or the Liabilities within the past 12 months which have caused any material disruption or interruption with respect to the Assets or the Liabilities.

          (k)   Each Transferred Intellectual Property License is valid and binding on Seller and, to the knowledge of Seller and Seller Parent, any other party thereto and is in full force and effect, and will continue to be valid, binding and enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby upon obtaining the necessary consents to the assignment thereof to the extent the Transferred Intellectual Property License can be assigned and/or Seller and Seller Parent are able to obtain any necessary consent or assignment. To the knowledge of the Seller and Seller Parent, Seller is in compliance in all material respects with each Transferred Intellectual Property License and, to Seller's and Seller Parent's knowledge, each other party to each Transferred Intellectual Property License is in compliance in all material respects with the applicable Transferred Intellectual Property License. Seller does not know of, nor has it received notice of, any material violation of default under (nor, to the knowledge of Seller, does there exist any condition which with the passage of time or the giving of notice or both would result in such a material violation or default under) any Transferred Intellectual Property License by any other party thereto, nor of any intention of a party to any Transferred Intellectual Property License to cancel, terminate, change the scope of rights under, or fail to renew any Transferred Intellectual Property License. Prior to the date hereof, Seller has made available to Buyer true and complete copies of all Transferred Intellectual Property Licenses.

          (l)    All Loans have been made and maintained (including the risk rating of the Loans) in the ordinary course of business, in accordance with Seller's customary lending standards and written loan policies and in compliance with all applicable laws and regulations. Seller's loan files for the Loans (the "Loan Files") contain all originally executed notes, leases and other evidences of any indebtedness, including without limitation all originally executed loan agreements, loan participation agreements and certificates, security agreements, mortgages, guarantees, UCC financing statements and similar documents evidencing collateral or other financial accommodations relating to the Loans (the "Loan Documents"). Except as set forth on Schedule 4(c), no Loan is contractually past due sixty (60) consecutive days or more in the payment of any required principal or interest, no Loan is on non-accrual status, and no Loan is classified or should be classified consistent with Seller's past practice regarding loan classifications as "other assets specially mentioned," "special mention," "substandard," "doubtful," "loss," "classified," or "criticized" (collectively, "Classified"). All Loan Documents are correct in amount, and, to the knowledge of Seller, genuine as to signatures of the parties thereto, including, but not limited to makers and endorsers and of Seller, and were given for valid consideration and are enforceable in accordance with their respective terms (except as such enforceability may be limited by bankruptcy or creditors' relief laws of general application), and none of the obligations represented by the Loan Documents have been modified, altered, forgiven, discharged or otherwise disposed of except as indicated by the Loan Documents contained among the Loan Files or as a result of bankruptcy or other debtor's relief laws of general application. To the knowledge of Seller, no maker, signatory or guarantor on any Loan is in bankruptcy except as set forth in Schedule 4(c) and none of the Loans are subject to any offsets or claims of offset, or claims of other liability on the part of Seller. Except for FHA or similar government guaranteed loans, no Loans have been sold subject to an agreement to repurchase. No borrower, customer or other party in connection with the Loans has notified Seller, or has asserted against Seller, in each case in writing, any "lender liability" or similar claim, and, to the knowledge of Seller, no borrower, customer or other third party in connection with the Loans has given Seller any oral notification of, or orally asserted to or against Seller, any such claim. Except as set forth in Section 13 hereof or as set forth on Schedule 17 of the Seller Disclosure Schedule, the Seller has made no commitment to make loans or to modify the terms and conditions of any loan other than as set forth in the Loan Files.

          (m)  All Loans comply in all material respects with all laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder.

          (n)   The Seller has properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any Loans made by it and such proper perfection continues to be in effect except where the failure to properly perfect or cause to be properly perfected would not materially and adversely affect the rights of the Seller or the enforceability of the Loan.

          (o)   The Deposit Liabilities are in all material respects genuine and enforceable obligations of Seller and have been originated and administered in all material respects in compliance with all applicable state and federal laws, regulations and rules, including without limitation, the Truth in Savings Act and regulations promulgated thereunder. All interest has been properly accrued on the Deposit Liabilities and Seller's records accurately reflect such accruals of interest in all material respects.

          (p)   Other than disclosed in Schedule 18 of the Seller Disclosure Schedule, there are no actions, claims, suits, proceedings or investigations pending or, to the knowledge of Seller, threatened against or affecting the Assets or the Liabilities or the business of Seller at law or in equity or otherwise, which involve the likelihood of any judgment or liability that would result in a Material Adverse Effect, and there are no unsatisfied judgments of record against Seller.

          (q)   Other than the Cease and Desist Order and as set forth on Schedule 19 of the Seller Disclosure Schedule, Seller is not subject to any cease-and-desist or other order issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or been a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions (each of the foregoing, a "Regulatory Agreement"), at the request of any Governmental Entity that restricts its ability to sell its Assets at the Branches or transfer and assign to Buyer the Liabilities, nor has the Seller been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. Seller has been in compliance with the Cease and Desist Order in all material respects.

          (r)   Other than disclosed in Schedule 28 of the Seller Disclosure Schedule, Seller's senior executive officers have no actual knowledge of any loss or potential loss of any material business related to the Loans or the Deposit Liabilities, material customers related to the Loans or the Deposit Liabilities or senior officers of the Branches not otherwise disclosed on the Seller Disclosure Schedule.

          (s)   The execution and delivery of this Agreement have been, and the execution and delivery by Seller of all documents and agreements to be delivered by Seller at the Closing pursuant to the provisions of this Agreement will be, duly and validly authorized in accordance with the laws of the State of Ohio and the United States and with the charter and bylaws of Seller; and this Agreement is, and all such other documents and agreements when delivered will be, valid and binding upon Seller in accordance with their respective terms.

          (t)    The execution and performance of this Agreement by Seller, subject to the satisfaction of conditions and approvals set forth herein, will not result in the violation of (i) any provision of Seller's charter or bylaws or (ii) law to which Seller is subject that would have a Material Adverse Effect. Seller is not in material default under, nor will the execution or performance by Seller of this Agreement result in a default under, any provision of any agreement or other instrument to which Seller is a party or by which Seller is bound and which relates to any of the Assets and which default would have a Material Adverse Effect.

          (u)   Within thirty (30) days of the date of this Agreement, Seller will deliver to Buyer a list and description of each of the Seller's policies of insurance relating to any and all of the Assets. Seller shall keep all such policies in full force and effect through the Closing Date.

          (v)   The Personal Property comprising part of the Assets is in good working order, ordinary wear and tear excepted, and fit for the purpose it is used by Seller in the conduct of the business of the Branches.

          (w)  Seller has provided or made available to Buyer a complete list of all employees employed at the Branches and a true and correct copy of each employee's complete employment record/file (subject to requirements of applicable law). All employment records/files have been maintained in compliance in all material respects with all applicable laws regarding employment. Except as set forth in Schedule 20, there are no employment agreements or noncompete agreements with employees employed at the Branches.

          (x)   Each Employee Benefit Plan (and each related trust, insurance contract, or fund) that the Seller or Seller Parent or any ERISA Affiliate of Seller or Seller Parent maintains, to which the Seller or Seller Parent or any ERISA Affiliate of Seller or Seller Parent contributes or has any obligation to contribute, or with respect to which the Seller or Seller Parent or any ERISA Affiliate of Seller or Seller Parent has any Liability or has maintained, contributed to, had any obligation to contribute or had any Liability, has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan, the terms of any applicable collective bargaining agreement and the applicable requirements of state and federal laws and regulations, including ERISA and the Code, including those requirements pertaining to COBRA and Section 409A of the Code.

          (y)   All required reports and descriptions (including, but not limited to, annual reports (IRS Form 5500), summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan.

          (z)   Each such Employee Benefit Plan which is intended to meet the requirements of a "qualified plan" under Section 401(a) of the Code has received a determination letter or opinion letter from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination letter or opinion letter that could reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan.

          (aa)     The Seller or Seller Parent has delivered to the Buyer correct and complete copies of the plan documents (including all amendments) and, in the case of unwritten Employee Benefit Plans, written descriptions thereof, summary plan descriptions, any other communications provided to participants regarding each such Employee Benefit Plan, the most recent determination letter or opinion letter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, service or other agreements and the most recent compliance testing information, list of assets and other funding arrangements related to each such Employee Benefit Plan.

          (bb)     Without limiting the generality of this section, the Seller and the ESOP Trustees' actions taken on or prior to the Closing Date in connection with any and all transactions and documents contemplated by this Agreement, and the amendment, termination and liquidation of the ESOP: (i) comply in all material respects with the terms of the ESOP, ERISA, the Code and other applicable laws and regulations and (ii) will not result in any Liability to the Buyer after the Closing Date.

          (cc)     Except as set forth in Schedule 26 of the Seller Disclosure Schedule, neither the Seller nor any ERISA Affiliate maintains, contributes to, has (or ever has had) any obligation to contribute to, or has (or ever has had) any Liability under or with respect to any "defined benefit plan" (as defined in Section (3)(35) of ERISA) or any "multiemployer plan" (as defined in Section (3)(37) or 4001(a)(3) of ERISA). Neither Seller nor any ERISA Affiliate has ever maintained or contributed to a plan subject to Section 412 of the Code.

          (dd)     The Seller, Seller Parent or any ERISA Affiliate of Seller or Seller Parent does not maintain, contribute to or have any obligation to contribute to, or has any Liability with respect to, any employee welfare benefit plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees of the Seller, Seller Parent or any ERISA Affiliate of Seller or Seller Parent (or any spouse or other dependent thereof) other than in accordance with COBRA.

          (ee)     Seller has made available to Buyer complete and accurate copies of all leases, licenses and other contracts described on Schedule 12.

        11.   Representations and Warranties of Seller Parent.    Seller Parent represents and warrants to Buyer as follows, subject to the exceptions disclosed in writing in the Seller Disclosure Schedule and delivered as of the date hereof:

          (a)   Seller Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Seller Parent has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not (i) reasonably be expected to have a Material Adverse Effect or (ii) prevent or materially delay Seller or Seller Parent from performing their respective obligations under this Agreement in all material respects.

          (b)   Seller Parent has the power and authority to enter into and perform this Agreement and any instruments or other documents executed pursuant hereto. This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of Seller Parent (subject to receipt of stockholder approval of this Agreement and the transactions contemplated hereby), and this Agreement constitutes a valid and binding obligation of Seller Parent, enforceable against Seller Parent in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

          (c)   The execution and delivery of this Agreement and any instruments and documents executed pursuant hereto by Seller Parent do not and, subject to the receipt of all regulatory approvals and required consents, the consummation of the transactions contemplated by this Agreement will not (i) constitute a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or the organizational documents or any license of Seller Parent, or to which Seller Parent is subject, which breach, violation or default would have a Material Adverse Effect, or (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of the Assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller Parent is a party (other than as described in the Forbearance Agreement), or by which it or any of its properties or assets may be bound or affected, which breach, violation or default would prevent or materially delay Seller or Seller Parent from performing their respective obligations under this Agreement in all material respects.

          (d)   Other than disclosed on Schedule 19 of the Seller Disclosure Schedule, there are no actions, suits, or proceedings, whether civil, criminal or administrative, pending or, to the knowledge of Seller Parent, threatened, against or affecting Seller Parent, which would prevent or materially delay Seller Parent from being able to perform its obligations under this Agreement in all material respects.

          (e)   Each Employee Benefit Plan (and each related trust, insurance contract, or fund) that the Seller or Seller Parent or any ERISA Affiliate of Seller or Seller Parent maintains, to which the Seller or Seller Parent or any ERISA Affiliate of Seller or Seller Parent contributes or has any obligation to contribute, or with respect to which the Seller or Seller Parent or any ERISA Affiliate of Seller or Seller Parent has any Liability or has maintained, contributed to, had any obligation to contribute or had any Liability, has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan, the terms of any applicable collective bargaining agreement and the applicable requirements of state and federal laws and regulations, including ERISA and the Code, including those requirements pertaining to COBRA and Section 409A of the Code.

          (f)    All required reports and descriptions (including, but not limited to, annual reports (IRS Form 5500), summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan.

          (g)   Each such Employee Benefit Plan which is intended to meet the requirements of a "qualified plan" under Section 401(a) of the Code has received a determination letter or opinion letter from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination letter or opinion letter that could reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan.

          (h)   The Seller or Seller Parent has delivered to the Buyer correct and complete copies of the plan documents (including all amendments) and, in the case of unwritten Employee Benefit Plans, written descriptions thereof, summary plan descriptions, any other communications provided to participants regarding each such Employee Benefit Plan, the most recent determination letter or opinion letter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, service or other agreements and the most recent compliance testing information, list of assets and other funding arrangements related to each such Employee Benefit Plan.

          (i)    Without limiting the generality of this section, the Seller and the ESOP Trustees' actions taken on or prior to the Closing Date in connection with any and all transactions and documents contemplated by this Agreement, and the amendment, termination and liquidation of the ESOP: (i) comply in all material respects with the terms of the ESOP, ERISA, the Code and other applicable laws and regulations and (ii) will not result in any Liability to the Buyer after the Closing Date.

          (j)    Neither the Seller nor any ERISA Affiliate maintains, contributes to, has (or ever has had) any obligation to contribute to, or has (or ever has had) any Liability under or with respect to any "defined benefit plan" (as defined in Section (3)(35) of ERISA) or any "multiemployer plan" (as defined in Section (3)(37) or 4001(a)(3) of ERISA). Neither Seller nor any ERISA Affiliate has ever maintained or contributed to a plan subject to Section 412 of the Code.

          (k)   The Seller, Seller Parent or any ERISA Affiliate of Seller or Seller Parent does not maintain, contribute to or have any obligation to contribute to, or has any Liability with respect to, any employee welfare benefit plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees of the Seller, Seller Parent or any ERISA Affiliate of Seller or Seller Parent (or any spouse or other dependent thereof) other than in accordance with COBRA.

          (l)    Except for the regulatory approvals required hereunder, no consents or approvals of or filings or registrations with any Governmental Entity, or any third party, except as may be required under a Transferred Intellectual Property License if allowable are necessary in connection with the execution and delivery by Seller or Seller Parent of this Agreement and the consummation by Seller and Seller Parent of the transactions contemplated hereby.

          (m)  Seller Parent owns all of the issued and outstanding capital stock of Seller, free of all encumbrances and liens other than as described in the Forbearance Agreement.

          (n)   The affirmative vote at a meeting of the Seller Parent's stockholders as contemplated in Section 14 of a majority of the outstanding shares of the Seller Parent's common stock issued and outstanding and entitled to vote at such Seller Parent stockholder meeting to approve and adopt this Agreement is the only vote of the holders of any class or series of the Seller Parent's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

        12.   Representations and Warranties of Buyer and CBSEF.    Buyer and CBSEF, as the case may be, hereby make the following representations and warranties to Seller:

          (a)   Buyer is a state bank duly organized and existing in good standing under the laws of the state of Ohio, and is entitled to own its properties and to carry on its banking business as and in the places where such properties are now owned and operated and such business is now conducted; Buyer is an insured bank pursuant to the provisions of the Federal Deposit Insurance Act, as amended, and no act or default on the part of Buyer has occurred that might materially and adversely affect the status of Buyer as an insured savings association.

          (b)   Subject to any necessary governmental approval, including without limitation conversion of Buyer into a federal savings association and organization of Buyer Parent pursuant to the Reorganization, Buyer has full power and authority to enter into this Agreement and consummate the transactions contemplated hereby and the Reorganization. This Agreement any instruments or other documents executed pursuant hereto or entered into in connection with the Reorganization, and the execution, delivery and performance hereof and thereof, have been duly authorized and approved by all necessary corporate action on the part of Buyer. This Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

          (c)   The execution and delivery of this Agreement and any instruments and documents executed pursuant hereto by Buyer do not, the entry of any agreements or other instruments in connection with the Reorganization by Buyer do not and, subject to the receipt of all regulatory approvals, the consummation of the transactions contemplated by this Agreement will not: (i) constitute a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or the organizational documents or any license of Buyer, or to which Buyer is subject, which breach, violation or default would have a materially and adversely affect the transactions contemplated hereby or the financial condition or business of Buyer, or (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of its assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer is a party, or by which it or any of its properties or assets may be bound or affected, which breach, violation or default would prevent or materially delay Buyer or Buyer Parent from performing their respective obligations under this Agreement in all material respects.

          (d)   Except for the regulatory approvals set forth on Schedule 21 of the Buyer Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity, or any third party are necessary in connection with the execution and delivery by Buyer or Buyer Parent of this Agreement, the consummation by Buyer and Buyer Parent of the transactions contemplated hereby or the consummation by Buyer and Buyer Parent of the Reorganization.

          (e)   There are no actions, claims, suits, proceedings or investigations, whether civil, criminal or administrative, pending or, to the knowledge of Buyer, threatened against or affecting Buyer or its business at law or in equity or otherwise, which would result in a involve the likelihood of any judgment or liability or prevent or materially delay Buyer from being able to perform its obligations under this Agreement in or from completing the transactions contemplated by the Reorganization.

          (f)    The business and operations of Buyer are being conducted in all material respects in compliance with all applicable laws, rules and regulations, orders, permits and judgments of all governmental entities. To the knowledge of Buyer, Buyer has not received any written notice of any alleged or threatened claim, violation or liability under any law of a Governmental Entity in connection with the operation and business of Buyer.

          (g)   Buyer has not received any notice from, or had any discussions with, any federal, state, or other Governmental Entity indicating that such agency would oppose or not promptly grant or issue its consent or approval, if requested, with respect to the transactions contemplated hereby or the Reorganization. There are no threatened or pending actions, proceedings or allegations by any Person or Governmental Entity or any other facts known to Buyer relating to it that would reasonably be expected to have an adverse effect on the ability of the parties to promptly obtain all regulatory approvals for, or to perform its obligations under, this Agreement or to consummate the transactions contemplated by the Reorganization.

          (h)   CBSEF is a limited liability company duly organized and existing in good standing under the laws of the state of Delaware, and is entitled to own its properties and to carry on its business as and in the places where such properties are now owned and operated and such business is now conducted.

          (i)    CBSEF has full power and authority to enter into this Agreement and consummate the transactions contemplated hereby; this Agreement any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof, have been duly authorized and approved by all necessary action on the part of CBSEF, and this Agreement constitutes a valid and binding obligation of CBSEF, enforceable against CBSEF in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

          (j)    The execution and delivery of this Agreement and any instruments and documents executed pursuant hereto by CBSEF do not and, subject to the receipt of all regulatory approvals, the consummation of the transactions contemplated by this Agreement will not (i) constitute a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or the organizational documents or any license of CBSEF, or to which CBSEF is subject, which breach, violation or default would have a Material Adverse Effect, or (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of its assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CBSEF is a party, or by which it or any of its properties or assets may be bound or affected, which breach, violation or default would prevent or materially delay CBSEF from performing its obligations under this Agreement in all material respects.

          (k)   Except for the regulatory approvals set forth on Schedule 21, no consents or approvals of or filings or registrations with any Governmental Entity, or any third party are necessary in connection with the execution and delivery CBSEF of this Agreement and the consummation by CBSEF of the transactions contemplated hereby or the consummation by Buyer and Buyer Parent of the Reorganization.

          (l)    There are no actions, claims, suits, proceedings or investigations, whether civil, criminal or administrative, pending or, to the knowledge of CBSEF, threatened against or affecting CBSEF or its business at law or in equity or otherwise, which would result in a involve the likelihood of any judgment or liability or would prevent or materially delay CBSEF from being able to perform its obligations under this Agreement in or from completing the transactions contemplated by the Reorganization.

          (m)  The business and operations of CBSEF are being conducted in all material respects in compliance with all applicable laws, rules and regulations, orders, permits and judgments of all governmental entities. To the knowledge of CBSEF, CBSEF has not received any written notice of any alleged or threatened claim, violation or liability under any law of a Governmental Entity in connection with the operation and business of CBSEF.

          (n)   CBSEF has not received any notice from, or had any discussions with, any federal, state, or other Governmental Entity indicating that such agency would oppose or not promptly grant or issue its consent or approval, if requested, with respect to the transactions contemplated hereby or the Reorganization. There are no threatened or pending actions, proceedings or allegations by any Person or Governmental Entity or any other facts known to Purchaser relating to it that would reasonably be expected to have an adverse effect on the ability of the parties to promptly obtain all regulatory approvals for, or to perform its obligations under, this Agreement or to consummate the transactions contemplated by the Reorganization.

        13.   Seller's Covenants.    During the period from the date hereof to the Closing Date, Seller shall conduct its business with respect to the Assets and Liabilities in the ordinary course of business and consistent with past practice, subject to compliance with the Cease and Desist Order. On or before the Closing Date, Seller shall (a) either (i) amend its charter, bylaws and other governing documents and take all other actions necessary to change its name to one sufficiently dissimilar to Seller's present name, in Buyer's judgment, to avoid confusion with the name "Peoples Community Bank" or (ii) liquidate and dissolve Seller and (b) take all actions requested by Buyer to enable Buyer to change its name to Seller's present name in all applicable jurisdictions.

        Other than as may be required by the Cease and Desist Order, the Forbearance Agreement, or any regulatory directive or instruction, Seller covenants with Buyer that, from the date hereof to Closing, Seller, except with the prior written consent of Buyer, will not:

          (a)   Except as set forth in Schedule 27 of the Seller Disclosure Schedule, sell, transfer, lease, mortgage, pledge or otherwise dispose of or encumber any of the Assets or cancel any of the Liabilities except the pledge of Assets securing FHLB Advances and the sale of loans to the Federal Home Loan Mortgage Corporation, all in the ordinary course of business consistent with past practice.

          (b)   Fail to use commercially reasonable efforts to maintain and preserve its business and goodwill and its existing relationships with its customers and others having business relationships with it at the Branches.

          (c)   Fail to maintain policies of insurance as of the date hereof with respect to the Branches in the form and with the coverage maintained on May 31, 2008, or to maintain all fidelity bonds or indemnity agreements concerning the fidelity of its employees at the Branches.

          (d)   Enter into any employment, agency or other contract or arrangement with respect to the Branches for the performance of personal services which is not terminable without liability to Buyer.

          (e)   Fail to comply with any law, rule, regulation or order applicable to it if such failure would have a Material Adverse Effect on the Assets, the Liabilities, or the completion of the transactions contemplated by this Agreement.

          (f)    Set interest rates at the Branches in a manner inconsistent with prior policies or practices, or without limiting the generality of the foregoing, (i) accept any deposits at higher than prevailing market rates at the time of such acceptance; (ii) accept any broker deposits; or (iii) employ any special promotions to increase deposits, provided that Buyer's consent to any special promotion will not be unreasonably withheld, and, provided further, that Buyer shall approve or disprove any special promotion within two (2) business days' notice thereof.

          (g)   Fail to maintain the Personal Property pending the Closing in a commercially reasonable manner and consistent with past practices.

          (h)   Acquire or dispose of any furniture, fixtures or equipment for the Branches other than pursuant to commitments made on or before the date of this Agreement and except for replacement of furniture, fixtures and equipment and normal maintenance and refurbishing in the ordinary course of business, except that Seller shall make no capital expenditures nor any contract or commitment for capital expenditures in excess of $10,000.00 for any one (1) project for furniture, fixtures or equipment for the Branches except with written consent of Buyer, which consent will not be unreasonably withheld, conditioned or delayed.

          (i)    Invest in or purchase any investment security other than governmental agency securities with maturities of ninety (90) days or less.

          (j)    Except for any bonus from previously disclosed plans that may be paid by Seller prior to Closing or otherwise described on Schedule 22, pay or commit to pay any salary, fee, or other compensation to any of its employees at the Branches at a rate in excess of that prevailing on the date hereof.

          (k)   Make any new loans at the Branches to, modify the terms of any existing loan to, or engage in any other transactions (other than routine banking transactions) with any Affiliated Person of the Seller. "Affiliated Person" shall mean director, officer or 5% or greater shareholder, spouse or other person living in the same household of such director, officer or shareholder, or any company, partnership or trust in which any of the foregoing persons is an officer, 10% or greater shareholder, general partner or 10% or greater trust beneficiary.

          (l)    Make, amend, modify, extend or agree to make any new loan at the Branches other than a Permitted Loan, Excluded Loan or the consumer loans listed on Schedule 30 or renew the terms of any of the Loans other than the consumer loans listed on Schedule 30.

          (m)  Establish Deposit Liabilities at the Branches other than in the ordinary course of business consistent with past practices and subject to the limitations in subsection (f) above.

          (n)   Originate any loans at the Branches except in accordance with existing Seller Board-approved lending policies and subject to the limitations in subsection (l) above.

          (o)   Take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Closing, (y) any of the covenants or conditions to the transactions contemplated hereby not being materially satisfied or (z) a material violation of any provision of this Agreement except as may be required by applicable law or regulation.

        14.   Seller Parent's Covenants.    Seller Parent covenants with Buyer as follows:

          (a)   As promptly as practicable following the date of this Agreement, Seller Parent shall prepare and file a proxy statement regarding this Agreement and the transactions contemplated hereby (the "Proxy Statement") with the SEC. Seller Parent shall use all reasonable efforts to have the Proxy Statement to be cleared under the Exchange Act, as promptly as practicable after such filing. Without limiting any other provision hereinabove contained, the Proxy Statement will conform in both form and substance to the requirements of the Exchange Act. Seller Parent shall use reasonable best efforts to cause the Proxy Statement to be mailed to holders of Seller Parent's common stock as promptly as practicable.

          (b)   If at any time prior to the Closing Date there shall occur (i) any event with respect to the Seller Parent or Seller, or with respect to other information supplied by Seller Parent or Seller for inclusion in the Proxy Statement or (ii) any event with respect to Seller Parent or Seller, or with respect to information supplied by Seller Parent or Seller for inclusion in the Proxy Statement, in either case, which event is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of Seller Parent.

          (c)   Seller Parent shall promptly notify Buyer of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the filings with the SEC in connection with the Agreement and the other transactions contemplated hereby or for additional information and shall supply the other with copies of all correspondence between the Seller Parent or any of its representatives, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto. Seller Parent shall use its respective reasonable best efforts to respond to any comments of the SEC with respect to the Proxy Statement as promptly as practicable. Seller Parent and Buyer shall cooperate with each other and provide to each other all information necessary in order to prepare the Proxy Statement, and shall provide promptly to the other party any information such party may obtain that could necessitate amending any such document.

          (d)   Seller Parent shall, as promptly as reasonably practicable, duly call, give notice of, convene and hold the Seller Parent shareholders meeting, in accordance with applicable law, for the purpose of obtaining the shareholder approval, subject to its fiduciary duty obligations.

          (e)   The Board of Directors of Seller Parent shall recommend to Seller Parent's shareholders the approval and adoption of this Agreement and the other transactions contemplated hereby, subject to its fiduciary duty obligations.

          (f)    As soon as practicable upon execution of this Agreement (and within thirty (30) days of the date of this Agreement, and in the form of a voting or support agreement attached hereto as Exhibit L, but subject to the comments/input of the signatories thereto and acceptable to Seller and Buyer), Seller Parent will provide Buyer with evidence of approval of this Agreement and the transactions contemplated hereby by a majority of the members of the Board of Directors and holders of at least 17% of the issued and outstanding capital stock of Seller Parent entitled to vote on this Agreement and the transactions contemplated hereby. Prior to Closing, Seller Parent will provide Buyer with evidence that the Board of Directors and shareholders of Seller Parent have taken all corporate action necessary to approve the transactions contemplated in this Agreement.

          (g)   On or before the Closing Date, Seller Parent shall amend its articles of incorporation, bylaws and other governing documents and take all other actions necessary to change its name to one sufficiently dissimilar to Seller Parent's present name, in Buyer's judgment, to avoid confusion with the name "Peoples Community Bancorp."

        15.   Buyer, Buyer Parent and CBSEF Covenants.    Buyer, Buyer Parent and CBSEF covenant with Seller that:

          (a)   Buyer, Buyer Parent and CBSEF will satisfy all of its obligations described in Section 17(a).

          (b)   Promptly following the execution of this Agreement, CBSEF and Buyer shall use its best efforts to form Buyer Parent and to receive the requisite regulatory approvals to become a unitary savings and loan holding company. Promptly following the organization of Buyer Parent, CBSEF and Buyer shall cause (i) the Board of Directors of Buyer Parent to adopt and approve this Agreement and the transactions contemplated hereby and the Reorganization and (ii) Buyer Parent to execute and deliver to Seller and Seller Parent a counterpart signature page to this Agreement. Upon entering into this Agreement, Buyer Parent will become a party to this agreement and immediately assume all its obligations hereunder. In addition as of the date Buyer Parent enters into this Agreement, Buyer Parent hereby makes the following representations and warranties to Seller and Seller Parent:

            (1)   Buyer Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer Parent has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not (i) reasonably be expected to have a material adverse impact on Buyer Parent or (ii) prevent or materially delay Buyer, Buyer Parent or CBSEF from performing their respective obligations under this Agreement in all material respects. As of the Closing, Buyer Parent will be duly registered as a savings and loan holding company under the HOLA. The Certificate of Incorporation and Bylaws of Buyer Parent, copies of which have previously been made available to Seller and Seller Parent, are true, complete and correct copies of such documents and are in effect as of the date Buyer Parent has entered into this Agreement and as of the Closing.

            (2)   Subject to any necessary governmental approval, including without limitation conversion of Buyer into a federal savings association and organization of Buyer Parent pursuant to the Reorganization, Buyer Parent has full power and authority to enter into this Agreement and consummate the transactions contemplated hereby and the Reorganization. This Agreement any instruments or other documents executed pursuant hereto or entered into in connection with the Reorganization, and the execution, delivery and performance hereof and thereof, have been duly authorized and approved by all necessary corporate action on the part of Buyer Parent. This Agreement constitutes a valid and binding obligation of Buyer Parent, enforceable against Buyer Parent in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

            (3)   The execution and delivery of this Agreement and any instruments and documents executed pursuant hereto by Buyer Parent do not, the entry of any agreements or other instruments in connection with the Reorganization by Buyer Parent do not and, subject to the receipt of all regulatory approvals, the consummation of the transactions contemplated by this Agreement will not: (i) constitute a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or the organizational documents or any license of Buyer Parent, or to which Buyer Parent is subject, which breach, violation or default would have a materially and adversely affect the transactions contemplated hereby or the financial condition or business of Buyer Parent, or (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of its assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer Parent is a party, or by which it or any of its properties or assets may be bound or affected, which breach, violation or default would prevent or materially delay Buyer or Buyer Parent from performing their respective obligations under this Agreement in all material respects.

            (4)   Except for the regulatory approvals set forth on Schedule 21 of the Buyer Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity, or any third party are necessary in connection with the execution and delivery by Buyer or Buyer Parent of this Agreement, the consummation by Buyer and Buyer Parent of the transactions contemplated hereby or the consummation by Buyer and Buyer Parent of the Reorganization.

            (5)   As of the Closing, Buyer Parent has the necessary funding to complete the transactions contemplated by this Agreement and to complete the Reorganization.

          (c)   Enter into any merger, acquisition or other stock transaction, which would result in Buyer and CBSEF not having the funding to complete the transactions contemplated hereby, result in the failure to obtain the required regulatory approvals of the transactions contemplated by this Agreement or the Reorganization or otherwise delay the consummation of the transactions contemplated by this Agreement.

          (d)   It will not take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Closing, (y) any of the covenants or conditions to the transactions contemplated hereby not being materially satisfied or (z) a material violation of any provision of this Agreement except as may be required by applicable law or regulation.

        16.   Additional Covenants.

          (a)   For a period of two (2) years from and after the Closing Date, each of Seller and Seller Parent agree that it will not seek to obtain any state or federal authority to operate as a banking institution anywhere within a twenty-five mile radius of the Branches; provided, however, that the foregoing covenant shall not be construed to restrict Seller from continuing to service the Excepted Loans, loans subject to the Participation Agreement, or any other Loans, including Loans that Seller has repurchased from Buyer as a result of a Repurchase Obligation. Seller and Buyer agree that this covenant is reasonable with respect to its duration, geographical area and scope.

          (b)   For a period of two (2) years from and after the Closing Date, each of Seller and Seller Parent agree that it will not solicit or initiate communications with any Person who is a customer of the Branches for the purpose of inducing such Person to deposit money with or borrow money from, or to purchase products or services comparable to deposits or loans from, Seller or Seller Parent and will not solicit the services of any employee of the Branches.

          (c)   For a period of six years from the Closing Date, subject to applicable law, each party shall have commercially reasonable access to any books and records of the other party relating to the Assets and the Liabilities, and the requesting party, at its own expense, may make copies and extracts when such copies and extracts are required by regulatory authorities, for litigation purposes, or for tax or accounting purposes; provided that in the event that as of the end of such period, any tax year of Seller is under examination by any taxing authority, Seller shall inform Buyer in writing of the audit and such books and records shall be maintained by Buyer until a final determination of the tax liability of Seller for that year has been made. If such copies or extracts require use of a party's equipment or the Branches, the user shall reimburse the other party for all costs incurred, including, without limitation, employee expenses.

          (d)   Seller and/or Seller Parent shall discharge and perform all obligations under and with respect to those noncompetition or change in control agreements set forth on Schedule 20 of the Seller Disclosure Schedule and the bonuses described on Schedule 22 of the Seller Disclosure Schedule as and when such obligations are required to be performed and discharged, and the parties acknowledge that neither Buyer nor Buyer Parent shall have or assume any obligations whatsoever in respect thereof.

          (e)   During the period between the date of this Agreement and two business days prior to the Closing, Seller may negotiate with and enter into a new consumer loan agreement to replace the existing consumer loans that are set forth on Schedule 30. Any new consumer loan entered into shall be added to Schedule 4(a)(ii) of this Agreement and become an Additional Consumer Loan that will be acquired by Buyer at Closing, provided that such loan complies with applicable lending laws and regulations. If Seller is unable to negotiate and enter into a new loan agreement for any consumer loan listed on Schedule 30 prior to two business days before the Closing or any such newly entered into consumer loan does not comply with applicable lending laws and regulations (collectively, the "Unresolved Consumer Loans"), then the Unresolved Consumer Loans shall at Closing be Excluded Loans and added to Schedule 4(c) of this Agreement.

        17.   Regulatory Compliance and Conversion and Transition Matters.

          (a)   Regulatory Filings by Buyer.    As promptly as practicable but in no event later than forty-five (45) days from the date of this Agreement, Buyer and CBSEF shall prepare and file all applications, filings, notices or registrations required to obtain the necessary regulatory approvals, authorizations and/or waivers to consummate (i) the transactions contemplated by this Agreement and (ii) the Reorganization. The parties acknowledge and agree that the term "Buyer" as used herein shall refer to Buyer as a state bank until effectiveness of the conversion and thereafter as a federal savings association, except as it relates to Buyer's representations and warranties or as expressly otherwise set forth herein. Seller and Buyer agree to cooperate to effect the foregoing, including reasonable non-financial assistance to the other party in obtaining approval of such applications, including, but not limited to, participating in meetings and conferences as reasonably necessary to satisfy such regulatory agencies. To the extent practicable, Seller shall have the right to review in advance, and to the extent practicable to consult with Buyer on the information relating to Seller which appears in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by this Agreement or the Reorganization. In exercising the foregoing right, Seller agrees to act reasonably and as promptly as practicable. The parties shall promptly advise each other of any failure to adhere to the timelines for seeking regulatory approvals from Governmental Entities set forth on Schedule 21, with respect to Buyer and Buyer Parent, and Schedule 29, with respect to Seller and Seller Parent.

          (b)   Contracts with Depositors.    Buyer will timely perform, honor, and assume all contractual deposit agreements and relationships between Seller and Seller's depositors with regard to the Liabilities after the Closing and will do so in compliance with applicable laws. Buyer and Seller shall make appropriate arrangements with each other to provide for settlement by Buyer of checks, deposits, debits, returns, and other items that are presented to Seller after the Closing for the Deposit Liabilities. On the third Business Day prior to the Closing Date, the Seller shall provide the Buyer with a list of Deposit Liabilities, corresponding interest rates paid on the Deposit Liabilities and other information necessary for the Buyer to verify the rates paid by the Seller on Deposit Liabilities.

          (c)   Data Processing Agreement and Hardware.    Seller will provide Buyer in advance of the Closing upon reasonable prior notice, during normal hours of operations, reasonable access to equipment and records in order to effectuate a conversion of the Deposit Liabilities and the Loans from Seller to Buyer as of the Closing Date, in accordance with Schedule 23. Any cost of such inspection or conversion shall be at Buyer's expense. Notwithstanding the foregoing, Seller shall not be obligated to provide access to such equipment and records if it would materially interfere with Seller's ability to conduct its business or operations in the ordinary course.

          (d)   Loan Collections.    Buyer and Seller shall make appropriate arrangements with each other to provide for settlement by the party receiving payments of all payments of any kind made in relation to the Loans which are presented to a party after the Closing and with regard to loans which are owned by the other party.

          (e)   Books and Records; Employees.    Seller shall upon reasonable prior written notice (i) cooperate with any reasonable request of the Buyer for information relating to the Assets and Liabilities; (ii) at any time and from time to time after the execution of this Agreement, allow Buyer to examine any records relating to the Loans; (iii) allow Buyer on to the premises of Seller to confirm the accuracy of the representations and warranties contained in this Agreement and confirm compliance by Seller and Seller Parent with the covenants and agreements contained in this Agreement; and (iv) at any time and from time to time after the execution of this Agreement, allow Buyer to examine any records relating to employees of Seller and authorize Buyer to interview Seller's employees located at the Branches provided that Seller may, in its discretion, cause a representative of Seller to observe any such interview. Buyer agrees that all such information provided to it by the Seller will be used by it only in connection with this Agreement and for no other purpose, and that all such information shall be treated confidentially. Buyer intends to maintain the branch line of staff at the Branches currently employed by Seller on a post-Closing basis. Buyer shall make a written offer of employment to each employee selected by Buyer to be an employee following the Closing Date. Each offer of employment shall be effective on the Closing Date, each such offer to include compensation and benefits which are comparable to the compensation and benefits provided by Seller as of immediately prior to the Closing. No later than sixty (60) days following the date of this Agreement, (i) Buyer shall communicate the offers of employment consistent with the terms of this Section 17(e) to those employees to whom it determines to extend an offer and (ii) Buyer shall provide Seller with a written list of those employees to whom Buyer will make an offer of employment (and the compensation for each such employee if other than the employee's current compensation) and Seller shall take such action as is necessary to terminate such employees not included on such list or transfer their employment within Seller and its affiliates, in both cases effective as of the Closing Date. Each employee who accepts Buyer's offer of employment shall be a "Hired Employee" for purposes of this Agreement, effective upon the Closing Date. Nothing in this Agreement shall give any employee any rights to claim status as a third party beneficiary of this Agreement.

          (f)    Employee Benefits.    Except as otherwise required by applicable law to be paid to the Hired Employees as of the Closing Date, on and after the Closing Date and for purposes of eligibility, vesting, and severance benefits under any "employee benefit plan," as defined in Section 3(3) of ERISA, and any other employee benefit arrangement or payroll practice offered by Buyer, each Hired Employee shall receive full credit from Buyer for all prior service properly credited under a comparable plan or arrangement of Seller. Buyer shall not be required to credit any Hired Employee with prior service for purposes of benefit accrual or contributions under any pension plan, profit sharing plan, savings or 401(k) plan. Effective as of the date they become Hired Employees, each Hired Employee shall cease to be covered by employee benefit plans of Seller and all other benefit and compensation plans of Seller. Seller's employee benefit plans shall retain responsibility for all employee benefit plan claims incurred by employees prior to the date they become Hired Employees. The employee benefit plans of Buyer shall assume responsibility for payment of all employee benefit plan benefit claims for amounts incurred by Hired Employees on or after the Closing Date that are covered by Buyer's employee benefit plans. For purposes of this paragraph, a claim shall be deemed to have been incurred when the medical or other service giving rise to the claim is performed, except that disability claims shall be deemed to have been incurred on the date the employee becomes disabled. Buyer agrees to use commercially reasonable efforts to the extent permitted by its employee benefit plans to (i) provide coverage for Hired Employees under its medical and dental benefit plans, effective on the Closing Date, (ii) waive any preexisting conditions, waiting periods and actively at work requirements under such plans, and (iii) cause such plans to honor any expenses incurred by the Hired Employees and their beneficiaries under similar plans of the Seller during the portion of the calendar year in which the Closing Date occurs for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses. As soon as practicable following the Closing Date, Seller shall provide a schedule of the information reasonably necessary to make such determination which may be conclusively relied upon by Buyer in performing its obligations under this Section 17(f).

          (g)   COBRA.    Buyer will not provide, nor be responsible for, any COBRA benefits to any current or former employee (or any beneficiary thereof) of Seller or any ERISA Affiliate with respect to Seller's employment of any such Person on or prior to the Closing Date. Neither Seller nor any ERISA Affiliate will terminate its group health plan during the first eighteen months following the Closing Date. It is the intent of the parties that any such termination after such eighteen month period will not be deemed to be a termination in connection with the transactions contemplated by this Agreement. If and to the extent that Buyer is a successor employer under Treasury Regulation Section 54.4980B-9, Q&A-8, Seller and/or its ERISA Affiliates will make COBRA coverage available to "M&A Qualified Beneficiaries" (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4) with respect to the transactions contemplated by this Agreement. If Seller ceases to maintain a group health plan, and Seller's obligation to provide COBRA Coverage to M&A Qualified Beneficiaries shifts to Buyer as a result of IRS Regulation Section 54.4980B-9, Q&A-8, then, notwithstanding any other provision of this Agreement to the contrary, Seller shall reimburse Buyer for any and all expenses incurred by Buyer in excess of the premiums collected by Buyer from M&A Qualified Beneficiaries and any actual reinsurance recoveries (including, but not limited to, claims incurred under Buyer's group health plan, administrative fees, reinsurance premiums, etc.) in providing COBRA Coverage to such M&A Qualified Beneficiaries. Buyer shall invoice Seller weekly with respect to such expenses and Seller shall be obligated to make full payment of each such invoice within five business days of the date of such invoice and, if Seller should fail to timely pay, Seller shall also be obligated to provide interest with respect to the unpaid amounts at the rate of ten percent (10%) per annum. Seller shall be responsible for the costs and consequences associated with the termination of any employee of Seller who does not become a Hired Employee for any reason, including, but not limited to, providing COBRA notices and coverage.

          (h)   Transitional Matters.    Without in any way limiting the generality of the foregoing provisions, Buyer and Seller shall cooperate with regard to the transitional matters as set forth on Schedule 23. Notwithstanding the foregoing, Seller shall not be obligated to provide its resources or time to such transitional matters if it would materially interfere with Seller's ability to conduct its business or operations in the ordinary course.

          (i)    Processing of Certain Loans.    Buyer agrees that it will, at Seller Parent's request, provide data processing services to Seller Parent with respect to the Excepted Loans, loans subject to the Participation Agreement, or any Consumer Loan that Seller Parent has repurchased from Buyer as a result of a Repurchase Obligation for a period of up to two (2) years after the Closing Date pursuant to the terms of the Servicing Agreement attached hereto as Exhibit G (the "Servicing Agreement").

          (j)    Assumption of IRAs.    Buyer agrees that after the Closing, it will perform all of the duties so delegated as successor custodian and comply with the terms of Seller's agreement with the depositor of the IRA deposits affected thereby.

        18.   Survival of Representations, Warranties, and Covenants.    All representations and warranties of the parties shall survive the Closing and the transactions contemplated hereby for a period of two (2) years from the Closing Date. The parties understand that representations and warranties in this Agreement are being made by such party's authorized executive officers and their designees after reasonable investigation of the subject matter thereof.

        19.   Contracts.    To the extent that the assignment of any of Seller's contracts, licenses, leases, commitments or other assets included in the Assets requires the consent of any other party thereto, neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign any such contract, license, lease, commitment or other asset if such assignment or agreement to assign would constitute a breach thereof. Seller shall, prior to the Closing, use commercially reasonable efforts to obtain the consent of any such other party to each such contract, license, lease, commitment or other asset to its assignment to Buyer in all cases where such consent is necessary. If any such consent is not obtained, Seller shall cooperate with Buyer in any lawful and reasonable arrangement designed to provide to Buyer the benefits under any such contract, license, lease, commitment or other asset, including enforcement for the account and benefit of Buyer of any and all rights of Seller against any other party or parties arising out of the breach or cancellation by any such other party or parties. Any costs incurred in obtaining any consents or assignments of such contracts, licenses, leases, commitments or other assets shall be shared equally between Buyer and Seller.

        20.   Indemnification.

          (a)   Indemnification by Seller and Seller Parent.    For a period of two (2) years from the Closing Date, Seller and Seller Parent agree to indemnify and hold Buyer harmless against and in respect of all actions, suits, demands, judgments, costs and expenses relating to any damage or deficiency resulting from any misrepresentation, breach of warranty, agreements by employees or officers of the Branches not properly recorded in the records of the Branches, or nonfulfillment of any agreement on the part of Seller under this Agreement provided, however, that Section 5 shall be the sole remedy with respect to Repurchase Obligations and Pledged Loans.

          Seller and Seller Parent agree to indemnify and hold Buyer harmless from and against all liabilities, obligations, demands, claims, actions, causes of action, assessments, deficiencies, costs, losses, damages, judgments, and expenses (including, without limitation, attorneys' fees) directly or indirectly resulting from, based upon or attributable to liabilities, debts or obligations of Seller that Buyer has not expressly assumed under this Agreement.

          (b)   Indemnification by Buyer.    For a period of two (2) years from the Closing Date, Buyer and Buyer Parent agree to indemnify and hold Seller and Seller Parent harmless against and in respect of all actions, suits, demands, judgments, costs and expenses relating to any damage or deficiency resulting from any misrepresentations, breach of warranty, or nonfulfillment of any agreement on the part of Buyer, Buyer Parent or CBSEF under this Agreement, and agrees to indemnify, defend and hold Seller and Seller Parent harmless from any claims arising out of the Assets or Liabilities after the Closing Date.

          (c)   Defense of Claim.    If any lawsuit or enforcement action is filed by a third party, written notice thereof shall be given to the indemnifying party as promptly as is practicable (and in any event within thirty (30) days after the service of the citation or summons). After such notice, if the indemnifying party acknowledges in writing to the indemnified party that the indemnifying party shall be obligated under the terms of this Section 20 in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle all aspects of such defense, at the indemnifying party's cost, risk and expense, provided that the indemnifying party and its counsel shall proceed with diligence and in good faith with respect thereto without conflict of interest in such defense between Seller and Buyer. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and its attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost and with no right of indemnification with respect thereto, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. If the indemnifying party does not assume responsibility for defense of the third party action, then the indemnified party may proceed with the defense of the action. If the indemnifying party has acknowledged to the indemnified party its obligations to indemnify hereunder, the indemnified party shall not settle such lawsuit or enforcement action without the prior written consent of the indemnifying party and, if the indemnifying party has not so acknowledged its obligation, the indemnified party shall not settle such lawsuit or enforcement action without ten (10) days' prior written notice to the indemnifying party.

          (d)   If either party disputes any claim for indemnification presented by written notice to the other party, as set forth in Section 20, then such dispute shall be submitted to binding arbitration under the rules of commercial arbitration of the American Arbitration Association, as modified herein. The party seeking indemnification shall, by written notice to the other party given within thirty (30) days of notice from the other party of dispute of a claim for indemnification, appoint an arbitrator. The other party, by written notice to Buyer within thirty (30) days thereafter, shall then appoint a second arbitrator. When two arbitrators have been appointed, as set forth herein, the arbitrators shall agree, if possible, upon a third arbitrator who shall be appointed by written notice signed by both arbitrators, a copy of which shall be mailed to Sellers and Buyer within fifteen (15) days of such appointment. In the event that fifteen (15) days elapse after the appointment of the second arbitrator without notice of an appointment of a third arbitrator, then either party, or both, may in writing request a Judge of the Southern District Court of Ohio to appoint a third arbitrator. The arbitrators shall follow the rules of law, the Federal Rules of Evidence, and allow parties to conduct discovery pursuant to the Federal Rules of Civil Procedure for a period not to exceed sixty (60) days. After receiving evidence and hearing witnesses, if any, the arbitrators shall render a decision determining the amount (if any) of the claim accompanied by findings of fact and a statement of the reason for the decision. The decision of the majority of the arbitrators shall be conclusive and binding upon the parties and may be enforced in any court having jurisdiction thereof. The costs and expenses of the arbitration shall be borne equally by the parties, but each side shall bear the expense of its own legal counsel.

          (e)   Notwithstanding the foregoing, there shall be no liability for Seller and Seller Parent or Buyer and Buyer Parent under this Section 20, unless the amount of damages incurred by an indemnified party exceeds One Hundred Thousand Dollars ($100,000.00) in the aggregate (the "Deductible Amount"). The Deductible Amount is recoverable along with all other amounts for damages by an indemnified party. An indemnifying parties' liability to an indemnified party under this Section 20 shall be limited to the aggregate amount of the Premium (the "Indemnification Cap"). Notwithstanding the foregoing under this Section 20(e), no Deductible Amount will be required to be met and there will be no Indemnification Cap for any claims or damages related to (i) material breaches of representations and warranties of Seller and Seller Parent or Buyer and Buyer Parent that such party had actual knowledge of at any time prior to the Closing, (ii) intentional breach of a covenant, obligation or agreement or (iii) fraud or willful misconduct.

        21.   Taxes.    Seller shall be solely responsible for all of Seller's federal, foreign, state and local income, sales, use, excise and other taxes applicable to its business and to the Assets and all taxes resulting or arising from its payroll. Any filing, recordation, or similar taxes, which are payable or arise as a result of this Agreement or the consummation of the transactions contemplated hereby, shall be shared evenly by Seller and Buyer. Notwithstanding the foregoing, (a) general real estate taxes and installments of special assessments due and payable with respect to the Branches in the calendar year 2007 and all prior years will be paid by Seller, (b) general real estate taxes and installments of special assessments due and payable in the calendar year 2008 shall be pro-rated between Seller and Buyer as of the Closing Date, and (c) Buyer shall assume liability for and pay all real estate taxes and installments of special assessments due and payable in all calendar years after 2008. For purposes of this Section 21, real estate taxes and installments of special assessments shall be deemed to be "due and payable" in the last calendar year in which such payment can be made without incurring interest or penalties for late payment.

        22.   No Partnership or Joint Venture.    No activity of Buyer after the Closing shall state or imply that Seller is in any way involved as a partner, joint venturer or otherwise in the business of Buyer.

        23.   Further Assurances.    From time to time, Buyer or Seller, as the case may be, shall cause to be executed and delivered to the other party all such other instruments and shall take or cause to be taken such further or other action as may reasonably and in good faith be deemed by the other party to be necessary or desirable in order to further assure the performance by Buyer or Seller, as the case may be, of any of their respective obligations under this Agreement.

        24.   Amendment.    The terms, provisions, and conditions of this Agreement may not be changed, modified or amended in any manner except in a writing executed by the parties.

        25.   Termination of Agreement.    This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time before the Closing as follows:

          (a)   By mutual written consent of Seller and Buyer;

          (b)   By either Seller or Buyer upon written notice thereof to the other party if any litigation or governmental proceedings arising out of, related to, or based on this Agreement or the purchase and sale contemplated hereby shall have been instituted against Buyer or Seller (where the determination of liability against such party would have a Material Adverse Effect or have a material adverse effect on the ability of such party to consummate the transactions contemplated by this Agreement); or

          (c)   By Buyer if (i) at the time of such termination any of the representations and warranties of Seller or Seller Parent contained in this Agreement shall not be true and correct in all material respects, or (ii) there shall have been any material breach of any covenant, agreement, or obligation of Seller or Seller Parent hereunder, and, in the case of (i) or (ii) such breach or failure shall not have been remedied by Seller or Seller Parent within thirty (30) days after receipt of notice in writing from Buyer specifying the nature of such breach or failure and requesting that it be remedied; or

          (d)   By Seller if (i) at the time of such termination any of the representations and warranties of Buyer, Buyer Parent or CBSEF contained in this Agreement shall not be true and correct, or (ii) there shall have been any material breach of any covenant, agreement, or obligation of Buyer, Buyer Parent or CBSEF hereunder, and, in the case of (i) or (ii) such breach or failure shall not have been remedied by Buyer, Buyer Parent and CBSEF within thirty (30) days after receipt of notice in writing from Seller specifying the nature of such breach or failure and requesting that it be remedied; or

          (e)   Without limiting the generality of (c) above, Seller has failed to cure or commenced to cure to Buyer's reasonable satisfaction any Objections within the 20-day period in accordance with Section 9(i); or

          (f)    By either Seller or Buyer if the Closing does not occur on or before December 31, 2008, unless the parties determine in good faith that it would be reasonable to extend such date for an additional period. A party shall not be entitled to terminate this Agreement pursuant to this subsection if the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants or agreements of such party set forth herein; or

          (g)   (i) By Buyer or Seller immediately upon receipt of notice that any regulatory approval required or contemplated by this Agreement has been denied by a final order or (ii) by Buyer if Buyer has been requested to withdraw any regulatory application that is required for the transactions contemplated hereby to be consummated; provided, however, that Buyer shall have no right to terminate this Agreement pursuant to this Section 25(g)(ii) if such request for withdrawal is due to Buyer's or CBSEF's failure to perform the covenants and agreements of Buyer and CBSEF set forth herein or in connection with the Reorganization; or

          (h)   By either Buyer or Seller if any approval of the stockholders of Seller Parent required for the consummation of the transactions contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof; provided, however, that if Seller is the terminating party, it will not be in material breach of Section 14(a)-(e) hereof; or

          (i)    At any time prior to the Seller Parent stockholder meeting, by Seller or Buyer upon any of the transactions contemplated in Section 39 hereof.

        26.   Responsibilities Upon Termination.    Upon termination of this Agreement, each party shall bear its own costs and expenses, and none of the parties hereto shall have any liability or further obligation hereunder to any other party, except (i) for Sections 37 and 39, and (ii) where such termination results from a material breach of this Agreement.

        27.   Entire Agreement.    This Agreement, including all exhibits, schedules, and annexes hereof, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral between the parties with respect to the subject matter hereof.

        28.   Notices.    All notices, requests, demands or other communications hereunder shall be in writing and shall be given by facsimile or by registered or certified mail return receipt requested to the other party as follows:

if to the Buyer:	Personal & Confidential CenterBank Attn: Stewart Greenlee 744 State Route 28 Milford, OH 45150
with a copy to:	Lindquist & Vennum P.L.L.P. Attn: Scott A. Coleman, Esq. 4200 IDS Center 80 South 8th Street Minneapolis, MN 55402
if to CBSEF:	Community Bank Strategic Equity Fund, LLC c/o W2 Freedom, LLC Attn: Neal Arnold 1290 Ford Parkway St. Paul, MN 55116
with a copy to:	Lindquist & Vennum P.L.L.P. Attn: Scott A. Coleman, Esq. 4200 IDS Center 80 South 8th Street Minneapolis, MN 55402
if to the Seller:	Personal & Confidential Jerry D. Williams, President and CEO Peoples Community Bank 6100 West Chester Road P.O. Box 1130 West Chester, Ohio 45071-1130
with a copy to:	Patton Boggs LLP Attn: Kevin M. Houlihan 2550 M. Street, NW Washington, D.C. 20037

or to such other address or to such other person any party may designate in a writing given to the other party as provided herein.

        29.   Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

        30.   Descriptive Headings.    The descriptive headings in this Agreement are inserted for convenience and reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        31.   Parties in Interest.    This Agreement shall be binding upon and will inure solely to the benefit of the parties hereto (including Buyer Parent after entering into the Agreement), their successors and assigns. Nothing in this Agreement, expressed or implied, is intended, or shall be construed, to confer upon or give to any Person (other than the parties hereto and their successors and permitted assigns) any rights or remedies under or by reason of this Agreement or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained herein.

        32.   Expenses and Brokers.    Except as otherwise expressly provided for herein, the parties hereto agree that each shall pay its respective costs and expenses of performance of and compliance with the covenants, conditions, and agreements to be performed or complied with by it hereunder. Buyer and Seller will each be responsible for their respective data processing conversion and deconversion charges, if any, that may be assessed by their respective data processing vendors. Except as set forth on Schedule 24, Buyer and Seller hereby warrant and represent to each other that all negotiations regarding this Agreement and the transactions contemplated hereby have been carried on without the intervention of any broker, finder or other third Person (other than their respective attorneys and accountants) and no such person or entity has or will have any valid claim against any of the parties for a brokerage commission or other like payment.

        33.   Specific Performance.    The parties agree that irreparable damage would occur in the event that provisions contained in this Agreement are not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the parties are entitled at law or in equity or under this Agreement.

        34.   Assignability.    None of Buyer, CBSEF, Buyer Parent, when formed, Seller and Seller Parent may assign any of their rights, liabilities or obligations under the Agreement without the prior written consent of the other parties hereto.

        35.   Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. If Buyer and Seller so elect, this Agreement shall be deemed to be executed at such time as all parties exchange duly executed signature pages via facsimile or other electronic transmission, provided that each party shall thereafter mail to the other party an original of this Agreement bearing such party's signature.

        36.   Press Releases.    Seller or Buyer, as the case may be, shall approve (which approval shall not be unreasonably withheld or delayed), in writing prior to the issuance, the form and substance of any press release relating to any matters relating to this Agreement issued by the other. Notwithstanding the preceding sentence, nothing contained herein shall restrict or prohibit Buyer or Seller or any of their Affiliates from issuance of press releases or the filing of any information that, based on the advice of counsel, are required by applicable law or regulation and limited to information necessary for compliance with the same or restrict or prohibit Seller from advertising in the trade area of the Branches.

        37.   Confidentiality.    All information disclosed or furnished by one party to another, whether orally or in writing, in connection with this Agreement and CBSEF and Buyer's due diligence examination of Seller and Seller Parent shall be deemed to be proprietary and confidential information of the disclosing party. The receiving party agrees not to disclose such information to any third party other than its representatives or employees or, as necessary, to applicable regulatory agencies, to any shareholder holding at least 5% of the equity interests of such party, as required by applicable law or regulation, pursuant to a confidentiality agreement to a potential investor in Buyer Parent, or as otherwise contemplated in this Agreement or the Exhibits and Schedules hereto, provided however Buyer and CBSEF shall be solely responsible for any such person's compliance with the confidentiality obligations set forth herein. Regardless of whether Closing occurs hereunder, each party agrees that it shall not use, and shall cause its Affiliates not to use the proprietary or confidential information of the other party for the purpose of soliciting customers or business of the other party.

        38.   Exclusive Dealing.

          (a)   During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, neither Seller, Seller Parent, nor any of their Affiliates shall take any action to, directly or indirectly, encourage or initiate discussions or negotiations with, or provide any non-public information to, any Person other than Buyer and its Affiliates and representatives concerning the sale of the Assets and assignment of the Liabilities other than the transactions contemplated hereby.

          (b)   Notwithstanding the foregoing, Seller Parent or Seller, as the case may be, may engage in discussions or negotiations with, or provide non-public information to, any person who has proposed a transaction for the merger, acquisition, stock or asset purchase or other similar business combination transaction of either Seller Parent or Seller, provided the board of directors of Seller Parent or Seller, as the case may be, has received from such Person an executed confidentiality agreement and determined in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the fiduciary duties under applicable law of the board of directors of the Seller Parent or Seller. Seller and Seller Parent will promptly communicate to Buyer the terms of any proposal or inquiry that they or any of their Affiliates or representatives may receive in respect of any such transaction other than the transactions contemplated hereby, or of any such negotiations or discussions being sought to be initiated with Seller, Seller Parent or any of their Affiliates or representatives and the identity of such third party initiating any such proposal, inquiry, discussion or negotiation.

        39.   Breakup Fee.    Seller Parent and Seller shall pay Buyer a breakup fee of $500,000, plus actual documented transaction costs and expenses incurred by Buyer, in the event that (a) Seller or Seller Parent breaches the covenants set forth in Section 38(a) hereof, or (b) this Agreement is terminated as a result of the failure of Seller Parent to obtain shareholder approval pursuant to Section 14 of this Agreement and Seller subsequently sells substantially all of its assets and transfers all of its deposit liabilities to a third party or Seller Parent is acquired by purchase, merger or consolidation within twelve (12) months after the termination of this Agreement. In the event that all conditions precedent to Buyer's obligations in Section 9 hereof have been satisfied and Buyer refuses to close on the transactions contemplated herein, Buyer, Buyer Parent and CBSEF will pay Seller a breakup fee of $500,000. Seller Parent and Seller shall pay Buyer a breakup fee of $3,000,000, plus actual documented transaction costs and expenses incurred by Buyer, in the event that, pursuant to Section 38(b), Seller subsequently enters into another agreement to sell substantially all of its assets and transfer all of its deposit liabilities to a third party or Seller Parent enters into an agreement with a third party concerning the acquisition of Seller Parent through a purchase, merger or consolidation. Upon any of the events above, the payment of the amounts in this Section 39 shall be the sole remedy available to such party for termination of this Agreement.

**SIGNATURE PAGE FOLLOWS**

        The parties have caused this Agreement to be executed on their behalf by duly authorized officers.

CENTERBANK
By:	/s/ STEWART M. GREENLEE
Name:	Stewart M. Greenlee
Title:	Chief Executive Officer
COMMUNITY BANK STRATEGIC EQUITY FUND, LLC
By:	/s/ BRUCE C. BENNETT
Name:	Bruce C. Bennett
Title:	President and Co-Founder
PEOPLES COMMUNITY BANK
By:	/s/ JERRY D. WILLIAMS
Name:	Jerry D. Williams
Title:	President
PEOPLES COMMUNITY BANCORP, INC.
By:	/s/ JERRY D. WILLIAMS
Name:	Jerry D. Williams
Title:	President

SIGNATURE PAGE TO PURCHASE AND ASSUMPTION AGREEMENT

        The undersigned party has caused this Agreement to be executed on its behalf by duly authorized officers.

PCB ACQUISITION CORPORATION
By:
Name:
Title:

SIGNATURE PAGE TO PURCHASE AND ASSUMPTION AGREEMENT

List of Exhibits and Schedules

Annex I:	Definitions
Exhibit A:	Form of Draft Closing Statement
Exhibit B:	Form of Escrow Agreement
Exhibit C:	Form of Pledge Agreement
Exhibit D:	Form of Participation Agreement
Exhibit E:	Form of Noncompetition Agreement
Exhibit F:	Form of Supplemental Indenture
Exhibit G:	Form of Servicing Agreement
Exhibit H:	Form of Assignment and Assumption Agreement
Exhibit I:	Form of Lease Agreement
Exhibit J:	Intentionally Omitted
Exhibit K:	Form of Stock Exchange Agreement
Exhibit L:	Form of Voting or Support Agreement
Schedule 1:	Branches/Premises
Schedule 2:	Personal Property
Schedule 3:	Prepaid Expenses
Schedule 4(a)(i):	Consumer Loans
Schedule 4(a)(ii):	Additional Consumer Loans
Schedule 4(b):	Commercial Loans
Schedule 4(c):	Excepted Loans
Schedule 5(a)(i):	Consumer Loans Subject to Repurchase Obligation
Schedule 5(a)(ii):	Additional Consumer Loans Subject to Repurchase Obligation
Schedule 5(b):	Pledged Commercial Loans
Schedule 5(c):	Participated Commercial Loans
Schedule 6:	Securities
Schedule 7:	Transferred IP
Schedule 8:	Miscellaneous Assets
Schedule 9:	Deposit Liabilities
Schedule 10:	FHLB Advances
Schedule 11:	Accounts Payable on Account of Assets
Schedule 12:	Assumed Contracts
Schedule 13:	Intentionally Omitted
Schedule 14:	Trust Preferred Obligations
Schedule 15:	Intentionally Omitted

Schedule 16:	Encumbrances
Schedule 17:	Loan Commitments or Modifications
Schedule 18:	Litigation
Schedule 19:	Cease and Desist Orders
Schedule 20:	Employment or Noncompete Agreements
Schedule 21:	Buyer's Regulatory Approvals
Schedule 22:	Bonuses
Schedule 23:	Transitional Matters
Schedule 24:	Brokers
Schedule 25:	Environmental Matters
Schedule 26:	Defined Benefit Plan Obligations
Schedule 27:	Loans Sale
Schedule 28:	Loss or Potential Loss
Schedule 29:	Seller's Regulatory Approvals
Schedule 30:	Additional Consumer Loans

September 11, 2008

Boards of Directors
Peoples Community Bancorp, Inc.
Peoples Community Bank
6100 West Chester Rd
West Chester, Ohio 45071

Dear Board of Directors:

        You have asked us to advise you with respect to the reasonableness of the deposit premium to be received by Peoples Community Bank pursuant to the Purchase and Assumption Agreement, dated as of September 12, 2008, by and between CenterBank and Community Bank Strategic Equity Fund on the one hand ("Buyers") and Peoples Community Bank and Peoples Community Bancorp, Inc. on the other hand (the "Purchase Agreement"). The Purchase Agreement provides, among other things, that Buyers will purchase substantially all of Peoples Community Bank's assets and assume all of Peoples Community Bank's deposits and certain other liabilities in addition to the possible assumption of all of the liabilities with respect to Peoples Community Bancorp's trust preferred obligations by a savings and loan company to be organized by the Buyers (the "Transaction"). The Purchase Agreement provides that the Buyers will pay a 5.5% premium on Peoples Community Bank's deposits, excluding brokered deposits, deposits of government units and other public entities, secured investor custodial accounts and certificates of deposit that are subject to a repurchase agreement or otherwise secured by collateral, and will purchase real and personal property, certain loans, investment securities and certain other assets.

        Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

        In connection with this opinion, we reviewed certain financial and other business data supplied to us by Peoples Community Bank and Peoples Community Bancorp, including (i) the Purchase Agreement; (ii) the Annual Report, Proxy Statement and Form 10-K for the years ended December 31, 2007 and 2006; (iii) Form 10-Qs for the quarters ended March 31, 2008 and June 30, 2008; (iv) the regulatory operating agreements and related correspondence between Peoples Community Bancorp and Peoples Community Bank and their primary federal regulator, the Office of Thrift Supervision ("OTS"), including the Cease and Desist Orders dated April 2, 2008 (the "Orders"); and (v) other information we deemed relevant for this opinion. We discussed with the Board and Senior Management of Peoples Community Bank and Peoples Community Bancorp, the current position and prospective outlook for Peoples Community Bancorp and Peoples Community Bank and the relative value of the assets being sold and liabilities being assumed. We considered the current operating environment for Peoples Community Bancorp and Peoples Community Bank and the limited opportunities that resulted from the Orders. We reviewed deposit sale

  Keefe, Bruyette & Woods • 211 Bradenton Ave. • Dublin, Ohio 43017
  616.766.8400 • Fax 614.766.8406

B-1

transactions of similar sized institutions, particularly in the Midwest region of the United States, and the financial and structural terms of several other recent transactions with a focus on the core deposit premiums received for thrifts.

        For the Buyers, we discussed the to be formed thrift which will be chartered under the rules of the OTS. We discussed with the Buyers the status of the funding sources for the proposed thrift and the ability to meet the regulatory capital requirements based on the assets to be acquired and liabilities to be assumed in the Transaction.

        In connection with our opinion, we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by Peoples Community Bancorp, Peoples Community Bank and the Buyers, the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from Peoples Community Bank, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of Peoples' management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and or contingent liabilities of Peoples Community Bancorp or Peoples Community Bank. We have further relied on the assurances of management of Peoples Community Bancorp, Peoples Community Bank and Buyers that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Transaction, as set forth in the Agreement, to be consummated.

        In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Transaction, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to the Buyers or the ability to consummate the Transaction. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

        Consistent with the engagement letter with you, we have acted as financial advisor to Peoples Community Bancorp and Peoples Community Bank in connection with the Transaction and will receive a fee for such services. In addition, Peoples Community Bancorp and Peoples Community Bank have agreed to indemnify us for certain liabilities arising out of our engagement by them in connection with the Transaction.

        Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the deposit premium to be paid by the Buyers to Peoples Community Bank in the Transaction is reasonable to Peoples Community Bank from a financial point of view.

        We are not expressing any opinion about the fairness of the Transaction to the stockholders of Peoples Community Bancorp or any ultimate cash distributions that they may or may not receive.

        This opinion may not be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement of Peoples Community Bancorp used to solicit stockholder approval of the Transaction. It is understood that this opinion is directed to the Board of Directors of Peoples Community Bancorp and Peoples Community Bank only. It is not intended to be and does not constitute a recommendation to any stockholder of Peoples Community Bancorp as to how such stockholder should vote with respect to the Transaction.

Sincerely,

Keefe, Bruyette, & Woods, Inc.

B-2

 ANNEX I

Definitions

"Accountants" has the meaning set forth in Section 10(b)(1).

"Accounts Payable on Account of Assets" has the meaning set forth in Section 2(c).

"Accrued Interest" shall mean, as of any date, with respect to (a) the Deposit Liabilities, the interest, dividends, fees, costs and other charges that have been accrued but not paid, credited, or charged to the Deposit Liabilities, all as set forth in Seller's general ledger; (b) in the case of the Loans, the interest fees, costs and other charges that have been accrued, but not collected on the Loans; and, in the case of the loans under the Participation Agreement, the interest that has been accrued but not paid thereon.

"Additional Consumer Loans" has the meaning set forth in Section 1(e).

"Adjusted Payment Amount" has the meaning set forth in Section 3(b)(2).

"Affiliate" means any Person or entity that controls Seller, is controlled by Seller or is under common control with Seller.

"Affiliated Person" has the meaning set forth in Section 13(k).

"Agreement" has the meaning set forth in the recitals hereto.

"Applicable Environmental Laws" shall mean any applicable federal, state or local law, rule or regulation, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§9601, et seq.; the Resource Conservation and Recovery Act, as amended 42 U.S.C. §§6901, et seq.; the Clean Water Act, 33 U.S.C. §§1251, et seq.; the Hazardous Materials Transportation Act, as amended, 40 U.S.C. § 1801, et seq., as amended; and the federal Clean Air Act, 42 U.S.C. § 7401 et seq., as amended.

"Assets" has the meaning set forth in Section 1.

"Assignment and Assumption Agreement" has the meaning set forth in Section 7(a)(14).

"Branches" has the meaning set forth in the recitals.

"Business Day" shall mean any day that the Federal Reserve Bank of Cleveland is open.

"Buyer" has the meaning set forth in the preamble.

"Buyer Parent" has the meaning set forth in the recitals.

"CBSEF" has the meaning set forth in the preamble.

"Cease and Desist Order" means that certain Order to Cease and Desist issued by the OTS to Seller on April 2, 2008.

"Classified" has the meaning set forth in Section 10(l).

"Closing" has the meaning set forth in Section 6.

"Closing Date" has the meaning set forth in Section 6.

"COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and of any similar state law.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Commercial Loans" has the meaning set forth in Section 1(e).

"Conditions Precedent" means the conditions that must be satisfied by Buyer before Seller is obligated to close under this Agreement pursuant to Section 8, and the conditions that must be satisfied by Seller before Buyer is obligated to close under this Agreement pursuant to Section 9.

"Consumer Loans" has the meaning set forth in Section 1(e).

"Deposit Liabilities" or "Deposit Liability" shall mean all of Seller's obligations and liabilities relating to (a) Seller's deposit accounts, which are listed on Schedule 9, and (b) deposit accounts which are opened on behalf of a customer between the date indicated on Schedule 9 and the close of business on the Closing Date, in the case of each of clauses (a) and (b), together with Accrued Interest thereon, all as exists at the close of business on the Closing Date.

"Disputed Amount" has the meaning set forth in Section 3(b)(3)(C).

"Disputed Items" has the meaning set forth in Section 3(b)(3)(A).

"Draft Closing Statement" has the meaning set forth in Section 3(b)(1).

"Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) and any similar plan or program providing health or welfare benefits, deferred compensation, equity compensation, profit sharing or any other benefits.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means each entity that is treated as a single employer with the Seller or Seller Parent for purposes of Section 414 of the Code, or Section 4001(a)(14) or 4001(b) of ERISA.

"Escrow Account" has the meaning set forth in Section 5(b).

"Escrow Agent" means a financial institution mutually acceptable to Buyer and Seller.

"Escrow Agreement" has the meaning set forth in Section 5(b).

"Estimated Purchase Price" shall mean the estimate of the Purchase Price set forth on the Draft Closing Statement.

"Excepted Loans" has the meaning set forth in Section 1(e).

"Exchange Act" means the Securities Exchange Act of 1934.

"FHLB Advances" has the meaning set forth in Section 2(b).

"Final Allocation Determination" has the meaning set forth in Section 3(c)(2).

"Final Closing Statement" has the meaning set forth in Section 3(b)(2).

"Firm" has the meaning set forth in Section 3(b)(3)(C).

"Firm Determination" has the meaning set forth in Section 3(b)(3)(C).

"Firm Expenses" has the meaning set forth in Section 3(b)(3)(C).

"Forbearance Agreement" shall mean that certain Forbearance Agreement, dated as of July 24, 2008, by and between Seller Parent and Intergra Bank, N.A., as such agreement may be amended or modified from time to time.

"GAAP" means generally accepted accounting principles in the United States, except as modified in accordance with the instructions promulgated by the Federal Financial Institutions Examination Council for the preparation of Consolidated Reports of Condition and Income.

"Governmental Entity" means any self-regulatory organization, administrative or regulatory agency, commission or authority.

"Hazardous Substance or Substances" means any hazardous or toxic substances, materials or wastes, including, but not limited to those substances, materials, and wastes listed in the United States Department of Transportation's Hazardous Materials Table (49 CFR Part 172.101) or by the United States Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto, or such substances, materials and wastes which are or become regulated under any applicable local, state, or federal law. Hazardous Substances shall include, but not be limited to: (i) oil, including but not limited to, petroleum, fuel oil, sludge, oil refuse, and oil mixed with wastes; (ii) asbestos; (iii) polychlorinated biphenyls (PCBs); (iv) substances designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. § 1321 or pursuant to Section 307 of the Clean Water Act, 33 U.S.C. § 1317; (v) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. §6903, as amended; (vi) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended; (vii) included as a hazardous material, substance or related material in the Hazardous Materials Transportation Act, as amended, 40 U.S.C. § 1801, et seq., as amended; or (viii) listed as a hazardous air pollutant pursuant to the federal Clean Air Act, 42 U.S.C. § 7401 et seq., as amended.

"Hired Employee" has the meaning set forth in Section 17(e).

"Injunction" has the meaning set forth in Section 8(c).

"Intellectual Property" means intellectual property and proprietary information, in any and all media, including digital, and in any jurisdiction, including all (a) patents and patent applications (including all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof) and patent disclosures, inventions, discoveries, ideas and improvements (whether or not patentable and whether or not reduced to practice); (b) trademarks, service marks, trade dress, trade names, Internet domain names, uniform resource locators (URLs), logos, slogans, certification marks relating to the Assets and Liabilities; (c) copyrightable works of authorship, including all statutory and common law copyrights associated therewith; (d) all registrations, applications, extensions, modifications and renewals for any of the items listed in clauses (b) and (c); (e) trade secrets, product plans, technology and know-how; (f) websites; (g) computer and software programs, including operating systems, applications, routines, interfaces, and algorithms, whether in source code or object code; and (h) manuals, user and technical documentation, data, databases, flow charts and developers' notes.

"IRA" means an "individual retirement account" or similar account created by a trust for the exclusive benefit of any individual or his beneficiaries in accordance with the provisions of Section 408 of the Code. An IRA shall be a Deposit Liability.

"IT Systems" means all computer systems, programs, networks, software and hardware used to process, store, maintain and operate data, information and functions used in connection with the Liabilities and Assets.

"Liabilities" has the meaning set forth in Section 2.

"Lien" shall mean any lien, easement, restriction, pledge, charge, encumbrance, security interest, mortgage, deed of trust, lease, option or other adverse claim of any kind or description.

"Loan Documents" has the meaning set forth in Section 10(l).

"Loan Files" has the meaning set forth in Section 10(l).

"Loans" has the meaning set forth in Section 1(e).

"Material Adverse Effect" shall mean any circumstance, change in or effect on the Assets or the Liabilities that is materially adverse to the Assets and the Liabilities, taken as a whole.

"Net Book Value" shall mean the carrying value of each of the Assets as reflected on the books of Seller in accordance with GAAP and pursuant to the accounting policies and practices of the Seller as of June 30, 2008.

"Notice of Allocation Disagreement" has the meaning set forth in Section 3(c)(2)(A).

"Notice of Disagreement" has the meaning set forth in Section 3(b)(3)(A).

"Objections" has the meaning set forth in Section 9(i).

"OTS" means the U.S. Office of Thrift Supervision.

"Participation Agreement" has the meaning set forth in Section 5(c).

"Permitted Liens" shall mean (a) Liens for taxes, assessments, governmental charges or levies not yet due and payable, which are not material to the overall value of any such Asset, (b) Liens resulting from a filing by a lessor as a precautionary filing for a lease, (c) Liens imposed by law, such as carriers', warehousemen's, materialmen's and mechanics' Liens and other similar Liens arising in the ordinary course of business which are not material to the overall value of any such Assets, and (d) any other Liens affecting the Assets which do not impede the ownership, operation or value of such Assets in any material respect, and (e) any other lien of record as of the date of this Agreement that is not objected to by the Buyer within 60 days after the date of this Agreement after all liens of record have been disclosed to Buyer and certified by Seller.

"Permitted Loan" means any of the following: (i) an unsecured consumer loan not exceeding $25,000; (ii) a consumer loan not exceeding $50,000 secured by real or personal property other than a first priority mortgage on real property; (iii) a consumer loan not exceeding $250,000 secured by a first priority mortgage on real property; and (iv) a commercial loan not exceeding $500,000 secured by a first priority mortgage on real property.

"Person" shall mean any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, Government Entity or other entity.

"Personal Property" has the meaning set forth in Section 1(b).

"Premises" has the meaning set forth in Section 1(a).

"Premium" has the meaning set forth in Section 3(a)(8).

"Premium Ineligible Deposits" means those Deposit Liabilities which are brokered deposits, deposits of government units and other public entities, and secured investor custodial accounts.

"Prepaid Expense Payment" has the meaning set forth in Section 1(d).

"Prepaid Expenses" has the meaning set forth in Section 1(d).

"Servicing Agreement" has the meaning set forth in Section 17(i).

"Proposed Allocation Statement" has the meaning set forth in Section 3(c)(1).

"Proxy Statement" has the meaning set forth in Section 14(a).

"Purchase Price" has the meaning set forth in Section 3(a).

"Regulatory Agreement" has the meaning set forth in Section 10(q).

"Reorganization" has the meaning set forth in the recitals.

"Repurchase Obligation" has the meaning set forth in Section 5(a).

"SEC" means the U.S. Securities and Exchange Commission.

"Securities" has the meaning set forth in Section 1(f).

"Seller" has the meaning set forth in the preamble.

"Seller Disputed Items" has the meaning set forth in Section 3(c)(2)(A).

"Seller Parent" has the meaning set forth in the preamble.

"Supplemental Indenture" has the meaning set forth in Section 2(f).

"Teller Cash" has the meaning set forth in Section 1(c).

"Title Commitment" has the meaning set forth in Section 9(i).

"Transferred Intellectual Property Licenses" has the meaning set forth in Section 10(f).

"Transferred IP" has the meaning set forth in Section 1(g).

"Trust Preferred Obligations" has the meaning set forth in Section 2(f).

"Unresolved Allocation Changes" has the meaning set forth in Section 3(c)(2)(C).

"Unresolved Changes" has the meaning set forth in Section 3(b)(3)(C).

"Unresolved Consumer Loans" has the meaning set forth in Section 16(e).

PEOPLES COMMUNITY BANCORP, INC.

SPECIAL MEETING OF SHAREHOLDERS

PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD                     , 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE

REVOKED PRIOR TO ITS EXERCISE

The undersigned shareholder(s) of Peoples Community Bancorp, Inc., a Maryland corporation (the “Company”), hereby appoints the Board of Directors of the Company, and each of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full powers of substitution, and hereby authorize(s) them and each of them, to represent the undersigned and to vote all shares of common stock of the Company that the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company to be held on               ,                  , 2008, at     :00 a.m. Eastern Time, at the office of Peoples Community Bank, located at 7615 Voice of America Centre Drive, West Chester, Ohio 45069, and at any and all adjournments thereof, as set forth on the reverse side.

This Proxy Is Solicited By

the Board of Directors of Peoples Community Bancorp, Inc.

and the Board of Directors Recommends

a Vote “For” Proposal 1 and a Vote “For” Proposal 2

(Continued, and to be signed on the other side)

PLEASE SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE

POSTAGE PREPAID ENVELOPE PROVIDED

Please mark your votes as indicated in this example ☒

1.

Proposal to approve a Purchase and Assumption Agreement (the “Purchase Agreement”) dated September 12, 2008 among Peoples, Peoples Community Bank, the Company’s wholly-owned federally-chartered stock savings bank (the “Bank”), CenterBank, an Ohio chartered bank (the “Buyer”), and The Community Bank Strategic Equity Fund, LLC (the “Fund”), pursuant to which the Buyer shall purchase substantially all of the Bank’s assets and assume all of the Bank’s deposits.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

2.

Proposal to grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Purchase Agreement.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted “FOR” Proposal 1 and “FOR” Proposal 2. If any other business is presented at the special meeting, this proxy will be voted by the proxy holder(s) in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the special meeting.

The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of a notice of special meeting of shareholders and of a proxy statement dated                  , 2008.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Signature(s)	Dated , 2006

NOTE: Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

Submit Your Proxy by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone proxies may be submitted through 11:59 PM Eastern Time the day prior to the day of the special meeting.

Your Internet or telephone proxy authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Telephone Voting

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-      -      -        , 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed.

OR

Internet Voting

Visit the Internet voting Web site at http://www.proxyvotenow.com/pcbi. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges.

OR

Voting By Mail

Simply sign and date your proxy card and return it in the postage-paid envelope to Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016. If you are voting by telephone or the Internet, please do not mail your proxy card.

If you submit your proxy by Internet or by telephone, You do NOT need to mail back your proxy card.

QuickLinks

TABLE OF CONTENTS
INTRODUCTION
SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE TRANSACTION
CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA OF PEOPLES
RISK FACTORS
INFORMATION REGARDING VOTING AT THE SPECIAL MEETING
PROPOSAL 1 APPROVAL OF THE PURCHASE AGREEMENT
PROPOSAL 2 GRANT OF DISCRETIONARY AUTHORITY TO ADJOURN THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES
INFORMATION ABOUT PEOPLES
BUSINESS OF PEOPLES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
PRO FORMA FINANCIAL INFORMATION
PEOPLES COMMUNITY BANCORP, INC. STATEMENTS OF FINANCIAL CONDITION (in thousands)
Peoples Community Bancorp, Inc. Notes to Unaudited Pro Forma Financial Statements (Dollars in Thousands)
MARKET PRICE OF PEOPLES COMMUNITY BANCORP COMMON SHARES AND RELATED SHAREHOLDER MATTERS
BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OTHER MATTERS
SHAREHOLDER PROPOSALS
ADDITIONAL INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
PEOPLES COMMUNITY BANCORP, INC. CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (In thousands, except share amounts)
PEOPLES COMMUNITY BANCORP, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (In thousands, except share amounts)
PEOPLES COMMUNITY BANCORP, INC. CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) (In thousands)
PEOPLES COMMUNITY BANCORP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) For the six months ended June 30, (In thousands)
PEOPLES COMMUNITY BANCORP, INC. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS For the six and three month periods ended June 30, 2008 and 2007
Report of Independent Registered Public Accounting Firm
PEOPLES COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION December 31, 2007 and 2006 (In thousands, except share data)
PEOPLES COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share data)
PEOPLES COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (In thousands)
PEOPLES COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (In thousands)
PEOPLES COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Continued) (In thousands)
PEOPLES COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
PEOPLES COMMUNITY BANCORP, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PEOPLES COMMUNITY BANCORP, INC. STATEMENTS OF FINANCIAL CONDITION December 31, 2007 and 2006 (In thousands)
PEOPLES COMMUNITY BANCORP, INC. STATEMENTS OF OPERATIONS
PEOPLES COMMUNITY BANCORP, INC. STATEMENTS OF CASH FLOWS (In thousands)
ANNEX A
PURCHASE AND ASSUMPTION AGREEMENT
ANNEX I Definitions